UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 14C
                 Information Required in Information Statement

                           SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate box:
   [ ] Preliminary Information Statement    [ ] Confidential, for use of the
                                                Commission only (as permitted
   [x] Definitive Information Statement         by Rule 14c-5(d)(2))

                            PRICELLULAR CORPORATION
-------------------------------------------------------------------------------
                 (Name of Registrant As Specified in Charter)

                            PRICELLULAR CORPORATION
-------------------------------------------------------------------------------
             (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):
   [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
   [x] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
   PriCellular Class A Common Stock, par value $.01 per share (the "Class A Shares"), Class B Common Stock, par value $.01 per share (the "Class B Shares") and Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

2) Aggregate number of securities to which transaction applies:
   (i) 21,824,566 issued and outstanding Class A Shares, (ii) 13,134,275 issued and outstanding Class B Shares, (iii) options to purchase 1,476,981 Class A shares pursuant to the PriCellular 1994 Stock Option Plan, (iv) warrants to purchase 1,819,584 Class B Shares, (v) 96,000 shares of Series A Preferred Stock which are convertible into 14,824,286 Class A Shares, and
   (vi) 4,834,004 Class A Shares issuable upon conversion of PriCellular's 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Notes").

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11:
   The filing fee of one-50th of one percent of the proposed cash payment to security holders was based upon the following calculation: one-50th of one percent of the sum of: (i) 21,824,566 issued and outstanding Class A Shares, (ii) 13,134,275 issued and outstanding Class B Shares, (iii) options to purchase 1,476,981 Class A shares, (iv) warrants to purchase 1,819,584 Class B Shares, (v) 14,824,286 Class A Shares issuable upon conversion of the Series A Preferred Stock and (vi) 4,834,004 Class A Shares issuable upon conversion of the Convertible Notes multiplied by $14.00 per share.

4) Proposed maximum aggregate value of transaction: $810,791,740.99

5) Total fee paid: $162,158.35

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of filing.

      1) Amount Previously Paid: $162,158.35

      2) Form, Schedule or Registration Statement No.: Preliminary Schedule 14C

      3) Filing Party: PriCellular Corporation

      4) Date Filed: April 6, 1998


                              DATED May 28, 1998

                            PRICELLULAR CORPORATION
                             INFORMATION STATEMENT

                                 --------------

               We are sending you this Information Statement to describe the proposed merger (the "Merger") between PriCellular Corporation ("PriCellular" or the "Company") and American Cellular Corporation ("ACC"). In the Merger, ACC will merge with and into PriCellular, with PriCellular as the surviving corporation. The surviving corporation will change its name to "American Cellular Corporation" after the Merger. Current holders of PriCellular Class
A Common Stock and Class B Common Stock will exchange their shares for cash, at $14.00 per share (without interest), and holders of PriCellular Series A Cumulative Convertible Preferred Stock will receive an amount in cash equal to $14.00 (without interest) for each share of common stock into which their preferred stock is convertible at the effective time of the Merger (the
"Merger Consideration"). No Merger Consideration will be paid for shares held by PriCellular as treasury stock or owned by ACC. The record date for the determination of your status as a holder of PriCellular stock was May 29, 1998.

               Several of PriCellular's principal stockholders (certain members of the Price family, AT&T Wireless Services, Inc., The Thomas H. Lee Company and Spectrum Equity Investors, L.P.) have already approved the Merger by signing a written stockholders' consent. Since those stockholders control more than 77% of the outstanding votes of PriCellular required to approve the Merger, no further vote is necessary to approve the Merger. WE ARE NOT ASKING YOU FOR A PROXY OR A WRITTEN CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR A WRITTEN CONSENT. As we explain in this Information Statement, however, completion of the Merger is still subject to a number of conditions, including various regulatory approvals. We cannot predict with certainty when we will complete the Merger, but we hope to complete the Merger prior to June 30, 1998.

               We are sending this Information Statement to all holders of shares of PriCellular Class A Common Stock (the "Class A Shares"), Class B Common Stock (the "Class B Shares" and, together with the Class A Shares, the "Common Stock") and Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). The PriCellular Class A Shares, Class B Shares and Series A Preferred Stock are sometimes collectively referred to in this Information Statement as the "PriCellular Shares" or the "Shares". As a result of the Merger, each share of PriCellular stock owned by you will be exchanged for cash, and you will no longer be a stockholder of PriCellular.

                                 --------------

               THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES REGULATOR, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               This Information Statement is dated May 28, 1998, and was first mailed to stockholders of PriCellular on or about June 2, 1998.


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  What is the proposed transaction?
A. ACC will merge with PriCellular, with PriCellular as the surviving corporation. Following the Merger, PriCellular will change its name to American Cellular Corporation. As a result of the Merger, holders of PriCellular Common Stock will receive $14.00 per share (without interest), and holders of PriCellular Series A Preferred Stock will receive $14.00 (without interest) for each share of common stock into which their preferred stock is convertible at the Effective Time of the Merger. Immediately following the Merger, the current shareholders of ACC will become the owners of all of the outstanding stock of PriCellular.

Q.  What effect will the Merger have on me?
A. Each share of PriCellular stock owned by you will be exchanged for cash, and you will no longer be a stockholder of PriCellular.

Q. Will the value of the transaction change between now and the time the Merger is completed?
A. No. The price per share that you will receive is fixed, regardless of when the Merger is completed.

Q.  Why is there no stockholder vote?
A. Certain members of the Price family, along with AT&T Wireless Services, Inc. and The Thomas H. Lee Company, control about 56% of the fully diluted voting power of PriCellular. On the day that the Merger Agreement was signed, these stockholders (the "Principal Stockholders") signed an agreement with ACC to vote their shares in favor of the Merger.

    In addition, Spectrum Equity Investors, L.P. ("Spectrum"), one of whose affiliates is a shareholder of ACC, controls approximately an additional 11% of the fully-diluted voting power of PriCellular.

    On May 27, 1998, the Principal Stockholders and Spectrum approved the Merger by executing a written stockholders' consent. This consent met the stockholder approval requirements under Delaware law, so no separate stockholder vote is necessary.

Q. Will the Principal Stockholders receive anything different in the Merger than I will?
A. No. These stockholders will exchange their shares for cash at the same per share price.

Q.  Am I entitled to appraisal rights?
A. Yes. Under Delaware law, you are entitled to appraisal rights. For a discussion of such rights, and the procedures for exercising them, see "Appraisal Rights of Dissenting Stockholders" on page 58.

Q.  What do I need to do now?
A. Nothing. After the Merger is completed, you will receive written instructions and a letter of transmittal for exchanging your PriCellular shares for cash. Please do not send your share certificates until you receive the instructions and letter of transmittal.

Q.  When do you expect the Merger to be completed?
A. We are working to complete the Merger as quickly as possible. However, due to certain regulatory approvals that we must receive before we can go ahead with the Merger, we do not expect to complete the Merger prior to June 24, 1998.

Q.  Where can I find more information about PriCellular and ACC?
A. You may obtain more information from the various sources described under "Where You Can Find More Information" on page 61.


                               TABLE OF CONTENTS

                               -----------------

                                                                          Page
                                                                          ----

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................2

SUMMARY......................................................................6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................9

THE COMPANIES................................................................9
   PriCellular...............................................................9
   ACC.......................................................................9

SELECTED HISTORICAL FINANCIAL INFORMATION OF PRICELLULAR....................10

THE MERGER..................................................................12
   Background of the Merger.................................................13
   Recommendation of the PriCellular Board; Reasons for the Merger..........17
   Opinions of the Financial Advisors to the PriCellular Board..............19
   Purpose and Structure of the Transactions; Reasons of ACC, Spectrum and
     Applegate for the Merger; Fairness of the Transaction..................26
   Merger Consideration.....................................................28
   Effective Time of the Merger.............................................28
   Surrender of and Payment for Shares......................................28
   Certain Effects of the Merger............................................29
   Conduct of Business Pending the Merger...................................29
   Conduct of Business After the Merger.....................................29
   Conditions to Consummation of the Merger.................................29
   Accounting Treatment of the Merger.......................................29
   Certain Federal Income Tax Consequences..................................30
   Regulatory Approvals.....................................................31
   Interests of Certain Persons in the Merger...............................31
   Appraisal Rights.........................................................33
   Merger Financing.........................................................33
   Note Tender; Consent Solicitation........................................35
   Risks of Insolvency on Former Stockholders of PriCellular................35
   Expenses of the Transaction..............................................37

THE MERGER AGREEMENT........................................................37
   The Merger...............................................................37
   Conversion of PriCellular Common Stock and Series A Preferred Stock
     in the Merger..........................................................38
   Treatment of Options.....................................................38
   Surrender of and Payment for Shares......................................38
   Dissenting Shares........................................................39
   Effective Time of the Merger.............................................39
   The Surviving Corporation................................................39
   Representations and Warranties...........................................39
   Certain Pre-Closing Covenants............................................40
   No Solicitation of Transactions..........................................41
   Indemnification and Insurance............................................41
   High Yield Financing.....................................................42
   Equity Financing.........................................................42
   Cooperation and Reasonable Best Efforts..................................42
   FCC Application..........................................................43
   HSR Act Matters..........................................................43
   Warrants.................................................................43
   Convertible Discount Notes...............................................43
   Conditions to the Consummation of the Merger.............................43
   Termination..............................................................45
   Expenses and Fees........................................................46
   Amendment and Waiver.....................................................46

THE VOTING AGREEMENT........................................................46
   Voting...................................................................47
   Transfer Restrictions....................................................47
   No Solicitation..........................................................47
   Appraisal Rights.........................................................48
   Redemption Rights and Amendment to Charter...............................48
   Acquisition Proposals....................................................48
   Indemnification..........................................................49
   Certain Representations and Warranties...................................50
   Termination..............................................................50

OTHER AGREEMENTS............................................................50
   Spectrum Letter..........................................................50
   AT&T Consent and Waiver..................................................50

MANAGEMENT OF PRICELLULAR...................................................51

MANAGEMENT OF ACC...........................................................52

MARKET PRICE OF AND DIVIDENDS ON PRICELLULAR COMMON STOCK...................53

PURCHASES OF PRICELLULAR STOCK BY PRICELLULAR AND ACC.......................54

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF
   PRICELLULAR..............................................................55

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS.................................58

INDEPENDENT ACCOUNTANTS.....................................................61

WHERE YOU CAN FIND MORE INFORMATION.........................................61

INDEX OF DEFINED TERMS......................................................63

                                  APPENDICES

APPENDIX A   -- Agreement and Plan of Merger dated as of March 6, 1998 between
                PriCellular and ACC, as amended by Amendment No. 1 thereto dated as of May 27, 1998

APPENDIX B   -- Voting Agreement dated as of March 6, 1998 by and among ACC and the Principal Stockholders

APPENDIX C   -- Opinion of Gleacher Natwest Inc.

APPENDIX D   -- Opinion of SBC Warburg Dillon Read Inc.

APPENDIX E   -- Section 262 of the General Corporation Law of the State of
                Delaware

APPENDIX F   -- Annual Report on Form 10-K/A for PriCellular for the year ended December 31, 1997 (as filed with the Securities and Exchange Commission on May 22, 1998)

APPENDIX G   -- Quarterly Report on Form 10-Q for PriCellular for the three months ended March 31, 1998

                                    SUMMARY


               This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully the entire document and the documents to which we have referred you.

The Companies

PriCellular Corporation
711 Westchester Avenue
Westchester, New York 10604
Tel: 914-422-0800

PriCellular is one of the largest independent cellular telephone systems operators in the United States. Through its subsidiaries, PriCellular owns and operates FCC-licensed cellular telephone systems in rural areas, primarily in the Midwest and the East.

American Cellular Corporation
c/o MLC Industries
1336 Basswood
Suite F
Schaumburg, IL 60173
Tel: 847-843-9081

American Cellular Corporation was founded in February, 1998 by a group of individual and institutional investors in order to acquire PriCellular. ACC has not carried on any activities to date other than those incident to its formation and to the Merger.

Spectrum Equity Investors II, L.P., an affiliate of Spectrum, is one of ACC's founding stockholders. Spectrum is a stockholder of PriCellular and controls approximately 11% of the fully-diluted voting power of PriCellular. See "THE MERGER - Interests of Certain Persons in the Merger" on page 31.

The Principal Stockholders of PriCellular

Certain members of the Price family, along with AT&T Wireless Services, Inc. ("AWS") and The Thomas H. Lee Company, collectively control about 63% of the outstanding votes of PriCellular required to approve the Merger.

Reasons For The Merger (see page 17)

PriCellular's Board of Directors believes that the Merger is fair to PriCellular's stockholders, and is in the best interests of PriCellular and its stockholders. PriCellular's Board of Directors has also approved the Merger Agreement and the Merger.

No Further Stockholder Approval Required;
PriCellular Board Approval (see page 17)

We are not asking you to vote on the Merger. On March 6, 1998, the Principal Stockholders, who collectively control about 63% of the outstanding votes of PriCellular, signed an agreement with ACC to vote their shares in favor of the Merger (the "Voting Agreement"). On May 27, 1998, the Principal Stockholders and Spectrum executed written stockholders' consents to approve the Merger Agreement and the Merger. Their vote was sufficient for stockholder approval of the Merger, so no further stockholder vote is necessary. For a summary of the Voting Agreement, see "THE VOTING AGREEMENT" on page 46.

Fairness Opinions (see page 19)

Two of PriCellular's financial advisors, Gleacher NatWest Inc. ("Gleacher NatWest") and SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read"), have given written fairness opinions to PriCellular's Board of Directors. The opinions state that, as of the date of the opinions and based upon and subject to the matters and limitations stated in the opinions, the Merger Consideration is fair to PriCellular stockholders from a financial point of view. The Gleacher NatWest and SBC Warburg Dillon Read opinions do not address any other aspects of the Merger or any related transactions.

A copy of Gleacher NatWest's fairness opinion is attached as Appendix C, and a copy of SBC Warburg Dillon Read's fairness opinion is attached as Appendix D. You should read them carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinions.

The Merger

The Merger Agreement (see page 37)

The Merger Agreement is the legal document that governs the Merger. It is attached as Appendix A to this Information Statement, and we encourage you to read it carefully. For a summary of its most important terms, see "THE MERGER AGREEMENT" on page 37.

Conditions to the Merger (see page 43)

The Merger will occur, and your PriCellular shares will be exchanged for cash, as soon as practicable after the satisfaction or waiver of all of the conditions specified in the Merger Agreement. Those conditions include receipt of certain regulatory approvals and consents, receipt of certain financing by ACC, receipt of an opinion confirming the solvency of the Company after the Merger, and the absence of certain material adverse changes in PriCellular.

Certain Regulatory Matters (see page 31)

In order to complete the Merger, PriCellular and ACC must file with or get approval from various federal and state governmental agencies. These filings and approvals relate primarily to the change of control with respect to cellular and microwave licenses granted to PriCellular by the Federal Communications Commission.

Material Federal Income Tax Considerations (see page 30)

Generally, the receipt of cash in the Merger will be a taxable transaction for federal income tax purposes. In addition, unless an exemption applies, a PriCellular stockholder may be required to provide its taxpayer identification number and certain certifications with regard thereto in order to avoid backup withholding of 31% of the proceeds to be received by such stockholder in the Merger.

Termination (see page 45)

The Merger Agreement may be terminated in only a limited number of circumstances (unless both parties agree to terminate). See "THE MERGER AGREEMENT -- Termination."

Effect of the Merger on PriCellular Stockholders

As a result of the Merger, each share of PriCellular stock owned by you will be exchanged for $14.00 in cash, and you will no longer be a stockholder of PriCellular. See "THE MERGER -- Certain Effects of the Merger" on page 29.

For a discussion of certain insolvency risks related to the Merger and circumstances under which a stockholder of PriCellular might be required to return the Merger Consideration, see "THE MERGER -- Risks of Insolvency on Former Stockholders of PriCellular" on page 35.

Voting Agreement and Other Agreements (see pages 46 and 50)

ACC has entered into the Voting Agreement with certain members of the Price Family, AT&T Wireless Services, Inc. and The Thomas H. Lee Company, pursuant to which these Principal Stockholders agreed to vote their shares of PriCellular stock in favor of the Merger. In this agreement, these Principal Stockholders also agreed to pay ACC certain amounts if they sell or otherwise transfer their respective shares of PriCellular stock under certain circumstances. The Voting Agreement is attached as Appendix B to this Information Statement, and we encourage you to read it carefully. For a summary of its most important terms, see "THE VOTING AGREEMENT" on page 46.

PriCellular has also entered into a letter agreement with Spectrum under which Spectrum has agreed to be bound by certain provisions of the voting agreement between ACC and the Principal Stockholders with respect to the PriCellular preferred stock it holds. In addition, PriCellular entered into a consent and waiver agreement with AWS whereby AWS has agreed to waive certain rights in connection with the Merger.

Interests of Officers, Directors and the Principal
Stockholders in the Merger (see page 31)

The officers, directors and principal stockholders of PriCellular may have interests in the Merger that are different from, or in addition to, yours.
One member of the Company's Board of Directors is affiliated with the investor group that founded ACC, and certain other directors are affiliated with, or are themselves, the Principal Stockholders who approved the Merger by written consent. In addition, the president of PriCellular is expected to enter into a Consulting and Noncompetition Agreement with ACC at the time of the Merger, although he will not be an employee or director of ACC following the Merger. For a further discussion of such interests, see "THE MERGER -- Interests of Certain Persons in the Merger" on page 31.

Markets and Market Prices (see page 53)

The PriCellular Class A Shares trade on the American Stock Exchange. On December 31, 1997, PriCellular Class A Shares closed at $10.44 per share. On March 6, 1998, the last full day of trading prior to the public announcement of the proposed merger, PriCellular Class A Shares closed at $13 per share. On May 27, 1998, PriCellular Class A Shares closed at $13.50 per share. You may obtain more recent stock price quotes in most newspapers or in other financial sources.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

               This Information Statement contains forward-looking statements, including statements concerning possible or assumed future results of operations of PriCellular set forth under "Recommendation of the PriCellular Board; Reasons for the Merger" and "Opinions of the Financial Advisors to the PriCellular Board." These statements include statements regarding the intent, belief or current expectations of PriCellular, its directors or its officers primarily with respect to PriCellular's operations and financial performance. For those statements, PriCellular claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including the following: (i) PriCellular's limited operating history and history of net losses, (ii) PriCellular's high degree of leverage and the requirement for significant and sustained growth in PriCellular's cash flow to meet its debt service requirements, (iii) the status of any pending potential acquisitions or dispositions of cellular systems ("Systems") and the risk that new Systems and Systems recently acquired may not perform as expected, (iv) competition from the other cellular operators in PriCellular's clusters or from other technologies, (v) dependence on corporate management, (vi) reliance on the CELLULARONE[Registered] trademark, (vii) potential for adverse regulatory change and the need for renewal of cellular licenses, (viii) fluctuations in market value of licenses, (ix) equipment failure or natural disaster and (x) concerns about radio frequency emissions.


                                 THE COMPANIES

PriCellular Corporation

               PriCellular is one of the largest independent cellular telephone systems operators in the United States. Through its subsidiaries, PriCellular owns and operates FCC-licensed cellular telephone systems in rural areas of the Midwest and the East. PriCellular's license areas are grouped in four main operating clusters of cellular systems in (i) the Upper Midwest (including parts of Minnesota, Wisconsin and Michigan), (ii) the Mid-Atlantic (including parts of Ohio, Pennsylvania and West Virginia), (iii) suburban New York and (iv) Kentucky and Tennessee. PriCellular markets its products and services primarily under the CELLULARONE brand name.

               PriCellular was incorporated in 1990 under the laws of the State of Delaware and has its principal executive offices at 711 Westchester Avenue, White Plains, New York 10604 (telephone number 914-422-0800).

American Cellular Corporation

               American Cellular Corporation is a Delaware corporation formed in February 1998 solely for the purpose of being merged with and into PriCellular. ACC has not carried on any activities to date other than those incident to its formation and to the Merger. As of the date hereof, all of the outstanding capital stock of ACC is owned by a group of individual and institutional investors, one of whom is an affiliate of Spectrum, a current stockholder of PriCellular.

               The mailing address of ACC's principal executive offices is c/o MLC Industries, 1336 Basswood, Suite F, Schaumburg, Illinois 60173 (telephone number 847-843-9081).


           SELECTED HISTORICAL FINANCIAL INFORMATION OF PRICELLULAR

               In the tables below, we provide you with selected consolidated financial data derived from the audited historical financial statements of PriCellular. The financial statements for the years 1993 through 1997 have been audited by Ernst & Young LLP, independent auditors.

               When you read this selected historical consolidated financial data, you should consider reading along with it the historical financial statements and accompanying notes that PriCellular has included in its Annual Report on Form 10-K/A for the year ended December 31, 1997, which is attached hereto as Appendix F.

               PriCellular acquired all of its existing Systems (excluding minority interests) between April 1994 and January 1998. Many of the Systems at the time of acquisition were relatively dormant or running at a minimum level of operating efficiency. Accordingly, the following historical financial data is not necessarily indicative of future results of operations. The selected financial data set forth below for PriCellular for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996, is derived from, and qualified by reference to, the audited consolidated financial statements included in PriCellular's Report on Form 10-K/A for the year ended December 31, 1997. The selected financial data set forth below for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from the audited consolidated financial statements of PriCellular not included or incorporated by reference in this Information Statement.

                                                                              Years ended December 31
                                               --------------------------------------------------------------------------------
                                                  1997               1996              1995                1994         1993(3)
                                               ---------           --------          --------            -------       --------
                                                                         (In thousands, except share data)
Statement of Operations Data:
 Operating revenues...................          $181,000           $112,616          $ 41,504            $ 5,209       $ 3,809
 Cost of cellular service.............            48,691             29,571            10,694              1,892           835
 Cost of equipment sold...............            12,841             10,073             4,951                814           255
                                                --------           --------          --------            -------       -------
 Gross margin.........................           119,468             72,972            25,859              2,503         2,719
 Selling, general and administrative..            53,485             34,502            16,512              6,005         1,659
 Depreciation and amortization........            28,759             19,537            10,337              2,720         1,695
                                                --------           --------          --------            -------       -------
 Operating income (loss)..............            37,224             18,933              (990)            (6,222)         (635)
 Gain (loss) on sale of investments in
   cellular operations................             8,423             (1,401)           11,598              6,819        11,986
 Interest expense, net................           (62,528)           (42,201)          (18,839)            (1,940)         (271)
 Other income (expense), net..........             3,250              1,626               520                (97)         (439)
                                                --------           --------          --------            -------       -------
 Income (loss) before provision for
   income taxes and extraordinary
   item...............................           (13,631)           (23,043)           (7,711)            (1,440)       10,641
 Provision for income taxes...........                                                                                    (172)
 Gain on early extinguishment of
   debt, net of tax...................                                                                                     147
                                                --------           --------          --------            -------       -------
 Net income (loss)....................          $(13,631)          $(23,043)         $ (7,711)           $(1,440)      $10,616
                                                ========           ========          ========            =======       =======
 Net income (loss) after adjustment
   for accrued preferred stock
   dividends..........................          $(20,171)          $(29,221)         $ (7,711)           $(1,440)      $10,616
                                                ========           ========          ========            =======       =======
 Net income (loss) per common
   share (1)..........................          $  (0.55)          $  (0.76)         $  (0.24)           $ (0.06)      $  1.05
                                                --------           --------          --------            -------       -------
 Net income (loss) per common
   share-assuming dilution (1)........          $  (0.55)          $  (0.76)         $   0.24)           $ (0.06)      $  0.45
                                                --------           --------          --------            -------       -------
 Weighted average shares
   outstanding (2)....................            36,751             38,493            32,214             23,023        12,695
                                                ========           ========          ========            =======       =======
 Adjusted weighted average shares
   for assumed conversions (2)........            36,751             38,493            32,214             23,023        23,725
                                                ========           ========         =========            =======       =======

                                                                                 As of December 31
                                                -------------------------------------------------------------------------------
                                                   1997               1996             1995               1994          1993(3)
                                                --------           --------          --------           --------       --------
                                                                                  (In thousands)
Balance Sheet Data:
 Working capital (deficit)............          $ 44,518           $ 89,749          $116,415           $ 26,488       $  (139)
 Net fixed assets.....................           104,854             73,327            52,041             26,144           389
 Total assets.........................           747,656            735,816           544,766            215,744         6,755
 Long-term debt.......................           568,323            524,517           315,216            113,683         4,000
 Total liabilities....................           613,476            555,897           339,038            137,508         4,680
 Stockholders' equity.................           134,180            179,919           205,728             78,236         2,075

                                                                                                        (Unaudited)
                                                                                           At or for the Year Ended December 31,
                                                                                           -------------------------------------
                                                                                             1997            1996         1995
Historical:                                                                                --------       --------      --------
Per Share of PriCellular Common Stock:
 Book value...........................................................................      $3.84           $4.68        $8.34
 Cash dividends declared..............................................................         --              --           --
 Earnings - diluted...................................................................      (0.55)          (0.55)       (0.55)

------------
(1) --The earnings (loss) per share amounts prior to 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share.

(2) --Weighted average shares outstanding for the year ended December 31, 1993 were computed based upon the number of shares of common stock outstanding immediately prior to the closing of the Initial Public Offering. Adjusted weighted average shares and assumed conversions for the year ended December 31, 1993 were computed based upon the number of shares of common stock outstanding immediately prior to the closing of the Initial Public Offering
    (i) after giving effect to the conversion of Series A and B Convertible Preferred Stock and the exercise of all options and warrants outstanding (applying the treasury stock method) as if such shares were outstanding on January 1, 1993 and (ii) after giving retroactive effect for the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock Splits. Weighted average shares outstanding for the year ended December 31, 1994 were computed by using the pro forma shares outstanding as calculated above plus the weighted average shares outstanding in connection with the Initial Public Offering after giving effect for the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock splits. Weighted average shares outstanding for the years ended December 31, 1996 and 1995 were computed using the weighted average shares outstanding during the period after giving effect to the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock splits.

(3) --For 1993, basic earnings before extraordinary item per common share and net income before extraordinary item per common share, assuming dilution, were $1.04 and $0.44, respectively. The extraordinary item on a per share basis would have been $0.01 for both basic earnings and net income per common share assuming dilution.


                                   THE MERGER

               We are furnishing this Information Statement to you in connection with the proposed Merger between PriCellular and ACC. The Merger will be carried out as provided in the Agreement and Plan of Merger, dated as of March 6, 1998 between PriCellular and ACC, as amended by Amendment No. 1 thereto dated as of May 27, 1998 (the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A.

               This Information Statement has been sent to you because you meet one of the following criteria:

                o You are a holder of PriCellular Class A Common Stock, par value $0.01 per share (the  "Class A Shares").

                o You are a holder of PriCellular Class B Common Stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Common Stock").

                o You are a holder of PriCellular Series A Cumulative
                  Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock" and, together with the Common Stock, the "PriCellular Shares" or the "Shares").

               The record date for the determination of your status as a holder of PriCellular Shares was May 29, 1998.

               The Merger Agreement provides that ACC will merge with and into PriCellular, with PriCellular as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares as to which dissenters' rights have been duly asserted and perfected under the Delaware General Corporation Law, Shares held by PriCellular as treasury stock or Shares owned by ACC) will be converted into the right to receive cash. Holders of Class A Shares and Class B Shares will receive $14.00 per share (without interest), and holders of Series A Preferred Stock will receive $14.00 (without interest) for each share of Common Stock into which their Series A Preferred Stock is convertible at the Effective Time of the Merger (the "Merger Consideration"). The total aggregate amount of consideration to be received by PriCellular's stockholders in the Merger is approximately $811 million.

               This Information Statement is to inform you of the Merger and constitutes the notice of corporate action without a meeting required by
Section 228 of the Delaware General Corporation Law. Your vote is not required for the Merger, because the Principal Stockholders and Spectrum, which is a stockholder of PriCellular and whose affiliate is a stockholder of ACC, executed and delivered to PriCellular, on May 27, 1998, written consents in lieu of a meeting of stockholders approving and adopting the Merger Agreement and the Merger. The Principal Stockholders and Spectrum then held of record, in the aggregate, 4,664,378 Class A Shares (entitled to one vote per share), 11,311,950 Class B Shares (entitled to ten votes per Share) and 66,000 shares of Series A Preferred Stock (entitled to one vote per Class A Share into which such stock was then convertible). This means that the Principal Stockholders and Spectrum represented more than a majority of the votes entitled to be cast at a meeting of PriCellular stockholders to consider the Merger Agreement and the Merger. As a result, so long as the Merger Agreement is not amended in any material respect and no material provision of it is waived, no meeting or further approval or consent of stockholders of PriCellular is necessary to effect the Merger. The Merger will become effective no earlier than 20 calendar days after this Information Statement is mailed to stockholders of PriCellular, but only after satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement.

Background of the Merger

               Since mid-1997, the Board of Directors, management of PriCellular and certain of PriCellular's significant stockholders have held discussions periodically concerning PriCellular and possible measures to maximize shareholder value. Consistent with such discussions and as part of PriCellular's ongoing effort to maximize shareholder value, the Board of Directors from time to time has evaluated alternative means of increasing the value of PriCellular's stock, including business combinations, strategic acquisitions, share repurchases and the undertaking of operating and financial measures. In July 1997, PriCellular repurchased and retired 3,994,945 shares of its Class B Common Stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. ("Harvard") at $9.00 per share, which was the then current market price. In addition, 56,275 warrants to purchase shares of Class B Common Stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 per share, less the exercise price of $5.17).

               As part of PriCellular's ongoing efforts to maximize shareholder value, the Board of Directors retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in November 1997 to assist PriCellular in its evaluation of strategic opportunities, and authorized DLJ to inquire whether a sale of PriCellular to a strategic or financial buyer at an appropriate price was possible. The Board did not make any decision to sell PriCellular at this time, and viewed DLJ's inquiries as exploratory. Among the factors considered by the Board in its decision to retain DLJ were (i) PriCellular's operating results were strong and it might therefore be a desirable acquisition candidate, (ii) the cellular industry was generally growing but was entering a period of consolidation and (iii) alternative wireless technologies could make the industry more competitive in the future.

               Since the Board had not yet made a determination as to whether a sale of PriCellular was the best strategic alternative, the Board considered whether DLJ's inquiries should be made on a confidential basis. After consultation with DLJ and its legal advisors, the Board determined that a public auction was likely to have an adverse effect on the Company's operations and could expose the Company to harm and uncertainty without assuring the receipt of an acceptable offer. After consulting with DLJ, the Board determined that DLJ could identify the logical buyers for PriCellular, and that it could contact substantially all of such prospective buyers on a confidential basis. As a result of the foregoing, the Board instructed DLJ to proceed on a confidential basis.

               Between November 17, 1997 and February 22, 1998, DLJ contacted approximately nine potential acquirors of PriCellular to determine their interest in receiving non-public information concerning PriCellular so that they could more fully evaluate PriCellular. Five of those potential acquirors executed customary confidentiality agreements and received non-public information concerning PriCellular.

               In early December 1997, Brion Applegate, who is a member of PriCellular's Board, informed DLJ and PriCellular that an affiliate of Spectrum and a management team were interested in participating in an investor group that was exploring the possibility of making a bid for PriCellular. Immediately thereafter, an affiliate of Spectrum and a representative of the two principal members of the management team, Brian McTernan and John Fujii, signed confidentiality agreements. During the next few months this investor group simultaneously evaluated the possibility of acquiring PriCellular and sought to have additional investors join the group. Although ACC was incorporated in February 1998, references to ACC prior to such time mean this investor group. Brion Applegate is the only director or officer of PriCellular that has ever been associated with ACC. After Mr. Applegate stated his interest in participating in ACC on behalf of an affiliate of Spectrum in December 1997, Mr. Applegate recused himself from all discussions at PriCellular Board meetings involving a potential sale of PriCellular.

               During the period from November 17, 1997 to February 22, 1998, PriCellular's management and DLJ held preliminary discussions and/or meetings with the potential acquirors to provide supplemental non-public information and to assess their interest in a possible transaction with PriCellular. Of the entities with whom management held discussions, five parties, including ACC, delivered oral indications of interest to DLJ as to the type of transaction such parties would be willing to pursue and the range of values such parties would be willing to consider. Three of such entities indicated that they could not justify a bid price above the then stock market valuation of $12 per share.

               One potential buyer indicated interest at a price per share of $13, subject to an exclusive due diligence period of at least 2-3 weeks. Discussions with such party were subsequently abandoned for the following reasons: (i) PriCellular's management believed it was not in PriCellular's interest to grant such party an exclusivity period and such party made clear that it had no interest in pursuing a transaction without one, (ii) the potential buyer did not have significant financial resources and needed to raise substantially all of the required financing from third parties, (iii) the prospective buyer had not taken any steps to raise such financing, which would lengthen the amount of time before a meaningful bid was received and
(iv) DLJ advised PriCellular that it was not confident that the prospective buyer could raise the required financing. Management's decision to deny such interested party an exclusivity period was also determined in part by the Board's instruction that all qualified third parties be given equal treatment and equal access to company information.

               In early January 1998, ACC expressed interest in acquiring PriCellular for cash consideration in the price range of $14-15 per share. ACC further advised PriCellular's management that such range of value was preliminary and was subject to revision and further due diligence investigation by the equity investors that were considering an investment in ACC.

               No detailed negotiations were held with any of the parties other than ACC before or after receipt of its indication of interest, and the Board believes that in light of the indications received from the other parties contacted, the transaction as contemplated by the Merger Agreement is fair to and in the best interests of PriCellular and its stockholders. To ensure a disinterested process, the Board considered and discussed all acquisition proposals without Mr. Applegate being present. See "--Interests of Certain Persons in the Merger."

               In early January 1998, PriCellular's legal counsel circulated a draft of a merger agreement and a voting agreement to members of the ACC investor group and its advisors for discussion purposes while such investors continued their diligence investigations. During January 1998, representatives of PriCellular and ACC held several discussions regarding the general structure and terms of a possible transaction, including conditions to consummation. ACC indicated that certain equity and debt financing arrangements would be necessary in order to finance the proposed transaction. In the course of these discussions, members of PriCellular's management made clear PriCellular's desire to seek a transaction that was in the best interests of its stockholders and for which there would be a relatively high level of certainty of completion.

               In late January, 1998, Mr. Applegate, on behalf of ACC, approached the Company's representatives with a proposal that contemplated a merger of PriCellular with a newly formed company in which the Company's stockholders would receive $14 in cash with respect to each share of PriCellular stock (the "Proposed Transaction").

               On February 6, 1998 the Board held an informational meeting to review the status of the sale process conducted by DLJ and to discuss the Proposed Transaction. Each member of the Board was present (except that Mr. Applegate was present in his capacity as a representative of ACC and not as a Director of PriCellular), together with certain of PriCellular's financial and legal advisors. The Board was informed by PriCellular's management and advisors of DLJ's discussions with third parties and the indications of interest received, including the fact that none of the potential acquirors contacted (other than ACC) were willing to pursue a transaction at an offer price above $13 per share. The Board was also informed of the terms of the Proposed Transaction. As part of his presentation, Mr. Applegate, on behalf of ACC, requested that PriCellular grant the investor group an exclusive negotiating period during which it could complete its due diligence and financing arrangements.

               After considering the information provided, the Board concluded that it was premature for it to consider the merits of the Proposed Transaction. The Board indicated to Mr. Applegate that any formal bid proposal was expected to include the terms of all relevant financing commitments. The Board rejected ACC's request for an exclusive negotiating period, but unanimously encouraged management to continue negotiations regarding the Proposed Transaction and to keep them informed of the status of such discussions. In addition, the Board advised management and DLJ to again solicit each potential acquiror previously contacted to determine whether such potential acquiror had any continuing interest in pursuing a transaction with PriCellular. In February 1998, ACC was incorporated.

               Between February 6 and March 4, 1998, DLJ again contacted certain interested parties and held follow-up discussions to assess the likelihood of interest in a transaction at an offer price in the $14 range proposed by ACC. As part of these contacts, interested parties were asked whether they might be able to make an offer for the Company at a price at or above $14 per share. The results of these contacts indicated to DLJ and PriCellular's management that no other party was willing to pursue a transaction at or above the offer price of $14 per share.

               Beginning February 26, 1998, representatives of the respective legal counsels of ACC, PriCellular and the Principal Stockholders proceeded to finalize the Merger Agreement, the Voting Agreement and related documents, including commitment letters related to the financing of the Merger and the transactions contemplated thereby. On March 4, 1998, ACC advised PriCellular that it had arranged the equity and debt financing required for ACC's acquisition proposal and was in a position to make a formal offer, subject to resolution of certain outstanding contractual issues relating to the Merger Agreement and Voting Agreement.

               A meeting of PriCellular's Board of Directors was convened to discuss the proposed transaction with ACC on the afternoon of March 5, 1998 in New York City. Prior to such meeting, the Board was provided with the form of the negotiated Merger Agreement and Voting Agreement and various evaluation materials regarding the terms of the transaction. All members of the Board, except for Mr. Robert Price and Mr. Brion Applegate, participated either in person or by conference call, and, in addition, representatives of DLJ, Gleacher NatWest Inc. ("Gleacher NatWest") and SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") attended the meeting. It was noted at such meeting that Mr. Robert Price, the Chairman of the Board and a stockholder of PriCellular, had chosen not to attend the meeting, but that prior to the meeting he had spoken with certain members of the Board and the Company's financial advisors. It was further noted at such meeting that Mr. Price wished to convey to the Board his opposition to the Proposed Transaction based on the price offered per share, which he believed was low, and his concern about ACC's ability to raise the required financing. It was further noted at the meeting that Mr. Robert Price, in his capacity as Chairman of the Board at the meeting on February 6, 1998, had been supportive of the Proposed Transaction at $14 per share and that at such time he believed $14 per share was a fair price. Mr. Price did not give a specific reason as to why he had changed his mind since the meeting on February 6, 1998, although he indicated that he believed $14 per share was a low price for the Company, that this might not be the best time to sell the Company in light of the cellular industry's growth potential and that at $14 per share he might consider acquiring the Company himself. It was further noted that since the fall of 1997 Mr. Robert Price had at various times supported and opposed a sale of PriCellular.

               Mr. Steven Price also informed the Board that Mr. Applegate was an interested party in the transaction in light of his role with ACC and was therefore not participating in any deliberations with respect to the proposed transaction. Mr. Steven Price then updated the Board on the status of negotiations with ACC and described the general background of the proposed transaction. The Board also received a detailed presentation from DLJ regarding the sale process of PriCellular, the potential strategic and financial buyers contacted by DLJ, the indications of interest, if any, received from such parties, and the financial and economic terms of the proposed offer from ACC.

               PriCellular's outside legal counsel then reviewed at length with the Board the terms and conditions of the proposed Merger Agreement and Voting Agreement. Particular attention was given to the conditions to closing, including the financing condition, the transaction protection features, the termination provisions in both the Merger Agreement and Voting Agreement, and the fees and expenses payable to ACC and the conditions precedent to such payment.

               Mr. Steven Price then informed the Board that he was considering entering into a consulting arrangement with ACC upon the closing of the Merger and described for the Board the employee severance arrangements contemplated by the Merger Agreement. See " --Interests of Certain Person in the Merger."

               Representatives of PriCellular's legal counsel also advised the Board of its fiduciary duties under Delaware law with respect to consideration of unsolicited acquisition proposals. Such counsel noted that the "no-solicitation" and termination provisions in the Merger Agreement provisions had been negotiated by PriCellular's representatives to allow the Board to fulfill its fiduciary duties in the event an unsolicited third party offer was received.

               The engagement of DLJ, Gleacher NatWest and SBC Warburg Dillon Read as PriCellular's financial advisors was then formally approved by the Board.

               The Board then received a presentation from representatives of Gleacher NatWest regarding the structure of the debt financing proposed by Merrill Lynch Capital Corporation, TD Securities USA and Toronto Dominion (Texas), Inc. and the terms and conditions of such financing. Gleacher NatWest advised the Board that although the proposed capital structure was highly leveraged, it was sustainable and well within the range of other comparable leveraged buyouts. Following the presentation, the Board asked for Gleacher NatWest's views as to the risks associated with the leveraged financing and, in particular, whether the financing posed any risk to the shareholders that the transaction would not be consummated. Gleacher NatWest responded by indicating that the risks were those customary for leveraged transactions and that Gleacher NatWest believed the risk of non-consummation to be low given the experience and reputation of the two banks arranging the financing and their strong record of performance in prior similar transactions. The Board was further advised that it was a condition to PriCellular's obligation to consummate the Merger that the Board receive a solvency opinion from an independent advisor as to the solvency of PriCellular after giving effect to the Merger.

               SBC Warburg Dillon Read then delivered to the Board the firm's oral opinion (which was subsequently confirmed in writing) that, as of such date, the consideration to be received by PriCellular's stockholders in the Merger is fair to such holders from a financial point of view. SBC Warburg Dillon Read then gave a detailed presentation to the Board regarding the firm's analysis of the financial and economic terms of the transaction.

               Following SBC Warburg Dillon Read's presentation, the Board asked whether Gleacher NatWest concurred with SBC Warburg Dillon Read's analysis of the transaction and conclusions. Gleacher NatWest advised the Board that it had performed a similar valuation analysis of PriCellular and the Proposed Transaction, and that based on such review, Gleacher NatWest was also of the opinion that, as of such date, the consideration to be received by PriCellular's shareholders in the Merger is fair to such holders from a financial point of view.

               At the conclusion of the meeting, the members of the Board present at such meeting unanimously agreed that the proposed Merger represented an attractive offer for PriCellular's shareholders. The Board then directed PriCellular's management and advisors to negotiate certain modifications to some of the provisions of the Merger Agreement and Voting Agreement with representatives of ACC with a view to reaching final agreement. The Board also instructed management and its advisors that approval of the transaction was subject to review by the Board of the final transaction terms. After more discussion, the Board was requested to remain available to review any final changes to the transaction documents and, if it were their judgment to do so, approve and adopt the Merger Agreement and the transactions contemplated thereby.

               Following the Board meeting, representatives of PriCellular, its Principal Stockholders and ACC and their respective legal counsel and financial advisors met continuously and negotiated the provisions of the Merger Agreement, the Voting Agreement, the financial commitment letters and other related documents.

               At approximately noon on March 6, 1998, after PriCellular's and ACC's counsel had substantially finalized the form of the proposed Merger Agreement and the Voting Agreement, the Board (other than Messrs. Robert Price and Brion Applegate) reconvened by telephone, was updated on developments since the prior afternoon, received the written opinions of Gleacher NatWest and SBC Warburg Dillon Read to the effect that, as of such date, the proposed consideration to be received by the stockholders in the Merger was fair to such holders from a financial point of view, determined that the Merger is fair to and in the best interests of PriCellular and its stockholders and, by a unanimous vote of those present and voting, approved and adopted the Merger Agreement and the Voting Agreement and the transactions contemplated thereby, subject to final resolution by PriCellular's management of certain contractual issues, and authorized the execution and delivery of such agreements, subject to final resolution of such contractual issues. Of the three directors that are not employees of PriCellular, Messrs. Anderson and Sperling voted in favor of the Merger, and Mr. Applegate did not participate in the Board's vote; as a result, the Merger was approved by a majority of directors who are not PriCellular employees. Later that day, the parties entered into the Merger Agreement, the Voting Agreement and related documents.

Recommendation of the PriCellular Board; Reasons for the Merger

               At its meetings on March 5 and March 6, 1998, the members of the Board of Directors of PriCellular present at such meetings unanimously determined that the Merger Agreement and the Voting Agreement, taken together, are fair to and in the best interests of PriCellular and its stockholders.
The following members of the Board were present, either in person or by conference call, at the Board meetings on March 5, 1998 and March 6, 1998: Mr. Scott Anderson, Ms. Kim Pressman, Mr. Steven Price and Mr. Scott Sperling. Two members of the Board were not present at the Board's meetings on March 5 and March 6, 1998: Mr. Brion Applegate, who was not invited to the Board meetings because of his affiliation which ACC, and Mr. Robert Price, who chose not to attend the Board meetings but conveyed to the Board that he opposed the Merger because he believed the $14 per share price was too low and that ACC would be unable to raise the required financing.

               The Board of Directors received oral and written opinions from Gleacher NatWest and SBC Warburg Dillon Read to the effect that, as of the dates of such opinions and based upon and subject to certain matters stated therein, the proposed cash consideration to be received by the stockholders of PriCellular is fair to such holders from a financial point of view. The Board's decision to enter into the Merger Agreement and the Voting Agreement was based in part on the fact that PriCellular's management and financial advisors had engaged in a thorough process of soliciting interest from numerous potential strategic and financial buyers over approximately a four month period and ACC's offer was in excess of all other indications of interest received by PriCellular, the belief that the financial commitments contemplated by the Merger Agreement enhanced the certainty of completing the transaction, and the view of the Board that the terms of the Merger Agreement and the Voting Agreement entered into with the Principal Stockholders of PriCellular were reasonable and would not deter competing bids that were materially better to the stockholders. After review and evaluation of all information provided to the Board for its consideration, consideration of the advice provided by the Board's financial and legal advisors, and final discussion and deliberation, the Board concluded that the Merger was fair to, and in the best interests of, PriCellular and its stockholders. See "--Background of the Merger."

               The decision of the Board to approve and adopt the Merger Agreement and Voting Agreement was the result of a considered and deliberate process to seek the greatest possible value for PriCellular's stockholders. In its deliberations, the Board consulted with PriCellular's legal and financial advisors and considered a number of factors including, without limitation, the following principal factors that were material to the Board's decision:

               1. The Board's knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of PriCellular;

               2. The financial and comparative analyses performed by DLJ,
                  Gleacher NatWest and SBC Warburg Dillon Read and reviewed with the Board, and the opinions of Gleacher NatWest and SBC Warburg Dillon Read that, as of March 6, 1998, the consideration to be received by the stockholders of PriCellular in the Merger is fair to such stockholders from a financial point of view. See "--Opinions of the Financial Advisors to the PriCellular Board" for a discussion of the factors considered in rendering the opinions. Such opinions, which are subject to limitations, qualifications and assumptions, are attached as Appendix C and D hereto, and should be read in their entirety;

               3. The terms and conditions of the Merger Agreement and the
                  Voting Agreement, including the fact that the consideration to be received by the stockholders of PriCellular in the Merger will consist of 100% cash and the fact that the holders of Class B Common Stock and Series A Preferred Stock will receive the same consideration offered the holders of shares of Class A Common Stock. The Board considered in particular the provisions of the Merger Agreement which permit PriCellular to consider other acquisition proposals, the termination provisions of the Merger Agreement and the Voting Agreement, the fees and expense reimbursements payable to ACC (which could require payments of up to approximately $59 million in the aggregate and which provisions were negotiated at arm's length between the parties), and the conditions precedent to the payment of such fees. The Board sought to balance the interests of ACC, which the Board believed had made an attractive acquisition offer for PriCellular, in limiting PriCellular's right to consider other offers, against PriCellular's ability to obtain a better price for PriCellular's stockholders. The Board was careful to negotiate provisions in the Merger Agreement that would allow it to fulfill its fiduciary duties in the event an unsolicited offer from a third party was received. While the Merger Agreement prohibits PriCellular from soliciting third-party offers, it does not prohibit PriCellular from considering unsolicited third-party offers, negotiating with such third parties or furnishing such third parties with information about PriCellular. Also, the Board negotiated provisions in the Merger Agreement that would result in the termination thereof in the event an offer more favorable from a financial point of view than the ACC offer is received from a third-party. In the event that any of the following is satisfied: (i) PriCellular enters into a definitive agreement with respect to another offer, (ii) any person or group (other than ACC or the Principal Stockholders) acquires PriCellular stock representing 50.1% of the voting power of PriCellular or 50.1% of its assets, (iii) either the Board withdraws or modifies its recommendation to stockholders or PriCellular's stockholders fail to vote to approve the Merger Agreement, or
                  (iv) the Board recommends another offer to PriCellular's stockholders, PriCellular is required to pay ACC a termination fee of $24,000,000 (which fee decreases to $19,000,000 if any of the foregoing events occurs after May 15, 1998 and at such time ACC shall not have consummated a high yield financing or obtained certain waivers from its lenders). Expense reimbursement is capped at $8,000,000 (plus an additional amount of up to $27,000,000 if ACC consummates the high yield financing) and is payable only if the Merger Agreement is terminated for the following reasons: (i) a termination by ACC in the event of a breach of the Merger Agreement by PriCellular, (ii) a termination because either the Board withdraws or modifies its recommendation to stockholders or PriCellular's stockholders fail to vote to approve the Merger Agreement, (iii) a termination because PriCellular enters into a definitive agreement with respect to another offer or the Board recommends another offer to the stockholders and (iv) a termination because another person or group (other than ACC or the Principal Stockholders) acquires PriCellular stock representing 50.1% of the voting power of PriCellular or 50.1% of its assets. Based on advice from its legal and financial advisors, the Board concluded that the aggregate amount of such fees and expense reimbursements would not preclude a third-party from making an offer that was materially more favorable to PriCellular's stockholders;

               4. The fact that PriCellular and DLJ had contacted prospective acquirors during the period from November 1997 to February 1998 and that none of the potential strategic and financial buyers solicited, except for one, was willing to make an offer above $12 per share, and the Board's belief that (i) the party that indicated interest at an offer price of $13 per share was not reasonably likely to consummate a transaction at that price and (ii) the Merger represented the most attractive proposal that resulted from a considered and deliberate process to maximize shareholder value;

               5. The historical market prices and trading history of
                  PriCellular Common Stock (which prices had ranged from $7.44 per share to $13.00 per share during the twelve month period ended March 6, 1998, the last trading day prior to the announcement of the signing of the Merger Agreement), and the fact that the $14 per share cash price represented a 34% premium over the Company's stock price at the beginning of 1998 and a 17% premium over the Company's closing stock price on March 3, 1998;

               6. The fact that the Principal Stockholders, as the holders of a majority of the voting power of PriCellular, were willing to agree to vote their shares and to act by written consent to approve the Merger;

               7. The conditions to closing included in the Merger Agreement and the financing commitment letters obtained by ACC, including the financing contingency;

               8. The Board's belief that the financing commitment letters, the terms of which were reviewed and negotiated by PriCellular's representatives, enhanced the certainty of completing the transaction, and the fact that Merrill Lynch and Toronto Dominion are significant participants in the capital markets with experience and success in closing similar transactions; and

               9. The Board's belief that, based on the beliefs of ACC
                  contained in the Agreement and the required advice of an independent advisor, the Surviving Corporation would be solvent, would not be left with unreasonably small capital, would not have incurred debts beyond its reasonable ability to pay them as they mature and would not find its capital impaired.

               The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

Opinions of the Financial Advisors to the PriCellular Board

               As described above, PriCellular initially retained DLJ to act as its financial advisor and to assist the Company in its evaluation of strategic opportunities, and authorized DLJ to approach potential buyers on its behalf. In that capacity DLJ contacted various potential acquirors between November 1997 and February 1998, including ACC. However, during the course of negotiations between the Company and ACC, ACC indicated that it was interested in receiving a financing proposal from DLJ in connection with the Proposed Transaction. This development was immediately disclosed to PriCellular, which consented to DLJ making a financing proposal to ACC. Thereafter, in order to eliminate any appearance of a conflict of interest, PriCellular contacted SBC Warburg Dillon Read to obtain an independent view on the fairness of the proposed offer price of $14.00 per share and to engage SBC Warburg Dillon Read to deliver a fairness opinion in the event the Board was asked to approve the Proposed Transaction. Subsequent to its contact with SBC Warburg Dillon Read, PriCellular engaged Gleacher Natwest to contact certain potential purchasers of PriCellular, to act as an independent financial advisor to assist PriCellular in negotiating the final terms of the Merger Agreement and to provide a second fairness opinion. Each of DLJ, Gleacher NatWest and SBC Warburg Dillon Read was retained by the Company to advise and act on behalf of the Board of Directors as a whole. No financial advisor or other representative was retained to act on behalf of any portion of the Board or shareholders unaffiliated with the Company or ACC.

               Opinion of Gleacher NatWest Inc.

               PriCellular retained Gleacher NatWest Inc. to act as PriCellular's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation. At the meeting of the PriCellular Board of Directors on March 5, 1998, Gleacher NatWest delivered an oral opinion (subsequently confirmed by a written opinion dated as of March 6, 1998) to the PriCellular Board of Directors to the effect that, as of such dates, the Merger Consideration offered by ACC to PriCellular's stockholders is fair from a financial point of view to PriCellular's stockholders, other than ACC and its affiliates.

               THE FULL TEXT OF GLEACHER NATWEST'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS INFORMATION STATEMENT. PRICELLULAR STOCKHOLDERS ARE URGED TO READ THE GLEACHER NATWEST OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF GLEACHER NATWEST SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

               GLEACHER NATWEST'S OPINION IS ADDRESSED TO THE PRICELLULAR BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PRICELLULAR CAPITAL STOCK REGARDING THE TERMS OF THE MERGER.

               In connection with rendering its opinion, Gleacher NatWest, among other things: (i) reviewed the Merger Agreement, including the schedules thereto and the other documents and information referred to therein; (ii) reviewed publicly-available information concerning the Company, including the annual reports to stockholders and annual reports on Form 10-K of the Company for the fiscal years ended December 31, 1994, 1995 and 1996, and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997; (iii) reviewed the Company's draft annual report on Form 10-K for the fiscal year ended December 31, 1997; (iv) discussed the past and current operations, financial condition and prospects of PriCellular with the management of PriCellular; (v) reviewed certain internal financial information and other data relating to the business and prospects of the Company, including budgets for fiscal year 1998 prepared by the management of the Company, that were provided to it by the Company; (vi) reviewed certain financial forecasts provided to it by the Company which were prepared by unaffiliated financial analysts, which forecasts the Company has represented to Gleacher NatWest are consistent with the best judgments of the Company's management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company; (vii) reviewed the current and historically reported market prices, valuation parameters, and reported trading activity of the Shares; (viii) compared the financial performance of PriCellular and the reported market prices, valuation parameters and trading activity of the Shares with that of other publicly traded companies that it deemed comparable and their securities; (ix) compared the financial terms of the Merger with the financial terms of recent acquisitions of companies that it deemed comparable based upon publicly available information; (x) reviewed with representatives of Donaldson, Lufkin & Jenrette ("DLJ**"), financial advisor to the Company, the scope and substance of the discussions held with potential acquirors of the Company since November 1997, the process by which offers were solicited and the comments provided by such potential acquirors; and (xi) reviewed such other information and performed such other studies, analyses, inquiries and investigations as it deemed appropriate.

               In rendering its opinion, Gleacher NatWest assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by it. With respect to the financial projections provided to it, Gleacher NatWest assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the management of PriCellular as to the future financial performance of PriCellular. Gleacher NatWest also assumed based upon the information which had been provided to it and without assuming responsibility for independent verification thereof that no material undisclosed or contingent liability exists with respect to PriCellular. Gleacher NatWest's opinion is based necessarily on the economic, market, and other conditions as in effect on the date of its opinion, and the information made available to it.

               The following is a summary of the analyses presented by Gleacher NatWest to the PriCellular Board of Directors on March 5, 1998 in connection with rendering its opinion.

               Transaction Summary. Gleacher NatWest reviewed the principal terms of the Merger, noting that upon consummation of the Merger, each share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of PriCellular (collectively, the "Common Shares") would be converted into the right to receive $14.00 per Common Share in cash (the "Merger Consideration").

               Comparable Companies Analysis. Gleacher NatWest reviewed and compared certain financial, operating and market trading information of PriCellular to selected cellular phone service companies whose operating characteristics and/or industry focus Gleacher NatWest believed resemble those of PriCellular. The cellular phone service companies analyzed by Gleacher NatWest included: 360 Communications Company, Centennial Cellular Corporation, United States Cellular Corporation, Vanguard Cellular Systems, Inc. and Western Wireless Corporation (collectively, the "Selected Cellular Companies").

               With respect to the Selected Cellular Companies, Gleacher NatWest considered, among other things, multiples of Enterprise Value (defined as the price per share multiplied by the sum of the number of shares outstanding and the number of options outstanding plus the liquidation values of any preferred stock, short term debt, long term debt and the value of minority interests less cash and equivalents and proceeds from exercisable options) to (i) actual calendar year 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA"); (ii) estimated calendar year 1998 EBITDA (based on Wall Street financial analysts' estimates); and (iii) net POPs ("POPs"). This analysis indicated that the Selected Cellular Companies traded in the following ranges for the following multiples: (i) Enterprise Value to actual calendar year 1997 EBITDA: 9.3x to 13.8x (with a median of 10.3x and a mean of 10.9x); (ii) Enterprise Value to estimated calendar year 1998 EBITDA: 6.4x to 11.1x (with a median of 8.5x and a mean of 8.7x); and
(iii) Enterprise Value to POPs: $124 per POP to $216 per POP (with a median of $168 per POP and a mean of $172 per POP).

               Gleacher NatWest noted that the $14.00 per Common Share cash consideration for PriCellular stock implied multiples for PriCellular as follows: (i) Enterprise Value to actual calendar year 1997 EBITDA of 18.3x;
(ii) Enterprise Value to estimated calendar year 1998 EBITDA of 13.8x; and
(iii) Enterprise Value to POPs of $263 per POP.

               Comparable Transaction Analysis. Using publicly available information, Gleacher NatWest reviewed and analyzed certain financial and operating information relating to seven selected transactions in the cellular phone service industry ("Selected Cellular Transactions").

               The Selected Cellular Transactions analyzed by Gleacher NatWest are as follows: AirTouch Communication's pending acquisition of U.S. West Media Group; Blackstone Capital Partners' acquisition of CommNet Cellular; Price Communications Corporation's acquisition of Palmer Wireless Inc.; Western Wireless Corporation's acquisition of Triad Cellular Corporation; Century Telephone Enterprises acquisition of Pacific Telecom Cellular; 360 Communications Company's acquisition of Independent Cellular Network; and AirTouch Communications' acquisition of Cellular Communications Inc.

               With respect to the Selected Cellular Transactions, Gleacher NatWest considered, among other things, the Enterprise Value offered as a multiple of (i) last twelve months ("LTM") EBITDA; (ii) the then forward
EBITDA (based on Wall Street financial analysts' estimates near the announcement of the transaction) and (iii) net POPs. The analysis of the multiples offered in the Selected Cellular Transactions indicated that: (i) Enterprise Value to LTM EBITDA ranged from 10.1x to 20.8x (with a median of 13.9x and a mean of 14.7x); (ii) Enterprise Value to the then forward EBITDA ranged from 8.0x to 14.0x (with a median of 11.4x and a mean of 11.0x); and
(iii) Enterprise Value to POPs ranged from $123 per POP to $338 per POP (with a median of $201 per POP and a mean of $212 per POP).

               Gleacher NatWest again noted that the $14.00 per Common Share cash consideration for PriCellular stock implied multiples for PriCellular as follows: (i) Enterprise Value to LTM EBITDA of 18.3x; (ii) Enterprise Value to estimated calendar year 1998 EBITDA of 13.8x; and (iii) Enterprise Value to POPs of $263 per POP.

               No company or transaction used in the comparable company and comparable transaction analyses is identical to PriCellular or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of PriCellular and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

               Discounted Cash Flow Analysis. Gleacher NatWest performed a discounted cash flow analysis to calculate the present value per share of PriCellular using financial forecasts for PriCellular through 2002 that were based on certain financial forecasts provided to it by the Company which were prepared by unaffiliated financial analysts, which forecasts the Company has represented to Gleacher NatWest are consistent with the best judgments of the Company's management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company. Gleacher NatWest utilized discount rates ranging from 11% to 13% and EBITDA terminal value multiples ranging from 8.0x to 10.0x which were applied to forecasted EBITDA for the year 2002. This analysis showed a range of present values from $11.89 to $17.69 per share for PriCellular. This analysis does not purport to be indicative of actual values or expected values of the shares of PriCellular common stock before or after the Merger.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Gleacher NatWest believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion and the presentation to the Board of Directors. Gleacher NatWest has not indicated that any of the analyses which it performed had a greater significance from any other. In addition, Gleacher NatWest may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher NatWest's view of the actual value of PriCellular.

               In performing its analyses, Gleacher NatWest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PriCellular. The analyses performed by Gleacher NatWest are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Gleacher NatWest's analysis of the fairness of the Merger Consideration to the Stockholders from a financial point of view and were provided to the Board of Directors in connection with the delivery of Gleacher NatWest's opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. In addition, as described above, Gleacher NatWest's opinion and presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger. Consequently, the Gleacher NatWest analyses described above should not be viewed as determinative of the Board of Directors or PriCellular management's opinion with respect to the value of PriCellular.

               Gleacher NatWest is an internationally recognized investment banking and advisory firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions.

               In the past, Gleacher NatWest and its affiliates have provided financial advisory services to PriCellular. Pursuant to an engagement letter dated March 5, 1998, PriCellular agreed to pay Gleacher NatWest a cash fee of $3,000,000, payable upon completion of the acquisition, for all advisory services including the completion of a fairness opinion. In addition, PriCellular has agreed, among other things, to reimburse Gleacher NatWest for all reasonable out-of-pocket expenses incurred in connection with the services provided by Gleacher NatWest, and to indemnify and hold harmless Gleacher NatWest and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

               Opinion of SBC Warburg Dillon Read Inc.

               On March 5, 1998, SBC Warburg Dillon Read delivered an oral opinion (subsequently confirmed by a written opinion dated as of March 6, 1998) to the Board of Directors to the effect that, as of such dates, and based upon and subject to the assumptions made, matters considered and limits of review set forth in such opinion, the consideration to be received by the stockholders of the Company (other than ACC and its direct and indirect shareholders) in the Merger was fair to such stockholders from a financial point of view.

               A COPY OF SBC WARBURG DILLON READ'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY SBC WARBURG DILLON READ, IS ATTACHED AS APPENDIX D TO THIS INFORMATION STATEMENT. STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. SBC WARBURG DILLON READ'S OPINION WAS AT THE REQUEST OF AND FOR THE USE AND BENEFIT OF THE BOARD OF DIRECTORS AND WAS DIRECTED ONLY TO THE FAIRNESS OF THE PROPOSED CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY (OTHER THAN ACC AND ITS DIRECT AND INDIRECT SHAREHOLDERS) FROM A FINANCIAL POINT OF VIEW. THE SUMMARY OF SBC WARBURG DILLON READ'S OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

               In arriving at its opinion, SBC Warburg Dillon Read, among other things, (i) reviewed certain publicly available business and historical financial information relating to the Company; (i) reviewed certain internal financial information and other data relating to the business and prospects of the Company, including budgets prepared by the management of the Company, that were provided to it by the Company and are not publicly available; (i) since the Company had not prepared any long-term forecasts, reviewed financial forecasts provided by the Company which were prepared by unaffiliated financial analysts; (i) conducted discussions with members of the senior management of the Company; (i) reviewed the historical market prices and trading activity of the Common Stock; (i) reviewed publicly available financial and stock market data with respect to certain other publicly traded companies that it believed to be generally comparable to the Company; (i) compared the financial terms of the Merger with the financial terms of certain other transactions that it believed to be relevant; (i) reviewed the Merger Agreement; and (i) conducted such other financial studies, analyses and investigations, and considered such other information as it deemed necessary or appropriate.

               In preparing its opinion, SBC Warburg Dillon Read relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and SBC Warburg Dillon Read did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. SBC Warburg Dillon Read assumed no responsibility for and expressed no opinion with respect to the financial forecasts furnished by the Company or the assumptions on which they were based. SBC Warburg Dillon Read's opinion was necessarily based upon economic, monetary, market, legislative and other conditions as in effect on, and the information made available to SBC Warburg Dillon Read as of, the date of its opinion. In rendering its opinion, SBC Warburg Dillon Read was not requested to, and did not, solicit any third party acquisition interest in the Company. It did, however, take into account the efforts of Donaldson, Lufkin & Jenrette Securities Corporation, which was engaged by the Company to solicit potential acquirors. SBC Warburg Dillon Read's opinion did not address the merits of the underlying decision by the Company to engage in the Merger.

               The following is a summary of the material financial and comparative analyses performed by SBC Warburg Dillon Read in arriving at its opinion delivered to the Board of Directors on March 6, 1998.

               Transaction Value Multiple Analysis. SBC Warburg Dillon Read reviewed the value of the PriCellular transaction (the "PC Transaction Value", defined as the equity value plus the liquidation value of preferred stock, the principal amount of debt and minority interests less cash, marketable securities, proceeds from the exercise of options and warrants and the value of non-cellular operating assets) as a multiple of the Company's EBITDA ("EBITDA" defined as earnings before interest, taxes, depreciation and amortization) for 1997 (pro forma for the acquisition of Tennessee 4-RSA, "Pro Forma 1997 EBITDA"), and for 1998, based on the Company's most recent budget ("Budget 1998 EBITDA") and based on the average of recently published EBITDA estimates for the Company by selected research analysts ("Analyst Estimated 1998 EBITDA"). SBC Warburg Dillon Read also reviewed the ratio of the PC Transaction Value to the Company's net POPs (the "per POP Value"). SBC Warburg Dillon Read noted that, based on the Company's balance sheet data as of December 31, 1997, the PC Transaction Value represents an 18.3x multiple of Pro Forma 1997 EBITDA, 11.5x Budget 1998 EBITDA and 13.7x Analyst Estimated 1998 EBITDA. SBC Warburg Dillon Read also noted that the PC Transaction Value implies a per POP Value of approximately $264.

               Stock Price Analysis. SBC Warburg Dillon Read reviewed the per share daily closing market price movement and the daily trading volume of the Company's Common Stock for the period beginning January 2, 1996 and ending March 4, 1998 and compared the price movement of the Company's Common Stock to an index composed of the following publicly traded cellular companies:
Centennial Cellular Corp., 360 Communications Company, United States Cellular Corporation, Vanguard Cellular Systems, Inc. and Rural Cellular Corporation (collectively, the "Cellular Index"). This analysis showed that the Company's Common Stock outperformed the Cellular Index, particularly in the period after September 1997. The companies in the Cellular Index were selected because they are cellular companies in lines of business similar to those of the Company.

               SBC Warburg Dillon Read noted that the trading range for the Company's Common Stock ranged from approximately $7 per share to approximately $13 per share during the period reviewed. SBC Warburg Dillon Read also reviewed the relationship of the $14 per share offer price to various historical daily and weekly closing price averages for the Company's Common Stock.

               Comparable Company Trading Multiples Analysis. Using 1997 reported EBITDA and estimates for 1998 EBITDA, SBC Warburg Dillon Read reviewed the enterprise value (the "Enterprise Value", defined as the equity market value based on the closing stock price on March 4, 1998, plus the liquidation value of preferred stock, the principal amount of debt and minority interest less cash and marketable securities) as a multiple of 1997 and 1998 EBITDA of each of the companies contained in the Cellular Index. SBC Warburg Dillon Read also reviewed the ratio of Enterprise Value to net POPs of each of the companies contained in the Cellular Index.

               SBC Warburg Dillon Read compared these trading multiples to the trading multiples of the Company on the same date, as well as the implied multiples of the PC Transaction Value. SBC Warburg Dillon Read noted that the 1997 EBITDA trading multiples for the companies in the Cellular Index ranged from 10.1x to 18.0x, with an average of 12.0x and a median of 10.3x, and that the 1998 EBITDA trading multiples for the companies in the Cellular Index ranged from 6.8x to 9.8x, with an average of 8.5x and a median of 8.3x. The per POP values ranged from $128 to $201, with an average of $162 and a median of $160.

               SBC Warburg Dillon Read noted that the Company's EBITDA trading multiples of 17.2x 1997 Pro Forma EBITDA, 10.8x Budget 1998 EBITDA and 12.9x Analyst Estimated 1998 EBITDA, and the Company's $248 per POP trading value compared favorably to the EBITDA trading multiples of the companies in the Cellular Index on the same date . SBC Warburg Dillon Read also noted that the EBITDA multiples and per POP value of the PC Transaction Value were above the highest EBITDA trading multiple and per POP trading value of the companies in the Cellular Index.

               Comparable Acquisitions Analysis. Using publicly available information, SBC Warburg Dillon Read reviewed nine transactions announced since April 1996 that have closed or are still pending involving the acquisition of cellular companies (the "Comparable Acquisitions"). The Comparable Acquisitions (and announcement date for each such transaction) were AirTouch Communications/Cellular Communications, Inc. (April 1996), 360 Communications Company/Independent Cellular Network, Inc. (April 1996), Century Telephone Enterprises, Inc./Pacific Telecom Inc. (April 1997), Western
Wireless Company/Triad Cellular Corporation (April 1997), Price Communications/Palmer Wireless, Inc. (May 1997), Blackstone Capital Partners/CommNet Cellular Inc. (May 1997), PriCellular Corporation/Tennessee 4-RSA (November 1997), AirTouch Communications/US West Media Group (January
1998) and Rural Cellular Corporation/Atlantic Cellular Company, L.P. (February
1998).

               With respect to each of the Comparable Acquisitions, SBC Warburg Dillon Read calculated the transaction value (the "Transaction Value", defined as the purchase price for the equity of the acquired company plus the liquidation value of preferred stock, the principal amount of debt and minority interests less cash, marketable securities, proceeds from the exercise of options and warrants and the value of non-cellular operating assets) as a multiple of the then estimated EBITDA of each acquired company, as well as the per POP value implied by the Transaction Value. SBC Warburg Dillon Read also compared the principal operating and demographic statistics of the companies acquired in the transactions reviewed, and compared them to those of the Company. For the Comparable Acquisitions, the EBITDA multiples ranged from 8.9x to 13.9x, with an average of 11.3x, and the per POP values ranged from $124 to $321, with an average of $216.

               SBC Warburg Dillon Read noted that the EBITDA multiples and per POP values reflected in the PC Transaction Value compared favorably to those of the Comparable Acquisitions.

               Discounted Cash Flow Analysis. SBC Warburg Dillon Read performed a discounted cash flow ("DCF") analysis for the Company using projections for the years 1998 through 2002. Since PriCellular management, as a matter of course, does not prepare any long-term forecasts, SBC Warburg Dillon Read performed a DCF analysis by relying on the average of forecasts recently prepared by certain unaffiliated financial analysts (the "Consensus Analyst Forecast"); the Company expressed its opinion to SBC Warburg Dillon Read that those forecasts were the best currently available forecasts with respect to the future financial performance of the Company. The DCF was calculated assuming discount rates ranging from 11% to 13%, and was comprised of the sum of the net present value of (i) the projected unlevered free cash flow for the years 1998 through 2002 and (ii) the year 2002 terminal value, based upon a range of multiples of 8x to 10x EBITDA.

               Utilizing this methodology, SBC Warburg Dillon Read derived estimated per share valuations for the Company's Common Stock ranging from approximately $12 to $18 per share. SBC Warburg Dillon Read noted that the Consensus Analyst Forecast assumed increasing EBITDA margins during the projection period from approximately 40% in 1998 to over 51% in 2002. SBC Warburg Dillon Read analyzed the impact on value of assuming that EBITDA margins were to improve only to approximately 44% by 2002, representing the mid-point between actual EBITDA margins for the Company in 1997 and the Consensus Analyst Forecast EBITDA margin of over 51% in 2002. Based on this analysis, SBC Warburg Dillon Read derived estimated per share valuations for the Company's Common Stock ranging from approximately $9 to $14 per share.

               The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by SBC Warburg Dillon Read, although it is a summary of the material financial and comparative analyses performed by SBC Warburg Dillon Read in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. SBC Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. SBC Warburg Dillon Read did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by SBC Warburg Dillon Read in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by SBC Warburg Dillon Read are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company, and none of the Comparable Acquisitions or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

               SBC Warburg Dillon Read is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities and in rendering opinions in connection with mergers, acquisitions, corporate transactions and other purposes. The Company retained SBC Warburg Dillon Read based on its qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the Merger.

               Pursuant to a letter agreement dated February 27, 1998, the Company agreed to pay to SBC Warburg Dillon Read a fee of $500,000, which was paid following the delivery of its opinion. In addition, the Company agreed to reimburse SBC Warburg Dillon Read for the expenses reasonably incurred by it in performing its services (including the reasonable fees and disbursements of its legal counsel) and to indemnify SBC Warburg Dillon Read and certain related parties from and against certain liabilities arising out of its engagement.

               SBC Warburg Dillon Read and its predecessors have provided investment banking services to the Company in the past. In the ordinary course of business, SBC Warburg Dillon Read and its affiliates may actively trade or hold the equity securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Purpose and Structure of the Transaction; Reasons of ACC, Spectrum and Applegate for the Merger; Fairness of the Transaction

               The purpose of the Merger is for ACC to acquire the entire equity interest of PriCellular. ACC is pursuing the Merger at this time as a result of the Board's determination in November 1997 to authorize DLJ to identify and contact logical buyers for PriCellular. In December 1997, after DLJ had made initial contact with certain prospective buyers, Mr. Applegate informed DLJ and PriCellular that an affiliate of Spectrum and a management team were interested in exploring the possibility of making a bid for PriCellular. See "THE MERGER--Background of the Merger".

               PriCellular operates one of the largest independent rural cellular telephone systems in the United States. ACC believes that the acquisition of PriCellular is an attractive investment opportunity because it will enable ACC and its management team to operate those systems. ACC's management team has extensive experience in various communications businesses and ACC believes that the future business prospects of PriCellular are favorable under ACC's management.

               ACC did not consider any form of transaction other than a cash merger. Due to the need to obtain regulatory approval to transfer the Company's cellular and other licenses, ACC did not believe that there would have been any timing advantage in structuring the transaction as a tender offer followed by a merger.

               Following the Merger, the stockholders of ACC will own 100% of the outstanding capital stock of PriCellular. The stockholders of ACC will be the sole beneficiaries of any future earnings and growth of PriCellular after the Merger (until shares of capital stock, if any, are issued to other stockholders) and will have the ability to benefit from any corporate opportunities that may be pursued by PriCellular in the future. Spectrum Equity Investors II, L.P., an affiliate of Spectrum and Mr. Applegate, will own 14.3% of the outstanding capital stock of ACC immediately following the Merger. At the Merger, the stockholders of PriCellular will cease to have any ownership interests in, or rights as, stockholders of PriCellular. Following the Merger, the holders of capital stock of PriCellular (and holders of securities exercisable for or convertible into capital stock of PriCellular) prior to the Merger will not benefit from any increase in value of PriCellular or any payment of dividends on the common stock of PriCellular and will not bear the risk of any decrease in the value of PriCellular.

               Each of ACC, Spectrum and Mr. Applegate has concluded that the Merger is fair to the stockholders of PriCellular based on the following factors:

               1. The recommendation of and approvals by the Board of Directors of PriCellular described under "THE MERGER--Recommendation of the PriCellular Board; Reasons for the Merger";

               2. The receipt by the Board of Directors of PriCellular of the opinions of Gleacher NatWest and SBC Warburg Dillon Read that the consideration to be received by the stockholders of PriCellular in the Merger is fair to such stockholders from a financial point of view, based on and subject to the assumptions and qualifications set forth in such opinions;

               3. The fact that the principal terms of the Merger were
                  established through arm's-length negotiation with the PriCellular Board and its legal and financial advisors;

               4. The fact that during the negotiation of the Merger
                  Agreement, the interests of the PriCellular stockholders were represented by the PriCellular Board (not including Mr. Applegate) and its legal and financial advisors and the interests of ACC were represented by its legal advisors; and

               5. The fact that holders of a majority of the outstanding shares of PriCellular agreed to vote their shares in favor of the Merger.

               In addition to the other factors considered by ACC, Spectrum and Mr. Applegate in concluding that the Merger is fair to the PriCellular stockholders, ACC, Spectrum and Mr. Applegate adopted the conclusion and analysis of the PriCellular Board set forth under the heading "THE MERGER--Recommendation of the PriCellular Board; Reasons for the Merger" above, that the Merger is fair to and in the best interests of the PriCellular stockholders. ACC, Spectrum and Mr. Applegate did not attach relative weights to the specific factors considered in reaching their conclusions as to the fairness of the Merger, although they considered the arm's-length negotiations between the parties, the receipt by the PriCellular Board of the opinions of Gleacher NatWest and SBC Warburg Dillon Read and the recommendation of the PriCellular Board to be the most significant factors.

Merger Consideration

               At the Effective Time, (i) each issued and outstanding share of PriCellular Common Stock (other than shares held by PriCellular as treasury stock or owned by ACC or any of ACC's subsidiaries, with respect to which no payment will be made) will be converted into the right to receive $14.00 in cash from ACC and (ii) each issued and outstanding share of PriCellular Series A Preferred Stock (other than shares held by PriCellular as treasury stock or owned by ACC or any of ACC's subsidiaries, with respect to which no payment will be made) will be converted into the right to receive the product of $14.00 and the number of shares of PriCellular Class A Common Stock into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control (the "Merger Consideration").

Effective Time of the Merger

               The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger in accordance with Delaware Law. Subject to certain limitations, the Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before the earliest to occur of (i) the termination of the Bridge Loan Commitment (as defined in the Merger Agreement) or the Credit Agreement Commitment (as defined in the Merger Agreement) if the High Yield Financing (as defined in the Merger Agreement) shall not have been consummated prior thereto, (ii) if the High Yield Financing shall have been consummated, the proceeds thereof ceasing to be held in escrow and (iii) March 6, 1999.
See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "--Termination."

Surrender of and Payment for Shares

               At the Effective Time, holders of PriCellular Shares (other than those who have perfected their appraisal rights in accordance with the Delaware General Corporation Law) will be entitled to receive the Merger Consideration described above.

               As soon as practicable following the Effective Time, the Exchange Agent (as defined in the Merger Agreement) will send a letter of transmittal to each holder of PriCellular Shares. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Shares of PriCellular in exchange for cash. WE REQUEST THAT YOU NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE SUCH TRANSMITTAL LETTER AND INSTRUCTIONS. LETTERS OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME OF THE MERGER.

               As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented PriCellular Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash into which the number of PriCellular Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

               After the Effective Time, there will be no further transfer on the records of PriCellular or its transfer agent of certificates representing PriCellular Shares that have been converted pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to PriCellular for transfer, they will be canceled against delivery of cash. Until surrendered as contemplated by the Merger Agreement, each certificate representing PriCellular Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger.

Certain Effects of the Merger

               At the Effective Time, ACC will merge with and into PriCellular, as a result of which all Shares of PriCellular outstanding immediately prior to the Merger will be canceled. The Class A Shares will no longer be publicly traded and the stockholders of ACC will become the stockholders of the Surviving Corporation. Following the Merger, persons who were stockholders of PriCellular immediately prior to the Merger will no longer have an opportunity to continue their interests in PriCellular as an ongoing corporation and therefore will not share in its future earnings and potential growth. The stockholders of PriCellular (other than those who have perfected their appraisal rights in accordance with the Delaware General Corporation Law) will have the right to receive upon the consummation of the Merger the Merger Consideration described above.

               Trading in the Class A Shares on the American Stock Exchange (the "ASE") will cease immediately following the Effective Time. At the Effective Time, the Class A Shares will be delisted from the ASE. Registration of the Class A Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") also will be terminated, as will the ongoing disclosure requirements thereunder.

Conduct of Business Pending the Merger

               Pursuant to the Merger Agreement, PriCellular has agreed to carry on its business and that of its subsidiaries prior to the Effective Time in the ordinary and usual course of business consistent with past practice. See "THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

Conduct of Business After the Merger

               ACC currently expects that following the Merger, the business and operations of PriCellular will be continued by ACC substantially as they are currently being conducted. ACC will continue to evaluate the business and operations of the Surviving Corporation following the Merger and will make such changes as are deemed appropriate. See "MANAGEMENT OF ACC."

               Except for the Merger, ACC has no present plans or proposals that would result in an extraordinary corporate transaction involving the Surviving Corporation, such as a merger, reorganization or liquidation, or in any material changes in the Surviving Corporation's corporate structure or business, nor does ACC have any present intention to sell any material portion of the Surviving Corporation's business or assets.

Conditions to the Consummation of the Merger

               The obligations of PriCellular and ACC to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, obtaining the required approvals from the FCC, and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "--Regulatory Approvals" and "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

Accounting Treatment of the Merger

               The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by ACC in connection with the Merger will be allocated to PriCellular's assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of PriCellular will be consolidated into the assets and liabilities and results of operations of ACC subsequent to the Effective Time.

Certain Federal Income Tax Consequences

               The receipt of cash in the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and is likely to be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Merger and its aggregate tax basis in the relevant Shares. Gain or loss will be calculated separately for each block of Shares surrendered in the Merger.

               If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a stated maximum federal marginal tax rate of 28% (or, in the case of Shares held by an individual stockholder for more than 18 months, 20%). The deductibility of capital losses is subject to certain limitations.

               Unless an exemption applies, the Exchange Agent will be required to withhold 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct.
Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to stockholders of PriCellular to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to ACC and the Exchange Agent.

               THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES THAT ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES, INCLUDING HOLDERS HOLDING SHARES AS PART OF A STRADDLE, A CONVERSION TRANSACTION, A HEDGING TRANSACTION OR OTHER SIMILAR TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

               The foregoing discussion is based upon the provisions of the Code and applicable Treasury regulations thereunder, as in effect as of the date of this information statement. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

               No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state or local income tax or other laws.

               Each stockholder of PriCellular is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger under U.S. federal, state, local or any other applicable tax laws.

Regulatory Approvals

               Federal Communications Commission. PriCellular and ACC are required to obtain approval from the Federal Communications Commission (the "FCC") of the transfer of control of various FCC licenses, permits and other authorizations held by PriCellular and its subsidiaries (the "FCC Licenses"). These include numerous cellular and microwave licenses used in connection with the businesses of such subsidiaries. It is a condition to the consummation of the Merger that such approval is obtained, in the form of a final order from the FCC (with the exception of certain microwave licenses). On March 11, 1998, the companies filed the required applications with the FCC. The FCC granted its initial approval on May 15, 1998. The initial approval will become a final order, sufficient for consummating the Merger, on June 24, 1998, in the absence of reconsideration or review by the FCC. Such reconsideration or review is not anticipated.

               State Regulatory Agencies. PriCellular and ACC are also required to file notices with various state public utility commissions or other regulatory agencies in connection with the Merger. However, the Merger will not require the approval of any such state agencies. The companies will submit all such notices as required, either prior to or after the Effective Time of the Merger.

               HSR Act and Antitrust. PriCellular and ACC are not required to observe the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the Merger.

               Injunctions. The obligations of PriCellular and ACC to consummate the Merger are subject to the condition that there be no provision of any applicable law or regulation, nor any judgment, order, decree or injunction, by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authorities, that shall prohibit or restrain the consummation of the Merger or any other transactions pursuant to the Merger Agreement.

Interests of Certain Persons in the Merger

               General. Certain officers and directors and stockholders of PriCellular may have interests in the Merger, as described herein, that are different from, or in addition to, the interests of stockholders of PriCellular generally. The Board of Directors is aware of these interests described below and considered them in addition to the other matters described under "THE MERGER --Recommendation of the PriCellular Board; Reasons for the Merger."

               Steven Price. Mr. Steven Price, the President of PriCellular, is both a Director and a principal stockholder of the Company. Although Mr. Steven Price will not be an employee, director or shareholder of the Surviving Corporation, he is expected to enter into a Consulting and Noncompetition Agreement with ACC at the time of the closing of the Merger. The terms of any such arrangement have not been finalized, but the parties anticipate that for a period of three years after the Effective Time Mr. Steven Price will (i) serve as a consultant to ACC and (ii) agree not to compete in the personal communications services business in the Company's current markets. Pursuant to such consulting arrangements, Mr. Steven Price will receive annual compensation that is significantly less than the cash compensation paid to him by the Company in 1997, but will not otherwise be entitled to any equity interest in ACC, or to participate in any benefit plans or to receive other benefits generally made available to employees of the Surviving Corporation. Mr. Steven Price is also party to the Voting Agreement among ACC and the Principal Stockholders and owns employee stock options. See "THE VOTING AGREEMENT" and "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF PRICELLULAR."

               Brion Applegate. Mr. Brion Applegate, a Director of PriCellular, is a general partner of the general partner of Spectrum Equity Investors, L.P., which is a stockholder of PriCellular and an affiliate of one of the founding stockholders of ACC. As described more fully in "THE MERGER --Background of the Merger," Mr. Applegate, on behalf of an affiliate of Spectrum, was an active participant in the investor group that made the ACC acquisition proposal relating to the Merger. As a result, Mr. Applegate played a significant role in negotiating the terms of the proposed Merger with representatives of PriCellular. An affiliate of Spectrum will also be a stockholder of the Surviving Corporation and will be able to designate two directors to its board. Mr. Applegate has been designated to ACC's board of directors and, until the Merger, will serve as an officer of ACC.

               During its deliberations concerning the Proposed Transaction, the Board was reminded of and considered the potential impact of Mr. Applegate's relationships with PriCellular and its officers and directors upon the negotiations of the proposed transaction. The Board determined that such relationships would not alter its evaluation of the transaction or its ability to act in the best interests of PriCellular's stockholders. The Board's conclusion in this regard was based upon its knowledge of the professionalism and experience of the individuals involved, the integrity of the sales process conducted by DLJ and the fact that the terms of the Merger were negotiated between the parties at arms-length in consultation with their respective advisors. In addition, to ensure a disinterested process, the Board considered and discussed all acquisition proposals, including ACC's offer, and deliberated the merits of the proposed transaction without Mr. Applegate being present.

               Robert Price. Mr. Robert Price, founder and Chairman of PriCellular, has at various times supported and opposed the Merger in his capacity as both a Director and a shareholder of PriCellular. At the time the Board and certain principal shareholders of PriCellular approved the Merger on March 6, 1998, Mr. Price stated that he opposed the Merger because he believed the $14 per share price was too low and that ACC would be unable to raise the required financing. Since March 6, 1998, Mr. Robert Price has continued to believe that $14 per share is a low price for PriCellular's stock, but he has not taken any action that will delay or disrupt the consummation of the Merger.

               Scott M. Sperling. Mr. Sperling, a Director of PriCellular, is a Managing Director of The Thomas H. Lee Company, which is one of the Principal Stockholders of PriCellular and a party to the Voting Agreement. See "THE VOTING AGREEMENT."

               AT&T Wireless Services, Inc. AWS, one of the Principal Stockholders of PriCellular, is party to an operating agreement with PriCellular. AWS and PriCellular have negotiated a new operating agreement which will take effect once the Merger is consummated and pursuant to which AWS will continue its commercial relationship with the Surviving Corporation. AWS is also a party to the Voting Agreement. See "THE VOTING AGREEMENT."

               Bonus Pools. Pursuant to the Merger Agreement, PriCellular will allocate and make available $4 million from its cash reserves for distribution to officers and employees at the Effective Time of the Merger (the "Employee Funds"). The Employee Funds will be distributed to such officers and employees (other than Mr. Steven Price) of PriCellular and in such amounts as shall be determined by the President of PriCellular.

               Options. At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Class A Shares (each, an "Option"), whether or not vested or exercisable, will be canceled, and in lieu thereof, each holder of such Option will receive, with respect to each Option, a cash payment in an amount equal to the economic value of such Option. See "THE MERGER AGREEMENT --Treatment of Options." For additional information regarding the Options held by officers and directors, see "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF PRICELLULAR."

               Indemnification of Directors and Officers Pursuant to the Merger Agreement. Pursuant to the Merger Agreement, the Surviving Corporation will indemnify all present and former officers, directors and employees of PriCellular and its subsidiaries from and after the Effective Time. The Surviving Corporation will also maintain for at least six years directors' and officers' liability insurance and fiduciary liability insurance policies containing terms which are not less advantageous to the officers and directors than such policies currently maintained by PriCellular. See "THE MERGER AGREEMENT --Indemnification."

               Indemnification of Principal Stockholders Pursuant to the Voting Agreement. Pursuant to the Voting Agreement, ACC and PriCellular each agreed to indemnify the Principal Stockholders in certain circumstances. ACC agreed to indemnify and hold harmless each Principal Stockholder for any and all losses, claims, damages and liabilities related to the execution and performance of the Voting Agreement or any actions taken pursuant thereto (except to the extent that such losses result from the breach of any representation or warranty of such Principal Stockholder). PriCellular's indemnity covers losses arising not only from the Voting Agreement, but also from the Merger Agreement, the Merger, the Consent and Waiver between PriCellular and AWS, and the transactions contemplated by all of those agreements. In addition, PriCellular agreed to indemnify not only each Principal Stockholder, but also each Principal Stockholder's directors, officers, employees, affiliates, successors and assigns. However, PriCellular will not be liable for any losses that are determined to have resulted from the bad faith of any indemnified party, or for losses that ACC has already paid pursuant to its indemnity. See "THE VOTING AGREEMENT --Indemnification."

Appraisal Rights

               Each stockholder of PriCellular has the right to dissent from the Merger, and if the Merger is consummated, to receive "fair value" for his or her Shares in cash by complying with the provisions of Delaware law, including Section 262 of the Delaware General Corporation Law ("Section 262"). In particular, the dissenting stockholder must deliver to PriCellular, within 20 days of the mailing of this Information Statement, written notice of his or her intent to demand payment for his or her Shares if the Merger is effected. The full text of Section 262 is attached as Appendix E hereto. Any stockholder who desires to exercise his or her appraisal rights, or wishes to preserve his or her right to do so, is urged to review Appendix E carefully and consult with his or her legal advisors, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" for a further discussion of such rights.

Merger Financing

               ACC is expected to enter into certain debt financing arrangements aggregating approximately $1.3 billion, consisting of $1.0 billion of senior secured credit facilities (the "Credit Facilities") and $285 million of senior note financing (the "Senior Note Financing"). It is expected that approximately $200 million of the proceeds of the Senior Note Financing, together with a large portion of the proceeds of the Credit Facilities and the proceeds of the Equity Financing (as defined below), will be used to finance the payment of the aggregate Merger Consideration, repay certain existing indebtedness of PriCellular, consummate a tender offer (and/or defeasance) for all Existing Notes (as defined below) of PriCellular Wireless Corporation ("Wireless") and pay fees and expenses incurred in connection with the Merger. In addition, the Credit Facilities would be used to provide for the Surviving Corporation's working capital requirements at and subsequent to the Effective Time. ACC plans to repay the borrowings under the foregoing financing arrangements out of its cash flow from operations, which will consist primarily of dividends from its subsidiaries.

               On March 6, 1998, ACC received a commitment letter from Toronto Dominion (Texas), Inc., TD Securities USA and Merrill Lynch Capital Corporation (together, the "Lenders") to provide the Credit Facilities. The commitment is subject to customary conditions, including the absence of any material adverse change in the financial markets, the absence of any material adverse change in the condition, business or results of operations of PriCellular or ACC, and the negotiation, execution and delivery of definitive documentation.

               The Credit Facilities. The Credit Facilities are expected to consist of a senior secured revolving credit facility (the "Revolving Credit Facility"), which will provide for revolving loans (the "Revolving Credit Loans") in an aggregate principal amount of up to the lender's revolving credit commitment (the "Revolving Credit Commitment"), which will initially be $150 million, and senior secured term loan facilities (the "Term Loans") in three tranches in an aggregate principal amount of up to $850 million. The Revolving Credit Commitment will be reduced quarterly beginning in the third year after the closing and the Revolving Credit Facility will mature eight and one-half years after the Effective Date. The Term Loans will consist of three tranches and will amortize over eight and one-half years for Tranche A loans, nine years for Tranche B loans, and nine and one-half years for Tranche C loans.

               Borrowings and commitments under the Credit Facilities will be subject to mandatory prepayment and reduction in an amount equal to (a) the net proceeds of asset dispositions (including insurance proceeds resulting from casualty to assets), subject to Wireless' ability to reinvest such proceeds under certain circumstances, (b) 75% of excess cash flow (reduced to 50% with respect to any fiscal year if Wireless' Leverage Ratio (defined as the ratio of total debt to annualized operating cash flow) is less than 8.0:1.0), (c) 100% of the net proceeds of the issuance or incurrence of debt, and (d) 50% of the net proceeds of any issuance of equity securities. Voluntary prepayment of the loans will be permitted in whole or in part with prior notice and without premium or penalty (other than funding losses), subject to limitations as to minimum amounts.

               Borrowings under the Credit Facilities will bear interest at a rate per annum of, at Wireless' option, either (a) a base rate (defined as the higher of (i) Toronto Dominion's announced corporate base rate and (ii) the federal funds rate, plus 0.50%) plus the Applicable Margin (as defined) or (b) a LIBOR rate plus the Applicable Margin. The maximum Applicable Margin for the Tranche A loans and the Revolving Credit Loans will be 1.50% for base rate loans and 2.50% for LIBOR loans, for the Tranche B loans will be 1.75% for base rate loans and 2.75% for LIBOR loans, and for the Tranche C loans will be 2.00% for base rate loans and 3.00% for LIBOR loans. Based upon Wireless' leverage ratio, the Applicable Margin for Tranche A loans and Revolving Credit Loans may be reduced by up to 1.375%, and for Tranche B loans and Tranche C loans may be reduced by 0.25%. The default rate under the Credit Facilities will be 2.00% above the otherwise applicable rate.

               The obligations under the Credit Facilities will be secured by substantially all of the assets of ACC and its direct and indirect existing and future subsidiaries, including the capital stock of these subsidiaries, but excluding the assets of unrestricted subsidiaries. Such obligations will also be guaranteed by Wireless' direct and indirect existing and future subsidiaries. In addition, ACC will guarantee the Credit Facilities and will pledge the capital stock of Wireless to the Lenders as security under the Credit Facilities.

               Senior Note Financing. On May 13, 1998 ACC obtained the Senior Note Financing by issuing $285 million aggregate principal amount of 10 1/2% unsecured senior notes due 2008 (the "Senior Notes"). Approximately $85 million of the net proceeds from the Senior Notes were used to purchase a portfolio of government securities sufficient to fund the first six scheduled payments of interest on the Senior Notes. The remaining $200 million is expected to be used as provided above. Pursuant to a registration rights agreement relating to the Senior Notes by and among ACC and the initial purchasers of the Senior Notes, ACC has agreed to (i) file within 60 days, and cause to become effective within 120 days, after the date of the closing of the Merger, a registration statement with respect to an offer to exchange the Senior Notes (the "Exchange Offer") for notes of ACC with terms identical in all material respects to the Notes and (ii) cause the Exchange Offer to be consummated within 150 days after the closing of the Merger. After the earlier to occur of the consummation of the Exchange Offer and the 120th calendar day following the date of the Merger, ACC will, to the extent permitted by the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which ACC would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange
Act if ACC were subject to such provisions, such documents to be filed with the Commission on or prior to the date by which ACC would have been required so to file such documents if ACC were subject to such provisions of the Exchange Act.

               Equity Financing. Pursuant to terms of a stock purchase agreement between ACC and the equity investors party thereto (the "Equity Investors"), the Equity Investors have committed to purchase for cash from ACC an aggregate amount of $350 million in equity. To date, the Equity Investors have contributed an aggregate amount of $35 million to ACC through the purchase of common stock and preferred stock of ACC. It is expected that prior to or at the time of consummation of the Merger, the Equity Investors will purchase from ACC additional preferred stock in an aggregate amount of $315 million.

               The following is a list of the Equity Investors who own 5% or more of the equity of ACC. The aggregate holdings of these investors represents 80% of the outstanding equity ownership of ACC.

Investors                                          Commitment           Percentage
---------                                          ----------           ----------
Providence Equity Partners, L.P................    $50 million            14.3%
Spectrum Equity Investors II, L.P..............    $50 million            14.3%
Affiliates of Sandler Capital Management.......    $45 million            12.9%
Tandem Wireless Investments, L.P...............    $40 million            11.4%
Triumph Partners III and Triumph III Investors.    $30 million             8.6%
First Union Capital Investors..................    $25 million             7.1%
HarbourVest Partners V.........................    $20 million             5.7%
Trident Capital Management II and affiliates...    $20 million             5.7%

Note Tender; Consent Solicitation

               ACC has commenced a tender offer and consent solicitation (the "Note Tender") for all of Wireless' 14% Senior Subordinated Discount Notes due 2001, 12 1/4% Senior Subordinated Discount Notes due 2003, and 10 3/4% Senior Notes due 2004 (collectively, the "Existing Notes"). If the Note Tender is consummated for a majority of the Existing Notes, the consents obtained thereby will eliminate most of the negative covenants in the Existing Notes.
If the Note Tender is not consummated for a majority of the Existing Notes, it is expected that the remaining Existing Notes will be covenant defeased pursuant to an irrevocable trust to eliminate the negative covenants. The scheduled closing date for the Note Tender will be on or about the Effective Time and ACC will purchase all Existing Notes validly tendered thereunder. After the Merger and prior to the consummation of the Note Tender, ACC will assign all of its rights and obligations under the Note Tender to Wireless.
As of May 19, 1998, holders of approximately 99.5% of the Existing Notes
(based on principal amount) had tendered their Existing Notes pursuant to the Note Tender and delivered their consents to amend the Existing Notes.
Wireless will pay approximately $69 million to the holders of the Existing Notes in excess of the principal amount of the Existing Notes, including consent fees. ACC expects to acquire or covenant defease all of PriCellular's 10 3/4% Senior Convertible Discount Notes due 2004 (to the extent not converted into Class A Shares of PriCellular).

Risks of Insolvency on Former Stockholders of PriCellular

               ACC is a newly formed corporation that has not carried on, and prior to the Merger is not expected to carry on, any activities other than those incident to its formation and the Merger. As of the date hereof, ACC's only assets are $35 million in equity capital and the net proceeds from the issuance of the Senior Notes (approximately $273 million), less underwriting fees and other expenses related to the Merger and the related financings. As described above, in connection with the Merger ACC is expected to borrow approximately $1.0 billion under the Credit Facilities and the Equity Investors are expected to purchase an additional $315 million in ACC preferred stock. All of the proceeds received by ACC from the foregoing debt and equity financings will be used to pay the Merger Consideration, repay certain existing indebtedness of PriCellular, purchase (or defease) the Existing Notes, pay fees and expenses in connection with the Merger and provide the Surviving Corporation with working capital.

               Various laws enacted for the protection of creditors may apply to the Surviving Corporation's incurrence of indebtedness and other obligations in connection with the Merger, including the Credit Facilities and the Senior Subordinated Financing, as contemplated by ACC. If a court were to find in a lawsuit by an unpaid creditor or representative of creditors of the Surviving Corporation that the Surviving Corporation did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, the Surviving Corporation
(i) was insolvent; (ii) was rendered insolvent by reason of such incurrence;
(iii) was engaged in a business or transaction for which the assets remaining in the Surviving Corporation constituted unreasonably small capital; or (iv) intended to incur or believed it would incur obligations beyond its ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could determine to void the distribution of the Merger Consideration to holders of Shares and require that such holders return the Merger Consideration (or equivalent amounts) to PriCellular (which will be the Surviving Corporation) or to a fund for the benefit of creditors (including, under certain circumstances, the lenders providing the Merger financing to
ACC).

               The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction which is being applied. Generally, however, a company would be considered insolvent at a particular time if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. Based on the beliefs of ACC contained in the Merger Agreement, and the condition that the Board of PriCellular receive the opinion of an independent financial advisor regarding the solvency of the Surviving Corporation prior to consummation of the Merger (the "Solvency Opinion"), the Board of PriCellular believes that, after giving effect to indebtedness incurred in connection with the Merger and the other related financings, the Surviving Corporation will not be rendered insolvent, will not be left with unreasonably small capital, would not have incurred debts beyond its reasonable ability to pay them as they mature and would not find its capital impaired. There can be no assurance, however, as to what standard a court would apply in making such determinations.

               As discussed above, the condition that the PriCellular Board receive the Solvency Opinion prior to consummation of the Merger could be waived by the Board, although the Board does not intend to waive this condition.

               PriCellular and ACC have engaged Valuation Research Corporation ("Valuation Research"), a nationally-recognized independent financial advisor, to provide the Solvency Opinion. Valuation Research has extensive experience providing financial advisory services, having delivered over 400 solvency and board of directors opinions. The decision to retain Valuation Research was made jointly by PriCellular, ACC and certain of ACC's lenders. In the past two years, Valuation Research has not had any material relationship with PriCellular (and its affiliates) or ACC (and its affiliates), and no such relationship is contemplated. A copy of the Solvency Opinion delivered by Valuation Research will be made available for inspection and copying at PriCellular's executive offices to any interested stockholder of PriCellular, once it has been delivered to the Board of PriCellular.

               See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger--Conditions to the Obligations of PriCellular."



Expenses of the Transaction

               The following is an estimate of the costs and expenses incurred or expected to be incurred in connection with the Merger (in thousands):

SEC Filing Fee(1)                                           $   162
Investment Banking Fees and Expenses(2)                       9,500
Bank Fees and Expenses(3)                                    22,000
Underwriting Fees(3)                                          8,550
Financing Costs and Accrued Interest(3)                       4,200
Legal Fees and Expenses(4)                                    3,000
Accounting Fees and Expenses(4)                                 750
Printing and Mailing(4)                                         750
FCC Application(5)                                               15
Miscellaneous                                                 1,000
                                                            -------
Total(6)                                                    $45,727

-----------
(1) Paid by PriCellular.

(2) Fees and expenses of DLJ, Gleacher NatWest and SBC Warburg Dillon Read are to be paid by PriCellular. See "THE MERGER--Opinions of the Financial Advisors to the PriCellular Board."

(3) Paid by ACC.

(4) Includes fees and expenses for counsel and accountants for, and printing and mailing costs incurred by, PriCellular and fees and expenses of counsel and accountants for, and printing costs incurred by, ACC.

(5) Fee shared by PriCellular and ACC.

(6) The above chart does not include an aggregate of $69 million estimated to be paid to the holders of Existing Notes in connection with the Note Tender and Consent Solicitation. See "THE MERGER--Note Tender; Consent Solicitation."

               Under the Merger Agreement, all costs and expenses incurred by PriCellular and ACC will be paid by the party that has incurred such costs and expenses, whether or not the Merger is consummated, except that PriCellular has agreed to reimburse ACC for certain costs and expenses if the Merger Agreement is terminated in certain circumstances. See "THE MERGER AGREEMENT -- Expenses and Fees."


                             THE MERGER AGREEMENT

               The following summarizes the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Information Statement and incorporated by reference herein. This summary is qualified in its entirety by reference to the Merger Agreement.

The Merger

               Subject to the terms and conditions of the Merger Agreement, ACC will merge with and into PriCellular on the date and at the time (the "Effective Time") that the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger). See "- Effective Time of the Merger." The separate corporate existence of ACC will then cease, and PriCellular will be the Surviving Corporation (the "Surviving Corporation"). See "--The Surviving Corporation."

Conversion of PriCellular Common Stock and Series A Preferred Stock in the Merger

               At the Effective Time, (i) each issued and outstanding share of PriCellular Common Stock (other than shares held by PriCellular as treasury stock or owned by ACC or any of ACC's subsidiaries, with respect to which no payment will be made) will be converted into the right to receive $14.00 in cash from ACC and (ii) each issued and outstanding share of PriCellular Series A Preferred Stock (other than shares held by PriCellular as treasury stock or owned by ACC or any of ACC's subsidiaries, with respect to which no payment will be made) will be converted into the right to receive the product of $14.00 and the number of shares of PriCellular Class A Common Stock into which each such share of Series A Preferred Stock is then convertible in connection with a change of control (the "Merger Consideration").

Treatment of Options

               At or immediately prior to the Effective Time, each outstanding employee stock option to purchase PriCellular Class A Shares (each, an "Option") issued pursuant to PriCellular's 1994 stock option plan, whether or not vested or exercisable, will be canceled, and in lieu thereof, each holder of such Option will receive after the Effective Time, with respect to each Option, a cash payment in an amount determined by multiplying (i) the excess, if any, of $14.00 per PriCellular Class A Share over the applicable exercise price of such Option by (ii) the number of PriCellular Class A Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time.

Surrender of and Payment for Shares

               Promptly after the Effective Time, the exchange agent selected by ACC (the "Exchange Agent") will mail to each holder of Shares at the Effective Time a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates representing Shares (the "Certificates") to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of certificates. WE REQUEST THAT YOU NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE SUCH TRANSMITTAL LETTER AND INSTRUCTIONS. LETTERS OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME OF THE MERGER.

               If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required as a result of such payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is inapplicable.

               TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE MERGER, EACH SUCH STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE EXCHANGE AGENT IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTIONS TO THE LETTER OF TRANSMITTAL.

               After the Effective Time, there will be no further registration or transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in the Merger Agreement.

               Any portion of the Merger Consideration made available to the Exchange Agent that remains unclaimed by the holders of Shares six months after the Effective Time will be returned to the Surviving Corporation on demand, and any such holder who has not exchanged his Shares for the Merger Consideration prior to that time will thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

               Any portion of the Merger Consideration made available to the Exchange Agent to pay for Shares for which appraisal rights have been perfected will be returned to the Surviving Corporation, upon demand.

Dissenting Shares

               Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. PriCellular will give ACC prompt notice of any demands received by PriCellular for appraisal of Shares, and ACC will have the right to participate in all negotiations and proceedings with respect to such demands. PriCellular will not, except with the prior written consent of ACC, make any payment with respect to, or settle or offer to settle, any such demands. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS."

Effective Time of the Merger

               Promptly following, but no later than the second business day after, satisfaction or waiver of the conditions to the Merger, the Merger will be consummated and become effective at the time at which the certificate of merger to be filed pursuant to Delaware Law is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified in such certificate of merger. There can be no assurances that the conditions to the Merger will be satisfied (or waived) and that the Merger will occur. See "--Conditions to the Consummation of the Merger."

The Surviving Corporation

               The Merger Agreement provides that the certificate of incorporation of ACC in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation will be changed to "American Cellular Corporation". The bylaws of ACC in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors and officers of ACC at the Effective Time will become the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified in accordance with applicable law.

Representations and Warranties

               The Merger Agreement contains various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by PriCellular as to (a) the corporate organization, standing and similar corporate matters of PriCellular and its subsidiaries; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) governmental approvals and authorizations required for the consummation of the transactions contemplated by the Merger Agreement; (d) the non-contravention of any agreement, law or charter or by-law provision; (e) its capitalization; (f) documents filed by PriCellular and Wireless with the Commission and the accuracy of the information contained therein; (g) the accuracy of financial statements of PriCellular and Wireless; (h) the accuracy of information supplied by PriCellular in connection with this Information Statement; (i) the absence of certain changes or events since the date of PriCellular's most recent audited financial statements filed with the Commission, including material adverse changes with respect to PriCellular, and the absence of material undisclosed liabilities; (j) pending or threatened material litigation; (k) filing of tax returns and payment of taxes; (l) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment and labor matters; (m) finders' fees and expenses; (n) FCC and other governmental matters; (o) PriCellular's possession of all governmental permits and licenses necessary for PriCellular or any of its subsidiaries to conduct their respective businesses and PriCellular's compliance with applicable laws; (p) certain contracts of PriCellular; (q) properties and assets of PriCellular and its subsidiaries; (r) compliance with environmental laws; (s) certain transactions with affiliates of PriCellular and (t) receipt of an opinion of PriCellular's financial advisors.

               The Merger Agreement also includes representations and warranties by ACC as to (a) the corporate organization, standing and similar corporate powers of ACC; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) possession of all governmental approvals and authorizations required for the consummation of the transactions contemplated by the Merger Agreement; (d) the non-contravention of any agreement, law or charter or by-law provision; (e) the accuracy of information supplied by ACC in connection with this Information Statement; (f) finders' fees and expenses; (g) financing commitments in connection with the Merger; (h) qualification of ACC under applicable law to own and operate the assets and business of PriCellular; and (i) ACC's capitalization.

Certain Pre-Closing Covenants

               PriCellular has agreed that, among other things, prior to the Effective Time or earlier termination of the Merger Agreement, except as permitted by the Merger Agreement or pursuant to existing obligations disclosed in the Merger Agreement or as otherwise agreed by ACC in writing, PriCellular will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, use its best efforts to seek to preserve intact its current business organizations and relationships with third parties, maintain its rights and franchises, keep available the service of its current officers and employees and keep its properties and assets in as good repair and condition as at present (ordinary wear and tear excepted). PriCellular has agreed that, unless ACC agrees in writing or except as otherwise permitted pursuant to the Merger Agreement or pursuant to existing obligations disclosed in the Merger Agreement, prior to the Effective Time neither PriCellular nor any of its subsidiaries will:

               (a) adopt or propose any change in its certificate of incorporation or bylaws;

               (b) merge or consolidate with any other person or acquire a material amount of assets or business of any other person or make any capital expenditures other than as contemplated by PriCellular's 1998 budget previously delivered to ACC;

               (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

               (d) (i) take or agree or commit to take any action that would make any representation and warranty of PriCellular under the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

               (e) agree or commit to do any of the foregoing.

No Solicitation of Transactions

               Under the Merger Agreement, PriCellular has agreed that, until the termination of the Merger Agreement, PriCellular and its subsidiaries and their respective officers, directors, employees, representatives (including any investment banker, attorney or accountant) and other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) or (ii) subject to the fiduciary duties of the PriCellular Board under applicable law as advised by Davis Polk & Wardwell, counsel to PriCellular, engage in discussions or negotiations with, or disclose any nonpublic information relating to PriCellular or any of its subsidiaries or afford access to the properties, books or records of PriCellular or any of its subsidiaries to, any person that may be considering making, or has made, an Acquisition Proposal. PriCellular has agreed to promptly notify ACC after receipt of any Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to PriCellular or any of its subsidiaries or for access to the properties, books or records of PriCellular or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, which notification shall include the identity of the offeror and the terms and conditions of any Acquisition Proposal (but only to the extent the PriCellular Board may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal), and will keep ACC fully informed (subject to such fiduciary duties) on a current basis of the status and details of any such Acquisition Proposal, indication or request.

               As used in the Merger Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving PriCellular or any of its subsidiaries or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, PriCellular or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or a tender offer or exchange offer for at least 20% of the outstanding Shares or any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

Indemnification and Insurance

               Pursuant to the terms of the Merger Agreement, ACC agrees that the certificate of incorporation and bylaws of the Surviving Corporation will contain the indemnification provisions set forth in PriCellular's certificate of incorporation and bylaws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnified parties under the certificate of incorporation or bylaws of PriCellular in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by applicable law.

               From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers, directors and employees of PriCellular and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable fees and expenses of counsel), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of ACC and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on, or arising in whole or in part out of, any actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions and financing contemplated by the Merger Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

               Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of the Merger Agreement, or other independent legal counsel satisfactory to them and reasonably acceptable to ACC, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

               In addition, ACC will cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by PriCellular with respect to matters occurring prior to the Effective Time, provided that (i) ACC may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) ACC will not be required to pay an annual premium for such insurance in excess of three hundred percent of the last annual premium paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

High Yield Financing

               The Merger Agreement provides that, as promptly as practicable following the date of the Merger Agreement, ACC will use its commercially reasonable efforts to raise gross cash proceeds of $200 million from an offering of its unsecured senior subordinated debt securities (the "High Yield Financing") upon such terms and conditions as may be specified in certain financing agreements between ACC and its lenders. ACC further agrees that it will not amend (other than to extend the termination date thereof), waive, discharge or terminate any material provision of any of such financing agreements without the prior written consent of PriCellular, which consent will not be unreasonably withheld or delayed. In the event that any portion of the financing required for consummation of the Merger becomes unavailable, regardless of the reason therefor, ACC will use its commercially reasonable efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources. See "THE MERGER -- Merger Financing -- Senior Note Financing."

Equity Financing

               In accordance with the terms of the Merger Agreement, the Equity Investors have contributed $35 million to ACC in the form of equity capital. See "THE MERGER -- Merger Financing -- Equity Financing."

Cooperation and Reasonable Best Efforts

               Pursuant to the Merger Agreement, and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take certain specified and other actions, including cooperation in the arrangement of debt financing for the transactions contemplated by the Merger Agreement and cooperation in connection with ACC's consummation of the tender offers for debt securities of Wireless, so that the transactions contemplated by the Merger Agreement may be consummated.

               ACC also agreed that upon satisfaction of the conditions set forth in the Merger Agreement (other than the Financing Condition referred to under "--Conditions to the Consummation of the Merger --Conditions to the Obligations of ACC") and the conditions precedent to any extension of credit under the financing agreements relating to the Bridge Loan Commitment and the Credit Facilities Commitment (other than those conditions which are within ACC's control to cause to be satisfied at such time), it will promptly, but in no event later than the second business day after satisfaction of the conditions referred to in clause (i) and (ii) above, borrow such amounts under the financing agreements as are required for ACC to consummate the Merger and all transactions contemplated by the Merger Agreement.

FCC Application

               PriCellular and ACC have agreed to prepare all FCC applications and such other documents as may be required to obtain FCC consent with respect to the transfer of control of PriCellular to ACC as expeditiously as possible. Each party has also agreed to pay one-half of any FCC fee payable in connection with the filing or granting of approval of the FCC application.

HSR Act Matters

               PriCellular and ACC have agreed to take all reasonable actions and use their best efforts to have declared effective or approved all documents and notifications with any such governmental agencies as may be required (if any) under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Warrants

               Prior to the Effective Time, PriCellular and ACC will deliver to the holder of all outstanding warrants to purchase Class B Shares (the "Warrants") the written instrument required to be delivered pursuant to the terms of the warrant agreement between such holder and PriCellular. After the Effective Time, at the request of the holder of the Warrants, PriCellular will exchange the Warrants for an amount in cash equal to the product of (i) the number of PriCellular Class B Shares into which the Warrants to be exchanged are exercisable and (ii) the difference between $14.00 and the exercise price in respect of each such share for which such Warrant is exercisable on the day the holder of the Warrants requests an exchange pursuant to the Merger Agreement.

Convertible Discount Notes

               Prior to the Effective Time, PriCellular and ACC will execute and deliver to the Bank of Montreal Trust Company (the "Trustee") the supplemental indenture (and any necessary officer's certificates) relating to the 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Discount Notes") as required under the terms of the Indenture dated as of August 21, 1995 between PriCellular and the Trustee. In addition, prior to the Effective Time, PriCellular and ACC will mail to each holder of the Convertible Discount Notes a notice of the execution of such supplemental indenture.

Conditions to the Consummation of the Merger

               Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of PriCellular and ACC to effect the Merger are subject to the satisfaction of the following conditions: (a) the Merger Agreement shall have been adopted by the stockholders of PriCellular in accordance with Delaware Law; (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired; (c) no provision of any applicable law or regulation and no judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger or any other transactions pursuant to the Merger Agreement; (d) all consents, waivers, approvals, authorizations or permits by or from, and all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the execution, delivery and performance of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any FCC transfer approvals, shall have been obtained; and (e) all consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made by ACC and PriCellular prior to consummation of the transactions contemplated by the Merger Agreement shall have been obtained from or made with, the FCC, and each such FCC transfer approval shall have become a final order, except that (i) ACC may waive the requirement that each of the FCC transfer approvals shall have become a final order and (ii) in the case of the transfer of microwave licenses only, ACC will deem either initial FCC approvals or special temporary authority to transfer the microwave licenses to satisfy this condition.

               Conditions to the Obligations of ACC. The obligation of ACC to effect the Merger is further subject to the satisfaction or waiver of the following additional conditions: (a) PriCellular shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Effective Time, the representations and warranties of PriCellular contained therein and in any certificate or other writing delivered by PriCellular pursuant thereto shall be true in all material respects at and as of the Effective Time (provided that any representation or warranty that is qualified by a materiality standard will not be further qualified) as if made at and as of such time (provided that representations made as of a specific date will be required to be true as of such date only) and ACC shall have received a certificate signed by an executive officer of PriCellular to the foregoing effect; (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of PriCellular and its subsidiaries after the Effective Time; (c) ACC shall have received all documents it may reasonably request relating to the existence of PriCellular and its subsidiaries and the authority of PriCellular for the Merger Agreement, all in form and substance reasonably satisfactory to ACC; (d) ACC shall have obtained the debt financing set forth in the financing agreements on the terms set forth therein, unless the failure to obtain such financing was the result of a willful failure by ACC to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty arising out of the bad faith or willful misconduct of ACC (the "Financing Condition"); (e) since the date of the Merger Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on PriCellular; and (f) the AT&T consent and waiver agreement shall be in full force and effect in accordance with its terms.

               Conditions to the Obligations of PriCellular. The obligation of PriCellular to effect the Merger is further subject to the satisfaction or waiver of the following additional conditions: (a) ACC shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, the representations and warranties of ACC contained therein and in any certificate or other writing delivered by it pursuant to the Merger Agreement shall be true in all material respects at and as of the Effective Time (provided that any representation or warranty that is qualified by a materiality standard will not be further qualified) as if made at and as of such time (provided that representations made as of a specific date shall be required to be true as of such date only) and PriCellular shall have received a certificate signed by an executive officer of ACC to the foregoing effect; (b) PriCellular shall have received all documents it may reasonably request relating to the existence of ACC and the authority of ACC for the Merger Agreement, all in form and substance reasonably satisfactory to PriCellular; (c) ACC shall have entered into a consulting agreement with the President of PriCellular in form and substance reasonably satisfactory to the President and ACC; and (d) the PriCellular Board shall have received advice, reasonably satisfactory to the Board, from an independent advisor confirming the belief of ACC that upon the consummation of the transactions contemplated by the Merger Agreement, (i) the Surviving Corporation will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of PriCellular will not become impaired.

Termination

               The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of PriCellular):

               (a) by mutual written consent of PriCellular and ACC;

               (b) by either PriCellular or ACC if the Merger has not been consummated by the earliest to occur of (i) the termination of the Bridge Loan Commitment or the Credit Agreement Commitment if the High Yield Financing shall not have been consummated prior thereto, (ii) if the High Yield Financing shall have been consummated, the proceeds thereof ceasing to be held in escrow and (iii) March 6, 1999;

               (c) by either PriCellular or ACC, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining ACC or PriCellular from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (d) by PriCellular, upon payment to ACC of the amounts referred to under the heading "--Expenses and Fees", if prior to or after the PriCellular stockholders approve the Merger and the Merger Agreement, the Directors of PriCellular, in good faith based upon the advice of independent legal counsel, shall have withdrawn or modified in a manner adverse to ACC their approval or recommendation of the Merger Agreement, or shall have resolved to do so, in order to permit PriCellular to execute a definitive agreement in connection with an Acquisition Proposal, provided that PriCellular has complied with its obligations set forth under the heading "--No Solicitation of Transactions."

               (e) by ACC upon the occurrence of any Trigger Event (as defined below);

               (f) by PriCellular or ACC if the approval of the stockholders of PriCellular required for the consummation of the Merger shall not have been obtained at a duly held meeting of shareholders to vote on the Merger, or any adjournment thereof;

               (g) by ACC or PriCellular upon a material breach on the part of the other of any covenant or agreement herein or if any representation or warranty of the other party shall not be true in any material respect (provided that any representation or warranty that is qualified by a materiality standard shall not be further qualified hereby) and, if such breach is capable of being cured, shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

               (h) by PriCellular if equity capital in an amount equal to at least $25 million shall not have been contributed to ACC within 30 days after the date of the Merger Agreement.

               As used in the Merger Agreement, "Trigger Event" means any of the following events: (a) PriCellular shall have entered into a definitive agreement with respect to any Acquisition Proposal; (b) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than ACC or any of its affiliates or any shareholders of PriCellular that have executed voting agreements with ACC) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding Shares representing at least 50.1% of the total voting power of PriCellular or shall have acquired, directly or indirectly, at least 50.1% of the assets of PriCellular; (c) the PriCellular Board shall have withdrawn or materially modified its approval or recommendation of the Merger or shall have resolved to do so; (d) the PriCellular Board shall have recommended an Acquisition Proposal to the stockholders of PriCellular; or (e) the approval of the stockholders of PriCellular required for the consummation of the Merger shall not have been obtained at a duly held meeting of the stockholders to vote on the Merger, or any adjournment thereof.

               The party desiring to terminate the Merger Agreement will give written notice of such termination to the other party in accordance with the terms thereof. If the Merger Agreement is terminated, such Agreement will become void and of no effect with no liability on the part of any party hereto.

Expenses and Fees

               Pursuant to the Merger Agreement, PriCellular agrees to pay ACC a fee in the amount of $24,000,000 (unless a Trigger Event occurs after May 15, 1998 and at such time ACC shall not have either (i) consummated the High Yield Financing, the proceeds of which shall continue to be held in escrow or
(ii) obtained the irrevocable waiver by the Initial Lenders of the conditions set forth in Sections 3(c), Section 4 (paragraph 2) and in the attached term sheet under the caption entitled "Conditions to Effectiveness and to Interim Loan", the references to the accuracy of representations and warranties of Target in the first paragraph thereof and subparagraphs (l) and (r) of the Bridge Loan Commitment in which case, $19,000,000) within three business days after the termination of the Merger Agreement as a result of the occurrence of a Trigger Event.

               In addition, if the Merger Agreement is terminated by PriCellular as provided under clause (d) or (f) under the heading "--Termination" or by ACC as provided under clauses (e), (f) or (g) under the heading "--Termination", PriCellular agrees to reimburse ACC (i) for all out-of-pocket expenses reasonably incurred in connection with the Merger Agreement of up to $8,000,000 plus (ii) if ACC shall have consummated the High Yield Financing, for all out-of-pocket expenses reasonably incurred in connection with the High Yield Financing, including interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding the High Yield Financing of up to $27,000,000.

               Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such cost or expense.

Amendment and Waiver

               The Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PriCellular and ACC, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of PriCellular, no such amendment or waiver will, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of PriCellular or (ii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of PriCellular.


                             THE VOTING AGREEMENT

               The following summarizes the material provisions of the Voting Agreement, a copy of which appears as Appendix B to this Information Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Voting Agreement.

               In connection with the execution of the Merger Agreement, AT&T Wireless Services, Inc., The Thomas H. Lee Company (through its affiliates Thomas H. Lee Equity Fund III, L.P. and THL-CCI Investors Limited
Partnership), Steven Price and Eileen Farbman (collectively, the "Principal Stockholders") entered into a Voting Agreement with ACC. Pursuant to the agreement, the Principal Stockholders, the beneficial owners of approximately 39% of the outstanding Common Stock and Series A Preferred Stock of
PriCellular (or 56% of the fully diluted voting power of PriCellular), agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. Because the Principal Stockholders have approved the Merger by written consent, consummation of the Merger does not require approval by a majority of PriCellular stockholders who are not affiliated with the Company or ACC. Except for certain provisions thereto, the Voting Agreement terminates upon termination of the Merger Agreement.

Voting

               Pursuant to the Voting Agreement, each Principal Stockholder has agreed to vote all of the shares of PriCellular Common Stock or Series A Preferred Stock owned by such Principal Stockholder in favor of the approval and adoption of the Merger Agreement and the Merger and the other transactions contemplated thereby at any meeting of the stockholders of PriCellular, and at any adjournment thereof, at which such Merger Agreement and the Merger, or such other transactions or actions, are submitted for the consideration and vote of the stockholders of PriCellular. Each of the Principal Stockholders has also agreed that it will vote all of the shares of PriCellular Common Stock or Series A Preferred Stock owned by such Principal Stockholder against any (w) Acquisition Proposal (as defined in the Merger Agreement), (x) reorganization, recapitalization, liquidation or winding up of PriCellular or any other extraordinary transaction involving PriCellular, or (y) corporate action the consummation of which would frustrate the purposes, or be inconsistent with the other agreements of such Principal Stockholder pursuant to the Voting Agreement.

               The Voting Agreement further provides that the Principal Stockholders may vote for transactions permitted by the Merger Agreement and will not be bound by the voting provisions of the Voting Agreement if the Merger Agreement has been terminated. In addition, the obligations of AT&T Wireless, Inc. pursuant to the voting provisions of the Voting Agreement will terminate if the Board of Directors of PriCellular shall have withdrawn or materially modified its approval or recommendation of the Merger or shall have resolved to do so.

Transfer Restrictions

               Pursuant to the Voting Agreement, each Principal Stockholder has agreed that it will not, without the prior written consent of ACC, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of PriCellular Common Stock or Series A Preferred Stock owned by such Principal Stockholder or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any such shares during the term of the Voting Agreement, including, without limitation, dispositions of such shares through dividends or liquidation or other distributions of such shares to any stockholders or partners of such Principal Stockholder.

               Notwithstanding the foregoing, the Voting Agreement provides that each of AT&T Wireless Services, Inc., Steven Price and Eileen Farbman (in each case on behalf of themselves or their respective children) may sell up to 150,000 shares of Common Stock of PriCellular each in open market transactions upon not less than two business days written notice to ACC. After receiving any such written notice, ACC may elect to purchase such shares directly from AT&T Wireless Services, Inc., Steven Price or Eileen Farbman at a price equal to the closing price for the shares on the American Stock Exchange on the day immediately preceding the day on which such individuals propose to sell such shares.

No Solicitation

               Each Principal Stockholder has agreed that until the termination of the Voting Agreement, such Principal Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to any fiduciary duties of such Principal Stockholder as an officer, director or Principal Stockholder of PriCellular under applicable law as advised by PriCellular's counsel, engage in discussions or negotiations with, or disclose any nonpublic information relating to PriCellular or any subsidiary or afford access to the properties, books or records of PriCellular or any subsidiary to, any person that such Principal Stockholder knows or has reason to know may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal. Such Principal Stockholder will promptly notify ACC after receipt of an Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to PriCellular or any subsidiary or for access to the properties, books or records of PriCellular or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, which notification shall include the identity of the offeror and the terms and conditions of any Acquisition Proposal (but only to the extent such Principal Stockholder may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal), and will keep ACC fully informed of the status and details (subject to such fiduciary duties) of any such Acquisition Proposal, indication or request.

Appraisal Rights

                Each of the Principal Stockholders has agreed not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of PriCellular Common Stock and Series A Preferred Stock owned by such Principal Stockholder with respect to the Merger.

Redemption Rights and Amendment to Charter

               Pursuant to the Voting Agreement, each Principal Stockholder who is a holder of any Series A Preferred Stock has agreed not to exercise its right (if any), under Section 5(b) of the Certificate of Designation of the Series A Preferred Stock, to require PriCellular to redeem any or all of its Series A Preferred Stock, to the extent that the right to do so arises solely from board of director or Principal Stockholder approval of the Merger, the execution by PriCellular of the Merger Agreement, the execution of the Voting Agreement or the consummation of the Merger.

               In addition, each Principal Stockholder has agreed to vote all of the shares of PriCellular Common Stock or Series A Preferred Stock owned by such Principal Stockholder in favor of the approval and adoption of an amendment to the Certificate of Designation of the Series A Preferred Stock. Such amendment would provide that the holders of the Series A Preferred Stock will have no rights under Section 5(b) of the Certificate of Designation of the Series A Preferred Stock, to the extent that such rights would have otherwise arisen solely from board of director or Principal Stockholder approval of the Merger, the execution by PriCellular of the Merger Agreement, the execution of the Voting Agreement or the consummation of the Merger.

Acquisition Proposals

               Each Principal Stockholder has agreed that in the event that after the later of (x) the 25th day following the date of the Voting Agreement and (y) the contribution of $25,000,000 of equity capital to ACC as contemplated by the Merger Agreement, the Merger Agreement is terminated pursuant to Section 9.01(d), (e) or (f) thereto (or by ACC pursuant to Section 9.01(g) thereto if there is an Acquisition Proposal pending at such time of termination) and such Principal Stockholder shall thereafter but prior to the first anniversary of the termination date of the Merger Agreement sell or otherwise transfer or dispose of by operation of law (by merger or otherwise) any shares of PriCellular stock owned by such Principal Stockholder when an Acquisition Proposal is pending, such Principal Stockholder will promptly pay to ACC an amount equal to the excess, if any, of (i) the aggregate consideration received by such Principal Stockholder pursuant to such transfer over (ii) the product of (x) $14.00 and (y) the sum of the number of shares of Class A Common Stock and Class B Common Stock so transferred and the number of shares of Class A Common Stock issuable upon conversion of any shares of Series A Preferred Stock so transferred.

               The Voting Agreement further provides that the provision described above will not apply if the Merger Agreement is terminated on or after the date that is ten weeks from the date of the Voting Agreement and at such time ACC shall not have either (i) consummated the High Yield Financing (as defined in the Merger Agreement) the proceeds of which shall continue to be held in escrow or (ii) obtained the irrevocable waiver of the Initial Lenders (as defined in the Merger Agreement) of the conditions set forth in Sections 3(c), Section 4 (paragraph 2) and under the caption entitled "Conditions to Effectiveness and to Interim Loan" the references to the accuracy of representations and warranties of the Target in the first paragraph thereof and subparagraphs (l) and (r) of the Bridge Loan Commitment (as defined in the Merger Agreement).

Indemnification

               Pursuant to the Voting Agreement, ACC has agreed to indemnify and hold harmless each Principal Stockholder from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) related to the execution and performance of the Voting Agreement or any actions taken pursuant thereto except insofar as such losses, claims, damages or liabilities result from the breach of any representation or warranty of such Principal Stockholder contained therein.

               PriCellular has also agreed to indemnify, defend and hold harmless each Principal Stockholder and its directors, officers, employees, affiliates, successors and assigns (collectively the "Indemnified Party") from and against all actions, causes of actions, suits, claims, complaints, demands, litigations, proceedings, losses, liabilities, damages, deficiencies, judgments, assessments, fines (including, without limitation, interest, penalties, taxes, fees and reasonable expenses and disbursements of attorneys, experts, personnel and consultants, reasonably incurred in connection with the defense or investigation thereof, including, without limitation, allocated costs of in-house counsel, experts, personnel and consultants) (collectively, "Losses") based upon, relating to, arising out of or otherwise in respect of the Merger Agreement, the Merger, the Consent and Waiver between PriCellular and AT&T Wireless Services, Inc., the Voting Agreement and the transactions contemplated by those agreements. Notwithstanding the foregoing, PriCellular will not be responsible for Losses that are finally judicially determined to have resulted from the bad faith of the Indemnified Party and Losses that ACC has indemnified the Indemnified Party for pursuant to the Voting Agreement but only to the extent that the Indemnified Party has actually been paid. Upon the making of any payment pursuant to Section 5.02(b) of the Voting Agreement with respect to any claim that ACC has indemnified such indemnified person for pursuant to Section 5.02(a) of the Voting Agreement, PriCellular will be subrogated to the rights of such indemnified person against ACC with respect thereto.

               The Voting Agreement also provides that in case any proceeding is instituted involving any Principal Stockholder in respect of which indemnity may be sought pursuant to the Voting Agreement, such Principal Stockholder will promptly notify ACC or PriCellular, as the case may be, in writing and ACC or PriCellular, as the case may be, upon request of such Principal Stockholder, will retain counsel reasonably satisfactory to such Principal Stockholder to represent such Principal Stockholder in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The Principal Stockholders as a group may retain one law firm (in addition to local counsel) to represent them with respect to any action or proceeding involving one or more Principal Stockholders. In any such proceeding, an individual Principal Stockholder will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Principal Stockholder. Neither ACC nor PriCellular will be liable for any settlement of any proceeding effected without its written consent (which consent will not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, ACC or PriCellular, as the case may be, has agreed to indemnify such Principal Stockholder from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, if ACC or PriCellular materially breaches its obligations pursuant to Section 5.02 of the Voting Agreement (which breach shall have continued for 90 days after written notice thereof), such indemnifying party will be liable for any such settlement effected without its written consent. No Principal Stockholder will be entitled to indemnification in respect of claims that are determined by the final judgment of court to arise from such Principal Stockholder's willful misconduct.

Certain Representations and Warranties

               The Voting Agreement contains customary representations and warranties as to each Principal Stockholder, including, among other things, that such Principal Stockholder (i) owns beneficially all of the shares of PriCellular Common Stock or Series A Preferred Stock which are subject to the Voting Agreement, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver the Voting Agreement without the consent or approval of any other person and (iii) the Voting Agreement is the valid and binding agreement of the Principal Stockholder.

Termination

               The Voting Agreement, other than the provisions relating to Acquisition Proposals and Indemnification described above, will terminate upon the termination of the Merger Agreement.


                                OTHER AGREEMENTS

Spectrum Letter

               In connection with the execution of the Merger Agreement, Spectrum delivered a letter to PriCellular whereby Spectrum agreed to be bound by the provisions of the Voting Agreement relating to redemption rights of the Series A Preferred Stock and the amendment of the Certificate of Designation of the Series A Preferred Stock, but only with respect to the shares of PriCellular Series A Preferred Stock owned by Spectrum. See "THE VOTING AGREEMENT -- Redemption Rights and Amendment to Charter."

AT&T Consent and Waiver

               Concurrently with the execution of the Merger Agreement, AT&T Wireless Services, Inc. ("AWS"), a Principal Shareholder of PriCellular, entered into a Consent and Waiver agreement with PriCellular. Pursuant to the Consent and Waiver agreement, AWS agreed to waive certain rights (including veto rights with respect to any merger between PriCellular and any other corporation) arising under a stockholders' agreement among PriCellular, AWS and the other shareholders of PriCellular party thereto in connection with the Merger. The Consent and Waiver agreement will only be effective if (i) pursuant to the Merger all outstanding shares of Class A Common Stock and Class B Common Stock of PriCellular are converted into the right to receive an amount in cash equal to not less than $14.00 per share; (ii) there is no material change to the Merger Agreement; and (iii) the beneficial owners of ACC's securities at the closing of the Merger are Spectrum, ACC's management and other financial institutions or investment entities.


                           MANAGEMENT OF PRICELLULAR

               Directors and Executive Officers

               The following sets forth certain biographical information, the present occupation and business experience for the past five years of each person who is a director or executive officer of PriCellular. The business address for each of the directors and officers below is the address of the executive offices of PriCellular Corporation. See "THE COMPANIES."

         Name                                  Position
----------------------     ------------------------------------------------

Robert Price..........                  Director and Chairman
Steven Price..........     President, Chief Executive Officer and Director
Stuart Rosenstein.....               Chief Financial Officer and
                                       Executive Vice President
Kim Pressman..........     Executive Vice President, Secretary and Director
Scott Anderson........                         Director
Brion Applegate.......                         Director
Scott Sperling........                         Director

               Robert Price. Mr. Robert Price has been a Director and Chairman of PriCellular since 1990. He served as President and Assistant Treasurer of PriCellular from 1990 through May 1997. Robert Price is also a Director and President of Price Communications Corporation and TLM Corporation. Robert Price is the father of Steven Price.

               Steven Price. Mr. Steven Price has been the Chief Executive Officer and President of the PriCellular since May 1997. He has served as Chief Operating Officer and Executive Vice President of the PriCellular since April 1997, and as a Director since September 1996. Mr. Price has also been the Chief Executive Officer and President of PriCellular Wireless Corporation, PriCellular's principal operating subsidiary, since April 1997. From December 1994 to April 1997, he was a Senior Vice President of the Company. Prior thereto, he was Director of Business Development of PriCellular since April 1993.

               Stuart B. Rosenstein. Mr. Rosenstein has been an Executive Vice President of PriCellular since April 1997 and Chief Financial Officer and Assistant Secretary since December 1993. Mr. Rosenstein has also served as Treasurer of PriCellular since December 1994. From September 1996 to April 1997, he was a Senior Vice President of PriCellular. From 1990 to December 1993, he was the PriCellular's Controller.

               Kim I. Pressman. Ms. Pressman has been an Executive Vice President of PriCellular since April 1997, and a Director and Secretary since 1990. Ms. Pressman served as a Vice President of PriCellular from 1990 to April 1997, and as the Treasurer from 1990 until December 1994. Ms. Pressman is a certified public accountant and is a graduate of Indiana University and holds an M.B.A. from New York University.

               Scott I. Anderson. Mr. Anderson has been a Director of the Company since April 1997. Mr. Anderson served as Senior Vice President-Acquisitions and Development of AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. ("AWS") from 1991 to March 1997. Previously, Mr. Anderson served on PriCellular's Board of Directors from April 1995 to August 1996 as AWS's nominee pursuant to a stockholders agreement.
Mr. Anderson served as an advisor to the Board of Directors from August 1996 to April 1997.

               Brion B. Applegate. Mr. Applegate has been a Director of PriCellular since June 1994. Mr. Applegate co-founded Spectrum in 1993.
Prior to forming Spectrum, he was a General Partner of Burr, Egan, Deleage & Co. from 1982 to 1993. Mr. Applegate is also a director of Nassau Broadcasting Partners, L.P., Apex Site Management, L.P., and Tut Systems, Inc.

               Scott M. Sperling. Scott M. Sperling has been a Director of PriCellular since February 1996. Mr. Sperling is a Managing Director of The Thomas H. Lee Company and a General Partner of its affiliated equity funds. Prior to this position, he served for ten years as the Managing Partner of the Aeneas Group Inc., the affiliate of the Harvard Management Company, responsible for all private capital market investments, including venture capital, company buyouts and real estate.


                               MANAGEMENT OF ACC

Directors and Executive Officers

               The following sets forth certain biographical information, the present occupation and business experience for the past five years of each person expected to be a director or executive officer of the Surviving Corporation following consummation of the Merger (none of whom are officers or directors of PriCellular other than Brion Applegate, who has been a Director of PriCellular since June 1994). The business address for each of the directors and officers below is the address of the executive offices of ACC. See "THE COMPANIES."

             Name                                 Position
-------------------------------     ------------------------------------
Brian McTernan.................            President and Director
John Fujii (1).................     Chief Executive Officer and Director
James J. Walter, Jr............          Vice President of Finance
Brion Applegate (1, 3).........                   Director
Glenn M. Creamer (1, 3)........                   Director
Jeffrey M. Lane (2)............                   Director
Michael J. Marocco (3).........                   Director
Kevin J. Maroni (2)............                   Director
Mark A. Pelson (2).............                   Director

------------
(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

               Brian McTernan. Mr. McTernan has been a principal of MLC Industries, Inc. ("MLC") since 1986. From 1988 to 1994 he served as an officer for various subsidiaries of Crowley Cellular Telecommunications LP ("Crowley"). From 1994 to 1995 he was the President of Mid-South Cellular LP ("Mid-South"). From 1994 to 1998 he was President and Chief Operating Officer of ACME Paging L.P.

               John Fujii. Mr. Fujii has been a principal of MLC since 1986. From 1988 to 1994 he served as an officer for various subsidiaries of Crowley. From 1994 to 1995 he was the Vice President and Secretary of Mid-South. From 1994 to 1998 he was Vice President and Secretary to ACME Paging L.P.

               James. J. Walter, Jr. Mr. Walter joined MLC as Vice President and Controller in 1989.

               Brion B. Applegate. Mr. Applegate co-founded Spectrum in 1993, and has been a Director of PriCellular since June 1994. Prior to forming Spectrum, he was a General Partner of Burr, Egan, Deleage & Co. from 1982 to 1993. Mr. Applegate is also a director of Nassau Broadcasting Partners, L.P., Apex Site Management, L.P., and Tut Systems, Inc.

               Glenn M. Creamer. Mr. Creamer has been a Managing Director of Providence Equity Partners since its inception in 1996. Mr. Creamer is also a general partner of Providence Ventures L.P., which was formed in 1991. Mr. Creamer is also a Vice President of Narrangansett Capital, Inc., which he joined in 1988. Mr. Creamer is a director of Carrier1 L.L.C., Celpage, Inc., Epoch Networks, Inc., and Wireless One Network, L.P.

               Jeffrey M. Lane. Mr. Lane has been a Managing Director of Triumph Capital Group, Inc. since 1994. From 1990 to 1994 he was a Managing Director of Pacific Corporate Group. Mr. Lane serves as a director of S&R Precision Company LLC.

               Michael J. Marocco. Mr. Marocco has been a General Partner of Sandler Capital Management since 1989. Prior to joining Sandler Capital, he was a Vice President of Investment Banking at Morgan Stanley specializing in media and communications companies. He serves as a director for numerous companies involved in cable television, broadcasting, advertising and interactive television.

               Kevin J. Maroni. Mr. Maroni joined Spectrum at its inception in 1993. Prior to joining Spectrum, he was Manager of Finance and Development at Time Warner Telecommunications. Before joining Time Warner, Mr. Maroni was a consultant and analyst with the Harvard Management Company.

               Mark A. Pelson. Mr. Pelson is a Vice President of Providence Equity Partners. Prior to 1996, Mr. Pelson was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company, and from 1989 to 1995 he served in various management positions with AT&T, most recently as a general manager of strategic planning and mergers and acquisitions. Mr. Pelson is a director of Carrier1 L.L.C. and Madison River Telephone Company, Inc.


                        MARKET PRICE OF AND DIVIDENDS ON
                            PRICELLULAR COMMON STOCK

               The PriCellular Class A Shares are listed on the American Stock Exchange under the symbol "PC." The stock is also traded on the Chicago Stock Exchange under the symbol "PC.M" and on the Pacific Stock Exchange under the symbol "PC.P." The table below sets forth for the periods indicated the high and low sale prices per share of the Class A Shares as reported on the American Stock Exchange Composite Tape.

                                                         PriCellular Class A
                                                                Shares
                                                       -----------------------
                                                        High              Low
                                                       -----             -----
1996
 First Quarter...........................              10.70              7.20
 Second Quarter..........................              11.60              9.40
 Third Quarter...........................              11.90              7.40
 Fourth Quarter..........................              12.75             10.63
1997
 First Quarter...........................              11.38              8.00
 Second Quarter..........................               9.25              7.31
 Third Quarter...........................              10.25              7.50
 Fourth Quarter..........................              12.13              9.13
1998
 First Quarter...........................              13.63             10.25
 Second Quarter (through May 27, 1998)...              13.50             12.44

               The above prices were adjusted for the 5 for 4 stock splits in October 1996 and March 1996.

               On March 6, 1998, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing sale price of the Class A Shares as reported on the American Stock Exchange Composite Tape was $13 per share.

               The closing sale price for the Class A Shares as reported on the American Stock Exchange Composite Tape was $13.50 per share on May 27, 1998. On May 27, 1998, PriCellular estimates there were approximately 4,000 holders of Class A Shares. There is no established public trading market for PriCellular's Class B Shares or Series A Preferred Stock. On May 20, 1998, there were 15 holders of record of Class B Shares, three holders of record of Series A Preferred Stock and one holder of record of the Company's outstanding 10 3/4% Senior Subordinated Convertible Discount Notes due 2004, which are convertible into Class A Shares. Since its incorporation, PriCellular has not paid cash dividends on the Class A Shares or Class B Shares.

         PURCHASES OF PRICELLULAR COMMON STOCK BY PRICELLULAR AND ACC

               The following table sets forth, for all purchases by PriCellular of its own Class A Shares and Class B Shares since the first quarter of 1996, (i) the number of shares purchased, (ii) the range of prices paid and (iii) the average price paid during each quarterly period. There have been no purchases of PriCellular stock by ACC, Spectrum, Mr. Applegate or any of their affiliates during such period.

                                           Average Price Paid Per
                                                Common Share
                                           ----------------------
1996
 First Quarter (1)........................           7.20
 Second Quarter...........................             --
 Third Quarter............................             --
 Fourth Quarter (2).......................          11.48
1997
 First Quarter (3)........................           7.89
 Second Quarter...........................             --
 Third Quarter (4)........................           9.00
 Fourth Quarter (5).......................          10.00
1998
 First Quarter ...........................             --
 Second Quarter (through May 27, 1998)....             --

------------
(1) Consists of 50,000 Class A Shares purchased at $9.00 per share (or 62,500 shares purchased at $7.20 per share as adjusted for common stock splits in
    1996).

(2) Consists of 87,100 Class A Shares purchased at $11.48 per share.

(3) Consists of 1,948,052 Class A Shares purchased at $7.87 per share, 2,000 Class A Shares purchased at $11.125 per share, and 7,700 Class A Shares purchased at $10.089 per share.

(4) Consists of 3,994,945 Class B Shares purchased at $9.00 per share, and 56,275 warrants to purchase Class B Shares that were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17 per share).

(5) Consists of 200,000 Class A Shares purchased at $10.00 per share.



                        SECURITY OWNERSHIP OF MANAGEMENT
                   AND PRINCIPAL STOCKHOLDERS OF PRICELLULAR

               The following table provides information with respect to the beneficial ownership of PriCellular's Common Stock by (i) each person known by PriCellular to be the beneficial owner of more than 5% of any class of PriCellular voting securities, (ii) each director, PriCellular's President and Chief Executive Officer and the four most highly compensated other executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as PriCellular. Except as discussed in the notes hereto, each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person. All information is provided as of December 31, 1997 unless otherwise indicated. Except as discussed below, no director or executive officer of ACC or Spectrum owns any capital stock of PriCellular. In addition, none of PriCellular, ACC or Spectrum, or any their executive officers or directors, has engaged in any transaction in PriCellular stock during the 60 days prior to the filing of this Information Statement.

                                                                                Beneficial Ownership of
                                                                             Class A and B Common Stock(1)
                                                                ---------------------------------------------------------
                                                                                      Percentage of         Percentage of
                                                                                         Combined              Combined
Name of Beneficial Owner                                          Shares                 Classes                Voting
------------------------                                        ----------            -------------         -------------
Directors and Officers
Robert Price(2)..........................................        6,725,788                12.36%                27.75%

Stuart B. Rosenstein(3)..................................          269,465                  0.5                   0.16

Kim I. Pressman(4).......................................           71,144                  0.13                  0.06

Steven Price(5)..........................................        3,472,371                  6.38                 16.5

Brion B. Applegate(6)....................................        2,780,452                  5.11                 11.26

Scott M. Sperling(7).....................................        7,244,640                 13.31                  3.83

All directors and officers as a group (6 persons)........       20,563,860                 37.78                 59.56

Other 5% Stockholders

AT&T Wireless Services, Inc.(8)..........................        6,537,544                 12.01                 15.96
  (formerly McCaw)
  5400 Carillon Point
  Kirkland, WA 98033

The Thomas H. Lee Company(9).............................        7,244,640                 13.31                  3.83
  75 State Street
  Boston, MA 02109

Putnam Investments, Inc.(10).............................        5,736,289                 10.54                  3.03
  One Post Office Square
  Boston, MA 02109

Eileen Farbman(11).......................................        3,714,644                  6.82                 19.58
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020

Janus Capital Corp.(12)..................................        3,914,449                  7.19                  2.07
  100 Fillmore Street
  Denver, CO 80206

Spectrum Equity Investors, L.P.(13)......................        2,780,452                  5.11                 11.26
  One International Place, 29th Floor
  Boston, MA 02110

The Public School Employees' Retirement System(14).......        3,622,320                  6.65                  1.92
  5 North 5th Street, Box 125
  Harrisburg, PA 17108

Price Communications Corporation(15).....................        3,124,334                  5.74                 10.32
  Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020

Leo Farbman(16)..........................................        1,523,436                  2.8                   8.06
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020

Alexandra Farbman(17)....................................        1,523,436                  2.8                   8.06
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020

College Retirement Equities Fund(18).....................        2,130,650                  3.91                  1.13
 730 Third Avenue
 NY, NY 10017

-----------
(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Consists of 1,580,139 shares of Class B Common Stock and 106,588 shares of Class A Common Stock owned directly by Robert Price, 14,000 shares of Class A Common Stock held by Robert Price and Eileen Farbman, as joint tenants (see also footnote 11), 1,304,750 shares of Class A Common Stock held by Price Communications and warrants to purchase 1,819,584 shares of Class B Common Stock held by Price Communications that are currently exercisable (see also footnote 15) and 50,000 shares of Class A Common Stock and 50,000 shares Class B Common Stock held by Mr. Price as custodian for certain of his grandchildren.

(3) Consists of 3,906 shares of Class B Common Stock owned directly by Mr. Rosenstein and options to purchase 265,559 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 95,495 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days.

(4) Consists of 3,906 shares of Class B Common Stock owned directly by Ms. Pressman and options to purchase 67,238 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 66,716 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days. Includes 25,000 options to purchase shares of Class A Common Stock that are currently exercisable held in custody for her children.

(5) Consists of 3,080,537 shares of Class B Common Stock owned directly by Steven Price, 30,038 shares of Class A Common Stock owned directly by Steven Price and options to purchase 250,976 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Includes 110,820 options to purchase shares of Class A Common Stock held in custody for his daughter. Does not include options to purchase 48,828 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days.

(6) All of such shares are owned by Spectrum (see footnote 13). Pursuant to the definition of beneficial ownership in footnote 1, Brion Applegate may be deemed to have beneficial ownership of such shares as the general partner of the partnership which is the general partner of Spectrum.

(7) All of such shares are owned by The Thomas H. Lee Company and attributed to Scott M. Sperling, a Managing Director of The Thomas H. Lee Company, pursuant to the definition of beneficial ownership provided in footnote 1.

(8) Consists of 2,625,781 shares of Class B Common Stock and 3,911,763 shares of Class A Common Stock.


(9) Consists of 7,244,640 shares of Class A Common Stock currently issuable (subject to adjustments) upon conversion of 54,728 shares of the Company's Series A Preferred Stock held by Thomas H. Lee Equity Fund III L.P. and 5,272 shares of Series A Preferred Stock held by THL-CCI Investors Limited Partnership.

(10) Consists of 4,589,804 shares of Class A Common Stock issuable upon conversion of the Company's outstanding 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 and 1,146,485 shares of Class A Common Stock. Information with respect to the shares of Class A Common Stock held is based on a Schedule 13G dated February 8, 1995, which reflects the collective beneficial ownership of Marsh & McLennan Companies, Inc., Putnam Investments, Inc. and its two wholly owned registered investment advisers (Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.) and the Putnam New Opportunities Fund (the "Fund") (collectively, the "Putnam Entities"). According to the Schedule 13G, none of the Putnam Entities have the sole power to vote or dispose of any such shares of Class A Common Stock nor (except the Fund with respect to 506,250 of such shares) the shared power to vote any of such shares and all of the Putnam Entities have the shared power to dispose of such shares.

(11) Consists of 652,772 shares of Class B Common Stock and 1,000 shares of Class A Common Stock owned directly by Ms. Farbman, 14,000 shares of Class A Common Stock held by Robert Price and Eileen Farbman, as joint tenants (see also footnote 2), 761,718 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants, 761,718 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age 21 and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21 (see also footnotes 16 and 17). Eileen Farbman is the daughter of Robert Price.

(12) Consists of 3,914,449 shares of Class A Common Stock. Information with respect to the shares of Class A Common Stock held is based on a Schedule 13G dated February 13, 1998, which reflects the collective beneficial ownership of Janus Capital Corporation, Janus Enterprise Fund, and Thomas
     H. Bailey, President of Janus Capital (collectively, the "Janus Reporting Persons"). According to the Schedule 13G, none of the Janus Reporting Persons has either the sole power to vote or to dispose of any such shares, and all of the Janus Reporting Persons have the shared power to vote and dispose of all such shares (except that Janus Enterprise Fund has shared power to vote and dispose of 1,077,025 shares only).

(13) Consists of 724,464 shares of Class A Common Stock currently issuable upon conversion of 6,000 shares of the Series A Preferred Stock and 2,055,988 shares of Class B Common Stock. Information with respect to the shares of Class B Common Stock and Series A Preferred Stock held is based on a
     Schedule 13D dated March 16, 1998 filed by Spectrum, Spectrum Equity Associates, L.P. ("SEA"), Spectrum Equity Investors II, L.P., Spectrum Equity Associates II, L.P. and certain individual general partners of those partnerships including Brion Applegate (collectively, the "Spectrum Reporting Persons"). According to the 13D, none of the Spectrum Reporting Persons has either the sole power to vote or to dispose of any such shares; SEA, by virtue of being the general partner of Spectrum, and William Collatos and Brion Applegate, by virtue of being the general partners of SEA, may be deemed to have the shared power to vote and dispose of all of such shares. The above Schedule 13D was also filed by various entities and individuals associated with Sandler Capital Management (the "Sandler Reporting Persons"), who may be deemed to be a group with the Spectrum Reporting Persons. According to the Schedule 13D, the Sandler Reporting Persons own in the aggregate 1,162,140 Class A Shares. According to the
     Schedule 13D, neither the Sandler Reporting Persons nor the Spectrum Reporting Persons affirm the existence of such a group.

(14) Consists of 3,622,320 shares of Class A Common Stock currently issuable upon conversion of 30,000 shares of the Series A Preferred Stock.

(15) Consists of 1,304,750 shares of Class A Common Stock currently outstanding and 1,819,584 shares of Class B Common Stock issuable pursuant to warrants that are currently exercisable. See also footnote 2. The per share price at which shares may be purchased pursuant to the warrants is $5.01 subject to adjustment.

(16) Consists of 761,718 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age 21 (see also footnote 11). Leo Farbman is the son of Eileen Farbman and grandson of Robert Price.

(17) Consists of 761,718 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21 (see also footnote 11). Alexandra Farbman is the daughter of Eileen Farbman and granddaughter of Robert Price.

(18) Consists of 2,130,650 shares of Class A Common Stock. Information with respect to shares of Class A Common Stock held is based on a Schedule 13G dated February 2, 1998, which reflects the collective beneficial ownership of College Retirement Equities Fund ("CREF") and its Investment adviser, TIAA-CREF Investment Management, LLC ("TIAA-CREF"). According to the
     Schedule 13G, CREF has sole power to vote all of such shares, and shares with TIAA-CREF the power to dispose of all of such shares.


                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

               Holders of PriCellular Class A Shares, Class B Shares and Series A Preferred Stock are entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"), provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Appendix E to this Information Statement. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix E. This discussion and Appendix E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must: (i) hold PriCellular Shares on the date of making a demand for appraisal; (ii) continuously hold such PriCellular Shares through the Effective Time; (iii) deliver a properly executed written demand for appraisal to PriCellular within 20 days after the date of mailing of this Information Statement; (iv) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and
(v) otherwise satisfy all of the conditions described more fully below and in Appendix E.

               A record holder of PriCellular Shares who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled, if the Merger is consummated, to receive payment of the fair value of his shares of PriCellular Shares as appraised by the Delaware Court. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of PriCellular Stock" are to the record holder or holders of shares of PriCellular Shares.

               Under Section 262, where a proposed merger is approved by written consent of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of Section 262. THIS INFORMATION STATEMENT CONSTITUTES SUCH NOTICE TO STOCKHOLDERS OF PRICELLULAR.

               Any holder of PriCellular Shares who desires to exercise his or her right to dissent from the Merger must deliver to the Company a written demand for appraisal of his or her shares within 20 days after the date of mailing of this notice of appraisal right. Such written demand must reasonably inform the Company of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the PriCellular Shares held by such stockholder.

               A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of PriCellular Shares. A person having a beneficial interest in PriCellular Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the PriCellular Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the PriCellular Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds PriCellular Shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all PriCellular Shares outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:
PriCellular Corporation, 711 Westchester Avenue, White Plains, NY 10604
Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of PriCellular Shares owned, and that the stockholder is thereby demanding appraisal of his or her shares.

               Prior to or within ten days after the Effective Time of the Merger, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of PriCellular Shares not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

               If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the PriCellular Shares owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that, "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

               Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the Merger Consideration to be received if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

               Any holder of PriCellular Shares who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

               At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and all holders of PriCellular Shares will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of PriCellular Shares who desires such a petition to be filed is advised to file it on a timely basis.

               Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their rights under Section 262 should consult with their legal advisors.


                            INDEPENDENT ACCOUNTANTS

               The consolidated financial statements of PriCellular and its subsidiaries as of December 31, 1997 and for the year then ended, which are part of the Annual Report on Form 10-K/A attached as Appendix F hereto, have been audited by Ernst & Young L.L.P., independent accountants.


                      WHERE YOU CAN FIND MORE INFORMATION

               PriCellular files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements or other information that PriCellular files with the Commission at the Commission's public reference facilities at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Reference Section of the Commission at its principal office in Washington, D.C. These Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov". In addition, reports, proxy statements and other information should also be available for inspection at the offices of the American Stock Exchange, Inc., 22 Thames Street, 5th Floor, New York, New York, 10006.

               All documents filed by PriCellular pursuant to Section 13(a) 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date on which the Merger is consummated shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

               ACC has supplied all information contained in this Information Statement relating to ACC, and PriCellular has supplied all information contained or incorporated by reference in this Information Statement relating to PriCellular and to any of the Principal Stockholders.

               If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this Information Statement, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Information Statement by requesting them in writing or by telephone from PriCellular at the following address:

                            PriCellular Corporation
                            711 Westchester Avenue
                         White Plains, New York 10604
                              Tel: (914) 422-0800
                    Attn: Corporate Secretary's Department

               You should rely only on the information contained or incorporated by reference in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated May 28, 1998. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date. The mailing of this Information Statement to stockholders does not create any implication to the contrary.


                            INDEX OF DEFINED TERMS

               TERM                                                       PAGE

ACC..........................................................................1
Acquisition Proposal........................................................41
Analyst Estimated 1998 EBITDA...............................................24
Appraisal Rights of Dissenting Stockholders..................................2
ASE.........................................................................29
AWS..........................................................................6
Beneficial Ownership........................................................56
Budget 1998 EBITDA..........................................................24
Cellular Index..............................................................24
Certificates................................................................38
Claim.......................................................................41
Class A Shares...............................................................1
Class B Shares...............................................................1
Code........................................................................30
Commission...................................................................1
Common Shares...............................................................21
Common Stock.................................................................1
Company......................................................................1
Comparable Acquisitions.....................................................25
Consensus Analyst Forecast..................................................25
Convertible Discount Notes..................................................43
Credit Agreement Commitment.................................................33
Credit Facilities...........................................................33
DCF.........................................................................25
Delaware Court..............................................................58
DGCL........................................................................58
DLJ.........................................................................13
EBITDA......................................................................21
Effective Time..............................................................37
Employee Funds..............................................................32
Enterprise Value............................................................24
Equity Investors............................................................34
Exchange Act................................................................29
Exchange Agent..............................................................38
Exchange Offer..............................................................34
Existing Notes..............................................................35
FCC.........................................................................31
FCC Licenses................................................................31
Financing Condition.........................................................44
Gleacher NatWest.............................................................6
High Yield Financing........................................................42
HSR Act.....................................................................31
Indemnified Parties.........................................................41
Indemnified Party...........................................................49
Lenders.....................................................................33
Losses......................................................................49
LTM.........................................................................22
Merger.......................................................................1
Merger Agreement............................................................12
Merger Consideration.........................................................1
Note Tender.................................................................35
Option......................................................................32
PC Transaction Value........................................................24
Per POP Value...............................................................24
POPs........................................................................21
PriCellular..................................................................1
PriCellular Shares...........................................................1
Principal Stockholders.......................................................2
Pro Forma 1997 EBITDA.......................................................24
Proposed Transaction........................................................14
Revolving Credit Commitment.................................................33
Revolving Credit Facility...................................................33
Revolving Credit Loans......................................................33
SBC Warburg Dillon Read......................................................6
Section 262.................................................................33
Selected Cellular Companies.................................................21
Selected Cellular Transactions..............................................21
Senior Note Financing.......................................................33
Series A Preferred Stock.....................................................1
Shares.......................................................................1
Solvency Opinion............................................................36
Spectrum.....................................................................2
Stockholder.................................................................59
Subordinated Notes..........................................................34
Surviving Corporation.......................................................12
Systems......................................................................9
Term Loans..................................................................33
Transaction Value...........................................................25
Trigger Event...............................................................45
Trustee.....................................................................43
Valuation Research..........................................................36
Voting Agreement.............................................................6
Warrants....................................................................43
Wireless....................................................................33


                                                                    APPENDIX A



                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                               March 6, 1998

                                  between

                          PRICELLULAR CORPORATION

                                    and

                       AMERICAN CELLULAR CORPORATION

                               as amended by

                          Amendment No. 1 thereto

                                dated as of

                               May 27, 1998







                           TABLE OF CONTENTS (1)

                            -------------------

                                                                          Page
                                                                          ----
                                 ARTICLE 1
                                The Merger

Section 1.01.  The Merger..................................................A-1
Section 1.02.  Conversion of Shares........................................A-1
Section 1.03.  Surrender and Payment.......................................A-2
Section 1.04.  Dissenting Shares...........................................A-3
Section 1.05.  Stock Options...............................................A-3

----------
(1)The Table of Contents is not a part of this Agreement.


                                 ARTICLE 2
                         The Surviving Corporation

Section 2.01.  Certificate of Incorporation................................A-3
Section 2.02.  Bylaws......................................................A-3
Section 2.03.  Directors and Officers......................................A-3

                                 ARTICLE 3
               Representations and Warranties of the Company

Section 3.01.  Corporate Existence and Power...............................A-4
Section 3.02.  Corporate Authorization.....................................A-4
Section 3.03.  Governmental Authorization..................................A-4
Section 3.04.  Non-contravention...........................................A-4
Section 3.05.  Capitalization..............................................A-5
Section 3.06.  Subsidiaries................................................A-6
Section 3.07.  SEC Filings.................................................A-6
Section 3.08.  Financial Statements........................................A-7
Section 3.09.  Disclosure Documents........................................A-7
Section 3.10.  Absence of Certain Changes..................................A-7
Section 3.11.  No Undisclosed Material Liabilities.........................A-8
Section 3.12.  Litigation..................................................A-8
Section 3.13.  Taxes.......................................................A-9
Section 3.14.  ERISA and Labor Matters.....................................A-9
Section 3.15.  Finders' Fees..............................................A-11
Section 3.16.  FCC Matters and Governmental Matters.......................A-11
Section 3.17.  Licenses and Permits; Compliance with Laws.................A-12
Section 3.18.  Contracts..................................................A-13
Section 3.19.  Properties; Assets.........................................A-13
Section 3.20.  Environmental Matters......................................A-13
Section 3.21.  Related Party Transactions.................................A-14
Section 3.22.  Opinion of Financial Advisor...............................A-14

                                 ARTICLE 4
                  Representations and Warranties of Buyer

Section 4.01.  Corporate Existence and Power..............................A-14
Section 4.02.  Corporate Authorization....................................A-14
Section 4.03.  Governmental Authorization.................................A-15
Section 4.04.  Non-contravention..........................................A-15
Section 4.05.  Disclosure Documents.......................................A-15
Section 4.06.  Finders' Fees..............................................A-15
Section 4.07.  Financing..................................................A-15
Section 4.08.  Qualification of Buyer.....................................A-16
Section 4.09.  Capitalization.............................................A-16

                                 ARTICLE 5
                         Covenants of the Company

Section 5.01.  Conduct of the Company.....................................A-16
Section 5.02.  Stockholder Meeting; Proxy Material........................A-17
Section 5.03.  Access to Information......................................A-17
Section 5.04.  Other Offers...............................................A-18
Section 5.05.  Notices of Certain Events..................................A-18
Section 5.06.  Solvency Advice............................................A-18

                                 ARTICLE 6
                            Covenants of Buyer

Section 6.01.  Confidentiality............................................A-18
Section 6.02.  Voting of Shares...........................................A-19
Section 6.03.  Indemnification; Directors' and Officers' Insurance........A-19
Section 6.04.  Name Change................................................A-20
Section 6.05.  High Yield Financing.......................................A-20
Section 6.06.  Equity Financing...........................................A-20

                                 ARTICLE 7
                    Covenants of Buyer and the Company

Section 7.01.  Best Efforts...............................................A-20
Section 7.02.  Certain Filings............................................A-21
Section 7.03.  Public Announcements.......................................A-21
Section 7.04.  Further Assurances.........................................A-21
Section 7.05.  FCC Application............................................A-21
Section 7.06.  HSR Act Matters............................................A-22
Section 7.07.  Warrants; Convertible Notes................................A-22

                                 ARTICLE 8
                         Conditions to the Merger

Section 8.01.  Conditions to the Obligations of Each Party................A-22
Section 8.02.  Conditions to the Obligations of Buyer.....................A-23
Section 8.03.  Conditions to the Obligations of the Company...............A-24

                                 ARTICLE 9
                                Termination

Section 9.01.  Termination................................................A-24
Section 9.02.  Effect of Termination......................................A-25

                                ARTICLE 10
                               Miscellaneous

Section 10.01.  Notices...................................................A-25
Section 10.02.  Survival of Representations and Warranties and Agreements.A-26
Section 10.03.  Amendments; No Waivers....................................A-26
Section 10.04.  Expenses..................................................A-26
Section 10.05.  Successors and Assigns....................................A-27
Section 10.06.  Governing Law.............................................A-27
Section 10.07.  Counterparts; Effectiveness...............................A-27
Section 10.08.  Entire Agreement; No Third-party Beneficiaries............A-27
Section 10.09.  Extension; Waiver.........................................A-27
Section 10.10.  Headings..................................................A-28
Section 10.11.  Severability..............................................A-28
Section 10.12.  WAIVER OF JURY TRIAL......................................A-28



                          INDEX OF DEFINED TERMS


Term                                                             Section
----                                                             -------

Acquisition Proposal..............................................5.04
Balance Sheet.....................................................3.08
Balance Sheet Date................................................3.08
Benefit Arrangements..............................................3.14(d)
Buyer.............................................................Preamble
Buyer Material Adverse Effect.....................................4.01
Claim.............................................................6.03
Class A Shares....................................................1.02(c)
Class B Shares....................................................1.02(c)
Closing...........................................................1.02(b)
Closing Date......................................................1.02(b)
Code..............................................................3.13
Communications Act................................................3.03
Company...........................................................Preamble
Company Disclosure Documents......................................3.09(a)
Company Proxy Statement...........................................3.09(a)
Company Returns...................................................3.13
Company SEC Reports...............................................3.07(a)
Company Securities................................................3.05(e)
Company Stockholder Meeting.......................................5.02
Company 10-K......................................................3.06(a)
Confidentiality Agreement.........................................5.03
Contracts.........................................................3.18
Convertible Discount Notes........................................3.05(d)
Delaware Law......................................................1.01(a)
Draft 1997 Form 10-K..............................................3.06(a)
Effective Time....................................................1.01(c)
Employee Funds ...................................................5.01(a)(ii)
Employee Plans....................................................3.14(a)
Environmental Law.................................................3.20
ERISA.............................................................3.14(a)
Exchange Act......................................................3.03
Exchange Agent....................................................1.03(a)
FAA...............................................................3.16(a)
FCC...............................................................1.01(a)
FCC Application...................................................7.05(a)
FCC Licenses......................................................3.16(a)
FCC Transfer Approvals............................................8.01(e)
Final Order.......................................................8.01(e)
Financing Condition...............................................8.02(d)
HSR Act...........................................................3.03(b)
Indemnified Parties...............................................6.03(b)
Lien..............................................................3.04(d)
Material Adverse Effect...........................................3.01
Merger............................................................1.01(a)
Merger Consideration..............................................1.02(c)
Multiemployer Plans...............................................3.14(b)(i)
Permits...........................................................3.17
Person............................................................1.03(d)
Related Parties...................................................3.21(a)
SEC...............................................................3.07(a)
SEC Reports.......................................................3.07(a)
Securities Act....................................................3.07(b)
Series A Preferred Stock..........................................1.02(c)
Shares............................................................1.02(c)
Statutes..........................................................3.16(e)
Subsidiary........................................................3.01
Subsidiary Securities.............................................3.06(b)(ii)
Surviving Corporation.............................................1.01(a)
Taxes.............................................................3.13
Trigger Event.....................................................10.04(b)
Trustee...........................................................7.07
Voting Agreement..................................................Preamble
Warrant Agreement.................................................3.05(c)
Warrants..........................................................3.05(c)
Wireless..........................................................3.07(a)


                         AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER dated as of March 6, 1998 between PRICELLULAR CORPORATION, a Delaware corporation (the "Company"), and AMERICAN CELLULAR CORPORATION, a Delaware corporation ("Buyer").

               WHEREAS, the respective Boards of Directors of the Company and Buyer have approved, and deem it advisable and in the best interests of their respective stockholders that Buyer merge with and into the Company, pursuant to and subject to the terms and conditions set forth herein; and

               WHEREAS, as a condition to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a voting agreement (the "Voting Agreement") with certain holders of securities of the Company pursuant to which, among other things, such holders have agreed to vote all shares of capital stock of the Company owned by such holders in favor of this Agreement, the Merger provided for herein and the transactions contemplated by this Agreement;

               NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein and in the voting agreements, the parties hereto agree as follows:


                                 ARTICLE 1
                                The Merger

               Section 1.1. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the "FCC")), at the Effective Time, Buyer shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") whereupon the separate existence of Buyer shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

               (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Article 8, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

               (c) Upon the Closing, the Company and Buyer will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

               (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Buyer, all as provided under Delaware Law.

               Section 1.2.  Conversion of Shares.  At the Effective Time:

               (a) all shares of capital stock of the Company held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (b) each share of common stock and preferred stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock and preferred stock, respectively, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (c) except as otherwise provided in Section 1.2(a) or as provided in Section 1.4 with respect to Shares (as defined below) as to which appraisal rights have been exercised, (i) each share of (x) Class A Common Stock, par value $0.01 per share, of the Company ("Class A Shares") issued and outstanding immediately prior to the Effective Time and (y) Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Shares") issued and outstanding immediately prior to the Effective Time, shall in each case be converted into the right to receive $14.00 in cash, without interest (the "Merger Consideration") and (ii) each share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock" and, together with the Class A Shares and the Class B Shares, the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control.

               Section 1.3. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

               (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

               (c) The Merger Consideration shall be paid to each holder of Shares free and clear of any withholding under Section 1445 of the Code,
(i) with respect to any Class B Share and any share of Series A Preferred Stock, provided that Buyer receives (x) a certification from such holder of non-foreign status as described in Treasury Regulation Section 1.1445-2(b) or (y) other documentation reasonably satisfactory to Buyer establishing an exemption from such withholding, in either such case at or prior to the Closing Date and (ii) with respect to any Class A Share.

               (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

               (e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this
Article 1.

               (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

               (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

               Section 1.4. Dissenting Shares. Notwithstanding Section 1.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

               Section 1.5. Stock Options. At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Class A Shares granted under the Company's 1994 Stock Option Plan, as amended (the "1994 Plan") , shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of $14.00 per Class A Share over the applicable exercise price of such option by (ii) the number of Class A Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.


                                 ARTICLE 2
                         The Surviving Corporation

               Section 2.1. Certificate of Incorporation. The certificate of incorporation of Buyer in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "American Cellular Corporation".

               Section 2.2. Bylaws. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

               Section 2.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Buyer at the Effective Time shall be the directors and officers of the Surviving Corporation.


                                 ARTICLE 3
               Representations and Warranties of the Company

               The Company represents and warrants to Buyer that:

               Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person, and unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

               Section 3.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approvals by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby and such approval is sufficient to render the provisions of Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby. The approval of the holders of a majority of the votes of the outstanding Shares is the only vote of the holders of any class of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act");
(d) compliance with any applicable requirements of the Communications Act of 1934, as amended, together with the rules, regulations and published decisions of the FCC (collectively, the "Communications Act"); (e) compliance with the applicable requirements of state and local public utility commissions or similar entities; and (f) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, or would not reasonably be expected to, in the aggregate have a Material Adverse Effect.

               Section 3.4.  Non-contravention.  Except as described in
Schedule 3.4 and assuming compliance with the matters referred to in
Section 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) assuming receipt of the approval of stockholders referred to in Section 3.2, contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective assets (including any license, franchise, permit or other similar authorization held by the Company or any Subsidiary) or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) and breaches, violations, defaults, rights of termination, cancellation or acceleration, losses, Liens or other occurrences referred to in clauses (c) and (d) that in the aggregate would not, or would not reasonably be expected to, have a Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The execution and delivery of this Agreement and the Voting Agreement does not constitute a "Change of Control" under the terms of that certain Certificate of Designation of Series A Cumulative Convertible Preferred Stock of the Company executed by the Company on December 15, 1995.

               Section 3.5. Capitalization. (a) The authorized capital stock of the Company consists of the following, as of March 3, 1998: (i) 100,000,000 Class A Shares, of which 21,824,566 are issued and outstanding,
(ii) 50,000,000 Class B Shares, of which 13,134,275 are issued and outstanding, and (iii) 10,000,000 shares of preferred stock, of which 96,000 shares of Series A Preferred Stock are issued and outstanding.

               (b) As of March 3, 1998, there were outstanding under the 1994 Plan employee stock options to purchase an aggregate of 1,476,981 Class A Shares (of which options to purchase an aggregate of 836,956 Class A Shares were exercisable).

               (c) As of the date of this Agreement, there were outstanding warrants (the "Warrants") to purchase 1,819,584 Class B Shares pursuant to the terms and conditions of the Warrant Agreement (the "Warrant Agreement") amended and restated as of December 21, 1995 between Price Communications Corporation and the Company.

               (d) As of the date of this Agreement, there was outstanding $60,000,000 aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Discount Notes") pursuant to the terms and conditions of the Indenture dated as of August 21, 1995 between the Company and The Bank of Montreal Trust Company, as Trustee. As of December 31, 1997, the Accreted Value of the Convertible Discount Notes was $45,622,650.

               (e) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since March 3, 1998, resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b), (c) and (d) of this Section 3.5 being referred to collectively as the "Company Securities"). Except pursuant to the terms of the Company Securities, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

               (f) Upon consummation of the Merger, neither any outstanding Convertible Discount Notes, Warrants, Series A Preferred Stock nor any other outstanding securities of the Company shall be convertible into or exchangeable for any equity security of the Surviving Corporation.

               (g) Upon consummation of the Merger, the Company shall have no obligations due under any contracts entered into by the Company on or prior to the Closing Date with regard to the voting, transfer or registration under the Securities Act of any equity securities of the Company or that grant any preemptive rights with respect to its equity securities (other than any such contracts executed with Buyer).

               Section 3.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for such qualifications the failure of which to obtain would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified in the draft copy dated February 19, 1998 of the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "Draft 1997 Form 10-K") or in
Schedule 3.6(a).

               (b) Except as set forth in Schedule 3.6(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.6(b)(i) and 3.6(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

               Section 3.7. SEC Filings. (a) The Company and PriCellular Wireless Corporation ("Wireless") have each filed with the Securities and Exchange Commission (the "SEC") (i) annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1996, (ii) quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1996 and (iv) all other reports, statements, schedules and registration statements required to be filed with the SEC since December 31, 1996. The Company has delivered to Buyer the Draft 1997 Form 10-K. The Company's annual report on Form 10-K for such reporting period shall not differ in any material respect from the Draft 1997 Form 10-K. The Draft 1997 Form 10-K and the documents described in clauses (i)-(iv) above are collectively referred to herein as the "SEC Reports."

               (b) Other than Wireless, no Subsidiary is required to file any report, form or document with the SEC pursuant under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

               (c) As of their respective filing dates, none of the SEC Reports (or with respect to the Draft 1997 Form 10-K, the date of such draft) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (e) The SEC Reports when filed complied (and the Draft 1997 Form 10-K complies) in all material respects with applicable requirements of the Securities Act and the Exchange Act.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and Wireless, respectively included in the SEC Reports filed prior to the date hereof and in the Draft 1997 Form 10-K fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC ), the consolidated financial position of the Company and Wireless, as the case may be, and their respective consolidated subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Draft 1997 Form 10-K and "Balance Sheet Date" means December 31, 1997.

               Section 3.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

               (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

               Section 3.10. Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.10, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                    (a) any event, occurrence or development of a state of
               circumstances or facts which, individually or in the aggregate, has had, or reasonably would be expected to have, a Material Adverse Effect;

                    (b) any declaration, setting aside or payment of any
               dividend or other distribution with respect to any Shares, or any repurchase, redemption or other acquisition, or issuance, award, grant or sale by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary (excluding repurchases, redemptions or acquisitions or issuances, awards, grants or sales required to be made pursuant to the terms of any outstanding Company Securities);

                    (c) any amendment of any material term of any
               outstanding security of the Company or any Subsidiary, or any reorganization, recapitalization, split, consolidation or reclassification with respect to its capital stock, or any issuance of any other securities in respect of, or in lieu of, shares of its capital stock;

                    (d) any incurrence, assumption or guarantee by the
               Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices and not in an amount in excess of $5,000,000 in the aggregate;

                    (e) any creation or assumption by the Company or any
               Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                    (f) any making of any loan, advance or capital
               contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                    (g) any damage, destruction or other casualty loss
               (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

                    (h) any transaction or commitment made, or any contract
               or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions and commitments (i) in the ordinary course of business consistent with past practice, and in the case of asset acquisitions in an amount not in excess of $5,000,000 in the aggregate, and in the case of asset dispositions in an amount not in excess of $5,000,000 in the aggregate and
               (ii) those contemplated by this Agreement;

                    (i) any material change in any method of accounting or
               accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                    (j) except as contemplated by Section 5.01(b), any (i)
               grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) other than in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary;

                    (k) any labor dispute, other than routine individual
               grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

                    (l) any material revaluation of any assets by the
               Company or any Subsidiary; or

                    (m) any material transaction with a Related Party
               (other than compensation for services rendered in the ordinary course of business).

               Section 3.11. No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Subsidiary of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                    (a) liabilities disclosed or provided for in the
               Schedules hereto, the Balance Sheet, the Company SEC Reports filed prior to the date hereof or the Draft 1997 Form 10-K;

                    (b) liabilities incurred in the ordinary course of
               business consistent with past practice since the Balance Sheet Date, which in the aggregate would not, or would not reasonably be expected to, have a Material Adverse Effect; and

                    (c) liabilities under this Agreement or incurred in
               connection with the transactions contemplated hereby.

               Section 3.12. Litigation. Except as set forth in the Company SEC Reports filed prior to the date hereof, the Draft 1997 Form 10-K or in Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect.

               Section 3.13. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax returns, statements, reports and forms (including estimated Tax or information returns)(collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid or made provision for payment of all Taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under United States generally accepted accounting principles to cover the Tax liabilities accruing through the date thereof; and (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination. Except as set forth on Schedule 3.13, (a) no extension of a statute of limitations relating to material Taxes is in effect with respect to the Company or its Subsidiaries; (b) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), other than an affiliated group of corporations of which the Company was the common parent; and (c) there are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries. For purposes of this
Section 3.13, "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

               Section 3.14. ERISA and Labor Matters. (a) The Company has provided Buyer with a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is or was during the six year period ending on the date hereof subject to any provision of ERISA, (ii) is or was during the six year period ending on the date hereof maintained, administered or contributed to by the Company or any affiliate (as defined below) of the Company and (iii) covers or has covered during such six year period any employee or former employee of the Company or any Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Buyer together with (A) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

               (b) No Employee Plan (i) constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code or (iii) is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any material liability under Title I of ERISA or liable for any material tax pursuant to
Section 4975 of the Code.

               (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of the Company, there has been no event since the date os such determination which would adversely affect such qualification; each trust created under any such Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, there has been no event since the date of such exemption which would adversely affect such exemption. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

               (d) The Company has provided Buyer with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements", and which together with the Employee Plans are referred to collectively herein as the "Benefit Plans". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

               (e) Except as set forth in Schedule 3.14, neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

               (f) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

               (g) Neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of more than $100,000 with any officer, consultant, director or employee.

               (h) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with applicable laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

               (i) Except as disclosed on Schedule 3.14 or as contemplated by Sections 1.5 and 5.1(b) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, or unemployment compensation) becoming due to any director or employee of the Company or any Subsidiary; (ii) result in the acceleration of vesting under any Employee Plan or Benefit Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan, and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Sections 162, 280G and 404. Deductibility of future compensation payments to employees of the Company and each Subsidiary are not subject to the limitations of Code Section 280G as a result of prior corporate transactions involving the Company or any Subsidiary or the transactions contemplated hereby.

               (j) As of the date hereof, except as disclosed on Schedule 3.14, (i) the Company and each Subsidiary have performed all material obligations required to be performed by them under any Benefit Plan and
(ii) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or threatened with respect to any Benefit Plan.

               Section 3.15. Finders' Fees. Except for (i) Donaldson, Lufkin & Jenrette Securities Corporation, (ii) SBC Warburg Dillon Read and
(iii) Gleacher NatWest (the fees and expenses of which have been disclosed to Buyer), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, the Company or any Subsidiary, who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

               Section 3.16. FCC Matters and Governmental Matters. (a) The Company and its Subsidiaries hold all licenses, permits and other authorizations issued by the FCC to the Company and its Subsidiaries for the operation of their respective businesses that are set forth in Schedule 3.16(a) (the "FCC Licenses"). The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are required for the operations and businesses of the Company and its Subsidiaries as they are now operated, except that in the case of certain microwave operations, the FCC has authorized such operations but has not issued a written microwave authorization, and in the case of certain cell sites, the Company is awaiting issuance of a license pursuant to a Form 489 notification.
Schedule 3.16(a) also identifies all microwave operations that are authorized but for which the FCC has not issued a written authorization. Without limiting the foregoing, the Company and its Subsidiaries have received all necessary authorizations from the Federal Aviation Administration ("FAA") for all existing towers that are part of the cellular or microwave systems operated by the Company and its Subsidiaries and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval.

               (b) Schedule 3.16(b) sets forth each application and notification that the Company and its Subsidiaries have pending before the FCC and sets forth the expiration date for each of the cellular FCC Licenses. The Company and its Subsidiaries have provided a copy to Buyer of each of the FCC Licenses and the applications and notifications listed in Schedule 3.16(b), except where the FCC has not issued a written microwave authorization.

               (c) The FCC Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. Except as set forth in
Schedule 3.16(c), there are no modifications, amendments, applications, revocations, or other proceedings, or complaints pending or, to the knowledge of the Company, threatened, with respect to the FCC Licenses (other than proceedings that apply to the cellular industry generally). Except as set forth in Schedule 3.16(c), all fees due and payable to the FCC have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the FCC Licenses. For all of the FCC Licenses that are cellular licenses in which the five-year fill-in period expired prior to the date of this Agreement, the Company timely filed appropriate applications or notifications with the FCC such that none of the original authorized area became " unserved area," as defined in 47 C.F.R. Part 22 , except where such unserved areas have subsequently been added to the Company's Cellular Geographic Service Area pursuant to Phase 2 applications and Form 489 notifications or as identified on Schedule 3.16(c). Schedule 3.16(c) identifies all of the FCC Licenses that are cellular licenses for which the five-year fill-in period has not yet passed as of the date of this Agreement. The Company does not conduct any microwave operations on frequencies that are subject to relocation under the FCC's rules, except as identified on Schedule 3.16(c), which also identifies which of such operations are classified as "primary" and which as "secondary" under the FCC's rules.

               (d) Except where a lack of compliance would not, or would not reasonably be expected to, have a Material Adverse Effect, (i) all reports required by the Communications Act or required to be filed with the FCC by the Company and its Subsidiaries have been filed and are accurate and complete in all material respects and (ii) all reports required to be filed by the Company and its Subsidiaries with all other governmental or administrative authorities, federal, state and local, have been filed and are accurate and complete in all material respects.

               (e) Except where a lack of compliance would not, or would not reasonably be expected to, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with, and their cellular systems have been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the relevant state public utilities commissions and the FAA, including, without limitation, the FCC's time and coverage requirements of 47 C.F.R. Section Section 22.142, 22.911, 22.912 and 22.946 (the "Statutes"). Except as set forth in
Schedule 3.16(e), the Company and its Subsidiaries have not received any written notice to the effect, or otherwise been advised in writing, that they are not in compliance with any Statutes and do not have any reason to anticipate that any presently existing circumstances are reasonably likely to result in violations of any Statutes.

               (f) Without limiting the generality of the foregoing, no adverse finding has been made, no consent decree entered, no adverse action has been approved or taken by the FCC or any court or other administrative body, and to the knowledge of the Company, no admission of liability has been made with respect to the Company or any of its Subsidiaries or any of the Company's stockholders or any management employee of the Company or its Subsidiaries concerning any civil or criminal suit, action or proceeding brought under the provision of any federal, state, territorial or local law relating to any of the following: any felony; unlawful restraint of trade or monopoly; unlawful combination; contract or agreement in restraint of trade; the use of unfair methods of competition; fraud; unfair labor practice; or discrimination.

               (g) Neither the Company nor any of its Subsidiaries has engaged in any course of conduct that could reasonably be expected to impair the ability of Buyer or its subsidiaries to be the holder of the FCC Licenses or is aware of any reason why the FCC Licenses might not be renewed in the ordinary course, why any of the FCC Licenses might be revoked, or why any pending applications or notifications might not be approved.

               Section 3.17. Licenses and Permits; Compliance with Laws. The Company and its Subsidiaries hold all governmental permits, licenses, authorizations, consents and approvals (none of which has been modified or rescinded and all of which are in full force and effect) (collectively, the "Permits") necessary for the Company and its Subsidiaries to own, lease, and operate their respective properties and to carry their respective businesses as now being conducted, except for Permits the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any governmental entity, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               Section 3.18.  Contracts.  (a)  Except as set forth in
Schedule 3.18, included or incorporated by reference in the SEC Reports filed prior to the date hereof and the Draft 1997 Form 10-K are all contracts and documents required to be filed as exhibits thereto (collectively, together with all contracts and documents that would be required to be so filed but for the exception with respect to filing contracts made in the ordinary course of business, the "Contracts").

               (b) Except as set forth in Schedule 3.18, each of the Contracts is valid, in full force and effect, binding upon the Company, and, to the Company's knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Neither the Company nor any Subsidiary is in default under any Contract, nor, to the Company's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such default, excluding in any case such defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

               (c) The Company does not have any material contractual arrangements relating to its joint venture with Southwestern Bell in respect of the Laredo, Texas MSA that is not a Contract.

               Section 3.19. Properties; Assets. (a) Except for such exceptions that do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the consolidated balance sheet of the Company dated as of December 31, 1997 as being owned by the Company or any Subsidiary (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof, free and clear of all Liens, except (x) statutory liens securing payments not yet due and (y) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is valid without default thereunder by the lessee or lessor.

               (b) Except for such exceptions that do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the assets and properties of the Company and its Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and its Subsidiaries as presently conducted.

               Section 3.20. Environmental Matters. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law, and no condition or event has occurred with respect to the Company or any Subsidiary, with the giving of notice, lapse of time, or both, would constitute a violation of any such Environmental Law, excluding in any event such violations, conditions and events that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary, nor to the Company's knowledge any other Person has ever generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Contaminant in any reportable quantity at, or to the Company's knowledge in the vicinity of any real property that has been or is currently owned or leased by the Company or any Subsidiary, other than any such acts that individually or in the aggregate do not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no other Person has violated any Environmental Law with respect to the business or assets of the Company or any Subsidiary, excluding any violations that, individually or in the aggregate, do not, or would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section, "Environmental Law" means any and all applicable federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, agreements and governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including without limitation ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof; and "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste, in each of the foregoing cases as defined in or pursuant to any Environmental Law.

               Section 3.21. Related Party Transactions. (a) Except as set forth in the Company SEC Reports or Schedule 3.21, no beneficial owner of 5% or more of the Company's outstanding equity securities or officer or director of the Company or any Person (other than the Company) in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such Persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any Subsidiary, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary, or any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any Subsidiary; excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan or Benefit Arrangement.

               (b) Following the Effective Time, except for obligations set forth herein, neither the Company nor any Subsidiary will have any obligations of any kind to any Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time, (ii) the obligations set forth in the Company SEC Reports and (iii) contracts entered into with AT&T in the ordinary course of business.

               Section 3.22. Opinion of Financial Advisor. The Directors of the Company have received the opinions of SBC Warburg Dillon Read and Gleacher NatWest to the effect that the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Buyer and its affiliates).


                                 ARTICLE 4
                  Representations and Warranties of Buyer

               Buyer represents and warrants to the Company that:

               Section 4.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to obtain would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer (a "Buyer Material Adverse Effect"). Since the date of its incorporation, Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act and (d) compliance with any applicable requirements of the Communications Act.

               Section 4.4. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, order or decree binding upon Buyer or (c) result in a breach or violation of or constitute a default under (or an event which with the giving of notices or the lapse of time or both would constitute a default under) or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which it is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Buyer or any of its assets, except for such contraventions, conflicts or violations referred to in clause (b) and breaches, violations, defaults, rights of termination, cancellation or acceleration or losses referred to in clause (c) that in the aggregate would not, or would not reasonably be expected to, have a Buyer Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect or prevent or delay the consummation of the Merger in any material respect.

               Section 4.5. Disclosure Documents. The information with respect to Buyer that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

               Section 4.6. Finders' Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

               Section 4.7. Financing. (a) Buyer has delivered to the Company copies of (i) a stock purchase agreement (the "Stock Purchase Agreement") dated March 5, 1998 by and among Buyer and the purchasers listed on Exhibit A thereto pursuant to which each of the foregoing purchasers has committed, subject to the terms and conditions set forth therein, to purchase securities of Buyer for an aggregate amount equal to $350,000,000, (ii) a bridge loan commitment letter dated March 6, 1998 from Merrill Lynch Capital Corporation ("MLCC") and Toronto-Dominion (Texas), Inc. and TD Securities (USA) Inc. (collectively, "TD", and together with MLCC, the "Initial Lenders") pursuant to which the Initial Lenders have committed, subject to the terms and conditions set forth therein, to provide an unsecured senior subordinated bridge loan in the aggregate principal amount of $200,000,000 (the "Bridge Loan Commitment") and (iii) a credit facilities commitment letter dated March 6, 1998 from the Initial Lenders pursuant to which the Initial Lenders have committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to Buyer of up to $1,000,000,000 (the "Credit Facilities Commitment"). The aforementioned Stock Purchase Agreement, the Bridge Loan Commitment and the Credit Facilities Commitment shall be referred to as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." As of the date hereof, neither the Stock Purchase Agreement, the Bridge Loan Commitment nor the Credit Facilities Commitment referred to above has been withdrawn and Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

               (b)  Upon obtaining the Financing described in paragraph
(a), Buyer will have sufficient funds available to consummate the Merger as contemplated by this Agreement.

               (c) As of the date hereof, Buyer believes that the Financing will not create any liability to the directors, officers or stockholders of the Company under any federal or state fraudulent conveyance or transfer law. As of the date hereof, Buyer further believes that immediately after consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of the Company will not become impaired.

               Section 4.8. Qualification of Buyer. Buyer is and at the Effective Time will be legally, technically and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own and operate the assets and business of the Company and its Subsidiaries. There are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and its Subsidiaries or would cause the FCC not to approve the FCC Application (as defined in Section 7.5(a)). Buyer has no knowledge of any fact or circumstance relating to Buyer or any of its affiliates that would be reasonably be expected to (a) cause the filing of any objection to the FCC Application or (b) lead to a delay in the processing by the FCC of the FCC Application. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transaction herein.

               Section 4.9. Capitalization. Within 20 days after the date hereof, the shareholders of Buyer will have contributed $25,000,000 in equity capital to Buyer. Buyer agrees that its paid in equity capital will not be less than such amount until after the later of: (i) the tenth day after this Agreement is terminated pursuant to Section 9.1 and (ii) the date on which any disputes between the parties hereto arising out of or relating to this Agreement and the transactions contemplated hereby have been resolved. Buyer agrees not to pay any fees to any of its affiliates prior to the Effective Time.


                                 ARTICLE 5
                         Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of the Company. (a) From the date hereof until the Effective Time, except pursuant to existing obligations disclosed in the Schedules to this Agreement or in the Company SEC Reports, or except as contemplated by this Agreement, (A) the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties, to maintain their rights and franchises, to keep available the services of their present officers and employees and to maintain and keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted and (B) without limiting the generality of the foregoing, without the written consent of Buyer (which consent will not be unreasonably withheld or delayed):

                    (i) the Company will not adopt or propose any change in
               its certificate of incorporation or bylaws;

                   (ii) the Company will not, and will not permit any
               Subsidiary of the Company to, merge or consolidate with any other Person or acquire a material amount of assets or business of any other Person or make any capital expenditures other than as contemplated by the Company's 1998 Budget previously delivered to Buyer;

                  (iii) the Company will not, and will not permit any
               Subsidiary of the Company to, sell, lease, license or otherwise dispose of any assets or property except (x) pursuant to existing contracts or commitments and (y) in the ordinary course consistent with past practice;

                   (iv) the Company will not, and will not permit any
               Subsidiary of the Company to (x) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (y) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; or

                    (v) the Company will not, and will not permit any
               Subsidiary of the Company to, agree or commit to do any of the foregoing.

               (b) Between the date hereof and the Effective Time, the Company will allocate and make available four million dollars in cash ($4,000,000) (the "Employee Funds") from its cash reserves for distribution to officers and employees of the Company (excluding the President of the Company). The Employee Funds will be distributed at the Effective Time to such officers and employees of the Company (excluding the President of the Company) and in such amounts and at such times as shall be determined in the sole discretion of the President of the Company.

               Section 5.2.  Stockholder Meeting;  Proxy Material.  (a)
The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders.
In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting,
(ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby unless otherwise required by applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with counsel and (iii) otherwise comply with all legal requirements applicable to such meeting. Buyer shall have the right to review the Company Proxy Statement and other proxy materials before filing with the SEC.

               (b) Without limiting the generality of the foregoing, the Company and Buyer shall each notify the other as promptly as practicable
(i) upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Company Proxy Statement and (ii) after the receipt by it of any written or oral comments of the SEC on, or of any written request by the SEC for amendments or supplements to, the Company Proxy Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

               Section 5.3. Access to Information. (a) From the date hereof until the Effective Time, the Company will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries as such Persons may reasonably request, and furnish such persons with such financial and operating data and other information as such Persons may reasonably request and (ii) instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated December 5, 1997 between Donaldson, Lufkin & Jenrette Securities Corporation and Spectrum Equity Investors (the "Confidentiality Agreement").

               (b) The Company will not waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Buyer.

               Section 5.4. Other Offers. (a) From the date hereof until the termination hereof, the Company and its Subsidiaries and their respective officers, directors, employees, representatives (including any investment banker, attorney or accountant) and other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Davis Polk & Wardwell, counsel to the Company, engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal, which notification shall include the identity of the offeror and the terms and conditions of any Acquisition Proposal (but only to the extent the Board of Directors of the Company may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal), and will keep Buyer fully informed (subject to such fiduciary duties) on a current basis of the status and details of any such Acquisition Proposal, indication or request.

               (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement, or a tender offer or exchange offer for at least 20% of the outstanding Shares or any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

               Section 5.5. Notices of Certain Events. The Company shall promptly notify Buyer of:

                    (a) any notice or other communication from any Person
               alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any notice or other communication from any
               governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                    (c) any actions, suits, claims, investigations or
               proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

               Section 5.6. Solvency Advice. The Company shall request Valuation Research or Houlihan Lokey to deliver the advice contemplated by
Section 8.03(d) as promptly as practicable.


                                 ARTICLE 6
                            Covenants of Buyer

               Buyer agrees that:

               Section 6.1. Confidentiality. Buyer acknowledges and agrees that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Buyer shall, and shall cause Buyer's affiliates and Representatives (each as defined therein), to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

               Section 6.2. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

               Section 6.3. Indemnification; Directors' and Officers' Insurance. (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnified parties under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

               (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable fees and expenses of counsel), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Buyer and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on, or arising in whole or in part out of, any actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions and financing contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

               (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time, (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them and reasonably acceptable to Buyer, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.3, promptly upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.3, except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

               (d) Buyer shall cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time, provided that (i) Buyer may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) Buyer shall not be required to pay an annual premium for such insurance in excess of three hundred percent of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

               (e) This Section 6.3 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Buyer and the Surviving Corporation and their respective successors and assigns.

               Section 6.4. Name Change. On or about the Closing Date, Buyer agrees to take such action as is necessary to cause the Surviving Corporation and its Affiliates to change their respective names to names that do not include, and are not identical or confusingly similar to, the name "Price" or "PriCellular."

               Section 6.5. High Yield Financing. As promptly as practicable following the date hereof, Buyer shall use its commercially reasonable efforts to raise gross cash proceeds of $200 million from an offering of its unsecured senior subordinated debt securities (the "High Yield Financing") upon such terms and conditions as may be specified by the Initial Lenders pursuant to the Financing Agreements. Buyer agrees that it shall not amend (other than to extend the termination date thereof), waive, discharge or terminate any material provision of any of the Financing Agreements without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Buyer will use its commercially reasonable efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

               Section 6.6. Equity Financing. Promptly after entering into this Agreement, Buyer shall deliver to each of the purchasers party to the Stock Purchase Agreement, in accordance with the procedures set forth therein, the "Initial Funding Notice" referred to therein, which notice shall not be withdrawn. If Buyer shall not have received $25 million of equity capital within 20 days after the date hereof, upon the request of the Company, Buyer shall use its commercially reasonable efforts to seek specific enforcement and such other legal remedies as may be available to enforce the respective commitments of its investors, as set forth in the Stock Purchase Agreement, to fund such $25 million.


                                 ARTICLE 7
                    Covenants of Buyer and the Company

               The parties hereto agree that:

               Section 7.1. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders required to be obtained (i) from any governmental body, agency or official under applicable laws and regulations, and (ii) pursuant to contracts to which the Company or Buyer is a party. From the date hereof until the Closing Date, each party shall execute and file or join in the execution and filing of any applications or other documents (in form reasonably satisfactory to the other party) that may reasonably be necessary in order to obtain the authorizations, approvals or consents of the FCC and each other governmental body or third party that may be required or that each party may reasonably request of the other in connection with the consummation of the transactions contemplated by this Agreement. Each party agrees that it will give the other party notice if it becomes aware of an occurrence or nonoccurrence that would result in such party not being able to deliver the certificate required by Section 8.02(a) or 8.03(a), as applicable.

               (b) The Company agrees to provide such cooperation as is reasonably requested by Buyer in connection with the arrangement of the debt financing to be consummated in connection with this Agreement, including making Company personnel available to participate in drafting sessions for offering memoranda and due diligence sessions. The Company will also provide assistance in connection with the preparation of customary closing documentation for such debt financing, provided that the Company will have no obligation to provide such cooperation to the extent it reasonably could result in a potential personal liability to an officer, director or employee of the Company. Subject to Section 10.04, any out of pocket expenses incurred by the Company in connection with such assistance will be reimbursed by Buyer if the Closing does not occur.

               (c) The Company shall, and shall cause Wireless to, provide such cooperation as is reasonably requested by Buyer in connection with Buyer's consummation of the tender offers for the debt securities issued by Wireless or the Company in connection with the arrangement of debt financing for the transactions contemplated by this Agreement, including without limitation, making Company and Wireless personnel available to participate in the preparation of tender offer documents and ancillary documents, executing supplemental indentures, providing assistance in connection with arranging for the delivery of customary legal opinions and preparation of other customary closing documentation, provided that the Company and Wireless will have no obligation to make any payments in connection therewith; provided further that the Company and Wireless will have no obligation to provide such cooperation to the extent it reasonably could result in a potential liability to an officer, director or employee of the Company or Wireless. Subject to Section 10.04, any out of pocket expenses incurred by the Company or Wireless in connection with such assistance will be reimbursed by Buyer if the Closing does not occur.

               (d) Buyer agrees that upon satisfaction of (i) the conditions set forth in Article 8 of this Agreement (other than the Financing Condition) and (ii) the conditions precedent to any extension of credit under the financing agreements relating to the Bridge Loan Commitment and the Credit Facilities Commitment, other than those conditions which are within Buyer's control to cause to be satisfied at such time, it shall promptly, but in no event later than the second business day after satisfaction of the conditions referred to in clause (i) and (ii) above, borrow such amounts under the Financing Agreements as are required for Buyer to consummate the Merger and all transactions contemplated by this Agreement.

               Section 7.2. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

               Section 7.3. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

               Section 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

               Section 7.5. FCC Application. (a) As promptly as practicable after the execution and delivery of this Agreement, Buyer and the Company shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Buyer (collectively, the "FCC Application"). Not later than the fifth business day following execution and delivery of this Agreement, the Company shall deliver to Buyer its completed portion of the FCC Application. Not later than the tenth business day following the execution and delivery of this Agreement, Buyer shall file, or cause to be filed, the FCC Application. Buyer and the Company shall prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Buyer nor the Company shall have terminated this Agreement pursuant to Section 9.1, Buyer and the Company shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application or delay either such approval or the consummation of the transfer of control of the Company.

               (b) Buyer and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. Buyer and the Company shall each oppose any request for reconsideration or judicial review of the granting of approval of the FCC Application.

               Section 7.6. HSR Act Matters. Promptly after the date hereof, Buyer and the Company (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than 15 days after the date hereof, together with the persons who are required to join in such filings, shall file the same with the appropriate governmental agencies. Buyer and the Company shall promptly furnish all materials thereafter required by any of the governmental agencies having jurisdiction over such filings, and shall take all reasonable actions and shall file and use best efforts to have declared effective or approved all documents and notifications with any such governmental agencies, as may be required under the HSR Act or other Federal antitrust laws for the consummation of the Merger and the other transaction contemplated hereby.

               Section 7.7. Warrants; Convertible Notes. (a) Prior to the Effective Time, the Company and Buyer will deliver to the holder of the Warrants the written instrument required to be delivered pursuant to
Section 1.3(c) of the Warrant Agreement. After the Effective Time, at the request of the holder of the Warrants, the Company will exchange the Warrants for an amount in cash equal to the product of (i) the number of Class B Shares into which the Warrants to be exchanged are exercisable and
(ii) the difference between the Merger Consideration and the Exercise Price on the day the holder of the Warrants requests an exchange pursuant to this
Section 7.7.

               (b) Prior to the Effective Time, the Company and Buyer will execute and deliver to the Bank of Montreal Trust Company (the "Trustee") the supplemental indenture (and any necessary officer's certificates) relating to the Convertible Discount Notes as required by Section 13.06 of that Indenture dated as of August 21, 1995 between the Company and the Trustee. In addition, prior to the Effective Time, the Company and Buyer will mail to each holder of the Convertible Discount Notes a notice of the execution of such supplemental indenture.


                                 ARTICLE 8
                         Conditions to the Merger

               Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

                    (a) this Agreement and the transactions contemplated
               hereby shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

                    (b) any applicable waiting period under the HSR Act
               relating to the Merger shall have expired;

                    (c) no provision of any applicable law or regulation
               and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or any other transactions pursuant to this Agreement;

                    (d) all consents, waivers, approvals, authorizations or
               permits by or from, and all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, including, without limitation, the FCC Transfer Approvals referred to below, shall have been obtained; and

                    (e) except as set forth below, all consents, waivers,
               approvals and authorizations (the "FCC Transfer Approvals") required to be obtained from, and all filings or notices required to be made by Buyer and the Company prior to consummation of the transactions contemplated in this Agreement shall have been obtained from or made with, the FCC, and each of the FCC Transfer Approvals shall have become a Final Order.

For purposes of this Agreement, "Final Order" shall mean an action by the
FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and (iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise: (x) Buyer may, at its option by written notice to the Company, waive on behalf of all the parties the requirement that each of the FCC Transfer Approvals shall have become a Final Order and (y) in the case of the required FCC Transfer Approvals of the transfer of the microwave licenses only, Buyer shall, on behalf of all the parties, deem either initial FCC approvals or special temporary authority to transfer the microwave licenses to satisfy this condition and in such case upon receipt of either the initial FCC approvals or special temporary authority each party shall be obligated hereunder as though a Final Order had been received.

               Section 8.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

                    (a) the Company shall have performed in all material
               respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Effective Time (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby) as if made at and as of such time (except that those representations and warranties made as of a specified date shall be true in all material respects as of such date) and Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

                    (b) no court, arbitrator or governmental body, agency
               or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its Subsidiaries after the Effective Time;

                    (c) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer;

                    (d) Buyer shall have obtained the debt financing set forth in the Financing Agreements on the terms set forth therein, unless the failure to obtain such financing was the result of a willful failure by Buyer to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty arising out of the bad faith or willful misconduct of Buyer (the "Financing Condition");

                    (e) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and

                    (f) The AT&T consent and waiver agreement shall be in full force and effect in accordance with its terms.

               Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

                    (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except that those representations and warranties made as of a specified date shall be true in all material respects as of such date) and the Company shall have received a certificate signed by an executive officer of each of Buyer to the foregoing effect;

                    (b) the Company shall have received all documents it
               may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Company;

                    (c) Buyer shall have entered into a consulting agreement with the President of the Company in form and substance reasonably satisfactory to the President and Buyer; and

                    (d) The Board of Directors of the Company shall have received advice, reasonably satisfactory to the Board, from an independent advisor confirming the belief of Buyer set forth in Section 4.07(c).


                                 ARTICLE 9
                                Termination

               Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                    (a) by mutual written consent of the Company and Buyer;

                    (b) by either the Company or Buyer if the Merger has
               not been consummated by the earliest to occur of (i) the termination of the Bridge Loan Commitment or the Credit Agreement Commitment if the High Yield Financing shall not have been consummated prior thereto, (ii) if the High Yield Financing shall have been consummated, the proceeds thereof ceasing to be held in escrow and (iii) March 6, 1999;

                    (c) by either the Company or Buyer, if there shall be
               any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                    (d) by the Company, upon payment to Buyer of the
               amounts referred to in Section 10.4(b), if prior to or after the Company Stockholder Meeting, the Directors of the Company, in good faith based upon the advice of independent legal counsel, shall have withdrawn or modified in a manner adverse to Buyer their approval or recommendation of this Agreement, or shall have resolved to do so, in order to permit the Company to execute a definitive agreement in connection with an Acquisition Proposal, provided that the Company has complied with its obligations in Section 5.4;

                    (e) by Buyer upon the occurrence of any Trigger Event;

                    (f) by the Company or Buyer if the approval of the
               stockholders of the Company required for the consummation of the Merger shall not have been obtained at a duly held meeting of shareholders to vote on the Merger, or any adjournment thereof;

                    (g) by Buyer or the Company upon a material breach on
               the part of the other of any covenant or agreement herein or if any representation or warranty of the other party shall not be true in any material respect (provided that any representation or warranty that is qualified by a materiality standard shall not be further qualified hereby) and, if such breach is capable of being cured, shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

                    (h) by the Company if equity capital in an amount equal
               to at least $25 million shall not have been contributed to Buyer within 30 days after the date of this Agreement as contemplated by Section 4.9.

               The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1.

               Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.1 and 10.4 shall survive the termination hereof, and except that nothing herein shall relieve any party from liability for any breach hereof.


                                ARTICLE 10
                               Miscellaneous

               Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

               if to Buyer, to:

                    American Cellular Corporation
                    c/o Spectrum Equity Investors
                    245 Lytton Avenue, Suite 175
                    Palo Alto, California 94301
                    Attn: Brion Applegate
                    Telecopy: (415) 464-4601

                    with a copy to:

                    Scott R. Haber, Esq.
                    Latham & Watkins
                    505 Montgomery Street
                    Suite 1900
                    San Francisco, California 94111
                    Telecopy: (415) 395-8095


      if to the Company, to:

                    PriCellular Corporation
                    711 Westchester Avenue
                    White Plains, NY 10604
                    Telecopy: (914) 422-3939

                    with a copy to:

                    Dennis Hersch, Esq.
                    John Buttrick, Esq.
                    Davis Polk & Wardwell
                    450 Lexington Avenue
                    New York, New York 10017
                    Telecopy: (212) 450-4800

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

               Section 10.2. Survival of Representations and Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the agreements set forth in Article 1, Sections 6.3, 7.4 and 7.7, which shall survive the Effective Time, and Section 10.4, which shall survive the termination of this Agreement.

               Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               (b) In order to induce Buyer to enter into this Agreement, the Company agrees to pay Buyer a fee in immediately available funds equal to $24,000,000 (unless a Trigger Event occurs after May 15, 1998 and at such time the Buyer shall not have either (i) consummated the High Yield Financing, the proceeds of which shall continue to be held in escrow or
(ii) obtained the irrevocable waiver by the Initial Lenders of the conditions set forth in Sections 3(c), Section 4 (paragraph 2) and in the attached term sheet under the caption entitled "Conditions to Effectivness and to Interim Loan" the references to the accuracy of representations and warranties of Target in the first paragraph thereof and subparagraphs (l) and (r) of the Bridge Loan Commitment in which case, $19,000,000) promptly, but in no event later than three business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

                    (i) the Company shall have entered into a definitive
               agreement with respect to any Acquisition Proposal;

                   (ii) any Person or group (as defined in Section 13(d)(3)
               of the Exchange Act) (other than Buyer or any of its affiliates or any shareholders of the Company that have executed voting agreements with Buyer) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding Shares representing at least 50.1% of the total voting power of the Company or shall have acquired, directly or indirectly, at least 50.1% of the assets of the Company;

                  (iii) the Board of Directors of the Company shall have
               withdrawn or materially modified its approval or recommendation of the Merger or shall have resolved to do so;

                   (iv) the Board of Directors of the Company shall have
               recommended an Acquisition Proposal to the stockholders of the Company; or

                    (v) the approval of the stockholders of the Company
               required for the consummation of the Merger shall not have been obtained at a duly held meeting of the stockholders to vote on the Merger, or any adjournment thereof.

               (c) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or (f) or by Buyer pursuant to Section 9.01(e), (f) or
(g), the Company agrees to reimburse Buyer (i) for all out-of-pocket expenses reasonably incurred in connection with this Agreement of up to $8,000,000 plus (ii) if Buyer shall have consummated the High Yield Financing for all out-of-pocket expenses reasonably incurred in connection with the High Yield Financing, including interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding the High Yield Financing of up to $27,000,000.

               Section 10.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

               Section 10.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

               Section 10.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 10.8. Entire Agreement; No Third-party Beneficiaries. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement, other than as provided in Section 6.3, is not intended to confer upon any Person other than the parties any rights or remedies.

               Section 10.9. Extension; Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto
(a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to Section 10.3, waive compliance with any of the agreements or conditions (other than Section 8.1(a)). No failure or delay on the part of any party hereto in the exercise of any rights hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

               Section 10.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 10.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

               Section 10.12. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              PRICELLULAR CORPORATION




                              By: /s/ Steven Price
                                  -----------------------------------------
                                  Name:  Steven Price
                                  Title: President, Chief Executive Officer

                              AMERICAN CELLULAR CORPORATION




                              By: /s/ Brion Applegate
                                  -----------------------------------------
                                  Name:  Brion Applegate
                                  Title: Chairman, Chief Executive Officer

                                                                 APPENDIX B

                                VOTING AGREEMENT

           AGREEMENT dated as of March 6,1998 among AMERICAN CELLULAR CORPORATION, a Delaware corporation ("Buyer"), PRICELLULAR CORPORATION, a Delaware corporation (the "Company") and the SHAREHOLDERS executing a counterpart of this Agreement (collectively, the "Shareholders").

           WHEREAS, the Shareholders are each beneficial owners of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), Class B Common Stock, par value $.01 per share ("Class B Common Stock"), or Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), of the Company (collectively, the "Securities"), as listed on
Schedule I hereto;

           WHEREAS, the Shareholders are each parties to one or more stockholder agreements and voting agreements with each other and/or the Company in their capacity as shareholders of the Company (collectively, and together with any amendments thereto, the "Prior Shareholder Agreements"), including, without limitation, the Voting Agreement dated as of December 28, 1995 by and among the Company and the other parties thereto (as amended, the "Voting Agreement");

           WHEREAS, in connection with Buyer entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company, which provides for the merger (the "Merger") of Buyer with and into the Company, Buyer has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all Securities of the Company that such Shareholder beneficially owns; and

           WHEREAS, the voting provisions of this Agreement will be in effect only so long as the Merger Agreement is in full force and effect;

           NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1
                        GRANT OF PROXY; VOTING AGREEMENT

           SECTION 1.01. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

           SECTION 1.02. Voting Agreement. Notwithstanding anything to the contrary in any of the Prior Shareholder Agreements, each Shareholder hereby agrees to vote all Securities that such Shareholder is entitled to vote at the time of any vote (i) to approve and adopt the Merger Agreement and the Merger and the other transactions contemplated thereby (subject to Section 1.04 hereof) at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and the Merger, or such other transactions or actions, are submitted for the consideration and vote of the stockholders of the Company, and (ii) against any (w) Acquisition Proposal, (x) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, or (y) corporate action the consummation of which would frustrate the purposes, or be inconsistent with the other agreements of such Shareholder pursuant to this paragraph (it being understood that the Shareholders may vote for transactions permitted by the Merger Agreement and not be bound by these provisions if the Merger Agreement has been terminated and that AWS' obligations pursuant to this
Section 1.02 shall terminate if the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Merger or shall have resolved to do so).

           SECTION 1.03. Prior Proxy. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Securities owned by such Shareholder except as may be deemed to exist pursuant to Section 1.01 of the Voting Agreement.

           SECTION 1.04. Conflict with Prior Shareholders Agreements. Notwithstanding anything to the contrary contained elsewhere in this Agreement, nothing contained in this Agreement shall require a Shareholder to take any action inconsistent with the requirements of Section 1.01 of the Voting Agreement.



                                    ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

           Each Shareholder, severally but not jointly, represents and warrants to Buyer that:

           SECTION 2.01. Corporate Authorization. If such Shareholder is a corporation, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the corporate powers of such Shareholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of such Shareholder.

           SECTION 2.02. Partnership Authorization. If such Shareholder is a partnership, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized and approved by all necessary partnership action on the part of such Shareholder. This Agreement constitutes a valid and binding Agreement of such Shareholder.

           SECTION 2.03. Individual Authorization. If such Shareholder is an individual and is married, and the Securities set forth on the signature page hereto opposite such Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

           SECTION 2.04. Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws (or agreement of limited partnership, if applicable) of such Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iv) result in the imposition of any Lien on any asset of such Shareholder.

           SECTION 2.05. Ownership of Shares. Such Shareholder is the record and beneficial owner of the Securities set forth on Schedule I hereto opposite such Shareholder's name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Securities) other than the Prior Shareholder Agreements. None of the Securities is subject to any voting trust or other agreement or arrangement with respect to the voting of such Securities other than the Prior Shareholder Agreements.

           SECTION 2.06. Total Shares. Except for the Securities set forth on
Schedule I hereto opposite such Shareholder's name and except for options on Class A Shares granted pursuant to the Company's employee stock option plan, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

           SECTION 2.07. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.



                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to each Shareholder:

           SECTION 3.01. Organizational Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action. This Agreement constitutes a valid and binding Agreement of Buyer.

           SECTION 3.02. Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws (or agreement of limited partnership, if applicable) of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding on Buyer or (iv) result in the imposition of any Lien on any asset of Buyer.



                                    ARTICLE 4
                          COVENANTS OF EACH SHAREHOLDER

           Each Shareholder hereby covenants and agrees that:

           SECTION 4.01. No Proxies for or Encumbrances on Securities. (a) Except pursuant to the terms of this Agreement and the Merger Agreement, and notwithstanding anything to the contrary in any of the Prior Shareholder Agreements (subject to Section 1.04 hereof), such Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Securities or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Securities during the term of this Agreement, including, without limitation, dispositions of such Securities through dividends or liquidation or other distributions of such Securities to any stockholders or partners of such Shareholder.

            (b) Notwithstanding the foregoing, each of AT&T Wireless Services, Inc. ("AWS"), Steven Price and Eileen Farbman (in each case on behalf of themselves or their respective children) may sell up to 150,000 Shares each in open market transactions (subject to the provisions of the Prior Shareholder Agreements) upon not less than two business days written notice to Buyer. After receiving any such written notice, Buyer may elect to purchase such Shares (subject to the provisions of the Prior Shareholder Agreements) directly from AWS, Steven Price or Eileen Farbman at a price equal to the closing price for the Shares on the American Stock Exchange on the day immediately preceding the day on which such individuals propose to sell such Shares.

           SECTION 4.02. Other Offers. Such Shareholder shall not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to any fiduciary duties of such Shareholder as an officer, director or shareholder of the Company under applicable law as advised by the Company's counsel, engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that such Shareholder knows or has reason to know may be considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal. Such Shareholder will promptly notify Buyer after receipt of an Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal, which notification shall include the identity of the offeror and the terms and conditions of any Acquisition Proposal (but only to the extent such Shareholder may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal), and will keep Buyer fully informed of the status and details (subject to such fiduciary duties) of any such Acquisition Proposal, indication or request.

           SECTION 4.03. Appraisal Rights. Such Shareholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Securities which may arise with respect to the Merger.

           SECTION 4.04. Waiver. Such Shareholder waives any rights it may have in respect of the Securities owned by another Shareholder to the extent (but only to the extent) that such rights would arise as a result of (i) the execution of the Merger Agreement, (ii) the execution of this Voting Agreement or the performance of covenants hereunder or (iii) the consummation of the Merger.

           SECTION 4.05. Redemption Rights; Amendment to Charter. (a) If such Shareholder is a holder of any Series A Preferred, such Shareholder agrees not to exercise its right (if any), under Section 5(b) of the Certificate of Designation of the Series A Preferred, to require the Company to redeem any or all of its Series A Preferred, to the extent that the right to do so arises solely from board of director or shareholder approval of the Merger, the execution by the Company of the Merger Agreement, the execution of this Agreement or the consummation of the Merger.

            (b) Such Shareholder agrees to vote all Securities that such Shareholder is entitled to vote at the time of any vote to approve and adopt an amendment to the Certificate of Designation of the Series A Preferred, which amendment shall provide that the holders of the Series A Preferred shall have no rights under Section 5(b) of such Certificate of Designation, to the extent that such rights would have otherwise arisen solely from board of director or shareholder approval of the Merger, the execution by the Company of the Merger Agreement, the execution of this Agreement or the consummation of the Merger.

           SECTION 4.06. Acquisition Proposals. Each Shareholder agrees that in the event that after the later of (x) the 25th day following the date hereof and
(y) the contribution of $25,000,000 of equity capital to Buyer as contemplated by Section 4.09 of the Merger Agreement, the Merger Agreement is terminated pursuant to Section 9.01(d), (e) or (f) thereto (or by Buyer pursuant to Section 9.01(g) thereto if there is an Acquisition Proposal pending at such time of termination) and such Shareholder shall thereafter but prior to the first anniversary of the termination date of the Merger Agreement sell or otherwise transfer or dispose of by operation of law (by merger or otherwise) any Securities when an Acquisition Proposal is pending, such Shareholder shall promptly pay to Buyer an amount equal to the excess, if any, of (i) the aggregate consideration received by such Stockholder pursuant to such transfer over (ii) the product of (x) $14.00 and (y) the sum of the number of shares of Class A Common Stock and Class B Common Stock so transferred and the number of shares of Class A Common Stock issuable upon conversion of any shares of Series A Preferred Stock so transferred; provided, however, that this Section 4.06 shall not apply if the Merger Agreement is terminated on or after the date that is ten weeks from the date hereof and at such time Buyer shall not have either
(i) consummated the High Yield Financing the proceeds of which shall continue to be held in escrow or (ii) obtained the irrevocable waiver of the Initial Lenders of the conditions set forth in Sections 3(c), Section 4 (paragraph 2) and under the caption entitled "Conditions to Effectiveness and to Interim Loan", the references to the accuracy of representations and warranties of the Target in the first paragraph thereof and subparagraphs (l) and (r) of the Bridge Loan Commitment.


                                    ARTICLE 5
                                  MISCELLANEOUS

           SECTION 5.01. Action in Shareholder Capacity Only. No Shareholder makes any agreement or understanding hereunder as a director or officer of the Company. Each Shareholder signs this Agreement solely in his, her or its capacity as record and beneficial owners of the Securities, and nothing herein shall limit or affect any actions taken in such Shareholder's capacity as an officer or director of the Company.

           SECTION 5.02. Indemnification. (a) Buyer agrees to indemnify and hold harmless each Shareholder from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) related to the execution and performance of this Agreement or any actions taken pursuant hereto except insofar as such losses, claims, damages or liabilities result from the breach of any representation or warranty of such Shareholder contained herein.

            (b) The Company hereby agrees to indemnify, defend and hold harmless each Shareholder and its directors, officers, employees, affiliates, successors and assigns (collectively the "Indemnified Party") from and against all actions, causes of actions, suits, claims, complaints, demands, litigations, proceedings, losses, liabilities, damages, deficiencies, judgments, assessments, fines (including, without limitation, interest, penalties, taxes, fees and reasonable expenses and disbursements of attorneys, experts, personnel and consultants, reasonably incurred in connection with the defense or investigation thereof, including, without limitation, allocated costs of in-house counsel, experts, personnel and consultants) (collectively, "Losses") based upon, relating to, arising out of or otherwise in respect of the Merger Agreement, the Merger, the Consent and Waiver between the Company and AWS, this Voting Agreement with Buyer and the transactions contemplated by these agreements. Notwithstanding the foregoing, the Company shall not be responsible for Losses that are finally judicially determined to have resulted from the bad faith of the Indemnified Party and Losses that Buyer has indemnified the Indemnified Party for pursuant to the immediately preceding paragraph but only to the extent that the Indemnified Party has actually been paid. Upon the making of any payment pursuant to Section 5.02(b) with respect to any claim that Buyer has indemnified such indemnified person for pursuant to Section 5.02(a), the Company shall be subrogated to the rights of such indemnified person against Buyer with respect thereto.

           (c) In case any proceeding shall be instituted involving any Shareholder in respect of which indemnity may be sought pursuant to either the two immediately preceding paragraphs, such Shareholder shall promptly notify Buyer or the Company, as the case may be, in writing and Buyer or the Company, as the case may be, upon request of such Shareholder, shall retain counsel reasonably satisfactory to such Shareholder to represent such Shareholder in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The Shareholders as a group may retain one law firm (in addition to local counsel) to represent them with respect to any action or proceeding involving one or more Shareholders. In any such proceeding, an individual Shareholder shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Shareholder. Neither Buyer nor the Company shall be liable for any settlement of any proceeding effected without its written consent (which consent will not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, Buyer or the Company, as the case may be, agrees to indemnify such Shareholder from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if the Buyer or the Company shall have materially breached its obligations pursuant to this Section 5.02 (which breach shall have continued for 90 days after written notice thereof), such indemnifying party shall be liable for any such settlement effected without its written consent.

           (d) No Shareholder shall be entitled to indemnification in respect of claims that are determined by the final judgment of court to arise from such Shareholder's willful misconduct.

           SECTION 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, other than Sections 4.06 and this Article 5, shall terminate upon the termination of the Merger Agreement in accordance with its terms.

            SECTION 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            SECTION 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to a wholly owned subsidiary of Buyer.

           SECTION 5.06. Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

           SECTION 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           SECTION 5.08. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           SECTION 5.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

           SECTION 5.10. Entire Agreements. Each Shareholder represents to the other Shareholders that the Merger Agreement, this Agreement, the Consent and Waiver between the Company and AWS and the binding term sheet for the Operating Agreement between the Company and AWS constitute the entire agreement of the Shareholders with Buyer, the Company and their affiliates with respect to the Merger and the other transactions contemplated by such agreements except as otherwise disclosed in or contemplated by such agreements.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       AMERICAN CELLULAR CORPORATION



                                       By: /s/ Brion Applegate
                                          -------------------------------------
                                           Name: Brion Applegate
                                           Title: Chairman, Chief Executive
                                                    Officer


                                       PRICELLULAR CORPORATION



                                       By: /s/ Steven Price
                                          -------------------------------------
                                           Name: Steven Price
                                           Title: President, Chief Executive
                                                    Officer


                                       AT&T WIRELESS SERVICES, INC.



                                       By:  /s/ Mufit Cinali
                                          -------------------------------------
                                           Name: Mufit Cinali
                                           Title:   Financial Vice President


                                       THOMAS H. LEE EQUITY FUND III, L.P.

                                       By:     THL Equity Advisors III Limited
                                                  Partnership,
                                               as its General Partner

                                       By:     THL Equity Trust III,
                                               as its General Partner



                                       By: /s/ Scott Sperling
                                          -------------------------------------
                                           Name: Scott Sperling
                                           Title:   Managing Director



                                       THL-CCI INVESTORS LIMITED PARTNERSHIP



                                       By: /s/ Scott Sperling
                                          -------------------------------------
                                           Name: Scott Sperling
                                           Title:   Managing Director




                                               /s/ Steven Price
                                          -------------------------------------
                                                   Steven Price



                                               /s/ Eileen Farbman
                                          -------------------------------------
                                                   Eileen Farbman




                                               /s/ Eileen Farbman
                                          -------------------------------------
                                          Leo Farbman, by Eileen Farbman as
                                          custodian (with respect to shares held
                                          until age 21 under the Uniform Gift to
                                          Minors Act) and a natural guardian
                                          (with respect to shares held by joint
                                          tenancy)




                                               /s/ Eileen Farbman
                                          -------------------------------------
                                          Alexandra Farbman, by Eileen Farbman
                                          as custodian (with respect to shares
                                          held until age 21 under the Uniform
                                          Gift to Minors Act) and as natural
                                          guardian (with respect to shares held
                                          by joint tenancy)


                                                                    Schedule I


                                                                Number of Shares
Name of Shareholder                 Class Of Stock                   Owned
-------------------                 --------------              ----------------
AT&T Wireless                       Class A Common Stock         3,911,763
Wireless Services, Inc.             Class B Common Stock         2,625,781

Thomas H. Lee                       Series A Preferred              54,600
Equity Fund III, L.P.

THL-CCI Investors                   Series A Preferred               5,400
Limited Partnership

Steven Price                        Class A Common Stock            30,038
                                    Class B Common Stock         3,080,537

Eileen Farbman                      Class A Common Stock             1,000
                                    Class B Common Stock         2,176,208

Eileen Farbman, as custodian for    Class B Common Stock           761,718
Leo Farbman

Eileen Farbman, as custodian for    Class B Common Stock           761,718
Alexandra Farbman




                                                             APPENDIX C


                  [LETTERHEAD OF GLEACHER NATWEST CORPORATION]
March 6, 1998

Board of Directors
PriCellular Corporation
711 Westchester Avenue
White Plains, New York  10604

Ladies and Gentleman:

We understand that PriCellular Corporation ("PriCellular" or the "Company") is contemplating entering into a definitive Agreement and Plan of Merger (the "Merger Agreement") with American Cellular Corporation ("American Cellular") pursuant to which, among other things, (i) American Cellular would merge with and into PriCellular, with PriCellular being the surviving corporation of such merger (the "Merger"); and (ii) upon consummation of the Merger, each share of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of PriCellular (collectively, the "Shares") would be converted into the right to receive $14.00 per Share in cash (the "Merger Consideration").

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than American Cellular and its affiliates).

For the purposes of the opinion set forth herein, we have:

           1. reviewed the Merger Agreement, including the schedules thereto and the other documents and information referred to therein;

           2. reviewed publicly-available information concerning the Company, including the annual reports to stockholders and annual reports on Form 10-K of the Company for the fiscal years ended December 31, 1994, 1995 and 1996, and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997;

           3. reviewed the Company's draft annual report on Form 10-K for the fiscal year ended December 31, 1997;

           4. discussed the past and current operations, financial condition and prospects of PriCellular with the management of PriCellular;

           5. reviewed certain internal financial information and other data relating to the business and prospects of the Company, including budgets for fiscal year 1998 prepared by the management of the Company, that were provided to us by the Company;

           6. reviewed certain financial forecasts provided to us by the Company which were prepared by unaffiliated financial analysts, which forecasts the Company has represented to us are consistent with the best judgments of the Company's management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

           7. reviewed the current and historically reported market prices, valuation parameters, and reported trading activity of the Shares;

           8. compared the financial performance of PriCellular and the reported market prices, valuation parameters and trading activity of the shares with that of other publicly traded companies that we deemed comparable and their securities;

           9. compared the financial terms of the Merger with the financial terms of recent acquisitions of companies that we deemed comparable based upon publicly available information;

          10. reviewed with representatives of Donaldson, Lufkin & Jenrette ("DLJ"), financial advisor to the Company, the scope and substance of the discussions held with potential acquirors of the Company since November 1997, the process by which offers were solicited and the comments provided by such potential acquirors; and

          11. reviewed such other information and performed such other studies, analyses, inquiries and investigations as we have deemed appropriate.

We have assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by us for purposes of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PriCellular, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts provided to us, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the management of PriCellular as to the expected future financial performance of PriCellular. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Our opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

In rendering our opinion herein, we have not solicited, and have not been requested to solicit, any third party acquisition interest in PriCellular. In this regard, we have further assumed that DLJ, in conjunction with the Company, has undertaken a full and fair process to solicit indications of interest or offers from those third parties who would most likely have an interest in acquiring PriCellular, and has used its best efforts to secure the highest available offers from such third parties.

Further, we have assumed that the Merger will consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have not reviewed any proxy statement or similar documentation that may be prepared for use in connection with the Merger.

PriCellular acknowledges that the opinion and any advice or materials provided by Gleacher NatWest in connection with its engagement hereunder is intended for the benefit and use of the Board of Directors of PriCellular in considering the transaction to which the opinion, advice or materials relate. We express no opinion or recommendation as to how the holders of Shares should vote in connection with the Merger. The Company agrees that, except for references to this opinion in the Merger Agreement and the inclusion of this letter in its entirety in the Company's proxy statement to be sent to its stockholders as contemplated by the Merger Agreement, no such opinion, advice or material shall by used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher NatWest be made by or on behalf of the Company, in each case without Gleacher NatWest's prior written consent.

Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the Company's stockholders (other than American Cellular and its affiliates).

Very truly yours,

GLEACHER NATWEST INC.

 /s/ Charles G. Phillips
--------------------------
Charles G. Phillips
Managing Director





                                                            APPENDIX D

                  [LETTERHEAD OF SBC WARBURG DILLON READ INC.]


                                                           March 6, 1998

The Board of Directors
PriCellular Corporation
711 Westchester Avenue
White Plains, New York 10604

Dear Members of the Board:

         We understand that PriCellular Corporation, a Delaware corporation (the "Company"), and American Cellular Corporation, a Delaware corporation ("Acquiror") propose to enter into an Agreement and Plan of Merger, dated as of March 5, 1998 (the "Agreement"), which provides, among other things, for the merger of Acquiror with and into the Company (the "Transaction"). As a result of the Transaction, each issued and outstanding share of the Class A Common Stock, par value $0.01 per share and Class B Common Stock, par value $0.01 per share, of the Company (collectively the "Common Stock") will be converted into the right to receive $14.00 in cash and each share of the Company's Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), will be converted into the right to receive the product of (x) $14.00 in cash and (y) the number of shares of Class A Common Stock into which such share of Series A Preferred Stock is then convertible (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

         You have requested our opinion as to whether the Consideration is fair to the stockholders of the Company, other than the Acquiror and its direct and indirect shareholders, from a financial point of view.

         In the past, SBC Warburg Dillon Read Inc. ("SBC Warburg Dillon Read") and its predecessors have provided investment banking services to the Company and have received customary compensation for the rendering of such services. In the ordinary course of business, SBC Warburg Dillon Read and its affiliates may actively trade or hold the equity securities of the Company for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed only to the fairness, from a financial point of view, of the Consideration to be received by the stockholders of the Company (other than the Acquiror and its direct and indirect shareholders) in the Transaction pursuant to the Agreement and does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.

         In arriving at our opinion, we have, among other things, (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and prospects of the Company, including budgets prepared by the management of the Company, that were provided to us by the Company and are not publicly available; (iii) since the Company has not prepared any long-term forecasts, reviewed financial forecasts provided by the Company which were prepared by unaffiliated financial analysts; (iv) conducted discussions with members of the senior management of the Company; (v) reviewed the historical market prices and trading activity of the Common Stock; (vi) reviewed publicly available financial and stock market data with respect to certain other publicly traded companies that we believe to be generally comparable to the Company; (vii) compared the financial terms of the Transaction with the financial terms of certain other transactions that we believe to be relevant; (viii) reviewed the Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

         In connection with our review, we have not, with your consent, assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. Furthermore, with your consent, we assume no responsibility for and express no view as to any of the forecasts provided to or reviewed by us or the assumptions on which they are based. Our opinion is necessarily based on economic, monetary, market, legislative and other conditions as in effect on, and the information made available to us as of, the date hereof.

         In rendering our opinion herein, we have not solicited, and have not been requested to solicit, any third party acquisition interest in the Company. We have, however, taken into account the efforts of Donaldson, Lufkin & Jenrette Securities Corporation, which was engaged by the Company to solicit potential acquirors. Further, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company. We have not reviewed any proxy statements or similar documents that may be prepared for use in connection with the Transaction.

         Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered in connection with its consideration of the Transaction. It is understood that, except for inclusion of this letter in its entirety in a proxy statement to the stockholders of the Company as contemplated by the Agreement, this letter may not be summarized, excerpted from, disclosed or otherwise publicly referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the stockholders of the Company, other than the Acquiror and its direct and indirect shareholders, from a financial point of view.

                                            Very truly yours,

                                            SBC WARBURG DILLON READ INC.



                                            By: /s/ F. Davis Terry, Jr.
                                                ----------------------------
                                                Managing Director



                                            By: /s/ Dominic Lester
                                                ----------------------------
                                                Director



                                                                  APPENDIX E

                  SECTION 262 OF THE GENERAL CORPORATION LAW

                           OF THE STATE OF DELAWARE

                               APPRAISAL RIGHTS

              (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more share, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

             (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger or consolidation to be effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

                              (1) Provided, however, that no appraisal rights
               under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                              (2) Notwithstanding paragraph (1) of this
               subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                             a. Shares of stock of the corporation surviving or
               resulting from such merger or consolidation, or depository receipts in respect thereof;

                             b. Shares of stock of any other corporation, or
               depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a nation market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                             c. Cash in lieu of fractional shares or fractional
               depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                             d. Any combination of the shares of stock,
               depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                             (3) In the event all of the stock of a subsidiary
               Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

             (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

             (d) Appraisal rights shall be perfected as follows:

                            (1) If a proposed merger or consolidation for which
               appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                            (2) If the merger or consolidation was approved
               pursuant to Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

              (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholder. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

              (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

              (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholders.

              (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporate pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceeding until it is finally determined that he is not entitled to appraisal rights under this section.

              (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holder of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

              (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

              (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

              (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                                                       APPENDIX F

===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                   FORM 10-K/A
                                 AMENDMENT NO. 2
                                       TO
                                 ---------------
(Mark One)
    X        Annual Report Pursuant to Section 13 or 15(d) of the Securities
   ---       Exchange Act of 1934


             For the Fiscal Year Ended December 31, 1997

                       or

   ___ Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

             For the transition period from _________ to _________

                        Commission File Number: 1-13526

                             PRICELLULAR CORPORATION
             (Exact name of Registrant as specified in its charter)

         Delaware                                            22-3043811
 (State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

711 Westchester Avenue
White Plains, New York                                        10604
(Address of  principal                                     (Zip Code)
executive offices)

       Registrant's telephone number, including area code: (914) 422-0800

                                 ---------------

           Securities registered pursuant to Section 12(b) of the Act:

                                                     Name of each exchange
   Title of each class                                on which registered
-------------------------                          ---------------------------
Class A Common Stock, par                            American Stock Exchange
 value $0.01 per share


        Securities registered pursuant to Section 12(g) of the Act: NONE


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No[X]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best knowledge of the registrant, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K. [ ]


The aggregate market value of the voting stock held by non-affiliates of the registrant as of May 20, 1998 was approximately $212,000,000.

The number of shares outstanding of each class of the registrant's common stock, as of May 20, 1998, was 21,987,847 shares of Class A Common Stock and
12,970,994 shares of Class B Common Stock.

Documents incorporated by reference: PriceCellular's Annual Reports on Form 10-K for the years ended December 31, 1996 and 1995.

===============================================================================


                                Table of Contents

Part I

Item 1.           Business................................................  F-3
                  General.................................................  F-3
                  Cellular Markets and Systems............................  F-5
                  Acquisitions and Dispositions...........................  F-7
                  Recent Developments.....................................  F-9
                  Business Strategy.......................................  F-9
                  Cellular Operations..................................... F-11
                  Overview of Cellular Telephone Industry................. F-17
                  Regulations............................................. F-21
Item 2.           Properties.............................................. F-23
Item 3.           Legal Proceedings....................................... F-23
Item 4.           Submission of Matters to a Vote of Security Holders..... F-23

Part II

Item 5.           Market for the Company's Common Equity and
                    Related Stockholder Matters........................... F-24
Item 6.           Selected Financial Data................................. F-24
Item 7.           Management's Discussion and Analysis of Financial
                    Condition and Results of Operations................... F-26
Item 8.           Financial Statements and Supplementary Data............. F-30
Item 9.           Changes in and Disagreements with Accountants on
                    Accounting and Financial Disclosure................... F-30

Part III

Items 10.         Directors and Executive Officers of the Registrant...... F-31

Item 11.          Compensation of Executive Officers...................... F-34

Item 12.          Security Ownership of Management and Principal
                    Stockholders of PriCellular........................... F-36

Item 13.          Certain Relationships and Related Transactions.......... F-39

Part IV

Item 14.          Exhibits, Financial Statement Schedules and Reports
                    on Form 8-K........................................... F-43

Exhibit Index       ...................................................... F-43

Signatures          ...................................................... F-46


                                     Part I

Unless otherwise indicated all references herein to "PriCellular" or the "Company" include its subsidiaries and predecessors. See "Item 1.
Business-Certain Terms" for the definitions of certain other terms used herein.

Item 1. Business

General

PriCellular, through its subsidiaries, owns and operates FCC licensed cellular telephone systems in the United States, primarily in smaller MSAs and strategically located RSAs. PriCellular owns cellular interests representing approximately 5.1 million Net Pops. These interests consist principally of four large operating clusters of cellular Systems:

   Upper Midwest Cluster--a 1.8 million Net Pop cluster of 15 Systems covering approximately 78,000 contiguous square miles in Minnesota, Wisconsin and Michigan. Mid-Atlantic Cluster--an 857,000 Net Pop cluster of five contiguous Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering approximately 10,000 contiguous square miles. New York Cluster--a
   1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between the New York City MSA of AT&T Wireless Services Inc. ("AT&T"), a subsidiary of AT&T Corp., and Southwestern Bell's Albany, NY MSA. Kentucky Cluster--a 1.0 million Net Pop cluster of four RSAs adjacent to Louisville and Lexington, KY and one RSA in Tennessee which abuts Knoxville, TN. The 38 counties in Kentucky and the six counties in Tennessee cover more than 15,000 square miles.

In addition, the Company owns a 44.5% interest in a joint venture with Southwestern Bell (which is managed and operated by Southwestern Bell), representing 264,000 Net Pops, and certain other cellular interests.

PriCellular completed an Initial Public Offering of its Class A common stock in December 1994. Its principal stockholders include members of the Price family, AT&T, Spectrum Equity Investors, L.P. ("Spectrum"), The Thomas H. Lee Company, and The Public School Employees' Retirement System of Pennsylvania.

The Company has a strategic alliance with AT&T which allows the Company to take advantage of AT&T's acquisition experience, and benefit from AT&T's volume purchasing power. The Company purchases landline interlata telephone service for its switched cellular systems and cellular telephones at volume discounts through its relationship with AT&T thereby minimizing two of the principal costs associated with providing cellular service and acquiring new subscribers. The volume discounts also extend to certain of the equipment necessary for the Company's system development and expansion thereby reducing the Company's capital expenditures. The Company believes that the proximity of three of its operating clusters to AT&T's Systems affords significant opportunities for joint marketing, promotions and other programs. The Company's Upper Midwest Cluster is contiguous to AT&T's Systems serving the Minneapolis/St. Paul, MN MSA and the St. Cloud, MN MSA. The Company's Mid-Atlantic Cluster borders the Pittsburgh, PA, Steubenville, OH and Wheeling, WV MSAs, which are owned by AT&T. The Company's New York Cluster abuts the northern border of AT&T's New York City MSA, including Westchester and Rockland counties. The New York Cluster is also adjacent to three MSAs owned by Southwestern Bell, with whom the Company has a joint venture in Illinois and Texas.

The Company's acquisition strategy is to continue to expand its current clusters through the acquisition of contiguous properties and, secondarily, to target for purchase other small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. The operation of contiguous markets permits the Company to provide broad areas of uninterrupted service and achieve certain economies of scale, including certain centralized marketing, administrative and engineering functions. The Company believes that smaller MSAs and certain RSAs often exhibit a concentration of small businesses, longer commute times and well-traveled roads, all indicators of strong cellular use. Many of these markets serve as hubs for retail trading areas and as business, cultural or medical centers for populations spread over wide geographic areas. In addition, management believes that because its markets are less densely populated, they are less likely to face the level of competition expected to be experienced in large urban areas.

The Company's operating strategy is, upon acquiring a cellular system, to effect certain management, operational and organizational changes in order to increase the number and quality of subscribers and enhance operating cash flow, while controlling costs to acquire subscribers and promoting superior customer service. Management believes that the majority of its Systems are in the early stages of their growth cycle and represent significant growth opportunities. In addition, many of these systems were underdeveloped prior to their acquisition by the Company. After selectively upgrading the engineering in its cellular network, the Company has implemented aggressive marketing programs to add subscribers and reduce deactivations or "churn." In its Systems, the Company markets under the CELLULARONE(R) brand name and participates in the North American Cellular Network ("NACN"), a cellular network whose goal is to make cellular service "seamless" across system borders throughout North America.

A key element of the Company's operating strategy is the positioning of its cellular systems as the quality local service provider. The Company's chain of 95 local retail stores, which are staffed with sales and customer service representatives, differentiate the Company from many of its larger competitors, which frequently centralize customer service and other functions outside the local market. In addition, these stores provide the Company with more control over the sales process than if it relied upon independent agents. Management believes that the Company's local presence enhances its ability to provide a higher level of customer service and satisfaction.

The Company was incorporated under the laws of the State of Delaware on February 20, 1990. The principal executive offices of the Company are located at 711 Westchester Avenue, White Plains, New York 10604 and its telephone number is
(914) 422-0800.

Cellular Markets and Systems

The following table summarizes certain information concerning the Company's markets.

                                                Total                                      Date of
                  Market(a)                      Pops        Ownership      Net Pops     Acquisition
    --------------------------------------- --------------- ------------- -------------- -------------
    Upper Midwest Cluster
    Duluth, MN/Superior, WI MSA                240,234          100.0%        240,234       04/28/94
    Eau Claire, WI MSA                         143,701           96.7%        139,001       04/28/94
    Wausau, WI MSA                             121,727           95.1%        115,715       03/28/95
    MN-2A RSA                                   38,766          100.0%         38,766       07/07/95
    MN-3 RSA                                    59,528          100.0%         59,528       04/28/94
    MN-4 RSA                                    15,226          100.0%         15,226       08/10/95
    MN-5 RSA                                   207,107          100.0%        207,107       07/07/95
    MN-6 RSA                                   220,067          100.0%        220,067       11/23/94
    WI-1 RSA                                   110,749          100.0%        110,749       04/28/94
    WI-2 RSA                                    85,645          100.0%         85,645       11/18/96
    WI-3 RSA                                   140,697          100.0%        140,697       11/23/94
    WI-4 RSA                                   118,993          100.0%        118,993       01/07/97
    WI-5 RSA                                    81,194          100.0%         81,194       05/29/97
    WI-6A RSA                                   32,939          100.0%         32,939       11/23/94
    MI-1 RSA                                   203,391          100.0%        203,391       03/07/95

    Mid-Atlantic Cluster
    OH-7 RSA                                   257,290          100.0%        257,290       09/27/95
    OH-10A RSA                                  62,345          100.0%         62,345       09/29/95
    PA-9 RSA                                   188,096          100.0%        188,096       02/02/96
    WV-2 RSA                                    79,567          100.0%         79,567       12/20/95
    WV-3 RSA                                   269,709          100.0%        269,709       07/23/96

    New York Cluster
    Orange County, NY MSA                      327,053          100.0%        327,053       10/17/96
    Poughkeepsie, NY MSA                       263,723           95.6%        251,997       04/23/96
    NY-5 RSA                                   382,180          100.0%        382,180       12/29/95
    NY-6 RSA                                   111,373          100.0%        111,373       04/23/96

    Kentucky Cluster
    KY-4 RSA                                   245,952          100.0%        245,952       01/07/97
    KY-5 RSA                                   158,204          100.0%        158,204       01/07/97
    KY-6 RSA                                   260,920          100.0%        260,920       01/07/97
    KY-8 RSA                                   119,840          100.0%        119,840       01/07/97
    TN-4 RSA                                   263,553          100.0%        263,553       01/15/98

    Southwestern Bell Joint Venture
    Laredo, TX MSA                             176,162           44.5%         78,392       11/30/95
    IL-4 RSA                                   216,119           44.5%         96,173       11/30/95
    IL-6 RSA                                   201,234           44.5%         89,550       11/30/95
    Other Interests                              n/a              n/a          45,842        various
                                            -----------                   ------------
    Total                                    5,403,284                      5,097,288
                                            ===========                   ============

(a) All of the Company's licenses are non-wireline licenses with the exception of the license for the Laredo, TX MSA.


Markets

Upper Midwest Cluster

The Upper Midwest Cluster consists of approximately 1.8 million Net Pops in 15 contiguous Systems and covers over 78,000 square miles. The Upper Midwest Cluster includes three of the Company's original Systems acquired in April 1994 and has grown steadily to 15 Systems through the acquisition of three Systems in November 1994, two Systems in March 1995, three Systems in July 1995, one System in August 1995, one System in November 1996, one System in January 1997 and one system in May 1997.

The Systems in the Upper Midwest Cluster all operate under the CELLULARONE(R) brand name. The Systems in the Upper Midwest Cluster compete against various wireline cellular service providers marketing under six different names. Management believes that the diversity of competitors operating under various names and the Company's use of the CELLULARONE(R) brand name affords the Company marketing, advertising and other operational advantages relative to those competitors. These advantages include advertising and marketing the Company's services as a single brand name on a regional basis, allowing the Company to set regional roaming rates, be a single cellular service provider to corporate accounts, allow calls to be handed-off between cell sites that cross market borders and reduce the number of dropped calls as subscribers exit an individual license area.

The Mid-Atlantic Cluster

The Mid-Atlantic Cluster comprises approximately 857,000 Pops and includes portions of southeastern Ohio as well as adjacent portions of Pennsylvania and northern West Virginia south of Pittsburgh. The Mid-Atlantic Cluster was established with the acquisition of two Systems in September 1995 and currently includes five contiguous RSAs as a result of acquisitions in December 1995, February 1996 and July 1996. In addition, the Mid-Atlantic Cluster abuts Columbus, OH and three MSAs owned by AT&T including its Pittsburgh, PA System, affording the opportunity for joint marketing and promotions.

The New York Cluster

The Company's New York Cluster consists of approximately 1.1 million Net Pops and over 8,000 square miles in suburban New York. The New York Cluster is adjacent to AT&T's New York City MSA and is located between it and Southwestern Bell's Albany, NY MSA. The New York Cluster was established with the acquisition of the NY-5 RSA in December 1995 and currently includes two MSAs and two RSAs as a result of acquisitions in April and October of 1996. With the addition of the Orange County, NY MSA, the Company's New York Cluster includes the entire Hudson Valley/Catskill region, thereby creating significant marketing and promotional synergies and opportunities.

The Orange County, NY MSA is directly north of AT&T's New York City MSA and abuts Westchester, Putnam and Rockland counties. Serving as a residential community of metropolitan New York, Orange County includes the cities of Newburgh, Middletown, Port Jervis and the affluent towns of Tuxedo and Warwick. Major tourist attractions include The United States Military Academy at West Point, Storm King State Park and Sterling Forest. The MSA contains more than 40 miles of the New York State Thruway (I-87), approximately 50 miles of I-84 and 35 miles of Route 17.

The Kentucky Cluster

The Kentucky Cluster consists of four RSAs in Kentucky containing approximately 785,000 Pops and over 12,000 square miles and one RSA in Tennessee consisting of approximately 264,000 Pops and over 2,000 square miles. Three of the Kentucky RSAs (KY-4, 5 and 6) form a contiguous cluster encompassing all of Kentucky south of Louisville and Lexington and north of the Nashville, TN MSA and other Tennessee markets. The 120,000 Pop KY-8 RSA serves the northeastern suburbs of Lexington. The Tennessee RSA (TN-4) is located south of the Kentucky RSAs and contains some of the most visited areas in the country, including the towns of Gatlinburg and Pigeon Forge, the Dollywood tourist attraction and the entrance to the Great Smoky Mountain National Park.

The Southwestern Bell Joint Venture

The Company owns 44.5% of a joint venture with Southwestern Bell in which the Company contributed its System serving the Laredo, TX MSA and Southwestern Bell contributed its Systems serving the IL-4 RSA and IL-6 RSA (the "Southwestern Joint Venture"). The Company owns 44.5% of the Systems serving the combined 593,515 Pops, or 264,115 Net Pops. The Southwestern Joint Venture was consummated on November 30, 1995.

Pursuant to the Southwestern Joint Venture, the Company receives guaranteed preferential distributions in the first four years of the Southwestern Joint Venture increasing from $3.3 million in the first year to $5.8 million in the final year. The Company has the option to remain in the Southwestern Joint Venture for four years or "put" its Joint Venture interest in the Southwestern Joint Venture to Southwestern Bell at any time during the four year period at a price beginning at $28.5 million and increasing to approximately $39.0 million at the end of the four year period. Southwestern Bell had the right to purchase the Company's interest during the first year at approximately $56.0 million and has the right to purchase the Company's interest on the day prior to Southwestern Joint Venture's fourth anniversary at 5% above the then "put" price. Southwestern Bell has operating control of these properties during the term of the Southwestern Joint Venture.

Acquisitions and Dispositions

Recent Transactions

During 1995, 1996, 1997 and January 1998, the Company consummated several strategic acquisitions which expanded its Upper Midwest Cluster and established the Mid-Atlantic Cluster, the New York Cluster and the Kentucky Cluster. In addition during July 1996, November 1996 and January 1997, the Company disposed of its standalone wireline Systems in Alabama and its MI-2 RSA which were considered by management to be non-strategic.

Expansion of Upper Midwest Cluster

On March 7, 1995, the Company acquired from Buckhead Telephone Company the assets of the System serving the MI-1 RSA (which represents 203,391 Pops) for approximately $17.7 million in cash.

On March 28, 1995, the Company acquired a 50.02% general partnership interest and a 0.58% limited partnership interest in Wausau Cellular Limited Partnership, a Delaware limited partnership that wholly owns the System serving the Wausau, WI MSA (115,715 Net Pops), for $5.4 million in cash.

On July 7, 1995, the Company consummated a transaction with Western Wireless Corporation ("Western Wireless") pursuant to which the Company exchanged the wireline System serving the Lubbock, TX MSA (229,051 Pops) for approximately 340,000 Net Pops, most of which are now part of the Upper Midwest Cluster. The Net Pops acquired consist of the System serving the MN-5 RSA, the portion of the System serving the MN-3 RSA that the Company did not own, a portion of the MN-2 RSA (Beltrami County), approximately 87.0% of the System serving the Alton/Granite City, IL MSA, an additional 10.0% of the System serving the Eau Claire, WI MSA and an additional 14.5% of the System serving the Wausau, WI MSA. In addition, Western Wireless agreed to pay the Company $3.0 million in exchange for the Company's agreement not to compete with Western Wireless within the Lubbock, TX MSA for a period of three years following the exchange. Western Wireless retained ownership of certain cell sites and other capital equipment.

On August 10, 1995, the Company acquired from Louise Hart 49.0% of the System serving the MN-4 RSA (7,461 Net Pops), for approximately $75,000.

On November 18, 1996, the Company acquired from Wisconsin II Venture the 85,645 Pop WI-2 RSA for approximately $4.3 million in cash. Prior thereto, the Company had interim operating authority for the WI-2 RSA.

In January 1997, the Company entered into two transactions with a subsidiary of Bell South Corporation. The stand-alone wireline systems serving the Florence, AL MSA (136,816 Pops) and AL-1B RSA (62,035 Pops) were sold for $24.0 million in cash, of which $2.0 million is attributable to a two year covenant not to compete. The transactions resulted in a gain of approximately $8.0 million. In addition, the Company acquired for $6.0 million the WI-4 RSA (118,993 Pops). The WI-4 RSA abuts the Company's MI-1 RSA to the northeast, its WI-3 RSA to the northwest and its Wausau, WI MSA to the west.

In May 1997, the Company acquired from United States Cellular Corporation ("USCC") three counties in the WI-5 RSA containing 81,194 Pops for approximately $10.6 million in cash and the contribution of approximately 18,000 minority Pops. The WI-5 RSA abuts the Company's Eau Claire, WI MSA, its WI-1 RSA and AT&T's Minneapolis, MN MSA.

The Mid-Atlantic Cluster Acquisitions

On September 27, 1995, the Company acquired from USCC substantially all of the assets of the System serving the OH-7 RSA (257,290 Pops) for $39.8 million in cash.

On December 20, 1995, the Company acquired from USCC substantially all of the assets of the System serving the WV-2 RSA (79,567 Pops) for $7.8 million in cash.

On February 2, 1996, the Company acquired from USCC substantially all of the assets of the System serving the PA-9 RSA (188,096 Pops) for $26.1 million in cash.

On July 23, 1996, the Company acquired substantially all of the assets of the System serving the WV-3 RSA (269,709 Pops) from a subsidiary of Horizon Cellular Telephone Company, L.P. ("Horizon") for $35.0 million in cash.

The New York Cluster Acquisitions

On December 29, 1995, the Company acquired from Cellular Upstate New York, Inc. substantially all of the assets of the System serving the NY-5 RSA (382,180
Pops) for approximately $65.9 million in cash.

On April 23, 1996, the Company acquired from subsidiaries of USCC the System serving the NY-6 RSA (111,373 Pops) and 83% of the System serving the Poughkeepsie, NY MSA (218,890 Net Pops). The Company acquired substantially all of the assets serving the NY-6 RSA for approximately $19.8 million in cash and 83.0% of the stock of the Dutchess County Cellular Telephone Company serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one half paid in cash and the balance in a three-year note bearing interest at the prime rate (the "Poughkeepsie Note"). The note was subsequently repaid in November 1996.

On October 17, 1996, the Company consummated an exchange transaction with Vanguard Cellular Systems, Inc. The Company exchanged an aggregate of 520,528 Pops consisting of its OH-9 RSA, a portion of its OH-10 RSA (excluding Perry and Hocking counties) and the Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA (327,053 Pops), 11.1% of the Company's majority-owned Poughkeepsie, NY MSA (29,367 Pops), 12.2% of the Janesville, WI MSA (18,296
Pops) and approximately 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest). During 1997 the Company acquired an additional 1.3% of the Poughkeepsie, NY MSA (3,740 Pops) from minority holders.

Kentucky Cluster Acquisition

In January 1997, the Company acquired from a subsidiary of Horizon four RSAs in Kentucky (approximately 785,000 Net Pops) for $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock (valued at approximately $19.1 million). On February 4, 1997 the Company repurchased and retired the 1,948,052 shares from Horizon for $15.3 million.

In January 1998, the Company acquired from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc., the TN-4 RSA which contains approximately 264,000 Pops for approximately $73.0 million in cash (subject to adjustments). The RSA, adjacent to three MSAs, including Knoxville, TN, is located south of the Company's Kentucky Cluster.

Dispositions

During July 1996, the Company consummated the sale of its AL-4 RSA for $27.5 million in cash ($2.5 million of which is attributable to a two year covenant not to compete). In November 1995, the Company had acquired this stand-alone RSA for total consideration of $20.0 million. During October, 1996 the Company consummated the sale of its MI-2 RSA for approximately $6.5 million in cash.

Remaining Shares of CIS

In April 1997, the Company acquired all of the outstanding shares of capital stock of CIS not previously owned.

Recent Developments

On March 6, 1998, the Company and American Cellular Corporation, a Delaware corporation ("ACC"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ACC will be merged with and into the Company, with ACC to be the surviving corporation of such merger (the "Merger"). At the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the "Class A Shares") and Class B common stock, par value $0.01 per share, of the Company will in each case be converted into the right to receive $14.00 in cash, without interest (the "Merger Consideration"), and each issued and outstanding share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company will be converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control. The Merger Agreement permits the Company, under certain circumstances, to respond to unsolicited third party acquisition proposals and, upon payment of certain fees to ACC, to terminate the Merger Agreement.

In connection with the execution of the Merger Agreement, AT&T Wireless, Inc., The Thomas H. Lee Company, Steven Price and Eileen Farbman (collectively, the "Principal Shareholders") entered into a Voting Agreement with ACC. Pursuant to the agreement, the Principal Shareholders, the beneficial owners of approximately 39% of the outstanding Common Stock and Preferred Stock of the Company (or 57% of the fully diluted voting power of the Company), agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. The Voting Agreement terminates upon termination of the Merger Agreement.

Business Strategy

Acquisition Strategy

The Company's strategy is to continue to expand its current clusters through the acquisition of contiguous properties and, secondarily, to target for purchase other small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. The operation of contiguous markets permits the Company to provide broad areas of uninterrupted service and achieve certain economies of scale, including certain centralized marketing, administrative and engineering functions. The Company believes that smaller MSAs and certain RSAs often exhibit a concentration of small businesses, longer commute times and well-travelled roads, all indicators of strong cellular use. Many of these markets serve as hubs for retail trading areas and as business, cultural or medical centers for populations spread over wide geographic areas. In addition, management believes that because its markets are less densely populated than the national average, they are less likely to face the level of competition expected to be experienced in large urban areas.

Operating Strategy

Upon acquiring a cellular system, the Company's operating strategy is to effect certain management, operational and organizational changes in order to increase the number and quality of subscribers and enhance operating cash flow, while controlling subscriber acquisition costs and promoting superior customer service. The Company seeks to accomplish these changes by employing the following practices:

   - Decentralized Management. The Company manages each of its Systems on a decentralized basis, delegating direct responsibility for hiring, marketing, distribution, customer service, churn control, billing, roaming and other day-to-day operating decisions to the general manager of each System. General managers must strictly adhere to a budget designed to improve operating cash flow and increase the subscriber base. Their compensation is linked to their ability to meet or exceed their budgeted goals. The Company believes that its decentralized management structure fosters a strong sense of customer service and community spirit, enabling it to customize its marketing strategy to the needs of the local market, and eliminate the need for a large corporate staff or for a centralized multi-system customer service center that is located outside of the local market. The Company believes that placing decision-making responsibility in the hands of its general managers fosters the decisive actions necessary to meet local competitive challenges.

   - Aggressive Marketing and Promoting of Cellular Service. The Company aggressively markets to increase subscriber activations and reduce churn. Many of its marketing programs are designed to distinguish the Company as the local market's highest quality cellular service provider, stressing its localized sales offices, customer service and commitment to the community. These programs also include offering distinctive rate plans and roaming rates to emphasize "value" and the "advantage" of the Company's cellular service, launching targeted advertising campaigns aimed at the most attractive cellular user segments, creating regional marketing alliances with neighboring cellular carriers and taking an active, visible role in community, government and charity organizations. Management believes that the Company's positioning of its cellular system as the local service provider often contrasts with its larger competitors, which frequently centralize customer service and other functions outside of the local market.

   - Strong Retail and Direct Sales Effort. A key element of the Company's positioning in its markets is its use of local retail stores, as well as a local direct sales force. A retail location complemented by a direct sales force provides the Company with more control over the sales process than if it were to rely exclusively on independent agents. The Company has aggressively opened its own retail stores and currently operates 95 retail locations. Management believes that this local presence enhances its ability to provide quality customer service, and that customers who purchase cellular service directly from the Company through its retail stores and direct sales force tend to have fewer complaints and higher usage than subscribers who activate with independent agents or retailers.

   - Dedication to Customer Service. The Company strives to maintain a high level of customer satisfaction through a variety of techniques, including tying sales commissions to subscriber retention, outbound telemarketing to subscribers on a regular basis and active ongoing contact with new customers. The Company believes that its emphasis on superior local customer service has helped reduce its average monthly churn rate. The Company's average monthly churn rate for the year ended December 31, 1997 was 1.5%, well below the industry average of approximately 2.1%.

   - System Development and Expansion. The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is done for the purpose of increasing capacity and improving coverage in response to projected subscriber demand and competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. These projections involve a traffic analysis of usage by existing subscribers, coverage quality analysis and an estimate of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2% (percentage of calls that are not connected on the first attempt at peak usage time during the day). After calculating projected subscriber demand, the Company determines the most cost-efficient manner of meeting such projected demand. The Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites. Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of the systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall quality of the network.

Cellular Operations

General

The Company has concentrated its recent efforts on creating an integrated network of cellular systems in its operating clusters. The Company operates four clusters of cellular systems as well as certain other markets and minority interests. As of December 31, 1997, PriCellular had over 250,000 subscribers, or 5.2% penetration. Through the participation of its non-wireline Systems in NACN and other special networking arrangements between the Company and other non-wireline operators of cellular systems in the United States, management believes the Company's subscribers are able to receive quality coverage throughout the United States.

Management believes that the majority of its Systems are in the early stages of their growth cycle and afford significant opportunities for improvements in performance, particularly with respect to rates of penetration and churn. There can be no assurances, however, that the Company will be able to maintain such improvements or achieve similar improvements with respect to its other Systems. Management believes that prior to the Company's assumption of ownership many of these Systems had been significantly undermanaged or underdeveloped. Some of the Systems had minimal signal coverage, had never been actively marketed and had never developed a subscriber base. Certain other markets had adequate signal coverage but the sales and marketing activity had largely been dormant. The following table sets forth certain information with respect to the performance of the Company's Systems owned as of the dates indicated.

                                                                    Years ended December 31

                                                 -------------------------------------------------------------
                                                    1997         1996        1995        1994         1993
                                                 ------------ ----------- ----------- ------------ -----------
   Ending subscribers (1)                         250,441       150,328      78,227     17,344        9,886
   Ending penetration (2)                             5.2%          3.8%        2.2%       .95%         .53%
   Ending Pops (in millions)                          4.8           3.9         3.6        1.8          1.8
   Churn (3)                                          1.5%          1.6%        2.0%       2.7%         3.2%
   Average monthly revenue per subscriber (4)         $72           $82        $107       $123         $156
   Average marketing cost per net subscriber         $399          $371        $403       $497         $496
     addition (5)

------------------------
(1) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected.

(2) Represents the ratio of ending subscribers to the estimated total population of majority owned Systems and the Southwestern Bell Joint Venture.

(3) Represents the average monthly churn for the periods presented. Churn equals the ratio of disconnected monthly subscribers to average monthly subscribers.

(4) Represents the ratio of total monthly service revenues to average monthly subscribers.

(5) Determined by dividing the amount of marketing costs by the net subscribers added. Marketing cost represents all selling expenses and losses incurred on equipment sales.

Subscribers and System Usage

The Company's cellular subscribers have increased to approximately 250,000 as of December 31, 1997 from approximately 150,000 as of December 31, 1996 and approximately 78,000 as of December 31, 1995. The Company's subscribers fall into 12 major categories: construction, professional/management, medical, sales, real estate, agriculture, service industry, transportation, financial, government, manufacturing and other, which includes low usage subscribers. Reductions in the cost of cellular services have led to an increase in cellular telephone usage by general consumers for non-business purposes. In addition, the Company believes that several categories of its subscribers will develop requirements for specialized cellular applications, such as wireless data technology. As a result, the Company believes that there is an opportunity for significant growth in each of its existing service areas. The Company will continue to seek to broaden its subscriber base for basic cellular services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues.

Marketing

The Company markets all of its cellular products and services under the name CELLULARONE(R), one of the most recognized brand names in the cellular industry (see "Service Marks"). The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of the Company's service areas and with potential new subscribers moving into the Company's service areas. In addition, travelers who subscribe to CELLULARONE(R) service in other markets may be more likely to use the Company's Systems when they travel in the Company's service areas, primarily due to the technical operation of the cellular telephone. Cellular telephones of non-wireline subscribers are programmed to select the non-wireline carrier (such as the Company) when roaming, unless the non-wireline carrier in the roaming area is not yet operational or the subscriber either dials a special code or has a cellular telephone equipped with an "A/B" (non-wireline/wireline) switch and selects the wireline carrier.

Through its membership in NACN and other special networking arrangements, the Company provides extended regional and national service to its subscribers in other markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes. This service distinguishes the Company's service and call delivery features from those of some of its competitors. NACN is the largest wireless telephone network system in the world, linking non-wireline cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they "roam" in more than 7,000 cities, in the United States and Canada. By dialing subscribers' cellular telephone numbers, a caller can reach the Company's subscribers without knowing their location or having to dial additional roaming access numbers. In addition, special services such as call forwarding and call waiting automatically follow the subscribers as they travel.

The Company's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate higher than industry average monthly revenues and lower than industry average churn rates, while simultaneously maintaining a low cost of adding net subscribers. The Company principally uses in-house sales and marketing staff and its own retail outlets.

Management has implemented its marketing strategy by training and compensating its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its internal sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of an internal sales force keeps marketing costs lower than when independent agents are used because commissions are lower and subscriber retention is higher.

The Company believes that it helps minimize its churn rate through an after-sale telemarketing program implemented through its sales force and customer service personnel. This program not only enhances customer loyalty, which reduces churn, but also increases add-on sales and customer referrals. The telemarketing program allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

The Company's sales force works principally out of its own retail stores in which the Company offers a full line of cellular products and services. As of December 31, 1997, the Company maintained 95 retail locations. Ranging from 250 square feet to 4,000 square feet, each store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

Products and Services

In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer transfer. In 1998, the Company intends to upgrade its systems to provide digital services in some of its markets such as caller I.D., message waiting indicator, short messaging services and sleep mode for longer battery life.

Several rate plans are presented to prospective customers so that they may choose the plan that will best fit their expected calling needs. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. The Company's local general managers generally have the authority to modify existing rate plans and initiate new rate plans depending upon market and competitive conditions. These rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, a designated amount of free minutes, per-minute usage charges and additional charges for custom-calling features in a package which offers value to the customer while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service pricing is maintained to ensure the Company's competitiveness.

Reciprocal agreements between the Company and other cellular operators allow their respective subscribers to place calls, or roam, in most cellular service areas throughout the country. Roamers, subscribers placing calls outside their home market, are typically charged a higher per minute rate than would be charged for home users. Roaming revenues derived from this usage not only have higher yields than home usage revenues, but have almost no associated marketing or customer service costs, therefore, achieving higher margins than home service revenues. The Company's markets, strategically surrounding or between major metropolitan areas, encompass significant portions of heavily traveled corridors which results in significant roaming revenues for the Company.

Customer Service

Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service area handles its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to better service customers, schedule installations and make repairs. Through the use of sophisticated monitoring equipment, technicians at the customer service center are able to monitor the technical performance of its cellular system.

In addition, the Company's customers are able to report cellular telephone service or account problems to a local office representative. Management believes its decentralized philosophy and emphasis on customer service in each of its markets affords it a competitive advantage over its large competitors who typically centralize customer service outside of the local market.

System Development and Expansion

The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is done for the purpose of increasing capacity and improving coverage in response to projected subscriber demand and competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2% (percentage of calls that are not connected on first attempt at peak usage time during the day). After calculating projected subscriber demand, the Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of the Systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall quality of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration, subscriber usage and roaming revenue.

The Company also continues to evaluate expansion through acquisitions of other cellular properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures.

Competitors and Adjoining Systems

The Company competes with various competitors in each of its clusters. Management believes that its integrated network of contiguous cellular systems operating as CELLULARONE(R) affords it significant advantages over many of its cellular competitors. In the Upper Midwest Cluster, the Company competes against six distinct operators, in the Mid-Atlantic Cluster, the Company competes against four distinct operators, and in the Kentucky Cluster, the Company competes against five distinct operators.

The following chart lists the Company's cellular competitors in each of its clusters and the major adjoining operators.

     Company Cluster                   Competitors                         Adjoining Systems
--------------------------- ---------------------------------- -------------------------------------------
Upper Midwest Cluster       Air Touch Communications, Inc.     AT&T
                            United States Cellular Corp.       BellSouth
                            CelluLink                          Western Wireless
                            Cellular 2000
                            CellCom
                            Century Telephone Enterprises

Mid-Atlantic Cluster        United States Cellular Corp.       AT&T
                            360 Communications                 Airtouch Communications Inc.
                            Ameritech                          Vanguard Cellular Systems, Inc. ("Vanguard")
                            Bell Atlantic Mobile

New York Cluster            Bell Atlantic Mobile               Bell Atlantic Mobile
                                                               AT&T
                                                               Southwestern Bell
                                                               Vanguard

Kentucky Cluster            BellSouth Mobility                 GTE Corp.
                            Ramcell, Inc.                      United States Cellular Corp.
                            Bluegrass Cellular
                            United States Cellular Corp.
                            360 Communications

Telecommunications Act of 1996; Other Regulatory Developments

The Telecommunications Act of 1996 ("Telecom Act") is the first legislation enacted in over 60 years that attempts comprehensive reform of telecommunications regulation, although the legislation did not have as a principal focus the cellular industry in particular or the wireless communications industry in general. The Telecom Act's goal is to remove statutory, regulatory, and court-ordered barriers that historically prohibited new entrants into many segments of the telecommunications industry. Certain of the provisions of the Telecom Act have been declared unconstitutional, including several provisions relating to restrictions on Regional Bell Operating Companies that were deemed a bill of attainder by the United States District Court in Wichita Falls, Texas. That ruling has been appealed. The Company cannot predict the outcome of that litigation or the eventual impact of the result of that litigation on the Company.

To facilitate the entry of competitors, the Telecom Act imposes certain requirements on local exchange carriers, including interconnection, universal service, equal access, and facilitating local wireline telephone service. The FCC has adopted regulations implementing these provisions, including rules on telephone number portability pursuant to which subscribers will be able to migrate their landline telephone numbers to a cellular carrier or other Commercial Mobile Radio Service ("CMRS") or landline carrier, or from a cellular carrier to another CMRS or landline carrier.

In August 1996, the FCC released its decision implementing the interconnection portions of the Telecom Act. However, major portions of the FCC's interconnection rules were reversed by the United States Court of Appeals for the Eighth Circuit, which held that the rules interfered with matters left to the jurisdiction of the states by the Telecom Act. The Eighth Circuit's decision has been appealed to the United States Supreme Court, which has decided to expedite its review of petitions for certiorari with regard to the Eighth Circuit's decision. The Company cannot predict the eventual outcome of the judicial review of the FCC's interconnection rules or the effect of the eventual implementation of interconnection rules by the FCC. However, pursuant to the provisions of the Telecom Act, the Company has renegotiated many of its interconnection agreements with incumbent local exchange carriers and thereby reduced the cost of interconnection with the local telephone facilities.

The FCC's interconnection decision concluded that CMRS providers are entitled to reciprocal compensation arrangements with incumbent local exchange carriers and prohibited local exchange carriers from charging CMRS providers for terminating traffic initiated on the local exchange carrier's network. While the FCC noted the potential for asserting jurisdiction over certain aspects of CMRS interconnection with landline local exchange carriers, it has so far determined to defer primarily to the states in implementing interconnection policies pursuant to general guidelines established by the FCC, some of which survive the Eighth Circuit decision.

The FCC declined to require cellular carriers to comply with certain interconnection provisions of the Telecom Act applicable to local exchange carriers. Prior to the passage of the Telecom Act, the FCC had proposed to require CMRS providers to interconnect directly with other mobile service providers but tentatively concluded that it would be premature to adopt such a requirement. The FCC has since stated that it would revisit this issue in the future.

The Telecom Act requires telecommunications carriers providing interstate service to contribute to a federal Universal Service Support Fund established by the FCC. The Universal Service Fund will support telephone service in high-cost and low-income areas and support access to telecommunications facilities by schools and libraries. States will also be implementing requirements that carriers contribute universal service funding from intrastate telecommunications revenues. The Company has revised its customer billing to reflect additional costs related to these universal service fund requirements. There can be no guarantee that the Company will be able to continue to pass the costs of the fund requirements on to its customers in the future.

The FCC has eliminated its PCS-cellular cross ownership rule, but retained a spectrum cap on aggregation of CMRS spectrum. A cellular licensee and its affiliates may not hold an attributable interest in more than 45 MHz of licensed cellular, broadband personal communications service ("PCS"), and specialized mobile radio ("SMR") spectrum in a particular geographic area.

The FCC has revised its rules pertaining to cellular licensees' obligations to allow resale of cellular service. The FCC requires a cellular carrier (and certain other wireless carriers) to permit unrestricted resale of its service (including to other FCC-licensed wireless carriers). This rule contains a sunset provision that provides that the rule will lapse five years following the FCC's grant of the last group of initial broadband PCS licenses.

Pursuant to an earlier amendment of the Communications Act of 1934, as amended, Congress preempted state or local regulation of entry into, or rates charged by, any CMRS or private mobile service carrier. States were allowed to petition the FCC for authorization to continue their authority to regulate rates and entry by August 1994. While eight states sought such authority, the FCC denied all such requests.

Service Marks

CELLULARONE(R) is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULARONE(R) service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The licensing agreements, which the Company has entered into, are for original five-year terms expiring on various dates. These agreements may be renewed at the Company's option for three additional five-year terms.

Employees and Agents

Currently, the Company has approximately 800 employees. In addition, the Company has agreements with independent sales agents, including car dealerships, electronics stores, paging services companies and independent contractors. None of the Company's employees are represented by a labor organization, and the Company's management considers its employee relations to be good.

Overview of Cellular Telephone Industry

The cellular telephone industry is a regulated duopoly. The FCC has designated 734 distinct markets in the country, 306 MSAs and 428 RSAs. Since it became operational in 1983, the cellular telephone industry has experienced significant growth. For the year ended December 31, 1996, the cellular industry reported total revenues of $23.6 billion, versus $19.1 and $14.0 billion for the years ended 1995 and 1994, respectively. The "Dick Tracy" Wireless Communications Industry Report, published by Donaldson, Lufkin & Jenrette, predicts continued rapid growth for the cellular industry and forecasts in their fall 1997 issue that the penetration rate of cellular telephones will be 58.0% of U.S. Pops at year-end 2006.

The following table sets forth information published by the Cellular Telecommunication Industry Association ("CTIA") with respect to the number of subscribers served by cellular, PCS and ESMR telephone systems in the United States and the combined penetration rate of such operators as of the dates indicated:

                                                            As of December 31
                                        1996         1995          1994         1993          1992
                                    ------------- ------------ ------------- ------------ -------------
Subscribers (in thousands)             44,706        33,786       24,134        16,009       11,033
Ending penetration (1)                  16.9%         12.8%         9.1%          6.1%         4.1%

(1) Determined by dividing the aggregate number of subscribers by estimated population as determined by Donnelly's 1996 United States population estimates. Rates reflect combined penetration of both wireline and non-wireline cellular operators.

Cellular telephone technology is based upon the division of a given market area into a number of smaller geographic areas or "cells." Each cell has "base stations" or "cell sites," which are physical locations equipped with transmitter receivers and other equipment that communicate by radio signal with cellular telephones located within range of the cell. Cells generally have a high quality operating range of one to ten miles. Each cell site transmits to a mobile telephone switching office ("MTSO") which, in turn, transmits to the local landline telephone network. As cellular telephone systems are fully interconnected with the landline telephone network and long-distance networks, subscribers can receive and originate both local and long-distance calls from their cellular telephones on a worldwide basis.

When a cellular subscriber in a particular cell dials a number, the cellular telephone sends the call by radio signal to the cell's transmitter-receiver, which then sends it to the MTSO. The MTSO then completes the call by connecting it with the landline telephone network or another cellular telephone unit. Incoming calls are received by the MTSO, which instructs the appropriate cell to complete the communications link by radio signal between the cell's transmitter-receiver and the cellular telephone. Each conversation on a cellular system occurs on a pair of radio talking paths, thus providing full duplex telephone service. The relatively short-range transmissions between cell sites and cellular telephones permit the two distinguishing features of cellular telephone systems: frequency re-use, enabling the simultaneous use of the same frequency in two or more adequately separated cells, and call hand-off, occurring when the MTSO routes a mobile user to an adjacent cell that can provide a higher quality signal without interrupting an ongoing call.

Frequency re-use allows for the efficient use of the radio frequencies allocated to each cellular operator. Each cell in a cellular telephone system is assigned a specific set of frequencies for use between that cell's base station and cellular telephones within the operations range of the cell, so that the radio frequencies being used in one cell do not interfere with those being used in adjacent cells. Due to the relatively low transmission power of the base stations and cellular telephones, two or more cells which are sufficiently far apart can use the same frequencies within the same market without interfering with one another.

A cellular telephone system's capacity can be increased in various ways. Within certain limitations, increasing demand may be met by simply adding available frequency capacity to cells as required, or by using directional antennae to divide a cell into discrete multiple sectors or coverage areas, thereby reducing the required distance between cells using the same frequency. Furthermore, areas within a system may be served by more than one cell through procedures which utilize available channels in adjacent cells. When all possible channels are in use, further growth can be accomplished through a process called "cell splitting." Cell splitting entails dividing a single cell into a number of smaller cells served by lower-power transmitters, thereby increasing the re-use factor and the number of calls that can be handled in a given area. Although the Company has generally not experienced any material capacity constraints in its systems, the Company plans to implement a program of cell splitting to meet projected capacity demands for the next several years. System capacity can also be expanded through the implementation of digital cellular technology described below.

Call hand-off in a cellular telephone system is automatic and virtually unnoticeable to the user. The MTSO and base stations continuously monitor the signal strength of the call in progress. The signal strength of the transmission between the cellular telephone and the base station declines as the caller moves away from the base station in that cell. When the signal strength of a call declines to a predetermined threshold level, the MTSO automatically determines if the signal strength is greater in an adjacent cell and, if so, hands off the call to that cell. If the cellular telephone user leaves the service areas of the cellular telephone system, the call can often be handed off to an adjacent system through intersystem networking arrangements. The Company currently has several such networking arrangements and will continue to work towards establishing intersystem networking with all adjacent Systems.

Digital Cellular Technology

Some cellular operators have upgraded their cellular systems, especially in the more populated markets, to support both analog and digital technology. Over the next few years, it is expected that many other cellular systems will upgrade to support both analog and digital technology. These upgrades are being undertaken due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels of analog only networks, certain calls may be unable to be completed, especially during peak hours. The industry-wide migration from analog to digital technology is expected to be a process that will take a number of years to complete.

The FCC has not mandated a single national digital standard (as it did with analog Advanced Mobile Phone System) and, as a result, three distinct technologies have evolved as standards and are being deployed nationally.

   1. CDMA-Code division multiple access is a spread-spectrum technology that is predominantly being used by Sprint and Bell Atlantic.

   2. GSM-Global system mobile is a digital standard that originated in Europe and is being deployed by several 1.9 GHz license holders such as Western Wireless and TDS Aerial Communications.

   3. TDMA-Time division multiple access is the standard adopted and certified by CTIA. It is the digital standard being deployed nationally by AT&T. TDMA is the most widely supported and enhanced digital standard utilized domestically today, with support from all of the large infrastructure providers, such as Nortel, Lucent and Ericsson. TDMA encodes three voice calls on a single 30 KHz channel effectively yielding a spectral-efficient, three fold increase in system capacity.

Digital technology increases system capacity while simultaneously providing an architecture that supports delivery of revenue enhancing features and services, commonly referred to as PCS (or simply Digital PCS). Digital PCS features include extended (60 + hours) battery life on hand-held model phones, improved call security, intelligent system selection/zone billing, alphanumeric paging, internet based electronic mail receipt, presentation of calling party identification, voice mail message waiting information and enhanced data/facsimile transmission. Management does not believe that its network will experience capacity constraints in the foreseeable future that would require converting its network from analog to digital technology. However the Company has concluded a successful TDMA digital trial in 1997 and is planning for a limited cost, broad scale TDMA digital infrastructure upgrade in 1998 so as to position the Company to offer the revenue enhancing digital PCS feature set to its subscribers.

Competition; New Technology

The Company currently competes with one other cellular licensee in each of its cellular markets. Many of these licensees are larger, and have greater financial resources, than the Company. In addition, the Company competes in many of its markets with providers of other CMRS such as PCS, SMR and paging. The Company also competes with local landline telephone companies for telephone usage by customers.

Although current policies of the FCC authorize only two cellular system licensees in each market, the Company expects that it will face competition from not only the other cellular licensee in each cellular market in which the Company operates, but also from PCS and other CMRS licensees. Competition for subscribers among CMRS providers is based principally upon the services and enhancements offered, the technical quality of the system, sound quality, reliability of connections, customer service, system coverage, capacity and price.

The FCC requires all cellular system operators to provide service to "resellers." A reseller provides cellular service to customers but does not hold an FCC cellular license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service to the public through its own distribution methods. Thus, a reseller may be both a customer of a cellular licensee's services and, also, a competitor of that licensee. The Company does not know of any significant resellers currently operating in competition with the Company's Systems.

Cellular telephones have remained the technology of choice for mobile communications. Potential users of cellular systems may, however, find their communications needs satisfied by other current and developing technologies, particularly in the broadband personal communications services. PCS operators providing digital communication technology may compete with cellular service with regard to rates, enhanced privacy, and additional features such as electronic mail and built-in paging. One-way paging or beeper services that feature voice message and data display as well as tones, may be adequate for potential subscribers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers.

There are six potential broadband PCS providers in each PCS service area. Licensing areas for broadband PCS are divided into 51 Major Trading Areas ("MTAs") and 493 smaller Basic Trading Areas ("BTAs") based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide. Three licensees per market hold 30 MHz of PCS spectrum, two licensed for each MTA and one licensed for each BTA. The BTA licenses were awarded to small business and rural telephone entities qualifying for participation in an "Entrepreneurs' Block." The 30 MHz frequency blocks permit licensees to offer a broad range of two-way voice, data and related communications services employing digital micro-cellular technology. Three 10 MHz frequency blocks were licensed in each BTA, with one per BTA licensed to an Entrepreneurs' Block entity. It is anticipated that the 10 MHz licensees will provide niche services or will be purchased by existing CMRS, including cellular operators for added spectrum. The FCC's PCS rules, among other things, limit a cellular licensee until the year 2000 to two 10 MHz PCS licenses in areas in which it also provides cellular services to 10 percent or more of the population. Thus, given the 25 MHz of spectrum afforded cellular carriers under the cellular rules, cellular carriers are subject to a 45 MHz spectrum cap for their combined cellular and PCS spectrum in areas where they offer both services. After January 1, 2000, cellular licensees will be permitted to acquire an additional five MHz for a total of 15 MHz of PCS spectrum in their cellular service areas.

The FCC has also adopted rules for narrowband PCS services in the 900 MHz frequency band and awarded national and regional licenses by auction. Narrowband PCS services typically are advanced paging and messaging services. In addition, the FCC allocated 30 MHz to unlicensed PCS, which will consist of new cordless telephones, local area networks in offices and other kinds of short-range communications. Unlicensed PCS operations are restricted to very low power.

SMR and other land mobile radio systems, such as those historically used by taxicabs, tow truck services, and other communications services that have the technical capability to handle mobile telephone calls (including interconnection to the landline telephone network), may provide competition to cellular and PCS services in certain markets. Beginning in February 1991, the FCC granted waivers of certain of its SMR rules to permit several large operators of SMR systems to construct and operate Enhanced Specialized Mobile Radio ("ESMR") systems. These waivers allow SMR operators to use digital technology to provide a wide-area mobile communications service that substantially increases the number of customers that can be served. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. The FCC has and will be auctioning SMR licenses in the 800 and 900 MHz frequency bands for the provision of wide area SMR licensing. The new licenses were designed to promote wide-area systems that would make SMR more competitive with other wireless services, including cellular.

Continuing technological advances in the telecommunications industry make it impossible to predict the extent of future competition. A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide mobile satellite service. In addition, the FCC has issued licenses for low-orbit satellite systems that would provide voice and data mobile communications to subscribers throughout the world. Other proposals for additional mobile satellite service and spectrum are pending before the FCC. The FCC and international and foreign regulatory authorities are considering additional aspects of mobile satellite systems and services. The International Maritime Satellite Organization ("Inmarsat") has been planning for several years an "Inmarsat-P" international global satellite telephone and data service that is expected to commence service in 1999 or 2000.

Mobile satellite systems could augment or replace communications within land based cellular systems. Similar technological advances may make available alternatives to cellular service, creating additional sources of competition.

In addition, the FCC has auctioned off 25 MHz of spectrum for unspecified fixed and mobile services, collectively known as the General Wireless Communications Service ("WCS"). The FCC defined WCS as any fixed or mobile service except broadcasting, radiolocation, and satellite service. Among the services the FCC anticipates the WCS may be used for are voice, video and data transmission, private microwave, broadcast auxiliary, and ground-to-air voice and data. The FCC has scheduled for February 1998 an auction for Local Multipoint Distribution Service ("LMDS") frequencies in the 28 and 31 GHz frequency bands for which the FCC will permit flexible use. It is anticipated that LMDS licenses will be used to provide video and data transmission and Internet access, although voice use is also permitted. Frequencies in the 38 GHz band have also been licensed for similar uses.

As a result of the above, the Company's cellular operations may face increased competition from entities providing other communication technologies and services. The Company cannot predict the success of such competing technologies or their operational abilities. While some of these technologies are currently operational, others are operational on only a limited basis or are not yet operational. Broadband PCS operators will compete directly with the Company and may have access to substantial capital resources, although such resources have generally not been available to Entrepreneurs' Block licensees. There can be no assurance that the Company will be able to provide or that it will choose to pursue, depending on the economics thereof, such services and features in addition to those already provided. The Company believes that traditional tested cellular service is economically proven. While the Company believes that competition from other technologies will increase over both the short and long terms, it also believes that the development of cellular technology and expansion of the Company's cellular clusters is its best strategy. Nonetheless, there can be no assurance that one or more of the technologies currently used by the Company will not become obsolete sometime in the future.

Regulations

Regulation and Licensing of Cellular Telephone Systems

The FCC regulates the construction, operation and acquisition of cellular systems in the United States pursuant to the Communications Act. FCC regulations specify that two cellular radio licenses are available for any given area within each of the 734 FCC designated markets in the United States (306 MSAs and 428
RSAs). Frequency block "B" was initially awarded to incumbent landline local exchange carriers (the "Wireline" license) and frequency block "A" was initially awarded to nonincumbents (the "Non-Wireline" license). Apart from the different frequency blocks, there is no technical difference between Wireline and Non-Wireline cellular systems and the operational requirements imposed on Wireline and Non-Wireline licensees are the same. The regulatory distinction between Wireline and Non-Wireline systems only concerns an applicant's eligibility to apply for an initial authorization. After initial authorization, a Non-Wireline company may purchase interests in a Wireline system, subject to restrictions on common ownership of Wireline and Non-Wireline systems in the same market and to any necessary prior approval of the FCC. Likewise, a company affiliated with a landline telephone service provider may purchase an interest in a Non-Wireline system, subject to the same restrictions on common ownership and prior FCC approval where necessary.

FCC licensing of all MSA markets and the FCC's initial lotteries of all of the RSA markets have been completed. Additional lotteries are to be held for several RSA markets in which the initially selected applicant has been disqualified.

For Systems below the top 90 MSA markets (including all RSA markets), the issuance of a construction permit initiates an 18-month period during which the permittee must construct at least one cell and begin providing service via those facilities. A permittee that does not complete initial construction within 18 months is subject to having its permit canceled. A small number of RSA permittees forfeited their permits on this ground.

Following notice of completion of construction, a cellular operator obtains an initial license. Cellular licenses are issued generally for a 10-year term beginning on the date of the grant of the Initial Operating Authority and are renewable upon application to the FCC for periods of up to 10 years. The FCC may revoke a license prior to the end of its term in extraordinary circumstances (such as when serious violations of FCC rules have occurred).

Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" ("CGSA"). The CGSA may be coincident with, or smaller than, the related FCC-designated MSA or RSA. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's construction permit. At the end of the five-year period, however, any entity may apply to serve portions of the MSA or RSA outside the licensee's CGSA. The five-year exclusivity period has expired for some licensees and parties have filed "unserved area" applications. The FCC has granted a number of unserved area applications for areas within both MSA and RSA markets, some filed by incumbent operators and others filed by new entrants.

Near the conclusion of the license term (the years 1997 to 2007, in the case of the Company's current licenses), licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. Applications for license renewal may be denied if the FCC determines that the grant of an application would not serve the public interest. In addition, at license renewal time, other parties may file competing applications for the authorization. In the event that qualified competitors file applications for a licensee's market, the FCC may be required to hold a hearing to determine whether the incumbent or the competitor will receive the license. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding that it will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without a full comparative hearing. To receive a renewal expectancy, a licensee must show that it (i) has provided "substantial" service during its past license term; and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. "Substantial" service is defined as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal.

Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent Systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The FCC also regulates cellular service resale practices and the terms under which certain ancillary services may be provided through cellular facilities. Cellular systems are subject to certain Federal Aviation Administration regulations respecting the location, lighting and construction of cellular transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations may also apply. The Company uses common carrier point to point microwave facilities to connect cell sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

In July 1994, the FCC issued a notice proposing to require that all cellular carriers provide interexchange carriers with equal access. Currently, only AT&T's cellular carriers and the cellular affiliates of the Regional Bell Operating Companies ("RBOCs") are required to provide equal access. The FCC also proposed requiring all CMRS providers to provide interconnection to other mobile service providers. In April 1995, however, the FCC tentatively concluded that it would be premature to adopt such a requirement.

Congress amended the Communications Act to preempt, as of August 10, 1994, state or local regulation of the entry of, or the rates charged by, any commercial mobile service or any private mobile service which includes cellular telephone service.

Transfers and Assignments of Cellular Licenses

The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a construction permit or license for a cellular system. Subject to FCC approval, a license or permit granted to a non-wireline entity may be transferred or assigned to a wireline entity and vice versa. In most cases, noncontrolling interests in an entity that holds a cellular license or cellular system generally may be bought or sold without prior FCC approval. In the case of a sale proposed to occur before the expiration of certain holding periods, the FCC may prohibit or impose limitations on such a sale or require the seller to make certain representations as a condition precedent to such a sale. For RSAs, the minimum holding period generally expires upon completion of initial construction. The FCC has permitted sales prior to completion of initial construction under certain circumstances. Specifically, the seller must demonstrate that it did not file its application for the purpose of speculating in cellular licenses. Any acquisition by the Company of cellular interests may also require the prior approval of state or local regulatory authorities having jurisdiction over the cellular telephone industry.

In certain circumstances, the FCC's rules prohibit the alienation of cellular interests. No ownership interest in an RSA application, or an entity holding such an application, may be transferred or otherwise alienated prior to the grant of a construction permit. For cellular unserved areas, no substantial change in ownership may take place until after the FCC has granted both a construction permit and a license and the licensee has provided service to the public for at least one year. These restrictions prevent prospective purchasers, including the Company, from entering into agreements for assignment or transfer of unserved areas and RSA acquisitions prior to the lapse of the applicable transfer restriction periods. These transfer restrictions should not have a greater effect on the Company than on any other prospective buyer.

Character and Citizenship Requirements

Applications for FCC authority may be denied and, in extreme cases, licenses may be revoked if the FCC finds that an entity lacks the requisite "character" qualifications to be a licensee. In making that determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. The FCC also requires licensees to comply with statutory restrictions on the direct or indirect ownership or control of radio licenses by non-U.S. persons or entities. The FCC has found the Company to be qualified to hold FCC licenses.

Other Restrictions

The Communications Act currently limits the interest of foreign governments and non-U.S. corporations and citizens in radio licensees, which include cellular licensees. This limitation will be relaxed with regard to certain foreign investors pursuant to a World Trade Organization treaty and FCC actions, implementing the treaty. The cellular industry is also subject to other rules and policies of the FCC and state commissions.

Certain Terms

Interests in cellular markets that are licensed by the Federal Communications Commission (the "FCC") are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop." The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this Form 10-K, unless otherwise indicated, the term "Pops" means the estimate of the 1996 population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA"), as derived from the 1996 Donnelley Market Information Service population estimates. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed in such service area. MSAs and RSAs are also referred to as "markets." The term "wireline" license refers to the license for any market initially awarded to a company or group that was affiliated with a local landline telephone carrier in the market, and the term "non-wireline" license refers to the license for any market that was initially awarded to a company, individual or group not affiliated with any landline carrier. The term "System" means an FCC-licensed cellular telephone system.

Item 2. Properties

The Company maintains its corporate headquarters in White Plains, N.Y. The Company leases this space which is approximately 12,000 square feet. In addition to its corporate headquarters, the Company's cellular operations lease sales and administrative offices and lease and own locations for cell site and switching equipment. The Company reviews these leases from time to time and may, in the future, lease or acquire new facilities as needed. PriCellular does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space.

Item 3. Legal Proceedings

The Company is not currently involved in any pending legal proceedings that individually, or in the aggregate are material to the Company.

Item 4. Submission of Matters to a Vote of Security Holders

   None




                                     Part II

Item 5. Market for the Company's Common Equity and Related
         Stockholder Matters.

The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PC." The Company's Class A Common Stock is also traded on the Chicago Stock Exchange under the symbol "PC.M" and on the Pacific Stock Exchange under the symbol "PC.P." The table below sets forth, for the periods indicated, the high and low sale prices of the Company's Class A Common Stock as reported on the American Stock Exchange Composite Tape.

                           Period                High              Low
------------------------------------------ ----------------- -----------------
1996:
   First Quarter                               $ 10.70           $  7.20
   Second Quarter                                11.60              9.40
   Third Quarter                                 11.90              7.40
   Fourth Quarter                                12.75             10.63
1997:
   First Quarter                               $ 11.38           $  8.00
   Second Quarter                                 9.25              7.31
   Third Quarter                                 10.25              7.50
   Fourth Quarter                                12.13              9.13
1998:
   First Quarter through March 18, 1998        $ 13.63           $ 10.25

The above prices were adjusted for the 5 for 4 stock splits in October 1996 and March 1996.

A recent last sales price for the shares of Class A Common Stock as reported on the American Stock Exchange Composite Tape was $13.00 on March 18, 1998. On March 18, 1998 the Company estimates there were approximately 4,000 holders of Class A Common Stock of which 143 were of record.

There is no established public trading market for the Company's Class B Common Stock. On March 6, 1998, there were 16 holders of Class B Common Stock of record.

The Company anticipates that any income generated in the foreseeable future will be retained for the development and expansion of its business and the servicing and repayment of indebtedness and, therefore, does not anticipate paying cash dividends on its Common Stock. The Company has not paid cash dividends since inception.

Item 6. Selected Financial Data.

The Company acquired all of its existing Systems (excluding minority interests) between April 1994 and January 1998. Many of the Systems at the time of acquisition were relatively dormant or running at a minimum level of operating efficiency. Accordingly, the following historical financial data is not necessarily indicative of future results of operations. The selected financial data set forth below for the Company for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996, is derived from, and qualified by reference to, the audited consolidated financial statements included elsewhere herein. The selected financial data set forth below for the Company for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included elsewhere herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                   Years ended December 31
                                                 1997         1996          1995           1994        1993 (3)
                                             ------------- ------------ -------------- ------------- -------------
                                                              (In thousands, except share data)

Statement of Operations Data:

   Operating revenues                         $ 181,000      $112,616     $ 41,504         $5,209      $  3,809
   Cost of cellular service                      48,691       29,571        10,694          1,892           835
   Cost of equipment sold                        12,841       10,073         4,951            814           255
                                             ------------- ------------ -------------- ------------- -------------
   Gross margin                                 119,468       72,972        25,859          2,503         2,719
   Selling, general and administrative           53,485       34,502        16,512          6,005         1,659
   Depreciation and amortization                 28,759       19,537        10,337          2,720         1,695
                                             ------------- ------------ -------------- ------------- -------------
   Operating income (loss)                       37,224       18,933          (990)        (6,222)         (635)
   Gain (loss) on sale of investments
     in cellular operations                       8,423       (1,401)       11,598          6,819        11,986
   Interest expense, net                        (62,528)     (42,201)      (18,839)        (1,940)         (271)
   Other income (expense), net                    3,250        1,626           520            (97)         (439)
                                             ------------- ------------ -------------- ------------- -------------
   Income (loss) before provision for
     income taxes and extraordinary item        (13,631)     (23,043)       (7,711)        (1,440)       10,641
   Provision for income taxes                                                                              (172)
   Gain on early extinguishment
     of debt, net of tax                                                                                    147
                                             ------------- ------------ -------------- ------------- -------------
Net income (loss)                             $ (13,631)     $(23,043)    $ (7,711)      $ (1,440)     $ 10,616
                                             ============= ============ ============== ============= =============
Net income (loss) after adjustment for
   accrued preferred stock dividends          $ (20,171)     $(29,221)    $ (7,711)      $ (1,440)     $ 10,616
                                             ============= ============ ============== ============= =============
Net income (loss) per common share (1)        $   (0.55)     $ (0.76)     $  (0.24)      $  (0.06)     $   1.05
                                             ============= ============ ============== ============= =============
Net income (loss) per common share-
   assuming dilution (1)                      $   (0.55)     $ (0.76)     $  (0.24)      $  (0.06)     $    .45
                                             ============= ============ ============== ============= =============
Weighted average shares outstanding (2)          36,751       38,493        32,214         23,023        12,695
                                             ============= ============ ============== ============= =============
Adjusted weighted average shares for
   assumed conversions (2)                       36,751       38,493        32,214         23,023        23,725
                                             ============= ============ ============== ============= =============

                                                                 As of December 31
                                            1997          1996          1995          1994          1993
                                        ------------- ------------- ------------- ------------- -------------
                                                                   (In thousands)
Balance Sheet Data:

   Working capital (deficit)             $  44,518      $ 89,749      $ 116,415    $  26,488      $  (139)
   Net fixed assets                        104,854        73,327         52,041       26,144          389
   Total assets                            747,656       735,816        544,766      215,744        6,755
   Long-term debt                          568,323       524,517        315,216      113,683        4,000
   Total liabilities                       613,476       555,897        339,038      137,508        4,680
Stockholders' equity                       134,180       179,919        205,728       78,236        2,075

(1)--The earnings (loss) per share amounts prior to 1997 have been restated to comply with Statement of Financial Accounting Standards No. 128, Earnings
Per Share. For further discussion of earnings per share and the impact of Statement No. 128, see the notes to the consolidated financial statements.

(2)--Weighted average shares outstanding for the year ended December 31, 1993 were computed based upon the number of shares of common stock outstanding immediately prior to the closing of the Initial Public Offering. Adjusted weighted average shares and assumed conversions for the year ended December 31, 1993 were computed based upon the number of shares of common stock outstanding immediately prior to the closing of the Initial Public Offering (i) after giving effect to the conversion of Series A and B Convertible Preferred Stock and the exercise of all options and warrants outstanding (applying the treasury stock method) as if such shares were outstanding on January 1, 1993 and (ii) after giving retroactive effect for the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock Splits. Weighted average shares outstanding for the year ended December 31, 1994 were computed by using the pro forma shares outstanding as calculated above plus the weighted average shares outstanding in connection with the Initial Public Offering after giving effect for the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock splits. Weighted average shares outstanding for the years ended December 31, 1996 and 1995 were computed using the weighted average shares outstanding during the period after giving effect for the October 1996, March 1996 and August 1995 5-for-4 Class A and Class B Common Stock splits.

(3)--For 1993 basic earnings before extraordinary item per common share and net income before extraordinary item per common share, assuming dilutions, were $1.04 and $0.44, respectively. The extraordinary item on a per share basis would have been $0.01 for both basic earnings and net income per common share assuming dilution.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

The results for the current year reflect the continued strong growth of the Company's fiscal operations and subscriber additions. The Company continued its policy of strategic acquisitions through the purchase in January 1997 of the Kentucky Cluster with its 785,000 Pops and the WI-4 RSA with its 119,000 Pops and in May 1997 with the acquisition of the WI-5 RSA with its 85,000 Pops. In addition, the Company sold its stand-alone systems serving the Florence, AL MSA and the AL-1B RSA with their combined 199,000 Pops. In January 1998, the Company completed the acquisition of the TN-4 RSA which contains 264,000 Pops giving the Company a total of 5.1 million Net Pops. The Company ended the year with 250,441 subscribers which represents an increase of over 100,000 subscribers from the end of 1996. Approximately 86,000 of the increase resulted from internal growth. The Company achieved a penetration rate of 5.2% at the end of 1997 compared to 3.8% at the end of 1996 which equates to an increase of 37.0%.

Historical Results of Operations

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Operating revenue increased from $112.6 million in 1996 (consisting of $105.2 of cellular service, $3.4 of equipment sales and $4.0 of other) to $181.0 million in 1997 (consisting of $168.4 million of cellular service, $5.4 million of equipment sales and $7.2 million of other). The primary reason for the increase in cellular service revenue and equipment sales is the addition of the Kentucky cluster, the WI-4 RSA and the WI-5 RSA in 1997 and the fact that Poughkeepsie, NY-6, and WV-3 markets were acquired over the course of 1996 and therefore generated a full year of revenue in 1997 but were included for only part of the year in 1996.

Total costs and expenses increased from $93.7 million in 1996 (consisting of $29.6 million for cellular service, $10.1 million for cost of equipment sold, $34.5 million for selling, general and administrative and $19.5 million for depreciation and amortization) to $143.8 million in 1997 (consisting of $48.7 million for cellular service, $12.8 million for cost of equipment sold, $53.5 million for selling, general and administrative and $28.8 for depreciation and amortization). The increases are principally a result of the markets added in 1996 and 1997 as stated above.

The increase in interest expense from $47.1 million in 1996 to $67.4 million in 1997 is a result of a full year's worth of interest on the $170.0 million 10 3/4% notes issued in November 1996 compared to only one and one-half months in 1996.

The gain on sale of investments in cellular operations resulted from the sale in January 1997 of the Florence AL MSA and AL-1B RSA ("Florence License"). In 1996, the net loss resulted from the sale of the AL-4 RSA ($1.6 million loss), the sale of the MI-2 RSA ($1.6 million loss) offset by the sale of minority Pops ($1.8 million gain).

Other income increased to $3.3 million in 1997 from $1.6 million in 1996 principally due to the amortization of the covenant not to compete associated with the sale of the Florence License in January 1997.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

Operating revenues increased from $41.5 million in 1995 (consisting of cellular revenues of $38.8 million, equipment sales of $1.7 million and other revenues of $1.0 million) to $112.6 million in 1996 (consisting of cellular revenues of $105.2 million, equipment sales of $3.4 million and other revenues of $4.0 million). The significant increase in cellular revenues and equipment sales resulted from properties added in 1996 which were not present in 1995 including the addition of the New York Cluster significant additions to the Mid-Atlantic Cluster and Upper Midwest Cluster in the latter half of 1995 for which a full year of revenue was earned in 1996. The increase in other revenue from $1.0 million in 1995 to $4.0 million in 1996 is principally a function of the inclusion of the guaranteed preferential distributions from the Joint Venture agreement with SBC Corporation for a full year in 1996 ($3.4 million) compared to only one month in 1995 ($275,000) partially offset by the income recorded in 1995 from the management of the AL-4 RSA ($755,000) which is not present in 1996.

Total costs and expenses rose from $42.5 million for 1995 to $93.7 million for 1996. The increase is principally a result of the factors stated above: new markets in 1996 for which no expenses were incurred in 1995 and the addition in 1995 toward the latter part of the year of a significant number of markets which therefore have a full year of expenses for 1996 but less than six months of expenses for 1995.

The result of these factors is an increase in the cost of cellular service to $29.6 million in 1996 from $10.7 million in 1995, an increase to $10.1 million in 1996 for the cost of equipment sold from $5.0 million in 1995 and an increase in selling, general and administrative expenses to $34.5 million in 1996 from $16.5 million in 1995. The Company's aggressive marketing and sales promotion efforts are geared towards increasing subscribers. The addition of retail locations combined with the increase in the number of markets also contributed to this increase.

Depreciation and amortization increased to $19.5 million in 1996 from $10.3 million in 1995 because of the additional equipment and cellular licenses associated with the acquisition of new markets in 1996 and a full year's depreciation and amortization in 1996 for markets acquired during 1995.

The loss on sale of investments in cellular operations in 1996 of $1.4 million is a result of the loss from the sale of the AL-4 RSA of $1.6 million and the MI-2 RSA of $1.6 million partially offset by the gain on the sale of minority Pops of $1.8 million. The gain in 1995 of $11.6 million is due to the disposition of the Company's interest in the nonwireline system serving the Abilene, TX MSA.

The increase in interest expense from $23.0 million in 1995 to $47.1 million in 1996 is a function of a full year of interest for the current year on the 12-1/4% Senior Subordinated Discount Notes issued in September 1995 compared with only three months in the prior year, combined with additional interest related to the issuance of the 10-3/4% Poughkeepsie Note in the amount of $19.0 million for approximately six and one-half months and the interest for one and one-half months on the 10-3/4% Senior Notes, face amount of $170.0 million issued in November 1996.

Other income for 1996 includes $625,000 related to the two year covenant not to compete from the sale of the AL-4 RSA in July 1996, $1.0 million for the covenant not to compete from the Lubbock/Minnesota exchange in July 1995 for which one-half year or $500,000 is included for 1995.

The increase in interest income from $4.1 million in 1995 to $4.9 million in 1996 is a result of the increased cash flow for 1996 combined with the cash on hand resulting from the proceeds of the $170.0 million 10-3/4% Senior Notes received in November 1996.

Liquidity and Capital Resources

The cellular telephone business requires substantial capital to acquire, construct and expand cellular telephone systems and to fund operating requirements. The Company historically has financed its acquisitions and other capital needs through the proceeds from the issuance of debt securities, the sale of equity interests, borrowings, vendor credit facilities and more recently internally generated cash flows. As of December 31, 1997, the Company had $61.4 million of cash and cash equivalents and $44.5 million of working capital. In addition, the Company had $13.0 million segregated on the Balance Sheet at December 31, 1997 as cash committed for the acquisition of the TN-4 RSA.

During 1997, the $49.0 million of cash provided by operations was the Company's principal source of cash. In addition $22.4 million was generated from the sale of the Florence License and $7.3 million was provided by the return of monies placed in escrow as well as the return of a deposit. The Company's principal uses of cash in 1997 were $53.9 million for the purchase and retirement of 2.2 million shares of the Company's Class A common stock and 4.0 million shares of the Company's Class B common stock, the purchase of cellular equipment in the amount of $25.7 million and $39.0 million for the acquisition of cellular operations (including $13.0 million committed for an acquisition in 1998). In January 1998, a wholly owned subsidiary of the Company entered into a $60.0 million credit agreement with Morgan Guaranty Trust Company of New York due December 31, 2005. The proceeds were used to acquire substantially all of the assets of the TN-4 RSA. Repayment of the loan will commence with the quarter ending June 30, 2001. Interest is payable quarterly at the LIBOR rate plus a premium ranging from 1.50% to 2.25% based on the ratio of total debt (as defined) to annualized cash flow (as defined) for the most recent fiscal quarter.

Even though EBITDA equaled $69.2 million only $49.0 million of cash was provided by operations principally due to the payment of interest in 1997. Beginning in 1998, the Company has two instruments requiring cash interest payments; the first is the 14.0%, $165.0 million face Senior Subordinated Discount Notes due 2001 issued by the Company's wholly owned subsidiary, PriCellular Wireless Corporation ("Wireless"), requiring $23.1 million of cash interest payments. The second issue requiring cash interest is the 10 3/4%, $170.0 million Notes requiring $18.3 million of cash interest payments in 1998. Wireless' 12 1/4% Senior Subordinated Discount Notes due 2003 and the Company's 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 were each issued with an original issue discount and do not pay cash interest until April 1999 and February 2001, respectively.

During 1996 EBITDA approximated cash flow from operations, the Company's principal sources of cash were (i) the issuance by Wireless of $170.0 million aggregate principal amount 10 3/4% Senior Notes due 2004, (ii) an aggregate of $36.8 million of proceeds from the disposition of certain non-strategic Systems (the Systems serving the AL-4 RSA and the MI-2 RSA and certain minority pops) and (iii) $39.4 million of cash provided by operating activities. The Company's principal uses of cash in 1996 were (i) $111.0 million to finance acquisitions (the acquisitions of the Systems serving the PA-9 RSA, NY-6 RSA, Poughkeepsie, NY MSA, WV-3 RSA, and WI-2 RSA) and (ii) $29.5 million of capital expenditures related to the build-out and improvement of its Systems. In connection with the acquisition of the Poughkeepsie, NY MSA, a subsidiary of the Company issued a $19.0 million aggregate principal amount three-year note bearing interest at the prime rate (the "Poughkeepsie Note"). The Poughkeepsie Note was repaid in November 1996.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to $69.2 million compared to $40.1 million for 1996 or an increase of 72.6%. Management believes that EBITDA is an effective measure of operating performance because it is industry practice to use a multiple of EBITDA as one method of evaluating cellular properties. EBITDA does not represent cash flow from operations as defined by GAAP, and is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income. The Company in fact expects to report losses for accounting purposes for the foreseeable future due to interest and non-cash charges such as depreciation and amortization.

Comparison of operating results may not be meaningful because of significant acquisitions. However, a comparison can be made of those markets that were owned by the Company throughout the 12 months of 1997 and 1996. The markets included account for approximately 59% of the 1997 Net Pops and 63% of the 1996 Net Pops. The following represents certain operating results (000's omitted except for subscriber additions) for these markets:

                                          Year ended December 31
                                            1997          1996
                                       ------------- ------------

Total revenue                             $99,476       $74,202
Operating income                           21,712        11,679
EBITDA                                     39,010        26,022
Net subscriber additions                   56,477        48,582
Penetration                                  5.71%         3.75%

The above data reflects a 34.1% growth in revenue, an 85.9% growth in operating income, a 49.9% growth in EBITDA, a 16.3% growth in subscriber additions and an increase in penetration of 52.3%. These statistics demonstrate the Company's ability to generate significant internal growth from operations aside from acquisitions. There can be no assurance, however, that the Company will be able to maintain these growth rates for these systems or achieve similar rates of growth for its other systems.

As was previously mentioned, the cellular telephone industry requires significant expenditures for capital additions. Certain of the Company's new acquisitions will require substantial expenditures as the Company seeks to better develop subscriber coverage and in general enhance the market's performance as has been the Company's operating strategy. The Company continues to expand its marketing efforts which include, but are not limited to, the increase in funds for advertising, cellular telephone inventory purchases and other expenditures relating to subscriber growth.

The Company has reviewed the possible effect of the Year 2000 on the operating software currently in use including the software that is an integral part of the switches and the related billing information. It does not believe that any significant financial requirement is currently required to make any modifications that may become necessary. The Company has obtained assurances from its third party billing provider and its principal source of cellular equipment that they have addressed the potential problems of the Year 2000.

The Company continually reviews plans for future growth through acquisitions which may require additional financing. Although the Company has historically been able to obtain such financing, there is no guarantee that such financing will continue to be available.

Forward Looking Statements

The Company has made in this report, and from time to time may otherwise make, statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company, its directors or its officers primarily with respect to the Company's operations and financial performance. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Some of these factors may include (i) the Company's limited operating history and history of net losses, (ii) the Company's high degree of leverage and the requirement for significant and sustained growth in the Company's cash flow to meet its debt service requirements, (iii) the status of any pending potential acquisitions or dispositions of Systems and the risk that new Systems and Systems recently acquired may not perform as expected, (iv) competition from the other cellular operator in the Company's Clusters or from other technologies, (v) dependence on corporate management, (vi) reliance on the CELLULARONE(R) trademark, (vii) potential for adverse regulatory change and the need for renewal of cellular licenses, (viii) fluctuations in market value of licenses, (ix) equipment failure or natural disaster and (x) concerns about radio frequency emissions.

Fluctuations in Quarterly Results

The Company's revenues in the fourth quarter are historically lower than the third quarter due to the fact that less cellular calls are made in the Company's markets during the inclement weather. Losses increase in the forth quarter due to the lower revenues coupled with higher sales and marketing costs incurred during the holiday selling season.

Item 8. Financial Statements and Supplementary Data

The information required by Item 8 of Part II is incorporated herein by reference to the Consolidated Financial Statements filed with this report; see
Item 14 of Part IV.

Quarterly Results of Operations

The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996.

                                                              Three months ended
                                           March 31        June 30       September 30    December 31
                                        --------------- --------------- --------------- ---------------
                                                    (In thousands, except per share data)

     1997

     Operating revenues (1)                 $35,566         $ 43,172        $ 52,498        $ 49,764
     Operating income (1)                     5,823            8,624          14,618           8,159
     Net income (loss) (1)                      390           (5,405)           (997)         (7,619)
     Basic and diluted earnings (loss)
        per common share (2)                  $(.03)           $(.18)          $(.07)          $(.27)

     1996

     Operating revenues                     $21,262         $ 27,106        $ 32,847        $ 31,401
     Operating income                         2,005            5,192           8,157           3,579
     Net income (loss)                       (6,948)          (5,354)           (941)         (9,800)
     Basic and diluted earnings (loss)
        per common share (2)                  $(.22)           $(.18)          $(.07)          $(.29)

----------
(1)--The quarterly results of operations for 1997 include the acquisitions in January of the Kentucky Cluster and the WI-4 RSA.

(2)--In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. All earnings (loss) per share amounts for all periods have been presented and, where appropriate, restated to conform to Statement 128 requirements. In computing dilutive earnings (loss) per share for the years ended December 31, 1997, 1996 and 1995, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B Common Stock, the 12-3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.


PART III

Item 10   Directors and Officers of the Registrant.

Directors

               Robert Price has been a Director since 1990. He served as President and Assistant Treasurer of the Company from 1990 through May 1997. Robert Price concurrently serves as the Chief Executive Officer and President of Price Communications ("Price Communications") since 1979. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. After leaving public office, Robert Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Robert
Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Robert Price serves as the Representative of The Majority Leader and President Pro Tem of the New York Senate and on the Board of Directors of the Municipal Assistance Corporation for the City of New York. Robert Price also was appointed by Governor George Pataki of New York to, and served, a seven year term as a Member of the Board of Trustees of the City University of New York. Robert Price is also a Director and President of TLM Corporation. Robert Price was elected to the Company's Board of Directors as a nominee of the Price family pursuant to a stockholders agreement among the principal stockholders of the Company (the "Stockholders Agreement"). Robert Price is the father of Steven Price.

               Steven Price has been the Chief Executive Officer and President of the Company since May 1997. He has served as Chief Operating Officer and Executive Vice President of the Company since April 1997, and as a Director since September 1996. Mr. Price has also been the Chief Executive Officer and President of PriCellular Wireless Corporation, the Company's principal operating subsidiary, since April 1997. From December 1994 to April 1997, he was a Senior Vice President of the Company. Prior thereto, he was Director of Business Development of the Company since April 1993. From 1990 to 1993, Mr. Price was an attorney with Davis Polk & Wardwell. Prior thereto, Mr. Price was appointed by President Bush to serve in the U.S. State Department as Special Assistant to the Chief U.S. Nuclear Arms Negotiator and worked in the mergers and acquisitions department of Goldman, Sachs & Co. Mr. Price graduated magna cum laude from Brown University, where he was elected to Phi Beta Kappa, and has a J.D. degree from Columbia University. Steven Price is the son of Robert Price. Steven Price was elected to the Company's Board of Directors as a nominee of the Price family pursuant to the Stockholders Agreement.

               Kim I. Pressman has been an Executive Vice President of the Company since April 1997, and a Director and Secretary since 1990. Ms.
Pressman served as a Vice President of the Company from 1990 to April 1997, and as the Treasurer from 1990 until December 1994. Ms. Pressman is a certified public accountant and is a graduate of Indiana University and holds an M.B.A. from New York University. Since 1990, she has served as Executive Vice President of Price Communications and is currently also a Director. Prior to joining Price Communications in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting Division of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is the Chairman and a Vice President and Treasurer of TLM Corporation. Ms. Pressman was elected to the Company's Board of Directors as a nominee of the Price family pursuant to the Stockholders Agreement.

                Brion B. Applegate has been a Director of the Company since June 1994. He is a founder and general partner of Spectrum Equity Investors, L.P. ("Spectrum"), a venture capital fund specializing in communications and telecommunications investments. Prior thereto, he was a general partner of funds managed by Burr, Egan, Deleage & Co. Mr. Applegate serves on the board of several private communications entities. Mr. Applegate originally was elected to the Company's Board of Directors as Spectrum's nominee pursuant to the Stockholders Agreement. An affiliate of Spectrum, Spectrum Equity Investors II, L.P., is one of the founding stockholders of American Cellular Corporation ("ACC"); the Company has signed an Agreement and Plan of Merger dated as of March 6, 1998 with ACC, pursuant to which ACC will merge with and into the Company. See Item 13, "Certain Relationships and Related Transactions--Merger with American Cellular Corporation."

               Scott M. Sperling has been a Director of the Company since February 1996. Mr. Sperling is a Managing Director of the Thomas H. Lee Company and a General Partner of its affiliated Equity Funds. Prior to this position, he served for ten years as the Managing Partner of the Aeneas Group Inc., the affiliate of the Harvard Management Company, responsible for all private capital market investments, including venture capital, company buyouts and real estate. From 1981-1984, Mr. Sperling was a Senior Consultant with the Boston Consulting Group, Inc. He holds an M.B.A. from Harvard Business School and a B.S. from Purdue University. He is a Director of Beacon Properties, Inc., Softkey International, KAI Inc., Livent, Inc. and several private companies. Mr. Sperling is also a member of the corporation for the Brigham and Womens Hospital and Medical Center and is the director of several charitable organizations. Mr. Sperling was elected to the Company's Board of Directors as a nominee of The Thomas H. Lee Company pursuant to the Stockholders Agreement.

               Scott I. Anderson has been a Director of the Company since April 1997. Mr. Anderson served as Senior Vice President-Acquisitions and Development of AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. ("AT&T Wireless/McCaw'") from 1991 to March 1997. Prior thereto, he served as Vice President-Law of AT&T Wireless since 1988. Previously, Mr. Anderson served on the Company's Board of Directors from April 1995 to August 1996 as AT&T Wireless/McCaw's nominee pursuant to the Stockholders Agreement. Mr. Anderson served as an advisor to the Board of Directors from August 1996 to April 1997.

Committees of the Board -- Board Meetings

               The Board of Directors held seven meetings, the Audit Committee held no meetings, the Compensation and Stock Option Committee held two meetings and the Executive Committee held seven meetings in 1997. All of the Directors attended at least 75% of the meetings of the Board and the respective Committees of the Board of which they are members.

               The Board of Directors has the following standing committees:

Audit Committee

               The Audit Committee recommends the annual engagement of auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures and the adequacy of internal control procedures. The Company anticipates that additional directors will be appointed to the Audit Committee as soon as practicable to ensure that a majority of the Audit Committee members are independent directors.

               The members of the Audit Committee are Ms. Pressman and Messrs. Applegate and Sperling.

Compensation and Stock Option Committee

               The Compensation and Stock Option Committee reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

               The members of the Compensation and Stock Option Committee are Messrs. Anderson, Applegate and Sperling.

               Executive Committee

               The by-laws of the Company provide for the establishment of an Executive Committee, which the Board of Directors has established. The by-laws provide that the Executive Committee shall consist of three members, one of which shall be designated by each of the Price family, AT&T Wireless/McCaw and Thomas H. Lee Equity Fund III, L.P. (the "THL Equity Fund") except during any period in which there is a significant overlap between the PCS licensed areas directly or indirectly owned, operated or controlled by, or attributed to AT&T Wireless/McCaw, or any affiliate of either and the cellular geographic service areas directly or indirectly owned, operated or controlled by, or attributed to, the Company or any affiliate thereof, in which case it shall consist of two members, one of which shall be designated by each of the Price family and THL Equity Fund.

               The affirmative vote of the Executive Committee of the Company with no members voting against will be required to designate any class or series of Preferred Stock or incur any indebtedness other than trade indebtedness incurred in the ordinary course of the Company's business and other than indebtedness not in excess of $1,000,000. The right of AT&T Wireless/McCaw and the THL Equity Fund to nominate a member to the Executive Committee shall terminate (a) with respect to AT&T Wireless/McCaw on the earlier to occur of (i) April 28, 2001 or (ii) such time as the number of fully diluted shares held by AT&T Wireless/McCaw is less than 7% of the total number of fully diluted shares then outstanding and (c) with respect to THL Equity Fund at such time as the number of fully diluted shares held by THL Equity Fund and the other purchasers of shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company is less than 4,375,000 (without giving effect to certain reductions to the conversion value provided in the certificate of designation to such shares and subject to appropriate adjustment for subdivision, combination, consolidation or reclassification of such shares into a greater or lesser number of shares).

               The members of the Executive Committee are Messrs. Steven Price and Sperling.

Compensation of Directors

               Directors of the Company are not paid fees, other than Scott Anderson, who receives $35,000 per annum.

Executive Officers

               The following table sets forth certain information with respect to the executive officers of the Company.


    Name                                  Age     Office
-------------------------------------    -----    ----------------------------------------------------
Robert Price.........................     65      Director, Chairman
Steven Price.........................     36      Director, Chief Executive Officer and President
Stuart B. Rosenstein.................     37      Executive Vice President, Chief Financial Officer,
                                                  Treasurer and Assistant Secretary
Kim I. Pressman......................     41      Director, Executive Vice President and Secretary

               Stuart B. Rosenstein has been an Executive Vice President of the Company since April 1997 and Chief Financial Officer and Assistant Secretary since December 1993. Mr. Rosenstein has also served as Treasurer of the Company since December 1994. From September 1996 to April 1997, he was a Senior Vice President of the Company. From 1990 to December 1993, he was the Company's Controller and from 1990 to September 1996, he was a Vice President. Prior to that time, Mr. Rosenstein, a certified public accountant, was a senior manager with the accounting firm of Ernst & Young. Mr. Rosenstein has a B.S. degree from SUNY at Buffalo, where he graduated magna cum laude.

Item 11  Compensation of Executive Officers

               The following table sets forth the compensation earned in 1995, 1996, and 1997 by the Company's chief executive officer and each other executive officer whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 1997.


                          Summary Compensation Table

                                                                                               Long-Term
                                                                                             Compensation
                                                                 Annual Compensation            Awards
                                                               -----------------------       ------------
                                                                                               Number of
                                                                                               Securities
                                                                                               Underlying           All Other
Name and Principal Position                       Year          Salary        Bonus(1)         Options(2)         Compensation
---------------------------------------------     ----         --------       --------        -----------         ------------
Robert Price, Chairman (3)...................     1997         $325,000       $325,000                 0                 0
                                                  1996          325,000        325,000                 0                 0
                                                  1995          237,500        325,000           180,664                 0

Steven Price, Chief Executive Officer
and President................................     1997         $200,000       $325,000                 0            $    0
                                                  1996          195,609        165,000                 0                 0
                                                  1995          160,000        135,000           153,320                 0

Stuart B. Rosenstein, Executive Vice
President, Chief Financial Officer and
Treasurer....................................     1997         $225,000       $225,000                 0            $    0
                                                  1996          201,218        165,000            43,750                 0
                                                  1995          160,000        135,000           153,320                 0

Kim Pressman, Executive Vice
President and Secretary......................     1997          $98,333        $50,000                 0            $2,100
                                                  1996           26,154         50,000                 0                 0
                                                  1995           20,000         10,000                 0                 0

------------
(1) Bonuses for 1995 were paid in April 1996, bonuses for 1996 were paid in February 1997, and bonuses for 1997 were paid in January 1998. See "--Compensation Committee Report to Stockholders--Compensation of the Chief Executive Officer."
(2) The stock options have been restated to give effect to all stock splits.
(3) Mr. Robert Price served as President of the Company until May, 1997.





                     Option/SAR Grants in Last Fiscal Year
                               Individual Grants

                                             Percent of
                                               Total
                             Number of        Options/                                           Potential Realizable
                             Securities         SARs                                                   Value at
                             Underlying      Granted to                                             Assumed Annual
                              Options/       Employees       Exercise or                            Rates of Stock
                                SARs         in Fiscal       Base Price       Expiration          Price Appreciation
          Name               Granted(#)         1997          ($/Share)          Date              For Option Term
-----------------------      ----------      ----------      -----------      -----------        --------------------
                                                                                                  5%             10%
                                                                                                 ----           -----
Robert Price............          0             0%               --               --              --              --

Steven Price............          0             0%               --               --              --              --

Stuart B. Rosenstein....          0             0%               --               --              --              --
__________________


            Aggregated Option/SAR Exercises in Last Fiscal Year and

                       Fiscal Year-End Option/SAR Values

                                                                    Number of
                                                                    Securities                 Value of
                                                                    Underlying               Unexercised
                                                                   Unexercised               In-the-Money
                                  Shares                           Options/SARs              Options/SARs
                                 Acquired                      at December 31, 1997      at December 31, 1997
                                    on           Value             Exercisable/              Exercisable/
            Name                 Exercise       Realized          Unexercisable             Unexercisable
----------------------------     --------      ---------       --------------------      --------------------

Robert Price................     742,188       $4,702,347              0/0                       0/0

Steven Price................        0              0              248,697/51,107         $1,575,606/$294,887

Stuart B. Rosenstein........        0              0              248,697/94,857         $1,575,606/$294,887

Kim I. Pressman.............        0              0              68,490/35,464            $297,282/$20,314

Compensation Committee Interlocks and Insider Participation

               The Compensation Committee is comprised of Messrs. Anderson, Applegate and Sperling.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

               Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's executive officers and Directors, and beneficial owners of more than 10% of the Class A Common Stock of the Company, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company noted that no individual who, at any time during 1997, was a Director, officer or beneficial owner of more than 10% of the Class A Common Stock of the Company failed to file the reports required by Section 16(a) of the 1934 Act on a timely basis.

Item 12  Security Ownership of Management and Principal Stockholders of
         PriCellular

               The following table provides information with respect to the beneficial ownership of PriCellular's Common Stock by (i) each person known by PriCellular to be the beneficial owner of more than 5% of any class of PriCellular voting securities, (ii) each director, PriCellular's President and Chief Executive Officer and the four most highly compensated other executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as PriCellular. Except as discussed in the notes hereto, each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person. All Information is provided as of December 31, 1997 unless otherwise indicated.


                                                                                Beneficial Ownership of
                                                                             Class A and B Common Stock(1)
                                                                ---------------------------------------------------------
                                                                                      Percentage of         Percentage of
                                                                                         Combined              Combined
Name of Beneficial Owner                                          Shares                 Classes                Voting
------------------------                                        ----------            -------------         -------------
Directors and Officers
Robert Price(2)..........................................        6,725,788                 12.36%                27.75%
Stuart B. Rosenstein(3)..................................          269,465                   0.5                  0.16
Kim I. Pressman(4).......................................           71,144                  0.13                  0.06
Steven Price(5)..........................................        3,472,371                  6.38                  16.5
Brion B. Applegate(6)....................................        2,780,452                  5.11                 11.26
Scott M. Sperling(7).....................................        7,244,640                 13.31                  3.83
All directors and officers as a group (6 persons)........       20,563,860                 37.78                 59.56

Other 5% Stockholders
AT&T Wireless Services, Inc.(8)..........................        6,537,544                 12.01                 15.96
  (formerly McCaw)
  5400 Carillon Point
  Kirkland, WA 98033
The Thomas H. Lee Company(9).............................        7,244,640                 13.31                  3.83
  75 State Street
  Boston, MA 02109
Putnam Investments, Inc.(10).............................        5,736,289                 10.54                  3.03
  One Post Office Square
  Boston, MA 02109
Eileen Farbman(11).......................................        3,714,644                  6.82                 19.58
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Janus Capital Corp.(12)..................................        3,914,449                  7.19                  2.07
  100 Fillmore Street
  Denver, CO 80206
Spectrum Equity Investors, L.P.(13)......................        2,780,452                  5.11                 11.26
  One International Place, 29th Floor
  Boston, MA 02110
The Public School Employees' Retirement System(14).......        3,622,320                  6.65                  1.92
  5 North 5th Street, Box 125
  Harrisburg, PA 17108
Price Communications Corporation(15).....................        3,124,334                  5.74                 10.32
  Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Leo Farbman(16)..........................................        1,523,436                  2.8                   8.06
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
Alexandra Farbman(17)....................................        1,523,436                  2.8                   8.06
  c/o Suite 3200
  45 Rockefeller Plaza
  NY, NY 10020
College Retirement Equities Fund(18).....................        2,130,650                  3.91                  1.13
 730 Third Avenue
 NY, NY 10017


(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Consists of 1,580,139 shares of Class B Common Stock and 106,588 shares of Class A Common Stock owned directly by Robert Price, 14,000 shares of Class A Common Stock held by Robert Price and Eileen Farbman, as joint tenants (see also footnote 11), 1,304,750 shares of Class A Common Stock held by Price Communications and warrants to purchase 1,819,584 shares of Class B Common Stock held by Price Communications that are currently exercisable (see also footnote 15) and 50,000 shares of Class A Common Stock and 50,000 shares Class B Common Stock held by Mr. Price as custodian for certain of his grandchildren.

(3) Consists of 3,906 shares of Class B Common Stock owned directly by Mr. Rosenstein and options to purchase 265,559 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 95,495 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days.

(4) Consists of 3,906 shares of Class B Common Stock owned directly by Ms. Pressman and options to purchase 67,238 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Does not include options to purchase 66,716 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days. Includes 25,000 options to purchase shares of Class A Common Stock that are currently exercisable held in custody for her children.

(5) Consists of 3,080,537 shares of Class B Common Stock owned directly by Steven Price, 30,038 shares of Class A Common Stock owned directly by Steven Price and options to purchase 250,976 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are currently exercisable. Includes 110,820 options to purchase shares of Class A Common Stock held in custody for his daughter. Does not include options to purchase 48,828 shares of Class A Common Stock granted pursuant to the Company's 1994 Stock Option Plan that are not exercisable within 60 days.

(6) All of such shares are owned by Spectrum (see footnote 13). Pursuant to the definition of beneficial ownership in footnote 1, Brion Applegate may be deemed to have beneficial ownership of such shares as the general partner of the partnership which is the general partner of Spectrum.

(7) All of such shares are owned by The Thomas H. Lee Company and attributed to Scott M. Sperling, a Managing Director of The Thomas H. Lee Company, pursuant to the definition of beneficial ownership provided in footnote 1.

(8) Consists of 2,625,781 shares of Class B Common Stock and 3,911,763 shares of Class A Common Stock.

(9) Consists of 7,244,640 shares of Class A Common Stock currently issuable (subject to adjustments) upon conversion of 54,728 shares of the Company's Series A Preferred Stock held by Thomas H. Lee Equity Fund III L.P. and 5,272 shares of Series A Preferred Stock held by THL-CCI Investors Limited Partnership.

(10) Consists of 4,589,804 shares of Class A Common Stock issuable upon conversion of the Company's outstanding 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 and 1,146,485 shares of Class A Common Stock. Information with respect to the shares of Class A Common Stock held is based on a Schedule 13G dated February 8, 1995, which reflects the collective beneficial ownership of Marsh & McLennan Companies, Inc., Putnam Investments, Inc. and its two wholly owned registered investment advisers (Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.) and the Putnam New Opportunities Fund (the "Fund") (collectively, the "Putnam Entities"). According to the
     Schedule 13G, none of the Putnam Entities have the sole power to vote or dispose of any such shares of Class A Common Stock nor (except the Fund with respect to 506,250 of such shares) the shared power to vote any of such shares and all of the Putnam Entities have the shared power to dispose of such shares.

(11) Consists of 652,772 shares of Class B Common Stock and 1,000 shares of Class A Common Stock owned directly by Ms. Farbman, 14,000 shares of Class A Common Stock held by Robert Price and Eileen Farbman, as joint tenants (see also footnote 2), 761,718 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants, 761,718 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age 21 and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21 (see also footnotes 16 and 17). Eileen Farbman is the daughter of Robert Price.

(12) Consists of 3,914,449 shares of Class A Common Stock. Information with respect to the shares of Class A Common Stock held is based on a
     Schedule 13G dated February 13, 1998, which reflects the collective beneficial ownership of Janus Capital Corporation, Janus Enterprise Fund, and Thomas H. Bailey, President of Janus Capital (collectively, the "Janus Reporting Persons"). According to the Schedule 13G, none of the Janus Reporting Persons has either the sole power to vote or to dispose of any such shares, and all of the Janus Reporting Persons have the shared power to vote and dispose of all such shares (except that Janus Enterprise Fund has shared power to vote and dispose of 1,077,025 shares only).

(13) Consists of 724,464 shares of Class A Common Stock currently issuable upon conversion of 6,000 shares of the Series A Preferred Stock and 2,055,988 shares of Class B Common Stock. Information with respect to the shares of Class B Common Stock and Series A Preferred Stock held is based on a Schedule 13D dated March 16, 1998 filed by Spectrum Equity Investors, L.P. ("SEI"), Spectrum Equity Associates, L.P. ("SEA"), Spectrum Equity Investors II, L.P., Spectrum Equity Associates II, L.P. and certain individual general partners of those partnerships including Brion Applegate (collectively, the "Spectrum Reporting Persons"). According to the 13D, none of the Spectrum Reporting Persons has either the sole power to vote or to dispose of any such shares; SEA, by virtue of being the general partner of Spectrum, and William Collatos and Brion Applegate, by virtue of being the general partners of SEA, may be deemed to have the shared power to vote and dispose of all of such shares. The above Schedule 13D was also filed by various entities and individuals associated with Sandler Capital Management (the "Sandler Reporting Persons"), who may be deemed to be a group with the Spectrum Reporting Persons. According to the Schedule 13D, neither the Sandler Reporting Persons nor the Spectrum Reporting Persons affirm the existence of such a group.

(14) Consists of 3,622,320 shares of Class A Common Stock currently issuable upon conversion of 30,000 shares of the Series A Preferred Stock.

(15) Consists of 1,304,750 shares of Class A Common Stock currently outstanding and 1,819,584 shares of Class B Common Stock issuable pursuant to warrants that are currently exercisable. See also footnote
     2. The per share price at which shares may be purchased pursuant to the warrants is $5.01 subject to adjustment.

(16) Consists of 761,718 shares of Class B Common Stock held by Eileen Farbman and Leo Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Leo Farbman UGTMA until age 21 (see also footnote 11). Leo Farbman is the son of Eileen Farbman and grandson of Robert Price.

(17) Consists of 761,718 shares of Class B Common Stock held by Eileen Farbman and Alexandra Farbman, as joint tenants and 761,718 shares of Class B Common Stock held by Eileen Farbman as custodian for Alexandra Farbman UGTMA until age 21 (see also footnote 11). Alexandra Farbman is the daughter of Eileen Farbman and granddaughter of Robert Price.

(18) Consists of 2,130,650 shares of Class A Common Stock. Information with respect to shares of Class A Common Stock held is based on a Schedule 13G dated February 2, 1998, which reflects the collective beneficial ownership of College Retirement Equities Fund ("CREF") and its Investment adviser, TIAA-CREF Investment Management, LLC ("TIAA-CREF"). According to the Schedule 13G, CREF has sole power to vote all of such shares, and shares with TIAA-CREF the power to dispose of all of such shares.

               Several of the above shareholders are party to a voting agreement with American Cellular Corporation ("ACC"), dated as of March 6, 1998, pursuant to which such shareholders have agreed to vote in favor of the merger of ACC with and into the Company. See Item 13, "Certain Relationships and Related Transactions--Merger with American Cellular Corporation."

Item 13   Certain Relationships and Related Transactions

               Merger with American Cellular Corporation

               On March 6, 1998, the Company and American Cellular Corporation ("ACC") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ACC will be merged with and into the Company, with the Company to be the surviving corporation of such merger (the "Merger"). At the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of Class A Common Stock, par value $0.01 per share of the Company (the "Class A Shares") and Class B Common Stock, par value $0.01 per share, of the Company will in each case be converted into the right to receive $14.00 in cash, without interest (the "Merger Consideration"), and each issued and outstanding share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company will be converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control. The Merger Agreement permits the Company, under certain circumstances, to respond to unsolicited third party acquisition proposals and, upon payment of certain fees to ACC, to terminate the Merger Agreement.

               Brion Applegate, one of the Company's directors, and Spectrum Equity Investors, L.P. ("Spectrum"), one of its principal stockholders, are each affiliated with ACC. Mr. Applegate is a general partner of Spectrum and an affiliate of Spectrum, Spectrum Equity Investors II, L.P., is a founding stockholder of ACC. In his capacity as a general partner of Spectrum, Mr. Applegate led the investor group that made ACC's acquisition proposal relating to the merger.

               In connection with the execution of the Merger Agreement, AT&T Wireless, Inc., The Thomas H. Lee Company, Steven Price and Eileen Farbman (collectively, the "Principal Shareholders") entered into a voting agreement (the "Voting Agreement") with ACC. Pursuant to the agreement, the Principal Shareholders, the beneficial owners of approximately 39% of the outstanding Common Stock and Preferred Stock of the Company (or 57% of the fully diluted voting power of the Company), agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. The Voting Agreement terminates upon termination of the Merger Agreement.

               In connection with the execution of the Merger Agreement and the Voting Agreement, each of Spectrum and the Public School Employees' Retirement System ("PSERS") executed side letters agreeing not to exercise certain redemption rights associated with the shares of Series A Preferred Stock owned by them that may arise at such time as the Merger is approved by the Company's stockholders.

               Concurrently with the execution of the Merger Agreement, AT&T Wireless Services, Inc. ("AT&T Wireless/McCaw"), a principal shareholder of PriCellular, entered into a Consent and Waiver agreement with PriCellular. Pursuant to the Consent and Waiver agreement, AT&T Wireless/McCaw agreed to waive certain rights (including veto rights with respect to any merger between PriCellular and any other corporation) arising under the AT&T Wireless/McCaw Stockholders Agreement (see below) among PriCellular, AT&T Wireless/McCaw and the other shareholders of PriCellular party thereto in connection with the Merger. The Consent and Waiver agreement will only be effective if (i) pursuant to the Merger all outstanding shares of Class A Common Stock and Class B Common Stock of PriCellular are converted into the right to receive an amount in cash equal to not less than $14.00 per share; (ii) there is no material change to the Merger Agreement; and (iii) the beneficial owners of ACC's securities at the closing of the Merger are Spectrum, ACC's management and other financial institutions or investment entities.

AT&T Wireless/McCaw Registration Rights

               AT&T Wireless/McCaw is a principal stockholder of the Company, owning 2,625,781 shares of Class B Common Stock and 3,911,763 shares of Class A Common Stock. As of February 9, 1996, the Company agreed, and Harvard Private Capital, Spectrum, THL Equity Fund, THL-CCI Investors Limited Partnership ("THL-CCI"), PSERS and Dominion Cellular, Inc. ("Dominion") consented, to provide AT&T Wireless/McCaw with certain registration rights (the "McCaw Registration Rights"). The McCaw Registration Rights are substantially the same as the Registration Rights described below, except that AT&T Wireless/McCaw will be entitled to one demand registration and participation rights in registrations proposed to be effected by the Company.

Other Registration Rights

               On February 9, 1996, the Company, Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. ("Harvard"), Spectrum, THL Equity Fund, THL-CCI, PSERS and Dominion entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights"), which superseded and canceled the Amended and Restated Registration Rights Agreement dated as of December 28, 1995 among the same parties. The agreement provided, subject to certain limitations, that Spectrum will have the right to one demand registration, Harvard Private Capital will have the right to two demand registrations, THL Equity Fund (together with THL-CCI) will have the right to two demand registrations and PSERS will have the right to two demand registrations. The minimum amount of securities that must be registered pursuant to these demand rights is, for each of Harvard, THL and PSERS, 20% of the Harvard registrable securities, the THL registrable securities and the PSERS registrable securities (or a lesser amount of shares whose aggregate offering price is expected to be at least $10 million), respectively, or, for Spectrum, 40% of the Spectrum registrable securities. In each demand registration, holders of registrable securities other than the holders initiating the registration may include their securities in such registration, subject to certain notice requirements. The Registration Rights further provide, subject to certain limitations, that in the event the Company proposes to register any of its equity securities in connection with a public offering, the Company will use its best efforts to have such registration cover all of the registrable securities, subject to certain notice requirements.

Harvard Share Repurchase


               In July, 1997, the Company repurchased and retired, under separate authorization of its Board of Directors, 3,994,945 shares of Class B Common Stock from Harvard at $9.00 per share, which was the then current market price at the date of the transaction. In addition, 56,275 warrants to purchase shares of Class B Common Stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00, the then current market price, less the exercise price of %5.17).


AT&T Operating Agreement

               During 1997, there remained in effect an Operating Agreement between the Company and AT&T Wireless/McCaw dated as of April 28, 1994 (the "1994 Operating Agreement"). The 1994 Operating Agreement provided that AT&T Wireless/McCaw would (i) assist the Company and its subsidiaries in evaluating potential acquisitions, (ii) make available to the Company its volume purchase discounts on cellular system switches, cell site equipment and other equipment,
(iii) use its efforts to cause certain of its service vendors to provide services to the Company on terms comparable to those provided to AT&T Wireless/McCaw, (iv) assist the Company in negotiating favorable price terms with vendors, (v) use reasonable efforts to help the Company secure financing arrangements with vendors of cellular service equipment, (vi) assist the Company in its capital financing efforts, (vii) along with the Company, use its best efforts to design and construct adjacent cellular systems, and (viii) provide the Company with access to information relating to sales and marketing, technology, and cellular system operating techniques (subject to certain restrictions). The 1994 Operating Agreement also provided that any of the Company's adjacent systems had the right to enter into switch sharing and roaming arrangements with AT&T Wireless/McCaw or certain of its affiliates. During 1997, no fees were paid either to or by the Company pursuant to the 1994 Operating Agreement. During 1997 and 1998, the Company engaged in discussions with AT&T Wireless/McCaw to enter into a new agreement to replace the 1994 Operating Agreement.

               In addition, during 1997 the Company began a limited trial of reselling AT&T Wireless/McCaw's cellular service in certain portions of the New York City MSA. The arrangement was negotiated in the normal course of business and the fees paid by the Company to AT&T Wireless/McCaw were consistent with those paid by other resellers of AT&T Wireless/McCaw's cellular service. At December 31, 1997, the Company had approximately 1300 customers serviced by the reselling arrangement, which generated approximately $550,000 in revenue during 1997. The fees paid to AT&T Wireless/McCaw during 1997 totaled $367,000. The arrangement was discontinued in May, 1998.

Stockholders Agreements

               AT&T Wireless/McCaw Stockholders Agreement

               On April 28, 1994, in connection with the sale of 1,625,000 shares of the Company's Class B Common Stock, the Company and AT&T Wireless/McCaw entered into, among other agreements, a Stockholders Agreement (the "AT&T Wireless/McCaw Stockholders Agreement"). The AT&T Wireless/McCaw Stockholders Agreement (as amended through July 28, 1995) contains, among other provisions, agreements with respect to (i) preemptive rights on sales of additional stock, (ii) asset purchase rights, (iii) rights of first refusal in sales of existing stock, (iv) co-sale rights to participate in sales by certain stockholders and (v) rights concerning the election of directors of the Company. The preemptive rights provide, subject to certain limitations, that in the event the Company issues to a third party any stock, rights or instruments, as defined in the agreement, AT&T Wireless/McCaw will have the right to purchase such stock, rights or instruments on the same terms as the third party so as to maintain the same proportional interest of the fully diluted equity securities of the Company as was held by AT&T Wireless/McCaw prior to the issuance of such stock, rights or instruments. The asset purchase rights provide, subject to certain limitations, that in the event the Company offers to sell to a third party any asset for a purchase price which exceeds five percent of the value of the Company or $1.5 million, AT&T Wireless/McCaw shall have the right to purchase such asset on the same terms as the third party. The rights of first refusal provide, subject to certain limitations and modified in part by another stockholders agreement to which the company is a party, that in any offer to sell or otherwise dispose of shares of stock in the Company by a stockholder, each of the Company and AT&T Wireless/McCaw shall have a right of first refusal to acquire its pro rata portion of such stock. The co-sale rights provide that prior to any public offering AT&T Wireless/McCaw shall have the right to share on a pro rata basis, as described in the agreement, in any sale of stock of the Company by a member of the Price family (with certain exceptions). With regard to the composition of the board of directors of the Company, AT&T Wireless/McCaw will be entitled to elect one director.

               The AT&T Wireless/McCaw Stockholders Agreement also contains a series of negative covenants whereby the Company, among other provisions, agrees that without the written consent of AT&T Wireless/McCaw it will not acquire through the purchase of stock or assets an interest in any business or other entity the value of which exceeds 10% of the value of the Company unless AT&T Wireless/McCaw has made a bona fide attempt to acquire such stock or assets. Pursuant to the negative covenants, the Company further agrees that it will not
(i) enter into any business not related to wireless communications, (ii) amend its organizing documents in a manner that would have a material adverse effect on the rights and preferences of AT&T Wireless/McCaw as a stockholder and (iii) bid on or apply for a license to construct or operate any non-wireline system if such bid or application would preclude AT&T Wireless/McCaw from bidding, applying or obtaining such license or permit.

               Termination of the AT&T Wireless/McCaw Stockholders Agreement occurs with respect to preemptive rights, asset purchase rights, rights of first refusal and co-sale rights upon the earlier of the seventh anniversary of the agreement or a reduction in AT&T Wireless/McCaw's ownership to 7% of the Company on a fully diluted basis. With regard to the board election rights and the negative covenants of the Company, the AT&T Wireless/McCaw Stockholders Agreement will terminate on the earlier of the dates described in the previous sentence or on the third anniversary of the agreement if the Company is unable to acquire assets representing two million Pops due, in substantial part, to (x) AT&T Wireless/McCaw's refusal to consent to acquisitions by the Company of cellular systems or (y) AT&T Wireless/McCaw's acquisition of non-contiguous, non-wireline cellular systems which the Company would otherwise have acquired.

               Voting Agreement

               Since December, 1995, the Company and several of its principal shareholders (including AT&T Wireless/McCaw, The Thomas H. Lee Company, Spectrum and certain members of the Price family) have been parties to a Voting Agreement (the "1995 Voting Agreement") pursuant to which certain shareholders were given the right to designate nominees to the Company's Board, for which all other parties to the Agreement would vote. Under the Agreement, each of Harvard, AT&T Wireless/McCaw, Spectrum and The Thomas H. Lee Company were given the right to designate one nominee for the Board (subject to certain limitations), and the Price family was given the right to designate such number of nominees as would constitute a majority of the Board. Each stockholder further agreed not to vote to remove any member of the Board designated by one of the above parties unless such designating party also voted to remove such director. The 1995 Voting Agreement terminates (A) with respect to AT&T Wireless/McCaw, on the earlier to occur of (i) April 28, 2001 or (ii) such time as the number of fully-diluted shares (as defined therein) held by AT&T Wireless/McCaw is less than 7% of the total number of fully diluted shares then outstanding and (B) with respect to The Thomas H. Lee Company, at such time as the number of fully-diluted shares held by affiliates of The Thomas H. Lee Company plus those held by PSERS is less than 2,800,000 (subject to adjustment). The 1995 Voting Agreement has already terminated with respect to Harvard and Spectrum.



                                    Part IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a) 1. The Consolidated Financial Statements of PriCellular Corporation (see index to financial statements at F-1).

     2.  Financial Statement Schedules:

         Schedules not included with this. Additional financial data has been omitted because it is not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

     3.  Exhibits:

                                  Exhibit Index

         2.1 Contribution Agreement by and among Texas/Illinois Cellular Limited Partnership, a Delaware limited partnership, Southwestern Bell Mobile Systems, Inc., a Delaware and Virginia corporation, the Company, Cellular Information Systems of Laredo, Inc., a Texas corporation, dated as of April 10, 1995 (certain schedules have been omitted but will be furnished supplementally to the Commission upon request) (1)

         2.2 Asset Acquisition Agreement dated as of October 15, 1996 among the Company, Cellular Information Systems of Florence, Inc. and Horizon Cellular Telephone Company of Central Kentucky, L.P.
                (2)

         3.1    Amended and Restated Certificate of Incorporation of the Company
                (3)

         3.2 Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated April 25, 1994 (3)

         3.3 Certificate of Correction of the Amended and Restated Certificate of Incorporation dated August 9, 1994 (3)

         3.4 Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated October 25, 1994 (3)

         3.5 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company dated November 16, 1994 (3)

         3.6 Certificate of Amendment of Restated Certificate of Incorporation of the Company dated November 22, 1994 (3)

         3.7 Certificate of Designation of Series A Cumulative Convertible Preferred Stock (4)

         3.8    By-Laws of the Company (3)

         3.9    Amendment to By-Laws of the Company (3)

         3.10   Second Amendment to By-Laws of the Company (4)

         4.1 Indenture to 14% Senior Subordinated Discount Notes due 2001 among the Company, PriCellular Wireless Corporation and Bank of Montreal Trust Company, as Trustee (including form of Note) (3)

         4.2 Indenture of 12 1/4% Senior Subordinated Notes due 2003 among the Company, PriCellular Wireless Corporation and Bank of Montreal Trust Company, Trustee (including form of Note) (5)

         4.3 Indenture to 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 between the Company and Bank of Montreal Trust Company, as Trustee (including form of Note) (5)

         4.4 Indenture to 10 3/4% Senior Notes due 2004 between PriCellular Wireless Corporation and Bank of Montreal Trust Company, as Trustee (including form of Note) (6)

         10.1   1994 Stock Option Plan (3)

         10.2 Stockholders' Agreement, dated as of April 28, 1994 by and between the Company and McCaw (3)

         10.3 Amended and Restated Registration Rights Agreement, dated as of December 28, 1995, by and among the Company and the parties named therein (4)

         10.4 Voting Agreement, dated as of December 28, 1995, by and among the Company and the parties named therein (4)

         10.5 Operating Agreement, dated as of April 28, 1994, by and between the Company and McCaw (3)

         10.6 Contribution Agreement by and among Texas/Illinois Cellular Limited Partnership, a Delaware limited partnership, Southwestern Bell Mobile Systems, Inc., a Delaware and Virginia corporation, the Company, Cellular Information Systems of Laredo, Inc., a Texas corporation, dated as of April 10, 1995 (certain schedules have been omitted but will be furnished supplementally to the Commission upon request) (see Exhibit 2.2)

         10.7 Asset Acquisition Agreement dated as of October 15, 1996 among the Company, Cellular Information Systems of Florence, Inc. and Horizon Cellular Telephone Company of Central Kentucky, L.P. (see Exhibit 2.2)

         10.8 Warrant Agreement between the Company and Price Communications Corporation (2)

         10.9 Employment Agreement, dated as of December 28, 1995, by and between the Company and Robert Price (4)

         21.1   Subsidiaries of the Registrant*

         23.1   Consent of Ernst & Young LLP*

         27.1   Financial Data Schedule (included in electronic version only)*

------------
*      Previously filed.

  (1) Incorporated herein by reference to PriCellular Wireless Corporation's Registration Statement on Form S-1, No. 33-95834.

  (2) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

  (3) Incorporated herein by reference to the Company's Registration Statement on Form S-1, No. 33-85678.

  (4) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

  (5) Incorporated herein by reference to the Company's Registration Statement on Form S-1, No. 33-98156.

  (6) Incorporated herein by reference to PriCellular Wireless Corporation's Registration Statement on Form S-4, No. 333-17067.


                                   Signatures


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 22rd day of May 1998.


                                                 PriCellular Corporation

                                                 By /s/Steven Price
                                                    ---------------------------
                                                    Steven Price
                                                    President


                        Form 10-K--Item 14(a)(1) and (2)
                    PriCellular Corporation and Subsidiaries
                   Index to Consolidated Financial Statements

The following consolidated financial statements of PriCellular Corporation and subsidiaries are included in Item 8:

   Report of Independent Auditors...................................................................    F/F-2
   Consolidated Balance Sheets--December 31, 1997 and 1996..........................................    F/F-3
   Consolidated Statements of Operations--Years Ended
     December 31, 1997, 1996 and 1995...............................................................    F/F-5
   Consolidated Statements of Stockholders' Equity--Years Ended
     December 31, 1997, 1996 and 1995...............................................................    F/F-6
   Consolidated Statements of Cash Flows--Years Ended
     December 31, 1997, 1996 and 1995...............................................................    F/F-7
   Notes to Consolidated Financial Statements.......................................................    F/F-9

The following consolidated financial statement schedules of PriCellular
Corporation are included in Item 14(a):

   Schedule I--Condensed Financial Information of Registrant.........................................   F/F-26
   Schedule II--Valuation and Qualifying Accounts....................................................   F/F-27

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.



                         Report of Independent Auditors

Board of Directors
PriCellular Corporation

We have audited the consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PriCellular Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                ERNST & YOUNG LLP

New York, New York
January 22, 1998, except for the third

   paragraph of Note 13 as to which
   the date is March 10, 1998





                    PriCellular Corporation and Subsidiaries
                           Consolidated Balance Sheets
                  (Dollars in thousands, except per share data)

                                                                                           December 31
                                                                                        1997         1996
                                                                                       ------       ------
Assets
Current assets:

   Cash and cash equivalents                                                          $ 61,357     $100,364
   Accounts receivable (less allowance of $1,686 in 1997 and $1,767 in 1996)            19,465       13,429
   Inventory                                                                             2,232        2,096
   Other current assets                                                                  1,797        3,484
                                                                                      --------     --------
Total current assets                                                                    84,851      119,373
Fixed assets--at cost:
   Cellular facilities and equipment                                                   123,935       71,813
   Furniture and equipment                                                              10,221        5,142
   Deposits on cellular equipment                                                            -       10,100
                                                                                      --------     --------
                                                                                       134,156       87,055

   Less accumulated depreciation                                                       (29,302)     (13,728)
                                                                                      --------     --------
Net fixed assets                                                                       104,854       73,327

Investment in cellular operations                                                       37,017       39,641
Cellular licenses (less accumulated amortization of $23,119 in 1997 and $10,415 in     493,315      377,808
   1996)

Cellular license held for sale                                                               -       13,721
Deferred financing costs (less accumulated amortization of $5,191 in 1997 and           13,352       15,266
   $2,761 in 1996)

Cash committed for the acquisition of cellular operations                               13,000       91,400
Other assets                                                                             1,267        5,280
                                                                                      ========     ========
Total assets                                                                          $747,656     $735,816
Liabilities and stockholders' equity Current liabilities:

   Accounts payable and accrued expenses                                               $33,966     $ 22,317
   Deferred revenue                                                                      4,242        2,531
   Other current liabilities                                                             2,125        4,776
                                                                                      --------     --------
Total current liabilities                                                               40,333       29,624
Long-term debt                                                                         568,323      524,517
Deferred taxes                                                                           3,797            -
Other long-term liabilities                                                              1,023        1,756

Commitments and contingent liabilities
Stockholders' equity:
   Preferred Stock, $0.01 par:
     Series A, cumulative convertible: authorized 10,000,000 shares; issued and
       outstanding 96,000 shares                                                             1            1
   Common Stock, $0.01 par:
     Class A: Authorized 100,000,000 shares; issued and outstanding
       21,824,566 shares (1997) and 18,902,101 shares (1996)                               218          189
     Class B: Authorized 50,000,000 shares (1997) and 20,000,000 shares (1996);
       issued and outstanding 13,134,275 shares (1997) and 19,510,736 shares (1996)        131          195
   Additional paid-in capital                                                          180,704      212,777
   Accumulated deficit                                                                 (46,874)     (33,243)
                                                                                      --------     --------
Total stockholders' equity                                                             134,180      179,919
                                                                                      --------     --------
Total liabilities and stockholders' equity                                            $747,656     $735,816
                                                                                      ========     ========

See notes to consolidated financial statements.



                    PriCellular Corporation and Subsidiaries
                      Consolidated Statements of Operations
                  (Dollars in thousands, except per share data)

                                                            Year ended December 31
                                                   1997              1996             1995
                                                --------          --------         --------

Revenues
Cellular service                             $    168,394      $    105,188      $    38,757
Equipment sales                                     5,364             3,430            1,717
Other                                               7,242             3,998            1,030
                                             ------------      ------------      -----------
                                                  181,000           112,616           41,504
Costs and expenses

Cost of cellular service                           48,691            29,571           10,694
Cost of equipment sold                             12,841            10,073            4,951
Selling, general and administrative                53,485            34,502           16,512
Depreciation and amortization                      28,759            19,537           10,337
                                             ------------      ------------      -----------
                                                  143,776            93,683           42,494
                                             ------------      ------------      -----------
Operating income (loss)                            37,224            18,933             (990)

Other income (expense)
Gain (loss) on sale of investments in

   cellular operations                              8,423            (1,401)          11,598
Interest expense                                  (67,392)          (47,076)         (22,953)
Interest income                                     4,864             4,875            4,114
Other income, net                                   3,250             1,626              520
                                             ------------      ------------      -----------
                                                  (50,855)          (41,976)          (6,721)
                                             ------------      ------------      -----------
Net income (loss)                            $    (13,631)     $    (23,043)     $    (7,711)
                                             ============      ============      ===========

Net income (loss) after adjustment for accrued preferred
   stock dividend                                                $    (20,171)     $    (29,221)     $    (7,711)
                                                                 ============      ============      ===========
Basic and diluted earnings (loss) per common share                    $(0.55)           $(0.76)          $(0.24)
                                                                 ============      ============      ===========
Weighted average number of common shares
   used in computation of basic and diluted
   earnings (loss) per share                                       36,751,000        38,493,000       32,214,000
                                                                 ============      ============      ===========

See notes to consolidated financial statements.



                    PriCellular Corporation and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                 (In thousands)

                                                                       Series A               Class A                Class B
                                                                    Preferred Stock         Common Stock          Common Stock
                                                                 --------------------  ---------------------  -------------------
                                                                  Shares     Amount     Shares     Amount      Shares     Amount
                                                                 --------------------  ---------------------  -------------------

Balance--December 31, 1994                                                                5,000      $  50      14,626     $ 146
Additional  shares  issued in  connection  with the initial                                 375          4
   public offering

Purchase and retirement of treasury stock                                                  (127)        (1)
Shares issued in connection with exercise of Harvard
   and Spectrum options                                                                     828          8
Common stock issued for cash                                                              2,000         20
Conversion of Class B common stock to Class A
   common stock                                                                             810          8        (810)       (8)
Shares issued in connection with acquisition of
   Parkersburg, WV/Marietta, OH MSA cellular system                                         797          8
Shares issued in connection with acquisition of AL-4
   RSA cellular system                                                                    1,175         12
Preferred stock issued for cash                                        96      $ 1
Net loss for the year ended December 31, 1995
                                                                 ----------------------------------------------------------------
Balance--December 31, 1995                                             96        1       10,858        109      13,816       138
Purchase and retirement of common stock                                                    (150)        (1)
Conversion of Class B common stock to Class A
   common stock                                                                           1,688         17      (1,688)      (17)
Shares issued as a result of common stock splits                                          6,498         64       7,383        74
Costs incurred in connection with common and
   preferred stock offerings
Exercise of employee stock options                                                            8          -
Net loss for the year ended December 31, 1996
                                                                 ----------------------------------------------------------------
Balance--December 31, 1996                                             96        1       18,902        189      19,511       195
Purchase and retirement of common stock                                                  (2,157)       (21)     (3,995)      (40)
Conversion of Class B common stock to Class A common stock                                2,382         24      (2,382)      (24)
Costs incurred in connection with common and
   preferred stock offerings
Shares issued in connection with the Kentucky Cluster acquisition                         1,948         19
Exercise of employee stock options                                                          750          7
Net loss for the year ended December 31, 1997
                                                                 ----------------------------------------------------------------
Balance--December 31, 1997                                             96      $ 1        21,825      $ 218      13,134     $ 131
                                                                 ================================================================

                                                                            Additional
                                                                              Paid-in           Accumulated        Stockholders'
                                                                              Capital             Deficit              Equity
                                                                            ----------          -----------        -------------
Balance--December 31, 1994                                                  $  80,529            $  (2,489)         $  78,236
Additional  shares  issued in  connection  with the initial  public             2,563                                   2,567
   offering

Purchase and retirement of treasury stock                                        (769)                                  (770)
Shares issued in connection with exercise of Harvard
   and Spectrum options                                                         4,992                                  5,000
Common stock issued for cash                                                   24,046                                 24,066
Conversion of Class B common stock to Class A
   common stock                                                                                                            -
Shares issued in connection with acquisition of
   Parkersburg, WV/Marietta, OH MSA cellular system                             9,751                                  9,759
Shares issued in connection with acquisition of AL-4
   RSA cellular system                                                         14,970                                 14,982
Preferred stock issued for cash                                                79,598                                 79,599
Net loss for the year ended December 31, 1995                                                       (7,711)           (7,711)
                                                                            ----------------------------------------------------
Balance--December 31, 1995                                                    215,680              (10,200)          205,728
Purchase and retirement of common stock                                        (1,449)                                (1,450)
Conversion of Class B common stock to Class A
   common stock                                                                                                            -
Shares issued as a result of common stock splits                                 (138)                                     -
Costs incurred in connection with common and
   preferred stock offerings                                                   (1,364)                                (1,364)
Exercise of employee stock options                                                 48                                     48
Net loss for the year ended December 31, 1996                                                      (23,043)          (23,043)
                                                                            ----------------------------------------------------
Balance--December 31, 1996                                                    212,777              (33,243)          179,919
Purchase and retirement of common stock                                       (53,800)                               (53,861)
Conversion of Class B common stock to Class A common stock
Costs incurred in connection with common and
   preferred stock offerings                                                     (206)                                  (206)
Shares issued in connection with the Kentucky Cluster acquisition              19,106                                 19,125
Exercise of employee stock options                                              2,827                                  2,834
Net loss for the year ended December 31, 1997                                                      (13,631)          (13,631)
                                                                            ----------------------------------------------------
Balance--December 31, 1997                                                  $ 180,704            $ (46,874)        $ 134,180
                                                                            ====================================================

See notes to consolidated financial statements.



                    PriCellular Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                                               Year ended December 31
                                                                            1997         1996         1995
                                                                       ------------  ------------  -----------
Operating activities
Net income (loss)                                                        $(13,631)    $(23,043)    $ (7,711)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization                                         28,759       19,537       10,337
     Interest on Senior Subordinated and Convertible Discount Notes        46,236       43,174       22,212
     (Gain) loss on sale of investment in cellular operations              (8,423)       1,401      (11,598)
     Loss from equity investments, net of distributions                         -            -         (275)
     Amortization of covenant not to compete                               (3,250)      (1,625)        (500)
     Provision for losses on accounts receivable                            2,331        2,079          936
     Proceeds from covenant not to compete                                  2,000        2,500        3,000
     Changes in operating assets and liabilities:
       Accounts receivable                                                 (7,543)      (9,098)      (4,529)
       Inventory                                                              103         (369)        (891)
       Other current assets                                                  (737)        (347)        (193)
       Other assets                                                          (410)        (210)           -
       Accounts payable and accrued expenses                                2,804        4,457           94
       Deferred revenue                                                       600        1,151          600
       Income taxes payable                                                     -         (448)      (2,553)
       Other current liabilities                                                -         (250)      (4,490)
       Other long-term liabilities                                            187          410         (388)
       Other, net                                                               -           52           59
                                                                         --------     --------     --------
Net cash provided by operating activities                                  49,026       39,371        4,110
                                                                         --------     --------     --------
Investing activities
Redemption of short-term investments                                            -            -          991
Purchase of cellular equipment                                            (25,717)     (29,470)      (6,794)
Amounts refunded from (deposited in) escrow to acquire cellular
   properties (net)                                                         7,337       (5,000)           -
Deposit required for Personal Communications Service auction (net)              -        1,640       (4,140)
Distributions to affiliate                                                      -            -          (36)
Proceeds from sale of cellular operations, net of cash                     22,396       31,500       19,478
Proceeds from sale of investment in cellular operations                     1,255        2,813            -
Acquisition of cellular operations, net of cash                           (26,032)    (110,977)    (213,686)
Investment in cellular operations                                          (2,523)         (75)        (166)
Cash committed for the acquisition of cellular operations                 (13,000)     (91,400)           -
                                                                         --------     --------     --------
Net cash used in investing activities                                     (36,284)    (200,969)    (204,353)
                                                                         --------     --------     --------
Financing activities
Purchase and retirement of common stock                                   (53,860)      (1,450)        (770)
Proceeds from sale of common stock                                              -            -       31,633
Proceeds from exercise of stock options                                     2,834           48            -
Proceeds from sale of preferred stock                                           -            -       79,599
Repayments of notes payable and due to stockholders                             -      (23,104)      (3,499)
Payments for deferred financing costs                                        (516)      (5,612)      (7,601)
Proceeds from issuance of long-term debt                                        -      170,000      178,914
Costs incurred in connection with common and preferred stock                 (207)      (1,364)           -
   offerings
                                                                         --------     --------     --------
Net cash provided by (used in) financing activities                       (51,749)     138,518      278,276
                                                                         --------     --------     --------
Increase (decrease) in cash and cash equivalents                          (39,007)     (23,080)      78,033
Cash and cash equivalents at beginning of year                            100,364      123,444       45,411
                                                                         ========     ========     ========
Cash and cash equivalents at end of year                                 $ 61,357     $100,364     $123,444
                                                                         ========     ========     ========



                    PriCellular Corporation and Subsidiaries

                Consolidated Statements of Cash Flows (continued)
                             (Dollars in thousands)

                                                                               Year ended December 31
                                                                               Year ended December 31
                                                                            1997         1996         1995
                                                                       ------------  ------------  -----------
Supplemental disclosure of cash flow information
Cash paid during the period for:
   Interest                                                               $18,275     $ 1,110      $   874
   Income taxes                                                               424         448        2,803

Supplemental schedule of noncash investing and financing activities
Shares (1997) and (1995) and debt (1996) issued in connection with
   the acquisition of cellular systems                                     19,125      19,429       24,741
Conversion of Class B common stock to Class A common stock                      -           -            8
Contribution of net assets into joint venture                                   -           -       35,516

See notes to consolidated financial statements.


                    PriCellular Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1997




1. Organization

PriCellular Corporation and Subsidiaries, including its wholly-owned subsidiary, PriCellular Wireless Corporation ("Wireless") (collectively, the "Company"), is principally engaged in the ownership and operation of cellular telephone systems.

2. Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventory consists primarily of cellular telephones and accessories.

Other Current Assets

In August 1996, the Company filed applications to participate in the auction for 10 MHz broadband Personal Communications Service ("PCS") licenses conducted by the Federal Communications Commission (the "FCC") and deposited $2.5 million with the FCC. In January 1997, $2.3 million of the deposit was returned with an additional $653,000 being paid to the FCC. For 1996, the deposit with the FCC is included in other current assets and for 1997 such amount is included in Cellular licenses.

Investments in Cellular Operations

Investments in cellular operations in which the Company's interest is 20% or more are accounted for under the equity method. Interest in investments that are less than 20% are accounted for under the cost method.

On November 30, 1995 the Company entered into a Joint Venture with SBC Communications, Inc. ("SBC"), formerly Southwestern Bell, in which the Company contributed its system serving the Laredo, TX MSA (approximately 176,000 Pops) and SBC contributed cellular properties in the Illinois-4 and -6 RSAs. The Company owns 44.5% of the combined 594,000 Pops or approximately 264,000 Net Pops. Under the terms of the Joint Venture agreement, the Company receives preferential distributions in the first four years of the Joint Venture rising from $3.3 million in the first year to $5.8 million in the final year. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its Joint Venture interest to SBC at prices beginning at $28.5 million and escalating to $39.0 million at the end of the four year period. SBC has operating control of the properties and has certain rights to purchase the Company's interests on the day prior to the fourth anniversary. The Company's guaranteed preferential distribution from the Joint Venture for 1997, 1996 and the month of December 1995 amounted to $4.3 million, $3.4 million and $275,000, respectively, which are included in other revenue.

Cellular Licenses

The Company primarily uses a 40 year life to amortize cellular licenses acquired. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $12.7 million, $9.5 million and $4.3 million, respectively.

The Company periodically reviews the carrying value of licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates, and by comparing the cellular licenses to the estimated market value of the cellular systems, in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through December 31, 1997.

Income Recognition

Revenues are recognized during the period service is provided or when equipment is delivered.

Expense Recognition

Marketing costs relating to new subscribers are expensed in the period that they are incurred. Advertising expense amounted to $3.7 million, $2.3 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset of three to seven years.

Deferred Financing Costs

Deferred financing costs primarily represent underwriting discounts and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are being amortized over the terms of the related debt and are included in interest expense.

Common Stock Splits

On July 17, 1995, February 29, 1996 and October 1, 1996, the Company authorized 5-for-4 stock splits in the form of 25% stock dividends of Class A and Class B common stock payable August 4, 1995, March 11, 1996 and October 21, 1996, respectively. All footnote disclosures and applicable per share data have been retroactively restated to reflect these splits.

Stock Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and, accordingly, as option grants are at fair market value, recognizes no compensation expense for these grants (see Note 9--Commitments and Contingencies).

Net Income (Loss) per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings (loss) per share amounts for all periods have been presented and, where appropriate, restated to conform to Statement 128 requirements. In computing dilutive earnings (loss) per share for the years ended December 31, 1997, 1996 and 1995, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 12-3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

Reclassification

Certain items have been reclassified in the consolidated balance sheets and the consolidated statements of cash flows to conform to the current presentation.

3. Acquisition of Cellular Operations

All acquisitions were accounted for utilizing the purchase method of accounting. The allocation of purchase price for certain acquisitions described below is subject to adjustments.

During the year ended December 31, 1997, the Company established its fourth operating cluster by consummating the acquisition of four RSAs in Kentucky from a subsidiary of Horizon Cellular Telephone Company, L.P. ("Horizon"). The 785,000 Pop cluster was acquired for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock. On February 4, 1997, the Company repurchased and retired the 1,948,052 shares from Horizon for $15.3 million. In addition, the Company strengthened its Upper Midwest cluster through the acquisition of the WI-4 RSA, consisting of approximately 119,000 Pops on January 7, 1997 from a subsidiary of BellSouth Corporation for approximately $6.3 million in cash, and the acquisition of three counties in the WI-5 RSA consisting of approximately 81,000 Pops on May 29, 1997 from United States Cellular Corporation for approximately $10.6 million in cash and the contribution of approximately 18,000 minority Pops.

The following acquisitions were completed during 1997 and 1996:


                                                  Acquisition            Purchase          Net Pops
       System                 Market                 Date                 Price            Acquired
-------------------------------------------------------------------------------------------------------

1997

Kentucky Cluster      KY-4, KY-5, KY-6 and

                      KY-8 RSAs               January 7, 1997       $115,500,000 (A)         785,000
                                                                                         --------------
                                                                                             785,000

Upper Midwest Cluster WI-4 RSA                January 7,1997           6,300,000             119,000
                      WI-5 RSA                May 29, 1997            10,600,000              81,000
                                                                                         --------------
                                                                                             200,000

                                                                                         --------------
Total for 1997                                                                               985,000
                                                                                         ==============

1996

Upper Midwest Cluster WI-2 RSA                November 18, 1996         4,300,000             85,645
                                                                                         --------------
                                                                                              85,645

Mid-Atlantic Cluster  PA-9 RSA                February 2, 1996         26,100,000            188,096
                      WV-3 RSA                July 23, 1996            35,000,000            269,709
                                                                                         --------------
                                                                                             457,805

                                                                                         --------------

New York Cluster      NY-6 RSA                April 23, 1996           19,800,000 (B)        111,373
                      Poughkeepsie, NY MSA    April 23, 1996           38,900,000 (B) (C)    218,890
                      Orange County, NY MSA   October 17, 1996                   (C)         327,053
                                                                                         --------------
                                                                                             657,316

                                                                                         --------------

Various               Various                 October 17, 1996                   (C)          70,740
                                                                                         --------------
Total for 1996                                                                             1,271,506
                                                                                         ==============

(A) The Company acquired from a subsidiary of Horizon the system serving four RSAs in Kentucky for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock valued at approximately $19.1 million.

(B) The Company acquired from a subsidiary of United States Cellular Corporation the system serving the NY-6 RSA for approximately $19.8 million and 83% of the stock of the system serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one-half paid in cash and the balance in a three-year note (subsequently repaid in November 1996, see
      Note 4--Long-Term Debt.)

(C) The Company exchanged with Vanguard Cellular Systems, Inc. its OH-9 RSA, the majority of its OH-10 RSA and its Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA, an additional 11.1% of the Poughkeepsie, NY MSA, 12.2% of the Janesville, WI MSA and 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest).

The pro forma unaudited condensed consolidated results of operations for the years ended December 31, 1996 and 1995, assuming the transactions were consummated as of January 1, 1995, are as follows:

                                                    December 31
                                              1996             1995
                                          ------------     ------------
Revenue                                   $135,248,000     $ 82,109,000
                                          ============     ============
Net loss                                  $(32,536,000)    $(53,038,000)
                                          ============     ============
Basic and diluted loss per common share   $       (.89)    $      (1.65)
                                          ============     ============


No pro forma effect was given for 1997, 1996 and 1995 for the WI-4 or WI-5 acquisitions as their results are not significant nor is the pro forma effect presented for one week in 1997 for the Kentucky Cluster acquisition as this is also not significant.

4. Long-Term Debt

Long-term debt consists of the following:


                                                                          December 31
                                                                  1997                  1996
                                                             ----------------    ---------------

14% Senior Subordinated Discount Notes due 2001           $   165,000,000       $   146,783,000
10-3/4% Senior Subordinated Convertible Discount Notes
   due 2004                                                    45,623,000            41,087,000
12-1/4% Senior Subordinated Discount Notes due 2003           187,700,000           166,647,000
10-3/4% Senior Notes due 2004                                 170,000,000           170,000,000
                                                          ---------------       ---------------
                                                          $   568,323,000       $   524,517,000
                                                          ===============       ===============


On November 23, 1994, Wireless issued approximately $165.0 million aggregate principal amount of 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") primarily to finance the acquisition of Cellular Information Systems, Inc. ("CIS"). The 14% Notes were issued at a price of 66.834% or $110.3 million. The original issue discount on the 14% Notes accreted at a rate of 14%, compounded semiannually, to an aggregate principal amount of approximately $165.0 million. Interest is now accruing at the rate of 14% per annum, payable semiannually in cash beginning May 15, 1998.

On August 21, 1995, the Company issued approximately $60.0 million aggregate principal amount of 10-3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "10-3/4% Notes"). The 10-3/4% Notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the 10-3/4% Notes accretes at a rate of 10-3/4%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10-3/4% per annum, payable semiannually, in cash beginning February 15, 2001. The 10-3/4% Notes are convertible into the Company's Class A common stock at a conversion price of $9.94 per share. The Company can force conversion of the 10-3/4% Notes under certain circumstances if the Company's Class A common stock trades at $13.91 per share for ten out of fifteen consecutive trading days.

On September 27, 1995, Wireless issued approximately $205.0 million aggregate principal amount of 12-1/4% Senior Subordinated Discount Notes due 2003 (the "12-1/4% Notes") to finance the acquisition of the OH-7 RSA, OH-9 RSA, OH-10 RSA, Parkersburg, WV/Marietta, OH MSA, WV-2 RSA, AL-4 RSA, PA-9 RSA and NY-5 RSA cellular systems. The 12-1/4% Notes were issued at a price of 69.906% or $143.3 million. The original issue discount on the 12-1/4% Notes accretes at a rate of 12-1/4% compounded semiannually to an aggregate principal amount of approximately $205.0 million by October 1, 1998. Interest will thereafter accrue at 12-1/4% per annum payable semiannually in cash beginning April 1, 1999.

On November 6, 1996, Wireless issued $170.0 million principal amount of 10-3/4% Senior Notes due 2004, primarily to finance the acquisition in January 1997 of the Kentucky cluster for $115.5 million consisting of approximately $96.4 million in cash and $19.1 million in the Company's Class A common stock. Approximately $19.0 million of the proceeds was used to repay the note issued in connection with the purchase on April 23, 1996 of the Poughkeepsie, NY MSA. Interest is payable semiannually on each May 1 and November 1.

The Company's long-term debt includes restrictions on Wireless' incurrence of additional debt, the payment of dividends, the incurrence of liens, and on payments and transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of December 31, 1997 approximated $177.8 million.

The maturities of the Company's long-term debt for each of the five years subsequent to December 31, 1997 are as follows:

1998                                        $          -
1999                                                   -
2000                                                   -
2001                                         165,000,000
2002                                                   -
Thereafter                                   403,323,000
                                            ------------
Total                                       $568,323,000
                                            ============

5. Income Taxes

The significant components of the Company's deferred tax liabilities and assets are as follows:


                                                                  December 31
                                                            1997                1996
                                                     ------------------   ----------------

     Deferred tax liabilities:

        Depreciation                                 $    (9,652,000)    $    (4,340,000)
        Amortization                                     (11,407,000)         (5,957,000)
        License basis difference                          (3,797,000)                  -
        Other                                             (4,385,000)                  -
     Deferred tax assets:
        Net operating loss carryforwards                   6,915,000           3,715,000
        Amortization of original issue discount           33,726,000          19,745,000
        State and local deferred taxes                     2,280,000           2,017,000
        Accruals                                           2,049,000           2,658,000
        Other                                              2,504,000           1,805,000
                                                     ---------------     --------------
     Net deferred tax assets                              18,233,000          19,643,000
     Valuation allowance                                 (22,030,000)        (19,643,000)
                                                     ---------------     ---------------
     Net deferred tax liability                      $    (3,797,000)    $             -
                                                     ===============     ===============


At December 31, 1997, the Company had tax net operating loss carryforwards ("NOLs") of approximately $20.3 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2012 as follows:
2007--$1.3 million, 2009--$2.9 million, 2010--$1.7 million, 2011--$5.6 million and 2012--$8.8 million.

As a result of the acquisition of certain markets wherein the book and tax basis of the Cellular licenses are different, the Company recorded a deferred tax liability and an increase to the book basis of the licenses related to these acquisitions.

6. Common Stock

On December 22, 1994, the Company closed on its Initial Public Offering ("IPO") of 7,812,500 shares of Class A common stock resulting in proceeds of $34.7 million after deducting expenses related to the offering. Concurrent with the closing of the IPO, certain shareholders converted their Series A and B Convertible Preferred Stock into an aggregate of 10,157,955 shares of Class B common stock.

In connection with the overallotment agreement with the underwriters of the IPO, during January 1995, the Company sold an additional 585,938 shares of Class A common stock, which resulted in net proceeds of approximately $2.6 million.

During 1995, the Company's Board of Directors authorized the Company to purchase up to 750,000 shares of its Class A common stock in the open market or in private transactions from time to time. During 1995, 1996 and 1997, the Company purchased and retired 127,250 shares, not effected for the 1996 splits, 149,600 shares and 10,000 shares at prices ranging from $5.40 to $8.30 per share, $9.00 to $12.00 per share and $10.37 per share, respectively. To date, the Company has repurchased and retired approximately 287,000 shares of its Class A common stock.

On July 14, 1995, Harvard Private Capital Group, Inc. and Spectrum Equity Investors L.P. exercised an option to purchase a total of 1,293,461 shares of the Company's Class A common stock. The proceeds to the Company totaled $5.0 million.

During October 1995, the Company filed a $200.0 million shelf registration with the SEC, to be used for acquisition purposes only. The shelf registration covers $100.0 million of debt securities (including convertible debt securities), $75.0 million of preferred stock (including convertible preferred stock) and $25.0 million of Class A common stock to be issued upon approval of the Board of Directors.

On November 22, 1995, the Company sold 3,125,000 shares of Class A common stock to an institutional investor, realizing net proceeds of $24.1 million.

In January 1996, Price Communications, an affiliate of the Company, acquired warrants which are now convertible directly into 1,820,000 shares of Class B common stock from former executives of an acquired company. The effective exercise price is $5.02 per share of Class B common stock and escalates to $6.32.

On February 4, 1997, the Company purchased and retired, under separate authorization of its Board of Directors, 1,948,052 shares of its Class A common stock from Horizon, which Horizon received in connection with the Kentucky Cluster acquisition.

In July 1997, the Company repurchased and retired 3,994,945 shares of its Class B common stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. ("Harvard") at $9.00 per share, which was the current market price at the date of the transaction. In addition, 56,275 warrants to purchase Class B common stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17).

In November 1997, Robert Price, Chairman of the Board of the Company, exercised options for 742,188 shares of the Company's Class A common stock. Subsequently, the Company purchased from Robert Price 200,000 of the 742,188 shares issued at market ($11.25 per share), and simultaneously retired the same shares.

Shares of Class A common stock reserved for issuance are as follows:

                                                      December 31
                                                   1997         1996
                                               ----------    ----------

Options issued to employees                     1,477,000     2,048,000
Options reserved for issuance                     401,000       588,000
Warrants                                        1,820,000     1,876,000
Shares reserved for convertible securities     32,856,000    39,239,000
                                               ==========    ==========
                                               36,554,000    43,751,000
                                               ==========    ==========

7. Preferred Stock

During December 1995, the Company issued 96,000 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") for gross proceeds of $80.0 million. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83.2 million and increasing to $96.0 million by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) by the conversion price ($8.83 per share subject to adjustment). The Company can effectively force the conversion of the cumulative convertible shares at such time as the Company's Class A common stock trades at or above $14.72 per share for 10 out of 15 trading days. The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A common stock the holder would receive upon conversion.

8. Sale of Cellular Operations

The Company made the following dispositions of cellular properties and interests:

      Date                            Description                   Sales Price        Gain (Loss)
---------------------------------------------------------------------------------------------------
1997
January       Florence, AL MSA and AL-1B RSA, sale of license     $  22,396,000     $   8,451,000
April         Sale of Minority Pops                                   1,255,000           (28,000)
                                                                                    ===============
                                                                                    $   8,423,000
                                                                                    ===============
1996
July          AL-4 RSA, sale of license                           $  25,000,000     $  (1,640,000)
September     Sale of Minority Pops                                   2,813,000         1,817,000
November      MI-2 RSA, sale of license                               6,500,000        (1,578,000)
                                                                                    ===============
                                                                                    $  (1,401,000)
                                                                                    ===============
1995
January       Abilene, TX MSA, sale of assets                     $  15,928,000     $  11,598,000
March         MN-6 MSA, sale of a portion of the license
                 representing 31,000 Pops                             3,550,000                --
                                                                                    ===============
                                                                                    $  11,598,000
                                                                                    ===============

9. Commitments and Contingencies

Stock Option Plan

Under the Company's 1994 Stock Option Plan (the "Plan"), the Board of Directors can grant options to purchase up to 2,636,000 shares of Class A common stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). During 1996, the Company registered approximately 2,636,000 shares of Class A common stock reserved for issuance under the Plan. The Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant and, accordingly, no compensation expense is recognized. All options granted subsequent to January 1, 1995 have a 10 year term and vest and become fully exercisable at the end of three years of continued employment. The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options and are highly subjective.

Pro forma information regarding net income (loss) and basic and diluted earnings
(loss) per common share is required by Statement No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement.

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997 risk free interest rate of 6.25%; dividend yield 0%; .480 for 1995 and 1996 and .323 for 1997 volatility factors of the expected market price of the Company's Class A common stock; and a weighted-average expected life of option of four years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


9. Commitments and Contingencies (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                                             December 31
                                                         1997           1996
                                                      -------------------------
 Net income (loss):
    As reported                                       $(20,171)      $(23,043)
    Pro forma                                         $(21,318)      $(23,818)

 Basic and diluted earnings (loss) per common share:
    As reported                                       $(0.55)        $(0.76)
    Pro forma                                         $(0.58)        $(0.78)

Since compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying FAS 123 on pro forma net income
(loss) is not representative of the potential impact on pro forma net income
(loss) in future years when the effect of recognition of a portion of compensation expense from multiple awards would be reflected.

A summary of the Company's stock option activity, and related information is as follows:


                                            Number of
                                           Shares Under           Price Per
                                              Options               Share
                                        ------------------------------------

Balance at December 31, 1994             1,040,039              $3.71
Options granted                            770,117         $4.54 to $8.72
Options returned for future issuance       (41,016)        $4.54 to $4.67
                                        -----------
Balance at December 31, 1995             1,769,140         $3.71 to $8.72

Options granted                            343,125       $10.80 to $10.90
Options exercised                           (8,329)        $4.54 to $4.67
Options returned for future issuance       (55,704)       $4.54 to $10.90
                                        -----------
Balance at December 31, 1996             2,048,232        $3.71 to $10.90

Options granted                            217,500             $8.88
Options exercised                         (750,649)        $3.71 to $8.72
Options returned for future issuance       (38,102)       $4.55 to $10.90
                                        ===========
Balance at December 31, 1997             1,476,981        $3.71 to $10.90
                                        ===========


9. Commitments and Contingencies (continued)

The weighted average grant date fair value of options granted in 1997 and 1996 were $3.38 and $4.84, respectively.

The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                                   Options
                                    Options Outstanding                          Exercisable
                  -------------------------------------------------- ------------------------------
                                         Weighted
                         Number           Average         Weighted         Number         Weighted
     Range of          Outstanding       Remaining         Average        Exercisable       Average
     Exercise          at December      Contractual        Exercise       at December      Exercise
      Prices            31, 1997            Life            Price          31, 1997          Price
-------------------- ---------------- ----------------- --------------- ---------------- -----------
$3.71 to $4.67       848,957            7 years         $  4.29          676,821         $  4.20
$8.72 to $8.88       314,899          8.8 years         $  8.83           64,965         $  8.72
$10.80 to $11.40     313,125          8.6 years         $ 10.88          104,271         $ 10.88

Lease Commitments

Total rent expense amounted to approximately $3,416,000, $2,378,000 and $877,000 for the years ended December 31, 1997, 1996 and 1995, respectively, of which $47,000, $137,000 and $60,000 was paid to an affiliate during 1997, 1996 and 1995, respectively. At December 31, 1997, the Company is committed under the following noncancellable operating leases:

Year
1998                $  3,513,000
1999                   3,040,000
2000                   2,382,000
2001                   1,708,000
2002                   1,063,000
Thereafter             2,946,000
                    ------------
                    $ 14,652,000
                    ============

10. Related Party Transactions

The Company and AT&T Wireless Services Inc. are parties to an operating agreement dated April 28, 1994, which provides for, among other services, switch sharing agreements with AT&T's adjacent systems, assistance in obtaining cellular system service and equipment discounts, assistance in evaluating potential acquisitions and in securing financing.

11. Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

   Long-term debt: The fair value of the Senior Subordinated Notes and Senior Subordinated Discount Notes is based on the quoted market price. The carrying amount of the Senior Convertible Discount Notes approximates their fair value.

The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                  Carrying             Fair
                                                   Amount              Value
                                              ---------------------------------
Cash and cash equivalents                     $ 61,357,000        $ 61,357,000

Long-term debt:

 14% Senior Subordinated Discount Notes        165,000,000         182,738,000
 10-3/4% Senior Convertible Discount Notes      45,623,000          45,623,000
 12-1/4% Senior Subordinated Discount Notes    187,700,000         193,801,000
 10-3/4% Senior Notes                          170,000,000         187,000,000


12. Accounts Payable, Accrued Expenses and Other Current Liabilities

Accounts payable and accrued expenses consist of the following:

                                            December 31
                                      1997               1996
                                  -----------------------------
 Accounts payable                 $ 9,404,000     $ 4,592,000
 Interest payable                   5,920,000       2,792,000
 Accrued operating expenses        12,467,000       3,819,000
 Income and other taxes payable     1,847,000       2,597,000
 Other                              4,328,000       8,517,000
                                  -----------------------------
                                  $33,966,000     $22,317,000
                                  =============================

Other current liabilities consist of the following:

                                                December 31
                                          1997               1996
                                      --------------------------------
Amount due for untendered CIS shares  $          --      $   2,523,000
Unearned covenant not to compete          2,125,000          2,250,000
Other                                            --              3,000
                                      --------------------------------
                                     $   2,125,000      $   4,776,000
                                      ================================

13. Subsequent Events

Tennessee Acquisition

In January 1998, Kyle Cellular, a wholly owned subsidiary of the Company, acquired, subject to FCC approval, the TN-4 RSA with approximately 264,000 Pops from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc. for approximately $73.0 million in cash. The RSA, adjacent to three MSAs including Knoxville, TN, is located south of the Company's Kentucky Cluster and features such tourist attractions as the towns of Gatlinburg and Pigeon Forge, Dollywood and the entrance to the Great Smoky Mountains National Park. $13.0 million will be funded through available cash with the balance being provided by a $60.0 million Senior Secured Reducing Revolver (the "Borrowing") with J.P. Morgan Securities Inc. The Borrowing matures eight years from the closing date with repayment commencing in the year 2001 with final payment in the year 2005 in amounts ranging from 10.0% to 25.0%. Interest will be charged at the LIBOR rate plus a premium ranging from 1.500% to 2.250% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment of certain financial ratios in order to maintain the permitted indebtedness. Violation of such ratios requires the permanent prepayment of an amount to cure the deficiency. The Borrowing is secured by the assets of Kyle Cellular.

Pursuant to the agreement the Company is required to enter into an interest rate swap which effectively converts a portion of the interest on the outstanding indebtedness from a variable rate basis to a fixed rate. The notional amount required to be hedged is 50% of the aggregate outstanding principal amount.

Merger Agreement

On March 6, 1998, the Company and American Cellular Corporation, a Delaware corporation ("ACC"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ACC will merge with and into the Company, with ACC to be the surviving corporation of the merger (the "Merger"). At the effective time, as defined in the Merger Agreement, each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the "Class A Shares") and Class B common stock, par value $0.01 per share, of the Company will have the right to receive $14.00 in cash, without interest (the "Merger Consideration"), and each issued and outstanding share of Series A Preferred Stock of the Company will be converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control. The Merger Agreement permits the Company, under certain circumstances, to respond to unsolicited third party acquisition proposals and, upon payment of certain fees to ACC, to terminate the Merger Agreement.

In connection with the execution of the Merger Agreement, the Principal Shareholders of the Company entered into a Voting Agreement with ACC. Pursuant to the agreement, the Principal Shareholders, the beneficial owners of approximately 39% of the outstanding Common Stock and Preferred Stock of the Company (or 57% of the fully diluted voting power of the Company), agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. The Voting Agreement terminates upon termination of the Merger Agreement. The transaction is subject to, among other things, regulatory approvals.




                            PriCellular Corporation

           Schedule I--Condensed Financial Information of Registrant

                            Condensed Balance Sheets

                             (Dollars in thousands)

                                                                    December 31
                                                                 1997         1996
                                                               ---------------------
Assets
Current assets:

   Cash and cash equivalents                                 $   1,795     $  33,032
   Other current assets                                          1,088         7,650
                                                             -----------------------
Total current assets                                             2,883        40,682

Investment in and advances to subsidiaries                     177,779       180,012
Other assets                                                     1,071         1,235
                                                             -----------------------
Total assets                                                 $ 181,733     $ 221,929
                                                             =======================

Liabilities and stockholders' equity Current liabilities:

   Accounts payable, accrued expenses and other

     current liabilities                                     $   1,930     $     923
Long-term debt                                                  45,623        41,087
Stockholders' equity                                           134,180       179,919
                                                             -----------------------
Total liabilities and stockholders' equity                   $ 181,733     $ 221,929
                                                             =======================

See accompanying notes.





                            PriCellular Corporation

     Schedule I--Condensed Financial Information of Registrant (continued)

                       Condensed Statements of Operations

                             (Dollars in thousands)

                                                         Year ended December 31
                                                1997              1996             1995
                                             ---------------------------------------------
Revenue
Other                                        $       --        $      237       $       --

Costs and expenses
General and administrative                          558               384              293
                                             ---------------------------------------------
Operating loss                                     (558)             (147)            (293)

Other income (expense)
Interest expense, net                            (3,714)             (644)            (324)
                                             ---------------------------------------------

Loss before equity in net income (loss)
   of subsidiaries                               (4,272)             (791)            (617)
Equity in net income (loss) of subsidiaries      (9,359)          (22,252)          (7,094)
                                             ---------------------------------------------
Net income (loss)                            $  (13,631)       $  (23,043)      $   (7,711)
                                             =============================================


See accompanying notes.





                            PriCellular Corporation

     Schedule I--Condensed Financial Information of Registrant (continued)

                       Condensed Statements of Cash Flows

                             (Dollars in thousands)

                                                                      Year ended December 31
                                                                  1997          1996         1995
                                                                ------------------------------------

Net cash provided by operating activities                       $  1,434     $   2,762    $     721
Investing activities:
   Repayments from and (advances to) subsidiaries                  4,062       (65,380)     (31,149)
   Amounts deposited in escrow to bid in PCS auction, net          2,500         1,640       (4,140)
   Dividend received from subsidiary                              12,000            --           --
   Junior Subordinated Note receivable from subsidiary                --            --      (20,000)
                                                                ------------------------------------
Net cash provided by (used in) investing activities               18,562       (63,740)     (55,289)
                                                                ------------------------------------

Financing activities:

   Proceeds from sale of common stock                                 --            --       31,633
   Proceeds from issuance of Senior Subordinated Convertible
     Discount Notes                                                   --            --       35,607
   Proceeds from issuance of preferred stock                          --            --       79,599
   Payments for deferred financing costs                              --            --       (1,455)
   Exercise of employee stock options                              2,834            48           --
   Purchase and retirement of common stock                       (53,860)       (1,450)        (770)
   Costs incurred in connection with common and preferred
     stock offerings                                                (207)       (1,364)           --
                                                                ------------------------------------
Net cash (used in) provided by financing activities              (51,233)       (2,766)     144,614
                                                                ------------------------------------

(Decrease) increase in cash and cash equivalents                 (31,237)      (63,744)      90,046
Cash and cash equivalents at beginning of year                    33,032        96,776        6,730
                                                                ------------------------------------
Cash and cash equivalents at end of year                        $  1,795     $  33,032    $  96,776
                                                                ====================================

Supplemental schedule of noncash financing activities
Conversion of Class B common stock to Class A
   common stock                                                       24            17            8
Shares issued in connection with the acquisition of
   cellular systems                                               19,125            --       24,741


See accompanying notes.



                            PriCellular Corporation

     Schedule I--Condensed Financial Information of Registrant (continued)

                    Notes to Condensed Financial Statements

                               December 31, 1997

1. Basis of Presentation

In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income or
(loss) of its unconsolidated subsidiaries is included in consolidated income or
(loss) using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. Long-Term Debt

On August 21, 1995, the Company issued approximately $60.0 million aggregate principal amount of 10-3/4% Senior Subordinated Convertible Discount Notes due 2004. The notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the notes accretes at a rate of 10-3/4%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10-3/4% per annum, payable semiannually beginning February 15, 2001. The notes are convertible into the Company's Class A common stock at a conversion price of $9.94. The Company can force conversion of the notes under certain circumstances if the Company's Class A common stock trades at $13.91 per share for ten out of fifteen consecutive trading days.

There are no maturities of long-term debt until 2004 at which time the entire note becomes due.

3. Other

On September 30, 1996, the Company forgave the Junior Subordinated Note due from its subsidiary, PriCellular Wireless Corporation, which amounted to $21.6 million.


                            PriCellular Corporation

                 Schedule II--Valuation and Qualifying Accounts

                             (Dollars in thousands)

                                                          Additions       Additions
                                          Balance at      Charged to      Charged to                    Balance
                                          Beginning       Cost and         Other                        at End
              Description                  of Year        Expenses        Accounts       Deductions     of Year
-----------------------------------------------------------------------------------------------------------------
Year ended December 31, 1995
Allowance for doubtful accounts          $    735        $    936      $1,982 (A)       $(1,577)       $ 2,076
                                     ============================================================================
Valuation allowance for deferred
   income taxes                          $  1,538        $  7,151      $    -           $      -       $ 8,689
                                     ============================================================================

Year ended December 31, 1996
Allowance for doubtful accounts          $  2,076        $  2,079      $   58 (A)       $ (2,446)      $ 1,767
                                     ============================================================================

Valuation allowance for deferred
   income taxes                          $  8,689        $ 10,954      $    -           $      -       $19,643
                                     ============================================================================

Year ended December 31, 1997
Allowance for doubtful accounts          $  1,767        $  2,331      $  513 (A)       $ (2,925)      $ 1,686
                                     ============================================================================
Valuation allowance for deferred
   income taxes                          $19,643         $  2,387      $    -           $      -       $22,030
                                     ============================================================================

(A) Results principally from the acquisition of cellular systems.


                                                            APPENDIX G
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                    FORM 10-Q

                                   (Mark One)

|X| Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the period ended March 31, 1998

                                       or

|_| Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period From __________________ to _______________

Commission File Number 1-13526
                       -------

                             PRICELLULAR CORPORATION

           (Exact name of the registrant as specified in its charter)

            Delaware                               22-3043811
-----------------------------------       --------------------------------------
 (State or other jurisdiction of                (I.R.S. Employer
 Incorporation or organization)               Identification No.)

     711 Westchester Avenue
     White Plains, New York                          10604
-----------------------------------       --------------------------------------
 (Address of principal executive                   (Zip Code)
            offices)

                                 (914) 422-0800
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not applicable
--------------------------------------------------------------------------------
     (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date.

Class A Common Stock, $0.01 Par Value - 21,987,847 shares as of May 10, 1998 Class B Common Stock, $0.01 Par Value - 12,970,994 shares as of May 10, 1998
--------------------------------------------------------------------------------



                    PriCellular Corporation and Subsidiaries

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements
  Condensed Consolidated Balance Sheets--March 31, 1998
   and December 31, 1997.............................................  G-3
  Condensed Consolidated Statements of Operations--Three
    Months Ended March 31, 1998 and 1997.............................  G-4
  Condensed Consolidated Statements of Cash Flows--Three Months Ended
   March 31, 1998 and 1997...........................................  G-5
  Notes to Condensed Consolidated Financial Statements...............  G-7

  Item 2. Management's Discussion and Analysis of Financial Condition
    and Results of Operations......................................... G-10

PART II. OTHER INFORMATION

Item 1. Legal Proceedings............................................. G-12
Item 2. Changes in Securities......................................... G-12
Item 3. Defaults upon Senior Securities............................... G-12
Item 4. Submission of Matters to a Vote of Security Holders........... G-12
Item 5. Other Information............................................. G-12
Item 6. Exhibits and Reports on Form 8-K.............................. G-12

Signature............................................................. G-13


                                       1


Part I. Financial Information
Item 1. Financial Statements

                    PriCellular Corporation and Subsidiaries

                      Condensed Consolidated Balance Sheets

                    (Dollars in Thousands, except share data)

                                                       March 31,  December 31,
                                                         1998         1997
                                                       -----------------------
                                                        (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                            $  60,884   $  61,357
  Accounts receivable (less allowance of $1,636 in
   1998 and $1,686 in 1997)                               22,981      19,465
  Inventory                                                1,553       2,232
  Other current assets                                     1,468       1,797
                                                       ---------------------
Total current assets                                      86,886      84,851

Fixed assets--at cost:
  Cellular facilities, equipment and other               147,337     134,156
  Less accumulated depreciation                          (34,147)    (29,302)
                                                       ---------------------
Net fixed assets                                         113,190     104,854

Investment in cellular operations                         37,007      37,017
Cellular licenses (less accumulated amortization of
  $26,779 in 1998 and $23,119 in 1997)                   560,706     493,315
Deferred financing costs (less accumulated
  amortization of $5,839 in 1998
  and $5,191 in 1997)                                     13,939      13,352
Cash committed for the acquisition of cellular
  operations                                                          13,000
Other assets                                               1,242       1,268
                                                       ---------------------
Total assets                                           $ 812,970   $ 747,656
                                                       =====================

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses                $  44,938   $  38,208
  Other current liabilities                                1,313       2,125
                                                       ---------------------
Total current liabilities                                 46,251      40,333

Long-term debt                                           635,016     568,323
Deferred taxes                                             3,797       3,797
Other long-term liabilities                                1,055       1,023

Stockholders' equity:
  Preferred Stock, $0.01 par:
   Series A, cumulative convertible: authorized
    10,000,000 shares; issued and
     outstanding 96,000 shares
  Common Stock, $0.01 par:                                     1           1
   Class A: Authorized 100,000,000 shares; issued and
     outstanding 21,987,847 shares                           220         218

   Class B: Authorized 50,000,000 shares;
     issued and outstanding 12,970,994 shares                129         131
  Additional paid-in capital                             180,704     180,704
  Accumulated deficit                                    (54,203)    (46,874)
                                                       ---------------------
Total stockholders' equity                               126,851     134,180
                                                       ---------------------
Total liabilities and stockholders' equity             $ 812,970   $ 747,656
                                                       =====================


See notes to condensed consolidated financial statements.


                                       2


                    PriCellular Corporation and Subsidiaries

           Condensed Consolidated Statements of Operations (Unaudited)

                    (Dollars in Thousands, except share data)

                                   Three Months Ended
                                        March 31
                                   1998           1997
                               ---------------------------
Revenues
Cellular service               $     48,000    $    32,679
Equipment sales                       1,341          1,140
Other                                 2,162          1,747
                               ---------------------------
                                     51,503         35,566

Costs and expenses
Cost of cellular service             13,460          9,274
Cost of equipment sold                2,630          2,467
Selling, general and
  administrative                     14,779         11,278
Non-recurring charges                 2,389             --
Depreciation and amortization         8,532          6,724
                               ---------------------------
                                     41,790         29,743
                               ---------------------------
Operating income (loss)               9,713          5,823

Other income (expense)
Gain  on sale of investment
  in cellular operations                 --          8,451
Interest expense, net               (17,854)       (14,696)
Other income, net                       812            812
                               ---------------------------
                                    (17,042)        (5,433)
                               ---------------------------
Net income (loss)              $     (7,329)   $       390
                               ===========================

Net income (loss) after
  adjustment for accrued
  preferred stock dividend     $     (9,028)   $    (1,209)
                               ===========================
Basic and diluted earnings
  (loss) per common share      $       (.26)   $      (.03)
                               ===========================
Weighted average number of
  common shares used in
  computation of net income
  (loss) per common share        34,959,000     39,058,000


See notes to condensed consolidated financial statements.


                                       3

                   PriCellular Corporation and Subsidiaries

           Condensed Consolidated Statements of Cash Flows (Unaudited)

                             (Dollars in Thousands)

                                                     Three months ended
                                                          March 31
                                                        1998        1997
                                                   ---------------------

Net cash provided by operating activities          $  12,703   $   5,911
                                                   ---------------------
Investing activities
Purchase of cellular equipment                       (11,459)     (6,494)
Proceeds from sale of cellular operations                 --      24,396
Acquisition of cellular operations                      (481)    (12,754)
Investment in cellular operations                         --      (2,523)
Refund of escrow and deposit for Personal
  Communications Service auction                          --       7,000
                                                   ---------------------
Net cash provided by (used in)
 investing activities                                (11,940)      9,625
                                                   ---------------------
Financing activities
Costs incurred in connection with the issuance of
  preferred
  and common stock                                        --        (205)
Payments for deferred financing costs                 (1,236)       (292)
Proceeds from exercise of stock option                    --          15
Purchase and retirement of common stock                   --     (15,440)
                                                   ---------------------
Net cash used in financing activities                 (1,236)    (15,922)
                                                   ---------------------

Decrease in cash and cash equivalents                   (473)       (386)
Cash and cash equivalents at beginning of period      61,357     100,364
                                                   ---------------------
Cash and cash equivalents at end of period         $  60,884   $  99,978
                                                   =====================



                                       4



                    PriCellular Corporation and Subsidiaries

     Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

                             (Dollars in Thousands)


                                                     Three months ended
                                                          March 31
                                                       1998      1997
                                                     ------------------

Supplemental disclosure of cash flow
 information
Cash paid during the period for:
  Interest                                          $    96     $    --
  Income taxes                                           78       1,307

Supplemental schedule of noncash investing
  activities
Common stock issued in connection with acquisition
  of cellular operation                                  --      19,125

Utilization of cash committed for the acquisition
  of cellular operations                             13,000      91,400
Debt issued in connection with acquisition of
  cellular license                                   60,000      19,429

Supplemental schedule of noncash financing
  activities
Conversion of Class B Common Stock to Class A
  Common Stock                                            2           3



See notes to condensed consolidated financial statements.



                                       5


                    PriCellular Corporation and Subsidiaries

              Notes to Condensed Consolidated Financial Statements


1.    Basis of Presentation

The condensed consolidated financial statements include the accounts of PriCellular Corporation and its subsidiaries (the "Company"). All significant intercompany items and transactions have been eliminated.

The condensed consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results for the interim period. The results of operations for the interim period are not necessarily indicative of the results for a full year. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 1997 Annual Report on Form 10-K.

Net Income (Loss) per Share

All earnings (loss) per share amounts for all periods have been presented and, where appropriate restated to conform to Financial Accounting Standards Board Statement No. 128 issued in 1997. For the periods ending March 31 1998 and 1997, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 12-3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.


3.    Sale of the Company

On March 6, 1998 the Company and American Cellular Corporation ("ACC") entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which ACC will merge into the Company, with ACC to be the surviving corporation. At the effective time each issued and outstanding share of Class A and Class B common stock and the outstanding Series A Convertible Preferred stock will be redeemed at $14.00 per share payable in cash.

In connection with the Merger Agreement, the Principal Shareholders of the Company entered into a voting agreement with ACC. Pursuant to the agreement, the Principal Shareholders, the beneficial owners of approximately 39% of the outstanding common stock and preferred stock of the Company (or 57% of the fully diluted voting power of the Company), agreed to vote



                                       6

                    PriCellular Corporation and Subsidiaries

              Notes to Condensed Consolidated Financial Statements

their shares in favor of the adoption of the Merger Agreement. The transaction is subject to, among other things, regulatory approvals.

As a result of this transaction, the Company has incurred approximately $2.4 million in fees and expenses which amounts are shown as non-recurring charges on the Condensed Consolidated Statement of Operations.

4.    Acquisition of Cellular Operation

On January 15, 1998, Kyle Cellular, a wholly owned subsidiary of the Company, acquired the TN-4 RSA with approximately 264,000 Pops from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc. for approximately $73.0 million in cash. The RSA , adjacent to three MSAs including Knoxville TN, is located south of the Company's Kentucky Cluster and features such tourist attractions as the towns of Gatlinburg and Pigeon Forge , Dollywood and the entrance to the Great Smoky Mountains National Park. Of the total purchase price, $13.0 million was funded through cash committed for the acquisition at December 31, 1997 with the balance provided by a $60.0 million Senior Secured Reducing Revolver due in the year 2005.


                                       7

                    PriCellular Corporation and Subsidiaries

        Notes to Condensed Consolidated Financial Statements (continued)

4.    Acquisition of Cellular Operations (continued)

The above acquisition is accounted for on the purchase method and is included in the results of operations from the date of acquisition.

Pro forma consolidated results of operations for the period ended March 31, 1997, assuming the acquisition was consummated as of January 1, 1997, is as follows:

                                       March 31,
                                         1997
                                       --------

Revenue                                $ 39,065
                                       ========
Net loss                               $ (1,218)
                                       ========
Net loss per common share              $   (.03)
                                       ========

5.    Long-Term Debt

In January 1998, the Company, through its wholly owned subsidiary Kyle Cellular, entered into a $60.0 million Senior Secured Reducing Revolver (the "Borrowing") with J.P. Morgan Securities Inc. The Borrowing matures eight years from the closing date with repayment commencing in the year 2001 and final payment in the year 2005 with payments ranging from 10.0% to 25.0% of the then outstanding balance. Interst is currently charged at the LIBOR rate plus a premium ranging from 1.500% to 2.2500% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment of certain financial ratios in order to maintain the permitted level of indebtedness. Violation of such ratios requires the permanent prepayment of an amount to cure the deficiency. The Borrowing is secured by the assets of Kyle Cellular.

Pursuant to the agreement the Company has entered into an interest rate swap which effectively converts a portion of the interest on the outstanding indebtedness from a variable rate basis to a fixed rate basis. The notional amount required to be hedged is 50% of the aggregate outstanding principal amount.For the period commencing January 21, 1998 and ending July 21, 1998 the Company has "locked in" an effective annual rate of 7.64% on the total outstanding indebtedeness of $60.0 million.

6.    Legal Proceedings

On March 24, 1998, a purported class action lawsuit was filed in the Supreme Court of the State of New York, County of Westchester, allegedly on behalf of the stockholders of the Company, against the Company (as nominal defendant) and certain of the Company's directors (the "eIndividual Defendants"), Doyle v. Price et. al., Index No. 98-04050. The complaint alleges breach of fiduciary duties to the stockholders of the Company and that the proposed acquisition of the Company by ACC (the "Transaction") involves unfair dealing and an unfair and inadequate price. The complaint also alleges, among other things, that certain of the terms of the proposed Transaction, including the break-up fee, are improper, and that ACC is controlled by at least one of the Company's directors. The complaint seeks to enjoin the contemplated Transaction, recission if the Transaction is consummated, and unspecified compensatory or recissionary damages, and costs, including attorneys' fees and experts' fees. The Company believes that the complaint is without merit and that the Individual Defendants deny all allegations or wrongdoing set forth in the complaint.


                                       8

Item 2.

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

The current three month period ending March 31, 1998 reflects the continuing financial growth of the Company's operations. Net subscriber additions approximated 25,000 for the current quarter of which approximately 14,400 were from internal growth, which is comparable to last year's first quarter. The Company ended the current period with approximately 275,000 subscribers resulting in penetration of 5.4% compared to approximately 179,000 subscribers and a penetration rate of 3.8% at March 31, 1997. Churn for the Company continued its improvement ending the current quarter at a rate of 1.4% compared to 1.6% for last year's three month period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to $19.1 million for the first quarter of 1998 compared to $13.4 million for the same period in 1997 or an increase of 43%. Management believes that EBITDA is an effective measure of operating performance because it is industry practice to use a multiple of EBITDA as one method of evaluating cellular properties. EBITDA does not represent cash flow from operations as defined by GAAP, and is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income. The Company in fact expects to incur net accounting losses for the foreseeable future due to interest and non-cash charges such as depreciation and amortization.

Except for the acquisition of the TN-4 RSA in January 1998, the financial results of the Company are substantially comparable. The following is principally a function of operations and not a result of acquisitions.

Historical Results of Operations

Three months ended March 31, 1998 compared with three months ended March 31, 1997.

Revenues for the quarter ended March 31, 1998 increased to $51.5 million (consisting of cellular service revenues of $48.0 million, equipment sales revenues of $1.3 million and other revenues of $2.2 million) from $35.6 million (consisting of cellular service revenues of $32.7 million, equipment sales revenues of $1.1 million and other revenue of $1.8 million). The significant increase in the subscriber base which generates additional monthly revenue and increased air time revenue is the primary reason for the increase. In addition the Company's commitment to improving coverage in the markets through capital additions has resulted in increased roaming revenue.


                                        9

Total expenses for the quarter ended March 31, 1998 increased to $41.8 million (consisting of cost of cellular service of $13.5 million, cost of equipment sold of $2.6 million, selling, general and administrative expenses of $14.8 million, non-recurring charges related to the sale of the Company of $2.4 million and depreciation and amortization of $8.5 million) from $29.7 million of operating expenses for the quarter ended March 31, 1997 (consisting of cost of cellular service of $9.3 million, cost of equipment sold of $2.4 million, selling, general and administrative expenses of $11.3 million and depreciation and amortization of $6.7 million).

The primary factor contributing to the increase in expenses is the increase in the volume of revenue due to the growth of the business. On a percentage basis the cost of cellular service represents 28% of cellular revenue both for the current and prior three month periods. Operating expenses consisting of the cost of cellular servive, the cost of equipment and selling, general and administrative expenses increased by $7.9 million, but as a percentage of total revenue decreased from 65% for the quarter ending March 31, 1997 to 60% for the current quarter.

The gain on sale of investment in cellular operations resulted from the sale in January 1997 of the Florence AL MSA and AL-1B RSA.

Interest expense, net increased to $17.9 million from $14.7 million due to the Company's issuance of $60.0 million of a Senior Secured Reducing Revolver at an effective rate of approximately 7.7% per annum in January 1998, a reduction in the amount of interest earned resulting from the lower cash balances for the current three months and higher interest expense for the discounted indebtedness outstanding as their balances approach the face value of the Notes.

Liquidity and Capital Resources

The cellular telephone business requires substantial capital to acquire, construct and expand cellular telephone systems and to fund operating requirements. The Company historically has financed its acquisitions and other capital needs through the proceeds received from the issuance of debt securities, the sale of equity interests, borrowings, vendor credit facilities and, more recently, operating cash flow. As of March 31, 1998, the Company had $60.9 million of cash and cash equivalents and $40.6 million of working capital.

During the first three months of 1998, the Company's principal source of cash was $12.7 million from operations. The principal use of cash was $11.5 million for the acquisition of cellular equipment The acquisition of the TN-4 RSA for approximately $73.0 million was financed through the issuance of $60.0 million of debt and the utilization of $13.0 million of cash previously reflected as cash committed for the acquisition of cellular operations on the balance sheet of the Company at the end of 1997, and not included in the opening cash balance of $61.4 million.


                                       10

he cellular telephone industry requires significant capital expenditures when acquiring new markets or upgrading existing markets. The Company continues to make a commitment to enhance its market's performance, particularly those acquired during 1996 and 1997, as well as expand its marketing effects which include, but are not limited to an increase in funds for advertising, cellular telephone inventory purchase and other expenditures relating to subscriber growth.

During the second quarter of 1998, the Company will pay approximately $22.0 million in interest and approximately $44.0 million for the remainder of the year on their fully accreted Notes


                                       11

Part  II. Other Information

Item  1. Legal Proceedings

      On March 24, 1998, a purported class action lawsuit was filed in the Supreme Court of the State of New York, County of Westchester, allegedly on behalf of the stockholders of the Company, against the Company (as nominal defendant) and certain of the Company's directors (the "Individual Defendants"), Doyle v. Price et. al., Index No. 98-04050. The complaint alleges breach of fiduciary duties to the stockholders of the Company and that the proposed acquisition of the Company by ACC (the "Transaction") involves unfair dealing and an unfair and inadequate price. The complaint also alleges, among other things, that certain of the terms of the proposed Transaction, including the break-up fee, are improper, and that ACC is controlled by at least one of the Company's directors. The complaint seeks to enjoin the contemplated Transaction, recission if the Transaction is consummated, and unspecified compensatory or recissionary damages, and costs, including attorneys' fees and experts' fees. The Company believes that the complaint is without merit and that the Individual Defendants deny all allegations or wrongdoing set forth in the complaint.

Item  2. Changes in Securities

      None

Item  3. Defaults upon Senior Securities

      None

Item  4. Submission of Matters to a Vote of Security Holders

      None


                                       12

tem  5. Other Information

      None

Item  6. Exhibits and Reports on Form 8-K

      None


                                       13


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             PRICELLULAR CORPORATION


                                 By: /s/ Steven Price
                                     ---------------------------------
                                 Name:  Steven Price
                                 Title: President

                                 By: /s/ Stuart Rosenstein
                                     ---------------------------------
                                 Name:  Stuart Rosenstein
                                 Title: Executive Vice President/
                                        Chief Financial Officer

Date: May 15, 1998

                                       14